Exhibit 99.1
[______], 2024
Dear AFC Gamma Shareholder,
We are pleased to inform you that the board of directors of AFC Gamma, Inc. (“AFC Gamma”) approved the spin-off of its separate commercial real estate (“CRE”) portfolio into an independent, publicly-traded REIT, Sunrise Realty Trust, Inc. (“SUNS”). We have decided to pursue this transaction because we believe AFC Gamma and SUNS each will be better positioned to grow and realize their full potential as independent, pure-play capital providers in the cannabis and CRE industries, respectively.
AFC Gamma’s board of directors believes that the spin-off will allow both companies to focus on their respective portfolios and have the flexibility to tailor their business strategies to best capture market opportunities within their specialization. Furthermore, the spin-off will allow current shareholders, potential investors and the financial community to evaluate AFC Gamma and SUNS separately and better assess the distinctive merits, performance and future prospects of each business.
The separation of the CRE portfolio and the resulting spin-off will be completed in two steps. First, AFC Gamma will contribute, and SUNS will accept and assume, all the assets, liabilities and business related to AFC Gamma’s commercial real estate lending business not related to AFC Gamma’s business of structuring, underwriting, origination and investing in loans to and debt securities of cannabis industry operators, as currently conducted by SUNS, including the operations, properties, services and activities of such business, to the extent such assets, liabilities and business are not already held at SUNS. Then, a pro-rata distribution of SUNS’ common stock to AFC Gamma’s shareholders of record as of the close of business on [____], 2024 will occur. In connection with the distribution, each AFC Gamma shareholder will receive one share of SUNS common stock for every three shares of AFC Gamma common stock held, as well as a cash payment in lieu of any fractional shares.
AFC Gamma shareholders are not required to approve the distribution, and you are not required to take any action to receive your shares of SUNS common stock. The number of shares of AFC Gamma stock that you own prior to the distribution will not change as a result of the distribution. We expect that SUNS common stock will be listed on the Nasdaq Capital Market under the symbol “SUNS”.
The enclosed information statement is being made available to all holders of shares of AFC Gamma common stock that are expected to receive shares of SUNS common stock in the distribution. The information statement describes the separation of SUNS’ business from AFC Gamma and the distribution in detail and contains important information about SUNS, its business, financial condition and results of operations, as well as certain risks related to its business. You are urged to read the information statement carefully.
I want to thank you for your continued support of AFC Gamma, and we look forward to your future support of SUNS.

Sincerely,

Daniel Neville
Chief Executive Officer
AFC Gamma, Inc.
Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of the separation or distribution or the securities being distributed in the spin-off or has passed upon the adequacy or accuracy of the accompanying information statement. Any representation to the contrary is a criminal offense.

[______], 2024
Dear SUNS Shareholder,
It is our pleasure to welcome you as a shareholder of our company, Sunrise Realty Trust, Inc. (“SUNS”, “we” or the “Company”). Following the distribution of all shares of SUNS common stock by AFC Gamma, Inc. (“AFC Gamma”) to its shareholders, SUNS is expected to be an independent, externally-managed, publicly-traded real estate investment trust that will provide debt capital to high-quality borrowers and sponsors with transitional business plans in the Southern U.S. collateralized by commercial real estate (“CRE”) assets.
We are focused on originating CRE debt investments and providing capital to high-quality borrowers and sponsors with transitional business plans collateralized by CRE assets with opportunities for near-term value creation, as well as recapitalization opportunities. We intend to create a diversified investment portfolio, targeting investments in senior mortgage loans, mezzanine loans, whole loans, B-notes, commercial mortgage backed securities (“CMBS”) and debt-like preferred equity securities across CRE asset classes. We intend for our investment mix to include high quality multi-family, condominiums, retail, office, hospitality, industrial, mixed use and specialty-use real estate.
We believe that CRE debt markets today present a significant opportunity to capitalize on market dislocations precipitated by the rapid rise in interest rates, declining liquidity and a retrenchment of banks from CRE lending. We believe this declining liquidity presents a once-in-a-decade opportunity for alternative CRE lenders to generate higher returns at reduced leverage levels. Since 2020, COVID-19 has accelerated pre-existing migration patterns and increased CRE demand in the Southern U.S., leading to a supply-demand imbalance which we believe will persist for the foreseeable future. With a sponsor and management team with substantial experience in CRE credit and structured finance, and a specialized skill set in transitional commercial real estate, we intend to pair local insight with an established network across CRE markets to source and execute investments with equity-like returns at debt-like risk levels. We aim to successfully execute our business strategy and generate compelling risk-adjusted returns and long-term value for our shareholders.
We expect SUNS’ common stock to be listed on the Nasdaq Capital Market under the symbol “SUNS”. We invite you to learn more about SUNS by carefully reviewing the enclosed information statement. We look forward to your support as a holder of SUNS common stock.

Sincerely,

Brian Sedrish
Anticipated Chief Executive Officer
Sunrise Realty Trust, Inc.
Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of the separation or distribution or the securities being distributed in the spin-off or has passed upon the adequacy or accuracy of the accompanying information statement. Any representation to the contrary is a criminal offense.

INFORMATION STATEMENT
This information statement is being furnished in connection with the distribution by AFC Gamma, Inc. (“AFC Gamma” or “AFCG”), to its shareholders of all of the outstanding shares of common stock, par value $0.01 per share (“SUNS Common Stock”), of Sunrise Realty Trust Inc. (“SUNS,” “we,” “us,” “our,” “our Company,” and “the Company), a wholly-owned subsidiary of AFC Gamma that currently holds a portion of and will hold, upon the completion of the Separation (as defined below), all of the assets and liabilities associated with AFC Gamma’s separate commercial real estate (“CRE”) lending business not related to AFC Gamma’s business of structuring, underwriting, originating and investing in loans to and debt securities of cannabis industry operators in states that have legalized medical and/or adult-use cannabis (including the operations, properties, services and activities of such business, to the extent such assets, liabilities and business are not already held at SUNS, the “Spin-Off Business”).
The separation of the CRE portfolio and the resulting spin-off will be completed in two steps. First, AFC Gamma will contribute, and SUNS will accept and assume, all the assets, liabilities and business related to the Spin-Off Business, to the extent such assets, liabilities and business are not already held at SUNS (the “Contribution”).
Then, for every three shares of common stock, par value $0.01 per share (“AFCG Common Stock”), of AFC Gamma held of record by you as of the close of business on [______], 2024, the record date for the distribution (the “Record Date”), you will receive one share of SUNS Common Stock (the “Distribution”). The Distribution will generally be taxable to holders of AFCG Common Stock for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.” The Distribution is expected to be completed on or about [______], 2024 (the “Distribution Date”). Because AFCG will distribute all of the outstanding shares of SUNS Common Stock in the Distribution, the Distribution will result in the separation of AFC Gamma and SUNS (the “Separation”). Immediately after AFC Gamma completes the Distribution, we will be an independent publicly-traded company, operating the Spin-Off Business separately from AFC Gamma.
AFC Gamma and SUNS expect that $115 million of assets in the aggregate will either be contributed to SUNS in the Contribution or held by SUNS immediately following the Contribution. SUNS intends to provide financing for up to $115 million in aggregate principal amount of loans prior to the Separation. To the extent the aggregate principal amount of SUNS’ loan portfolio to be contributed or held by SUNS plus cash held by SUNS is less than $115 million immediately prior to the Separation, AFC Gamma will contribute to SUNS in cash in the amount that represents the difference between $115 million and the aggregate principal amount of SUNS’ loan portfolio and cash as part of the Contribution.
No vote or other action is required by you in connection with the Distribution to receive shares of SUNS Common Stock. You will not be required to surrender any of your shares of AFCG Common Stock, or pay anything for your shares of SUNS Common Stock. You may be subject, however, to tax consequences as a result of the Distribution. We are not asking you for a proxy, and you should not send us a proxy or your stock certificates, if any.
There currently is no trading market for SUNS Common Stock. We intend to apply for the listing of SUNS Common Stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SUNS”.
As of the Record Date, our affiliated persons are expected to beneficially own (as determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”)) an aggregate of [____] shares of SUNS Common Stock, or approximately [__] % of SUNS Common Stock upon completion of the Spin-Off.
We believe we have been organized and we intend to elect, and to operate our business so as to qualify, to be taxed as a real estate investment trust for U.S. federal income tax purposes (a “REIT”), commencing with our taxable year ending December 31, 2024. To assist us in qualifying as a REIT, among other purposes, shares of SUNS Common Stock will be subject to restrictions on ownership and transfer, including, subject to certain exceptions, a 4.9% ownership limit in value or number of shares, whichever is more restrictive. Our Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) shareholders from this ownership limit and Leonard M. Tannenbaum, our expected Executive Chairman, has been granted an exemption allowing him to own up to 29.9% of the outstanding SUNS Common Stock. See “Description of Capital Stock—Ownership Limitations and Exceptions.”
We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements. See “Business—Emerging Growth Company.”
In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 14.
Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of the separation or distribution or the securities being distributed in the Spin-Off or has passed upon the adequacy or accuracy of this information statement. Any representation to the contrary is a criminal offense.
This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.
The date of this information statement is [______], 2024.
This information statement was first made available to AFC Gamma shareholders on or about [______], 2024.

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ABOUT THIS INFORMATION STATEMENT
This information statement forms part of a registration statement on Form 10 (File No. 001-41971) filed with the SEC, with respect to the shares of SUNS Common Stock to be distributed to AFC Gamma shareholders in connection with the separation of AFC Gamma and SUNS.
We and AFC Gamma have supplied all of the information contained in this information statement relating to our respective companies. We and AFC Gamma have not authorized anyone to provide you with information other than the information that is contained in this information statement. We and AFC Gamma take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This information statement is dated [______], 2024, and you should not assume that the information contained in this information statement is accurate as of any date other than such date.
Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about AFC Gamma assumes the completion of all of the transactions referred to in this information statement in connection with the Distribution and Separation of AFC Gamma and SUNS.
Unless otherwise indicated or as the context otherwise requires, all references in this information statement to the following terms will have the meanings set forth below:
•“AFC Gamma” means AFC Gamma, Inc. and, when appropriate in the context, also includes the subsidiaries of this entity;
•“Contribution” means that AFC Gamma will contribute, and SUNS will accept and assume, all of the assets, liabilities and business related to AFC Gamma’s separate commercial real estate lending business not related to AFC Gamma’s business of structuring, underwriting, origination and investing in loans to and debt securities of cannabis industry operators, as currently conducted by SUNS, including the operations, properties, services and activities of such business, to the extent such assets, liabilities and business are not already held at SUNS.
•“Distribution” means the distribution of all of the outstanding shares of SUNS Common Stock on the Distribution Date, which are owned by AFC Gamma, to shareholders of AFC Gamma as of the Record Date;
•“Distribution Date” means the date on which the Distribution is completed, which is expected to be on or about [______], 2024;
•“Separation” means the separation of the Spin-Off Business from AFC Gamma to SUNS;
•“SUNS,” “we,” “us,” “our,” “our Company,” and “the Company” means SUNS;
•“Nasdaq” means the Nasdaq Capital Market;
•“Spin-Off” means the Separation and the Distribution;
•“Spin-Off Business” means AFC Gamma’s separate commercial real estate lending business not related to AFC Gamma’s business of structuring, underwriting, originating and investing in loans to and debt securities of cannabis industry operators in states that have legalized medical and/or adult-use cannabis, as currently conducted by SUNS, including the operations, properties, services and activities of such business; and
•“Record Date” means the close of business on [______], 2024, the record date for the Distribution.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This information statement and the information incorporated by reference in it, or made in other reports, filings with the SEC, press releases contain “forward-looking statements.” The forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results or performance, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “could,” “would,” “will,” or words or phrases of similar meaning. Specifically, this information statement includes forward-looking statements regarding (i) our portfolio and strategies for the growth of our commercial real estate lending business; (ii) our working capital, liquidity and capital requirements; (iii) potential state and federal legislative and regulatory matters; (iv) our expectations and estimates regarding certain tax, legal and accounting matters, including the impact on our financial statements and/or those of our borrowers; (v) our expectations regarding our portfolio companies and their businesses, including demand, sales volume, profitability, and future growth; (vi) the amount, collectability and timing of cash flows, if any, from our loans; (vii) our expected ranges of originations and repayments; (viii) estimates relating to our ability to make distributions to our shareholders in the future; and (ix) our investment strategy.
These forward-looking statements reflect AFC Gamma and SUNS’ current views about future events, and are subject to risks, uncertainties and assumptions. Our actual results may differ materially from the future results and events expressed or implied by the forward-looking statements. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:
•we have no recent history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly-traded company and may not be a reliable indicator of our future results;
•following the Separation and Distribution, our financial profile will change, and we will be a smaller, less diversified company than AFC Gamma prior to the Separation;
•our ability to identify a successful business and investment strategy and execute on our strategy;
•the ability of our manager to locate suitable loan opportunities for us and to monitor and actively manage our portfolio and implement our investment strategy;
•our expected ranges of originations and repayments;
•the allocation of loan opportunities to us by our manager;
•our projected operating results;
•changes in general economic conditions, in our industry and in the commercial finance and commercial real estate markets;
•the state of the U.S. economy generally or in the specific geographic regions in which we operate;
•the impact of a protracted decline in the liquidity of credit markets on our business;
•the amount, collectability and timing of our cash flows, if any, from our loans;
•our ability to obtain and maintain financing arrangements;
•our expected leverage;
•changes in the value of our loans;
•losses that may arise due to the concentration of our portfolio in a limited number of loans and borrowers;
•our expected investment and underwriting process;
•the rates of default or recovery rates on our loans;
•the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•the availability of investment opportunities in mortgage-related and commercial real estate-related instruments and other securities;
•changes in interest rates and impacts of such changes on our results of operations, cash flows and the market value of our loans;
•interest rate mismatches between our loans and our borrowings used to fund such loans;
•the departure of any of the executive officers or key personnel supporting and assisting us from SUNS Manager (as defined below) or its affiliates;
•impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;
•our ability to maintain our exemption from registration under the Investment Company Act;
•our ability to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes;
•estimates relating to our ability to make distributions to our shareholders in the future;
•our understanding of our competition;
•market trends in our industry, interest rates, commercial real estate values, the securities markets or the general economy;
•we may not achieve some or all of the expected benefits of the Separation and Distribution;
•that the Distribution will not qualify for tax-free treatment;
•AFC Gamma’s plan to separate into two publicly-traded companies is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense;
•until the Distribution occurs, AFC Gamma has sole and absolute discretion to change the terms of the Separation and Distribution in ways which may be unfavorable to us;
•we may have indemnification liabilities to AFC Gamma under the separation and distribution agreement;
•we cannot be certain that an active trading market for SUNS Common Stock will develop or be sustained after the Distribution and, following the Distribution, our stock price may fluctuate significantly;
•we may issue shares of preferred or common stock in the future, which could dilute your percentage ownership of SUNS;
•shareholder litigation in connection with the Separation and the Distribution, which may affect the timing or occurrence of the Separation and the Distribution or result in significant costs of defense, indemnification and liability; and
•the effect of the announcement of the Separation and the Distribution on the ability of SUNS to retain and hire key personnel and maintain relationships with its borrowers, tenants, vendors and others with whom it does business, or on its operating results and businesses generally.
There can be no assurance that the Separation, Distribution or any other transaction described above will in fact be consummated in the manner described or at all. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under “Risk Factors” in this information statement. Any forward-looking statement speaks only as of the date on which it is made, and each of AFC Gamma and SUNS assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION
Please see “The Separation and Distribution” for a more detailed description of the matters summarized below.
Why am I receiving this document?
You are receiving this document because you are an AFC Gamma shareholder as of the Record Date and, as such, will be entitled to receive shares of SUNS Common Stock upon completion of the transactions described in this information statement. This document will help you understand how the Separation and Distribution will affect your post-separation ownership in AFC Gamma and SUNS.
How will AFC Gamma accomplish the Separation of the Spin-Off Business?
The Separation and the resulting Spin-Off will be implemented in two steps. First, AFC Gamma will contribute, and SUNS will accept and assume, all the assets, liabilities and business related to the Spin-Off Business (the “Contribution”), to the extent such assets, liabilities and business are not already held at SUNS. Then, AFC Gamma will distribute all of the outstanding shares of SUNS Common Stock on the Distribution Date to AFC Gamma’s shareholders as of the Record Date on a pro rata basis (the “Distribution”). AFC Gamma and SUNS expect that $115 million of assets in the aggregate will either be contributed to SUNS in the Contribution or held by SUNS immediately following the Contribution. SUNS intends to provide financing for up to $115 million in aggregate principal amount of loans prior to the Separation. To the extent the aggregate principal amount of SUNS’ loan portfolio to be contributed or held by SUNS plus cash held by SUNS is less than $115 million immediately prior to the Separation, AFC Gamma will contribute to SUNS in cash in the amount that represents the difference between $115 million and the aggregate principal amount of SUNS’ loan portfolio and cash as part of the Contribution.
Why is AFC Gamma separating the Spin-Off Business from its current business operations?
The AFC Gamma Board of Directors believes that, following the Spin-off, the Separation and the Distribution will better position both AFC Gamma and SUNS to grow and compete in their respective industries.
Additionally, the separation of SUNS from AFC Gamma and the distribution of SUNS Common Stock is intended to, among other things:
•enable each company’s management to more effectively pursue its own distinct investment priorities and strategies;
•permit AFC Gamma to allocate its financial resources to meet the unique needs of its business, which will allow it to specialize on its distinct strategic priorities and to more effectively pursue its distinct capital allocation and portfolio management strategies;
•allow each company to more effectively articulate a clear investment thesis to attract a long-term investor base suited to their business and provide investors with a distinct and targeted investment opportunity; and
•enhance access to financing to support the Spin-Off Business, which will no longer be subject to the current regulatory environment with respect to lending to cannabis industry operators.
For additional information, see “The Separation and Distribution—Reasons for the Separation.”
Following the completion of the Spin-Off, AFC Gamma will amend its investment guidelines such that AFC Gamma’s investments will be in (i) first and second lien loans, typically secured by mortgages and other security interests, to cannabis operators in states that have legalized medical and/or adult use cannabis and (ii) securities backed by mortgages to cannabis operators in states that have legalized medical and/ or adult cannabis. Until appropriate investments are identified, AFC Management, LLC (the “AFCG Manager”) will cause AFC Gamma to invest its available cash in interest-bearing, short-term investments, including money market accounts or funds, commercial mortgage-backed securities, corporate bonds, debt and equity interests of REITs and other investments, in each case subject to the requirements set forth in AFC Gamma’s investment guidelines.
What is the record date for the Distribution?
The Record Date for the Distribution is [______], 2024.

When will the Distribution occur?
The Distribution is expected to occur on or about [______], 2024.
What do I have to do to participate in the Distribution?
Shareholders of AFC Gamma as of the Record Date for the Distribution will not be required to take any action to receive SUNS Common Stock in the Distribution, but you are urged to read this entire information statement carefully. No shareholder approval of the Distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of AFCG Common Stock or take any other action to receive your shares of SUNS Common Stock. You may be subject, however, to tax consequences as a result of the Distribution. Please do not send in your AFC Gamma stock certificates. The Distribution will not affect the number of outstanding shares of AFCG Common Stock or any rights of AFC Gamma shareholders, although it will affect the market value of each outstanding share of AFCG Common Stock.
What will I receive in the Distribution?
In the Distribution, you will be entitled to receive one share of SUNS Common Stock for every three shares of AFCG Common Stock held by you as of the Record Date, as well as a cash payment in lieu of any fractional shares to which you would otherwise be entitled, as discussed herein.
As an AFC Gamma shareholder as of the close of business of the Record Date, how will shares of SUNS Common Stock be distributed to me?
At the effective time of the Distribution, we will instruct our transfer agent and distribution agent to make book-entry credits for the shares of SUNS Common Stock that you are entitled to receive as a shareholder of AFC Gamma as of the Record Date. Since shares of SUNS Common Stock will be issued in uncertificated book-entry form, you will receive share ownership statements in place of physical stock certificates.
What if I hold my shares through a broker, bank, or other nominee?
AFC Gamma shareholders that hold their shares through a broker, bank, or other nominee will have their bank, brokerage, or other account credited with SUNS Common Stock. For additional information, those shareholders should contact their broker or bank directly.
How will fractional shares be treated in the Distribution?
You will not receive fractional shares of SUNS Common Stock in connection with the Distribution. AFC Gamma shareholders who would otherwise be entitled to a fraction of SUNS Common Stock (after aggregating all fractional shares of SUNS Common Stock that otherwise would be received by such holder), will, in lieu of such fraction of a share, be paid by AFC Gamma in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the volume weighted average closing trading price of a share of SUNS Common Stock for the five consecutive trading days ending five trading days immediately after the date the Distribution is effected. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.
What will happen to AFC Gamma’s 12.0% Series A Cumulative Non-Voting Preferred Stock (the “AFC Gamma Preferred Stock”) in the Spin-Off?
Prior to the completion of the Spin-Off, AFC Gamma intends to redeem all outstanding shares of the AFC Gamma Preferred Stock for cash at a price per share of AFC Gamma Preferred Stock of $1,000 plus all accrued and unpaid dividends thereon to and including the date fixed for redemption. Currently there are 125 shares of AFC Gamma Preferred Stock outstanding.
What are the conditions to the Separation and Distribution?
The Separation and Distribution is subject to the satisfaction or waiver of the following conditions, among other conditions described in this information statement:
•The SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect.

•This information statement will have been made available to AFC Gamma’s shareholders.
•Nasdaq will have approved the listing of SUNS Common Stock, subject to official notice of issuance.
•No events or developments shall have occurred or exist that, in the sole and absolute judgment of the AFC Gamma Board of Directors, make it inadvisable to effect the Distribution or the Separation or would result in the Distribution, the Separation and related transactions not being in the best interest of AFC Gamma or its shareholders.
AFC Gamma and SUNS cannot assure you that any or all of these conditions will be met, or that the Separation and Distribution will be consummated even if all of the conditions are met. AFC Gamma can decline at any time to go forward with the Separation and Distribution. In addition, AFC Gamma may waive any of the conditions to the Distribution. To the extent that the AFC Gamma Board of Directors determines that any modifications by AFC Gamma, including any waivers of any conditions to the Distribution, materially change the terms of the Distribution, AFC Gamma will notify its shareholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, filing a current report on Form 8-K and/or circulating a supplement to this information statement. For a complete discussion of all of the conditions to the distribution, see “The Separation and Distribution—Conditions to the Distribution.”
Who will manage SUNS?
Currently the Spin-Off Business and SUNS are managed by AFC Manager, the same manager as AFCG. Following the Spin-Off, SUNS will continue to be externally managed and will be managed by Sunrise Manager LLC, an investment adviser with overlapping ownership to AFCG Manager and certain shared services (the “SUNS Manager”). AFC Gamma will continue to be externally managed by AFCG Manager.
The investment personnel provided by the SUNS Manager and the investment committee members of the SUNS Manager have over 60 years of combined investment management experience. Collectively, the teams have also directly structured over $15 billion in loan transactions and taken four companies public. As of May 1, 2024, the members of SUNS’ expected management team, to be provided by SUNS Manager, and the investment committee members of SUNS Manager had reviewed 238 commercial real estate loans totaling $14.3 billion in potential commitments, and funded two loans with $112.8 million in total commitments, of which SUNS committed $56.4 million in total. AFCG Manager has a potentially actionable pipeline of 40 commercial real estate deals under review totaling $815 million in aggregate commitments, and have signed one non-binding term sheet. It is in varying stages of its review and has not completed its due diligence process with respect to these deals. As a result, there can be no assurance that it will move forward with any of these potential investments. SUNS Manager employs stringent underwriting standards, that analyze, among other factors, loan collateral, cash flows of the borrower, the financial condition of the borrower and/or borrower’s prior experience in the commercial real estate industry. We believe our relationship with our expected SUNS Manager will benefit us by providing access to a robust pipeline of potentially actionable opportunities, an extensive relationship network of commercial real estate industry operators and significant back-office personnel to assist in the origination and management of loans.
SUNS Manager intends to submit an application for registration with the SEC as an investment adviser pursuant to the Investment Advisers Act of 1940, as amended (“Advisers Act”). Certain of our officers will be employed by SUNS Manager and/or its affiliates and certain of our officers will be members of its investment committee. Additionally, certain of our officers and directors and the officers and other personnel of SUNS Manager also serve or may serve as officers, directors or partners of certain affiliates of SUNS Manager, as well as investment vehicles sponsored by such affiliates, including investment vehicles or managed accounts not yet established, whether managed or sponsored by affiliates or SUNS Manager. For example, our expected Chief Executive Officer, Brian Sedrish also serves as Chief Executive Officer of Southern Realty Trust Inc. (“SRT”), a private vehicle that intends to elect to be treated as a REIT with an investment strategy to provide capital solutions to CRE markets in the Southern U.S., similar to SUNS. The executive offices of SUNS Manager are located at 525 Okeechobee Blvd., Suite 1650, West Palm Beach, FL 33401 and the telephone number of SUNS Manager’s executive offices is (561) 530-3315.
What are the U.S. federal income tax consequences to me of the Distribution?
The receipt by you of shares of SUNS Common Stock in the Distribution and a cash payment in lieu of any fractional shares will generally be a taxable distribution in an amount equal to the sum of the fair market value of such SUNS Common Stock and the amount of such cash you receive, which will be treated as a taxable dividend to the extent of your ratable share of AFC Gamma’s current and accumulated earnings and profits. The amount by which such sum exceeds your ratable share of AFC Gamma’s current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of your tax basis in shares of AFCG Common Stock and then as capital gain. Your holding period for such AFCG Common Stock will not be affected by the Distribution. AFC Gamma will not be able to advise shareholders of the amount of earnings and profits of AFC Gamma until after the end of the 2024 calendar year.
In connection with the Separation and Distribution, AFC Gamma expects to declare a one-time dividend of $0.15 per share of AFCG Common Stock, which will be paid on [___], 2024 to AFC Gamma shareholders as of the Record Date. The estimated aggregate amount of the one-time dividend payment is approximately $3.1 million.
This one-time dividend, which is also generally subject to tax in a similar manner as the Distribution, is intended to provide additional cash in order to mitigate the impact of a portion of the Distribution being treated as a dividend for U.S. federal income tax purposes as a result of AFC Gamma’s accumulated earnings and profits. However, as discussed below, there can be no assurances that such dividend will be sufficient to satisfy any applicable tax liability on the Distribution and the one-time dividend itself.
Hypothetically, assuming AFCG’s accumulated earnings and profits with respect to taxable years ending on or before December 31, 2023 are $8.0 million, then a holder of AFCG Common Stock’s ratable share of such accumulated earnings and profits will be $0.39 (the “Hypothetical Ratable Share”) for one share of AFCG Common Stock. This Hypothetical Ratable Share is provided on an illustrative basis only and is based on various assumptions. Your actual ratable share of AFC Gamma's current and accumulated earnings and profits at the time of the Distribution may be significantly lower or higher than the Hypothetical Ratable Share.
You should consult your own tax advisor as to the particular consequences of the Distribution to you as well as your receipt of a cash payment in lieu of fractional shares, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any non-U.S. tax laws. For more information regarding the material U.S. federal income tax consequences of the Distribution, see the section entitled “Material U.S. Federal Income Tax Consequences.”
How will I determine the tax basis I will have in the SUNS shares I receive in connection with the Distribution?
Your tax basis in the shares of SUNS Common Stock received generally will equal the fair market value of such shares on the Distribution Date. For a more detailed discussion see “Material U.S. Federal Income Tax Consequences.”
Can AFC Gamma decide to cancel the Separation and Distribution even if all the conditions have been met?
Yes. AFC Gamma has the right to terminate, or modify the terms of, the Separation and Distribution at any time prior to the Distribution Date, even if all of the conditions to the Separation and Distribution are satisfied.
What if I want to sell my AFCG Common Stock or my SUNS Common Stock?
You should consult with your financial advisors, such as your stock broker, bank or tax advisor. If you sell your shares of AFCG Common Stock before the Record Date, you also will be selling your right to receive shares of SUNS Common Stock in connection with the Distribution.
How will shares of AFCG Common Stock and SUNS Common Stock trade after the Distribution?
There is currently no public market for SUNS Common Stock. We intend to apply for the listing of SUNS Common Stock on the Nasdaq Capital Market under the symbol “SUNS.” AFCG Common Stock will continue to trade on Nasdaq under the ticker symbol “AFCG.” SUNS anticipates that trading in shares of its common stock will begin on the first trading day following the completion of the Distribution. SUNS cannot predict the trading prices for its common stock before, on or after the Distribution Date.
Do I have appraisal rights?
No. AFC Gamma shareholders do not have any appraisal rights in connection with the Separation and Distribution.
Will the Separation and Distribution affect the trading price of my shares of AFCG Common Stock?
The trading price of shares of AFCG Common Stock immediately following the Record Date is expected to be lower than immediately prior to that time because the trading price will no longer reflect the value of the Spin-Off Business. There can be no assurance that, following the Separation and Distribution, the combined trading prices of the AFCG Common Stock and SUNS Common Stock will equal or exceed what the trading price of AFCG Common Stock would have been in the absence of the Separation and Distribution. It is possible that after the Separation and Distribution, our and AFC Gamma’s combined equity value will be less than AFC Gamma’s equity value before the Separation and Distribution.
What will the relationship between AFC Gamma and SUNS be following the Separation and Distribution?
Agreements
In connection with the Separation and Distribution, we will enter into a separation and distribution agreement and several other agreements with AFC Gamma to provide a framework for our relationship with AFC Gamma after the Separation and Distribution. These agreements will provide for the allocation between AFC Gamma and SUNS of the assets, liabilities and obligations (including, among others, investments, property and tax-related assets and liabilities) of AFC Gamma and its subsidiaries attributable to periods prior to, at and after the Separation and will govern the relationship between us and AFC Gamma subsequent to the completion of the Separation. In addition to the separation and distribution agreement, the other principal agreement to be entered into with AFC Gamma is a tax matters agreement. See “The Separation and Distribution—Agreements with AFC Gamma.”
Other Relationships
While SUNS will be an independent publicly-traded company, operating the Spin-Off Business separately from AFC Gamma, various individuals will serve as executive officers and directors of both companies. For example, Leonard Tannenbaum is expected to be the Executive Chairman, Brandon Hetzel is expected to be the Chief Financial Officer and Treasurer and Robyn Tannenbaum is expected to be the President of both entities immediately following the completion of the Spin-Off. Additionally, Alexander Frank is expected to serve on the board of directors of both companies immediately following the completion of the Spin-Off. Additionally, SUNS Manager intends to enter into an administrative services agreement with TCG Services LLC, a wholly-owned entity of the Tannenbaum Capital Group and an affiliate of SUNS Manager and Leonard Tannenbaum (“TCG Services”), that will set forth the terms on which TCG Services will provide to us certain administrative services, including providing personnel, office facilities, information technology and other equipment and legal, accounting, human resources, clerical, bookkeeping and record keeping services at such facilities and other services that will be necessary or useful for SUNS.
Who is the Distribution Agent for the Distribution and the Transfer Agent and the Registrar for SUNS?
Continental Stock Transfer & Trust Company will be the distribution agent for SUNS Common Stock and the transfer agent and registrar for SUNS Common Stock. For questions relating to the transfer or mechanics of the stock distribution, you should contact:
Continental Stock Transfer & Trust Company
1 State Street - 30th Floor
New York, NY 10004
Tel: 800-509-5586
email: cstmail@continentalstock.com
Who can I contact for more information?
If you have any questions relating to AFC Gamma, you should contact:
525 Okeechobee Blvd.
Suite 1650
West Palm Beach, FL 33401
Tel: (561) 530-3315
Attn: Investor Relations
IR@afcgamma.com
After the Separation, if you have questions relating to SUNS, you should contact:
525 Okeechobee Blvd.
Suite 1650
West Palm Beach, FL 33401
Tel: (561) 530-3315
Attn: Investor Relations
IR@sunriserealtytrust.com

INFORMATION STATEMENT SUMMARY
This summary highlights information contained in this information statement relating to us and shares of SUNS Common Stock being distributed by AFC Gamma in connection with the Distribution. This summary may not contain all details concerning the Separation, Distribution or other information that may be important to you. To better understand the Separation, Distribution and our business and financial position, you should carefully review this entire information statement, including the risk factors, the material tax consequences discussion, our historical financial statements, our unaudited pro forma financial statements, and the respective notes to those historical and pro forma financial statements.
Our historical financial statements have been prepared on a “carve-out” basis to reflect the operations, financial condition, and cash flows of the Spin-Off Business during all periods shown. Our unaudited pro forma financial statements adjust our historical financial statements to give effect to our Separation from AFC Gamma and our anticipated post-Separation capital structure.
Our Company
SUNS is a Maryland corporation that intends to elect to be treated as a real estate investment trust for federal income tax purposes and that made its first investment in January 2024. It is currently led by the management team and external manager of AFC Gamma. Following the Spin-Off, it will be led by a veteran team of commercial real estate investment professionals to provide capital solutions to commercial real estate markets in the Southern U.S. SUNS’ focus is on originating CRE debt investments and providing capital to high-quality borrowers and sponsors with transitional business plans collateralized by CRE assets with opportunities for near-term value creation, as well as recapitalization opportunities. SUNS intends to create a diversified investment portfolio, targeting investments in senior mortgage loans, mezzanine loans, whole loans, B-notes, CMBS and debt-like preferred equity securities across CRE asset classes. We intend for SUNS’ investment mix to include high quality multi-family, condominiums, retail, office, hospitality, industrial, mixed use and specialty-use real estate. The CRE debt markets today present a significant opportunity to capitalize on market dislocations precipitated by the rapid increase in interest rates since March 2022, declining liquidity and a retrenchment of banks from CRE lending. SUNS believes this declining liquidity presents a once-in-a-decade opportunity for alternative CRE lenders to generate higher returns at reduced leverage levels. Since 2020, COVID-19 has accelerated pre-existing migration patterns and increased CRE demand in the Southern U.S., leading to a supply-demand imbalance which SUNS believes will persist for the foreseeable future. With a sponsor and management team with substantial experience in CRE credit and structured finance, and a specialized skillset in transitional commercial real estate, SUNS intends to pair local insight with an established network across CRE markets to source and execute investments with equity-like returns at debt-like risk levels. We also expect to benefit from the trend of asset owners utilizing non-traditional debt investors to provide capital for transitional real estate assets. We believe this shift will continue for the foreseeable future due to structural issues facing banks and other traditional lenders.
We are currently a wholly-owned subsidiary of AFC Gamma and currently operate the Spin-Off Business. We will hold the Spin-Off Business following the Spin-Off.
Summary of Risk Factors
An investment in our Company is subject to a number of risks, including risks relating to our business, risks related to the Separation and Distribution and risks related to SUNS Common Stock. Set forth below is a high-level summary of some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” of this information statement, for a more thorough description of these and other risks.
Risks Related to Our Business and Growth Strategy
•We were recently formed and have limited operating history, and may not be able to successfully operate our business, integrate new assets and/or manage our growth or to generate sufficient revenue to make or sustain distributions to our shareholders.
•Competition for the capital investments that we make may reduce the return of these investments, which could adversely affect our operating results and financial condition.
•Our investments’ lack of liquidity may adversely affect our business.
•Our Existing Portfolio is, and our future portfolio may be concentrated in a limited number of investments, which subjects us to an increased risk of significant loss if any asset declines in value.

•In the event of borrower distress or a default, we may lack the liquidity necessary to protect our investment or avoid a corresponding default on any obligations we may have in connection with our own financing.
•We may need to foreclose on certain of the loans we originate or acquire, which could result in losses that materially and adversely affect us.
•If SUNS Manager overestimates the yields or incorrectly prices the risks of our investments, we may experience losses.
•Declines in market prices and liquidity in the capital markets can result in significant net unrealized losses of our portfolio, which in turn would reduce our book value.
•A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could impair our investments and harm our operating results.
•Investments in non-conforming and non-investment grade rated investments involve an increased risk of default and loss.
•Investments in subordinated mortgage interests, mezzanine loans and other assets that are subordinated or otherwise junior in a borrower’s capital structure may expose us to greater risk of loss.
•Our investments expose us to risks associated with debt-oriented real estate investments generally.
•If the loans that we originate or acquire do not comply with applicable laws, we may be subject to penalties, which could materially and adversely affect us.
•Climate change has the potential to impact the properties underlying our investments.
•Changes in laws or regulations governing our operations, including laws and regulations governing REITs, or those of our competitors, or changes in the interpretation thereof, or newly enacted laws or regulations, could result in increased competition for our target assets, require changes to our business practices and collectively could adversely impact our revenues and impose additional costs on us, which could materially and adversely affect us.
Risks Related to Sources of Financing Our Business
•Our growth depends on external sources of capital, which may not be available on favorable terms or at all.
•Global economic, political and market conditions could have a significant adverse effect on our business, financial condition, liquidity and results of operations, including a negative impact on our ability to access the debt markets on favorable terms.
•We may incur significant debt, which may subject us to restrictive covenants and increased risk of loss and may reduce cash available for distributions to our shareholders, and our governing documents contain no limit on the amount of debt we may incur.
•Monetary policy actions by the United States Federal Reserve could adversely impact both our borrowers and our financial condition.
•Interest rate fluctuations could increase our financing costs, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.
Risks Related to the Separation and Distribution
•We have no recent history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly-traded company and may not be a reliable indicator of our future results.
•Following the Separation and Distribution, our financial profile will change, and we will be a smaller, less diversified company than AFC Gamma prior to the Separation.
•We may not achieve some or all of the expected benefits of the Separation and Distribution.

•AFC Gamma’s plan to separate into two publicly-traded companies is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense.
•We may have indemnification liabilities to AFC Gamma under the separation and distribution agreement.
Risks Related to Our Relationship with SUNS Manager and its Affiliates
•Our future success depends on SUNS Manager and its key personnel and investment professionals. We may not find a suitable replacement for SUNS Manager if the Management Agreement is terminated or if such key personnel or investment professionals leave the employment of SUNS Manager or otherwise become unavailable to us.
•Our growth depends on the ability of SUNS Manager to make loans on favorable terms that satisfy our investment strategy and otherwise generate attractive risk-adjusted returns initially and consistently from time to time.
•There are various conflicts of interest in our relationship with SUNS Manager that could result in decisions that are not in the best interests of our shareholders.
Risks Related to SUNS Common Stock
•We cannot be certain that an active trading market for SUNS Common Stock will develop or be sustained after the Distribution and, following the Distribution, our stock price may fluctuate significantly.
The Separation and Distribution
The Separation and the resulting Spin-Off will be implemented in two steps. First, AFC Gamma will contribute, and SUNS will accept and assume, all the assets, liabilities and business related to the Spin-Off Business, to the extent such assets, liabilities and business are not already held at SUNS. Then, AFC Gamma will distribute all of the outstanding shares of SUNS Common Stock on the Distribution Date to AFC Gamma’s shareholders as of the Record Date on a pro rata basis. AFC Gamma and SUNS expect that $115 million of assets in the aggregate will either be contributed to SUNS in the Contribution or be held by SUNS immediately following the Contribution. SUNS intends to provide financing for up to $115 million in aggregate principal amount of loans prior to the Separation. To the extent the aggregate principal amount of SUNS’ loan portfolio to be contributed or held by SUNS plus cash held by SUNS is less than $115 million immediately prior to the Separation, AFC Gamma will contribute to SUNS in cash in the amount that represents the difference between $115 million and the aggregate principal amount of SUNS’ loan portfolio and cash as part of the Contribution.
In connection with the Distribution, each AFC Gamma shareholder will receive one share of SUNS Common Stock for every three shares of AFCG Common Stock held as of the close of business on [________], 2024, the Record Date for the Distribution, as well as a cash payment in lieu of any fractional shares.
SUNS’ Post-Separation Relationship with AFC Gamma
Agreements
In connection with the Separation and Distribution, we will enter into a separation and distribution agreement and several other agreements with AFC Gamma to provide a framework for our relationship with AFC Gamma after the Separation and Distribution. These agreements will provide for the allocation between AFC Gamma and SUNS of the assets, liabilities and obligations (including, among others, investments, property and tax-related assets and liabilities) of AFC Gamma and its subsidiaries attributable to periods prior to, at and after the Separation and will govern the relationship between us and AFC Gamma subsequent to the completion of the Separation. In addition to the separation and distribution agreement, the other principal agreement to be entered into with AFC Gamma is a tax matters agreement. Moreover, in connection with the Separation, the management of the Spin-Off Business will be assigned to Sunrise Manager LLC (“SUNS Manager”) and SUNS will execute a new management agreement with SUNS Manager, which will become effective concurrently with the completion of the Spin-Off. See “The Separation and Distribution—Agreement with AFC Gamma.”
Other Relationships
While SUNS will be an independent publicly-traded company, operating the Spin-Off Business separately from AFC Gamma, various individuals will serve as executive officers and directors of both companies. For example, Leonard Tannenbaum is expected to be the Executive Chairman of the Board, Brandon Hetzel is expected to be the Chief Financial

Officer and Treasurer and Robyn Tannenbaum is expected to be the President of both entities immediately following the completion of the Spin-Off. Additionally, Alexander Frank is expected to serve on the board of directors of both companies immediately following the completion of the Spin-Off. Additionally, SUNS Manager intends to enter into an administrative services agreement with TCG Services, a wholly-owned entity of the Tannenbaum Capital Group and an affiliate of SUNS Manager and Leonard Tannenbaum, that will set forth the terms on which TCG Services will provide to us certain administrative services, including providing personnel, office facilities, information technology and other equipment and legal, accounting, human resources, clerical, bookkeeping and record keeping services at such facilities and other services that will be necessary or useful for SUNS.
Reasons for the Separation
We are currently a wholly-owned subsidiary of AFC Gamma and currently operate the Spin-Off Business. We will hold the Spin-Off Business following the Spin-Off.
Following a strategic review, it was determined that separating the Spin-Off Business from AFC Gamma’s current business operations would be in the best interests of AFC Gamma and its shareholders and that the Separation would create two companies with attributes that best position each company for long-term success, including the following:
•enabling each company’s management to more effectively pursue its own distinct investment priorities and strategies;
•permitting AFC Gamma to allocate its financial resources to meet the unique needs of its business, which will allow us to specialize on its distinct strategic priorities and to more effectively pursue its distinct capital allocation and portfolio management strategies;
•allowing each company to more effectively articulate a clear investment thesis to attract a long-term investor base suited to their business and providing investors with a distinct and targeted investment opportunity; and
•enhancing access to financing to support the Spin-Off Business, which will no longer be subject to the current regulatory environment with respect to lending to cannabis industry operators.
Neither we, nor AFC Gamma, can assure you that, following the Separation, any of the benefits described above or otherwise in this information statement will be realized to the extent anticipated or at all. For more information, see “Risk Factors.”
Recent Developments
In connection with the Separation and Distribution, AFC Gamma expects to declare a one-time dividend of $0.15 per share of AFCG Common Stock, which will be paid on [      ], 2024 to shareholders as of the Record Date. The estimated aggregate amount of the one-time dividend payment is approximately $3.1 million.
This one-time dividend, which is also generally subject to tax in a similar manner as the Distribution, is intended to provide additional cash in order to mitigate the impact of a portion of the Distribution being treated as a dividend for U.S. federal income tax purposes as a result of AFC Gamma’s accumulated earnings and profits. However, as discussed below, there can be no assurances that such dividend will be sufficient to satisfy any applicable tax liability on the Distribution and the one-time dividend itself.
Regulatory Approvals and Appraisal Rights
We must complete the necessary registration under the federal securities laws of SUNS Common Stock to be issued in connection with the Distribution. We must also complete the applicable listing requirements on Nasdaq for such shares. Other than these requirements, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Distribution.
SUNS Manager must also complete the necessary registration under the Advisers Act.
AFC Gamma shareholders will not have any appraisal rights in connection with the Separation and Distribution.
Corporate Information
We were formed as a limited liability company in Delaware on August 28, 2023 and incorporated in Maryland in February

2024. We maintain our principal executive offices at 525 Okeechobee Blvd., Suite 1650, West Palm Beach, FL 33401. Our telephone number is (561) 530-3315. Our website will be located at www.SunriseRealtyTrust.com and we expect to launch it prior the Distribution. Our website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.
Reason for Furnishing this Information Statement
This information statement is being furnished solely to provide information to AFC Gamma shareholders who will receive shares of SUNS Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of SUNS’ securities. The information contained in this information statement is believed by SUNS to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither AFC Gamma nor SUNS will update the information except as may be required in the normal course of business.

RISK FACTORS
You should carefully consider the following risks and other information in this information statement in evaluating SUNS and SUNS Common Stock. Any of the following risks and uncertainties could materially adversely affect our business, financial condition or results of operations. The risks and uncertainties described in this information statement are not the only risks and uncertainties that we face. Many of these risks related to our organization and structure, our taxation as a REIT and identified general risk factors are similar to certain risks that could materially adversely affect AFC Gamma's business, financial conditions or results of operations as well. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business, financial condition and results of operations.
Risks Related to Our Business and Growth Strategy
We were recently formed and have limited operating history, and may not be able to operate our business successfully or to generate sufficient revenue to make or sustain distributions to our shareholders.
We were formed on August 28, 2023, began operations in January 2024 and have limited operating history. As of May 1, 2024, our portfolio consisted of loans to two different borrowers (such portfolio, our ‘‘Existing Portfolio’’). We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of your investment could decline substantially. We cannot assure you that we will be able to operate our business successfully or profitably, or implement our operating policies. Our ability to provide attractive returns to our shareholders is dependent on our ability both to generate sufficient cash flow to pay our investors attractive distributions and to achieve capital appreciation, and we cannot assure you that we will be able to do either. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain distributions to shareholders. Our limited resources may also materially and adversely impact our ability to successfully implement our business plan. The results of our operations and the implementation of our business plan depend on several factors, including the availability of opportunities to make loans, the availability of adequate equity and debt financing, the performance of the commercial real estate sector, conditions in the financial markets and economic conditions.
Competition for the capital investments that we make may reduce the return of these investments, which could adversely affect our operating results and financial condition.
We seek to compete as an alternative financing provider of capital to CRE markets in the Southern U.S. We expect a number of entities to compete with us to make the types of investments that we intend to originate or acquire. These competitors may prevent us from making attractive capital investments on favorable terms. Our competitors may have greater resources than we do and may be able to compete more effectively as a capital provider. In particular, larger companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies.
Additionally, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments, deploy more aggressive pricing and establish more relationships than we can. Our competitors may also adopt transaction structures similar to ours, which would decrease our competitive advantage in offering flexible transaction terms. In addition, due to a number of factors, the number of entities and the amount of funds competing for suitable capital investments may increase, resulting in investments with terms less favorable to investors.
Increased competition in our markets could result in a decrease in origination volumes, which could adversely affect our results of operations and financial condition. Furthermore, competition for investments in our target assets may lead to the price of these assets increasing or return on investment declining, which may further limit our ability to generate desired returns. Also, as a result of this competition, desirable investments in our target assets may be limited in the future, and we may not be able to take advantage of attractive risk-adjusted investment opportunities from time to time. In addition, reduced CRE transaction volume could increase competition for available investment opportunities. We can provide no assurance that we will be able to continue to identify and make investments that are consistent with our investment objectives, or that the competitive pressures we face will not have a material adverse effect on us. Any of the foregoing may lead to a decrease in our profitability, and you may experience a lower return on your investment. Increased competition in providing capital investments may also preclude us from making those investments that would generate attractive returns to us.

If we are unable to successfully integrate new CRE loans and manage our growth, our results of operations and financial condition may suffer.
Our ability to achieve our investment objectives will depend on our ability to grow, which will depend, in turn, on SUNS Manager’s ability to identify, acquire, originate and invest in CRE loans that meet our investment criteria. We may be unable to successfully and efficiently integrate newly acquired assets into our Existing Portfolio or otherwise effectively manage our assets or growth effectively. In addition, our acquisition plan and growth strategy may place significant demands on SUNS Manager’s administrative, operational, asset management, financial and other resources. Any failure to manage increases in size effectively could adversely affect our results of operations and financial condition.
We will allocate our cash on hand and the proceeds of our financing activities without input from our shareholders.
Our shareholders will not be able to evaluate the exact manner in which our cash or the proceeds from our financing activities will be invested in the future or the economic merit of our future investments. As a result, we may use our cash on hand and/or the proceeds from our financing activities to invest in investments with which our shareholders may not agree. Additionally, our investments will be selected by SUNS Manager with input from the members of the Investment Committee, and our shareholders will not have input into such investment decisions. Both of these factors will increase the uncertainty, and thus the risk, of investing in our securities. The failure of SUNS Manager to apply our cash and/or the proceeds of our financing activities effectively or to find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns, could cause a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our shareholders, and could cause the value of our securities to decline.
Until appropriate investments can be identified, we may invest such cash and proceeds in interest-bearing, short-term investments, including money market accounts or funds, commercial mortgage-backed securities, corporate bonds, certain debt securities (including seller notes), equity interests of commercial real estate investment trusts and other investments, which are consistent with our intention to qualify as a REIT and to maintain our exemption from registration under the Investment Company Act. These investments would be expected to provide a lower net return than we seek to achieve from investment in our target investments. We expect to reallocate any such investments into our target portfolio within specified time frames, subject to the availability of appropriate investment opportunities. SUNS Manager intends to conduct due diligence with respect to each investment and suitable investment opportunities may not be immediately available. Even if opportunities are available, there can be no assurance that SUNS Manager’s due diligence processes will uncover all relevant facts or that any investment will be successful.
We cannot assure you that (i) we will be able to enter into definitive agreements to invest in any new investments that meet our investment objectives, (ii) we will be successful in consummating any investment opportunities we identify or (iii) any of the investment we may make using our cash on hand and proceeds of any financing activities will yield attractive risk-adjusted returns. Our inability to do any of the foregoing likely would materially and adversely affect our business and our ability to make distributions to our shareholders.
The due diligence process undertaken by SUNS Manager in regard to our investment opportunities may not reveal all facts relevant to an investment and, as a result, we may experience losses, which could materially and adversely affect us.
Before originating a loan to a borrower or making other investments for us, SUNS Manager will conduct due diligence that it deems reasonable and appropriate based on the facts and circumstances relevant to each potential investment. When conducting due diligence, SUNS Manager may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of potential investment. Relying on the resources available to it, SUNS Manager will evaluate our potential investments based on criteria it deems appropriate for the relevant investment. SUNS Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. If SUNS Manager underestimates the asset-level losses relative to the price we pay for a particular investment, we may experience losses with respect to such investment. Additionally, during the mortgage loan underwriting process, appraisals will generally be obtained by SUNS Manager on the collateral underlying each prospective mortgage. Inaccurate or inflated appraisals may result in an increase in the severity of losses on the mortgage loans. Any such losses could materially and adversely affect us.
Our investments’ lack of liquidity may adversely affect our business.
Our target assets are relatively illiquid investments due to their short life, lack of cash flow from property that is collateral for those investments, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default. In addition, certain of our investments may become less liquid after our investment as a result of periods of delinquencies or defaults or turbulent market conditions. The illiquidity of our investments may make it difficult for us to sell such investments if the need or desire arises. Moreover, to the extent that we invest in securities, the securities will likely be subject to prohibitions against their transfer, sale, pledge or their disposition except in transactions that are exempt from registration requirements or are otherwise in accordance with federal securities laws. As a result, we may be unable to dispose of such investments in a timely manner or at all. If we are required and able to liquidate all or a portion of our portfolio quickly, we could realize significantly less value than that which we had previously recorded for our investments, and we cannot assure you that we will be able to sell our assets at a profit in the future. Further, we may face other restrictions on our ability to liquidate an investment to the extent that we or SUNS Manager have or could be attributed as having material, non-public information regarding the relevant business entity. Our ability to vary our portfolio in response to changes in economic and other conditions may therefore be relatively limited, which could adversely affect our results of operations and financial condition.
Our Existing Portfolio is, and our future portfolio may be concentrated in a limited number of investments, which subjects us to an increased risk of significant loss if any asset declines in value.
Our Existing Portfolio is, and our future loans may be, concentrated in a limited number of investments. We currently have funded loans to two different borrowers. If a significant investment fails to perform as expected, such a failure could have a material adverse effect on our business, financial condition and operating results, and the magnitude of such effect could be more significant than if we had further diversified our portfolio. A consequence of this limited number of investments is that the aggregate returns we realize may be significantly adversely affected if a small number of investments perform poorly, if we need to write down the value of any one investment and/or if an investment is repaid prior to maturity and we are not able to promptly redeploy the proceeds. While we intend to diversify our portfolio of investments as we deem prudent, we do not have fixed guidelines for diversification. As a result, our portfolio could be concentrated in relatively few investments.
If our portfolio of investments is concentrated in a particular property type, type of loan or type of security, economic and business downturns relating generally to such type of asset may result in defaults on a number of our investments within a short time period, which may reduce our net income and the value of SUNS Common Stock and accordingly reduce our ability to pay dividends to our shareholders.
Our portfolio is concentrated in the Southern U.S., and we will be subject to economic and other risks of doing business in those geographic markets.
Our portfolio is concentrated in the Southern U.S. This geographic concentration exposes us to the risks associated with the real estate and commercial lending industry in general to a greater extent within the states and regions in which our CRE investments will be concentrated. These risks include:
•declining real estate values;
•overbuilding;
•extended vacancies of properties;
•increases in operating expenses such as property taxes and energy costs;
•changes in zoning laws;
•rising unemployment rates;
•occurrence of environmental events;
•rising casualty or condemnation losses; and
•uninsured damages from floods, hurricanes, earthquakes or other natural disasters.
Any adverse economic or real estate developments or any adverse changes in the local business climate in any such states could have a material adverse effect on our business, financial condition, results of operations and our ability to make distributions to its shareholders.

The commercial mortgage loans we intend to originate and acquire are subject to the ability of the commercial property owner to generate net income from operating the property.
Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of loss that may be greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be adversely affected by, among other things,
•tenant mix;
•success of tenant businesses;
•property management decisions;
•property location, condition and design;
•competition from comparable types of properties;
•changes in laws that increase operating expenses or limit rents that may be charged;
•changes in national, regional or local economic conditions or specific industry segments, including the credit and securitization markets;
•declines in regional or local real estate values;
•declines in regional or local rental or occupancy rates;
•increases in interest rates, real estate tax rates and other operating expenses;
•inability to pass increases in costs of operations along to tenants;
•costs of remediation and liabilities associated with environmental conditions;
•the potential for uninsured or underinsured property losses;
•in the case of transitional mortgage loans, limited cash flows at the beginning;
•changes in governmental laws and regulations, including fiscal policies, zoning ordinances and environmental legislation and the related costs of compliance; and
•acts of God, terrorist attacks, social unrest and civil disturbances.
In the event of borrower distress or a default, we may lack the liquidity necessary to protect our investment or avoid a corresponding default on any obligations we may have in connection with our own financing.
In the event of borrower distress or a default, we may lack the liquidity necessary to protect our investment or avoid a corresponding default on any obligations we may have in connection with our own financing specifically related to, or otherwise impacted by, such investment. In the event of a default by a borrower on a non-recourse loan, we generally will have recourse only to the underlying asset (including any escrowed funds and reserves) collateralizing that loan, except to the extent of any creditworthy guarantees as discussed in “—The CRE loans that we originate or acquire may be non-recourse loans, and the assets securing these loans may not be sufficient to protect us from a partial or complete loss if the borrower defaults on the loan, which could materially and adversely affect us.” In addition, declines in real estate values may induce mortgagors to voluntarily default on their loans, increasing the risk of foreclosure and loss of capital. If the underlying property collateralizing the loan is insufficient to satisfy the outstanding balance of such loan, after expenses incurred in connection with enforcing its rights, we may suffer a loss of principal or interest that adversely affects our liquidity and its ability to service or repay its own leverage. Real estate investments generally lack liquidity compared to other financial assets, and the increased lack of liquidity resulting from borrower distress or a default may limit our ability to quickly stabilize or strengthen its portfolio or take other necessary actions to avoid a corresponding default on its financing.

We may need to foreclose on certain of the loans we originate or acquire, which could result in losses that materially and adversely affect us.
Properties underlying our CRE loans may be subject to unknown or unquantifiable liabilities that may adversely affect the value of our investments. Such defects or deficiencies may include title defects, title disputes, liens or other encumbrances on the mortgaged properties. The discovery of such unknown defects, deficiencies and liabilities could affect the ability of our borrowers to make payments to us or could affect our ability to take title to and sell the underlying properties, which could materially and adversely affect us.
We may find it necessary or desirable to foreclose on certain of the loans we originate or acquire in order to preserve our investment. Any foreclosure process may be lengthy and expensive. Among the expenses that are likely to occur in any foreclosure would be the incurrence of substantial legal fees and potentially significant transfer taxes. If we foreclose on an asset, we may take title to the property securing that asset subject to any debt and debt service requirements then in effect. As a result, we cannot assure you that the value of the collateral underlying a foreclosed loan at or after the time a foreclosure is contemplated or completed will exceed our investment, including related foreclosure expenses and assumed indebtedness, or that operating cash flows from such investment will exceed debt service requirements, if any. As a result, a contemplated or completed foreclosure could result in significant losses. If we do not or cannot sell a foreclosed property, we would then come to own and operate it as “real estate owned.” Owning and operating real property involves risks that are different (and in many ways more significant) than the risks faced in lending against a CRE asset.
Whether or not we have participated in the negotiation of the terms of any such loans, we cannot assure you as to the adequacy of the protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of any applicable security interests. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buyout of the borrower’s position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process and potentially resulting in a reduction or discharge of a borrower’s debt. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net proceeds and, thus, increase any such loss. The incurrence of any such losses could materially and adversely affect us.
Loans on properties in transition often involve a greater risk of loss than loans on stabilized properties, including the risk of cost overruns on and noncompletion of the construction or renovation of or other capital improvements to the properties underlying the loans we may originate or acquire, and the risk that a borrower may fail to execute the business plan underwritten by us, potentially making it unable to refinance our loan at maturity, each of which could materially and adversely affect us.
We may originate or acquire loans on transitional CRE properties to borrowers who are typically seeking capital for repositioning, renovation, rehabilitation, leasing, development, redevelopment or construction. The typical borrower under a loan on a transitional asset has usually identified an undervalued asset that has been under-managed and/or is located in an improving market. If the market in which the asset is located fails to materialize according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, or if it costs the borrower more than estimated or takes longer to execute its business plan than estimated, including as a result of supply chain disruptions, the borrower may not receive a sufficient return on the asset to satisfy our loan or may experience a prolonged reduction of net operating income and may not be able to make payments on our loan on a timely basis or at all, which could materially and adversely affect us. Other risks may include: environmental risks, delays in legal and other approvals (e.g., certificates of occupancy), other construction and renovation risks and subsequent leasing of the property not being completed on schedule and general economic conditions. Accordingly, we bear the risk that we may not recover some or all of our loan unpaid principal balance and interest thereon.
Furthermore, borrowers usually use the proceeds of permanent financing to repay a loan on a transitional property after the CRE property is stabilized. Loans on transitional CRE properties are therefore subject to risks of a borrower’s inability to obtain permanent financing to repay our loan. Our loans are also subject to risks of borrower defaults, bankruptcies, fraud and losses. In the event of any default under our loans, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the underlying asset and the principal amount and unpaid interest and fees of our loan. To the extent we suffer losses with respect to our loans, it could have a material adverse effect on us.
Construction loans involve an increased risk of loss.
We may invest in loans which fund the construction of commercial properties. If we fail to fund our entire commitment on a construction loan or if a borrower otherwise fails to complete the construction of a project, there could be adverse consequences associated with the loan, including, but not limited to: a loss of the value of the property securing the loan, especially if the borrower is unable to raise funds to complete it from other sources; a borrower’s claim against us for failure to perform under the loan documents; increased costs to the borrower that the borrower is unable to pay; a bankruptcy filing by the borrower; and abandonment by the borrower of the collateral for the loan. The occurrence of such events may have a negative impact on our results of operations. Other loan types may also include unfunded future obligations that could present similar risks.
Our investments in construction loans require us to make estimates about the fair value of land improvements that may be challenged by the Internal Revenue Service.
We plan to invest in construction loans, the interest from which would be qualifying income for purposes of the gross income tests applicable to REITs, provided that the loan value of the real property securing the construction loan was equal to or greater than the highest outstanding principal amount of the construction loan during any taxable year. For purposes of construction loans, the loan value of the real property is generally the fair value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) that secure the loan and that are to be constructed from the proceeds of the loan. There can be no assurance that the Internal Revenue Service (“IRS”) would not challenge our estimates of the loan values of the real property.
Risks of cost overruns and non-completion of the construction or renovation of the properties underlying loans we originate or acquire could materially and adversely affect us.
The renovation, refurbishment or expansion by a borrower of a mortgaged property involves risks of cost overruns and non-completion. Costs of construction or renovation to bring a property up to market standards for the intended use of that property may exceed original estimates, possibly making a project uneconomical. Other risks may include: environmental risks, permitting risks, other construction risks, and subsequent leasing of the property not being completed on schedule or at projected rental rates. If such construction or renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged reduction of net operating income and may be unable to make payments of interest or principal to us, which could materially and adversely affect us.
Investments we may make in CMBS may be subject to losses.
Investments we may make in CMBS may be subject to losses. In general, losses on a mortgaged property securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, then by the holder of a subordinated loan or B-note, if any, then by the “first loss” subordinated security holder (generally, the “B-Piece” buyer) and then by the holder of a higher-rated security. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit, subordinated loans or B-notes, and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed security, there would be an increased risk of loss. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments.
We may not control the special servicing of the mortgage loans included in the CMBS in which we invest, and, in such cases, the special servicer may take actions that could adversely affect our interests.
With respect to each series of CMBS in which we invest, overall control over the special servicing of the related underlying mortgage loans may be held by a directing certificate-holder, which is appointed by the holders of the most subordinate class of CMBS in such series. We may acquire classes of existing series of CMBS where we will not have the right to appoint the directing certificate-holder. In connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificate-holder, take actions that could adversely affect our interests.

With respect to certain mortgage loans included in our CMBS investments, the properties that secure the mortgage loans backing the securitized pool may also secure one or more related mortgage loans that are not in the CMBS, which may conflict with our interests.
Certain mortgage loans included in our CMBS investments may be part of a loan combination or split loan structure that includes one or more additional mortgaged loans (senior, subordinate or pari passu and not included in the CMBS investments) that are secured by the same mortgage instrument(s) encumbering the same mortgaged property or properties, as applicable, as is the subject mortgage loan. Pursuant to one or more co-lender or similar agreements, a holder, or a group of holders, of a mortgage loan in a subject loan combination may be granted various rights and powers that affect the mortgage loan in that loan combination, including: (i) cure rights; (ii) a purchase option; (iii) the right to advise, direct or consult with the applicable servicer regarding various servicing matters affecting that loan combination; or (iv) the right to replace the directing certificate- holder (without cause).
The B-notes that we may acquire may be subject to additional risks related to the privately negotiated structure and terms of the transaction, which may result in losses to us.
We may invest in B-notes. B-notes are mortgage loans typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) contractually subordinated to an A-note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-note holders after payment to the A-note holders. However, because each transaction is privately negotiated, B-notes can vary in their structural characteristics and risks. For example, the rights of holders of B-notes to control the process following a borrower default may vary from transaction to transaction. Further, B-notes typically are secured by a single property and so reflect the risks associated with significant concentration. Significant losses related to B-notes would result in operating losses for us and may limit our ability to make distributions to our stockholders.
If SUNS Manager overestimates the yields or incorrectly prices the risks of our investments, we may experience losses.
SUNS Manager will value our potential CRE investments based on yields and risks, taking into account estimated future losses and the collateral securing a potential investment, if any, and the estimated impact of these losses on expected future cash flows, returns and appreciation. SUNS Manager’s loss estimates and expectations of future cash flows, returns and appreciation may not prove accurate, as actual results may vary from estimates and expectations. If the SUNS Manager underestimates the asset-level losses or overestimates investment yields relative to the price we pay for a particular investment, we may experience losses with respect to such investment.
Some of our investments may be recorded at fair value and, as a result, there will be uncertainty as to the value of these investments.
Many of our investments will likely be in the form of positions or securities that are not publicly-traded. The fair value of securities and other investments that are not publicly-traded may not be readily determinable. Subject to the discretion of the our Board, we may value these investments annually, or more frequently as circumstances dictate, at fair value, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these investments existed. Our results of operations for a given period and the value of our securities generally could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realizes upon their disposal. The valuation process has been particularly challenging recently, as market events have made valuations of certain assets more difficult, unpredictable and volatile.
Declines in market prices and liquidity in the capital markets can result in significant net unrealized losses of our portfolio, which in turn would reduce our book value.
Volatility in the capital markets can adversely affect our investment valuations. Decreases in the market values or fair values of our investments are recorded as unrealized losses. The effect of all of these factors on our portfolio can reduce our book value (and, as a result our asset coverage calculation) by increasing net unrealized losses in our portfolio. Depending on market conditions, we could incur substantial realized and/or unrealized losses, which could have a material adverse effect on our business, financial condition or results of operations.
Provisions for loan losses are difficult to estimate.
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No.

2016-13 Financial Instruments — Credit Losses — Measurement of Credit Losses on Financial Instruments (Topic 326) (“ASU No. 2016-13”) (the “CECL Standard”). This update changed how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value. The CECL Standard replaced the “incurred loss” approach under existing guidance with an “expected loss” model for instruments measured at amortized cost. The CECL Standard requires entities to record allowances (“CECL Allowances”) on certain financial assets carried at amortized cost, such as loans held for investment and held-to-maturity debt securities that are deducted from the carrying amount of the assets to present the net carrying value at the amounts expected to be collected on the assets. We have adopted the CECL Standard as of August 28, 2023, the date of formation. The CECL Standard can create volatility in the level of our CECL Allowances for loan losses. If we are required to materially increase our level of CECL Allowances for loan losses for any reason, such increase could adversely affect our business, financial condition and results of operations.
Our CECL Allowances are evaluated on a quarterly basis. The determination of CECL Allowances require us to make certain estimates and judgments, which may be difficult to determine. Our estimates and judgments are based on a number of factors, including (i) whether cash from the borrower’s operations is sufficient to cover the debt service requirements currently and into the future, (ii) the ability of the borrower to refinance the loan and (iii) the liquidation value of collateral, all of which remain uncertain and are subjective.
The investments and other assets we will acquire may be subject to impairment charges, and we may experience a decline in the fair value of our assets.
We will periodically evaluate the investments we obtain and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based upon factors such as market conditions, borrower performance and legal structure. If we determine that an impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset which could have an adverse effect on our results of operations in the period in which the impairment charge is recorded.
Such impairment charges reflect non-cash losses at the time of recognition and a subsequent disposition or sale of impaired assets could further affect our future losses or gains as they are based on the difference between the sale price received and the cost of such assets at the time of sale, as may be adjusted for amortization. If we experience a decline in the fair value of our assets, our results of operations, financial condition and our ability to make distributions to our shareholders could be materially and adversely affected.
Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions, and we cannot assure you that those ratings will not be downgraded.
Some of our investments may be rated by rating agencies such as Moody’s Investors Service, Fitch Ratings, Standard & Poor’s, DBRS, Inc. or Realpoint LLC. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value of our investments could significantly decline, which would adversely affect the value of our portfolio and could result in losses upon disposition.
A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could impair our investments and harm our operating results.
The risks associated with our investments may be more severe in the future during periods of economic slowdown or recession if these periods are accompanied by declining real estate values. In the future, declining real estate values could reduce the level of loan originations, since borrowers often use appreciation in the value of their existing properties to support the purchase or investment in additional properties. Borrowers may also be less able to pay principal of and interest on our loans if the value of real estate weakens. Further, future declines in real estate values could significantly increase the likelihood that we will incur losses on its investments in the event of default because the value of our collateral may be insufficient to cover its cost on the investment. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect our ability to originate or acquire loans. Any of the foregoing risks could materially and adversely affect us.
Investments in non-conforming and non-investment grade rated investments involve an increased risk of default and loss.
Many of our investments may not conform to conventional loan standards applied by traditional lenders and either will not be rated (as is often the case for private loans) or will be rated as non-investment grade by the rating agencies. As a result, these investments should be expected to have a higher risk of default and loss than investment-grade rated assets. Any loss we incur may be significant and may materially and adversely affect us. Our investment guidelines do not limit the percentage of unrated or non-investment grade rated assets we may hold in our portfolio.
Investments in subordinated mortgage interests, mezzanine loans and other assets that are subordinated or otherwise junior in a borrower’s capital structure may expose us to greater risk of loss.
We intend to originate or acquire subordinated mortgage interests, mezzanine loans and other assets that are subordinated or otherwise junior to other financing in a borrower’s capital structure and that involve privately negotiated structures. To the extent we invest in subordinated debt or mezzanine tranches of a borrower’s capital structure, these investments, and our remedies with respect thereto, including the ability to foreclose on any collateral securing the investments, will be subject to the rights of holders of more senior tranches in the borrower’s capital structure and, to the extent applicable, contractual intercreditor and/or participation agreement provisions. Significant losses related to these loans or investments could materially and adversely affect us.
As the terms of these investments are subject to contractual relationships among lenders, co-lending agents and others, they can vary significantly in their structural characteristics and other risks. For example, the rights of holders of subordinated mortgage interests to control the process following a borrower default may vary from transaction to transaction. Further, subordinated mortgage interests typically are secured by a single property and accordingly reflect the risks associated with significant concentration.
Like subordinated mortgage interests, mezzanine loans are by their nature structurally subordinated to more senior property-level financings. If a borrower defaults on our mezzanine loan or on debt senior to our loan, or if the borrower is in bankruptcy, our mezzanine loan will be satisfied only after the property-level debt and other senior debt is paid in full. As a result, a partial loss in the value of the underlying collateral can result in a total loss of the value of the mezzanine loan. In addition, even if we are able to foreclose on the underlying collateral following a default on a mezzanine loan, we would be substituted for the defaulting borrower and, to the extent income generated on the underlying property is insufficient to meet outstanding debt obligations on the property, we may need to commit substantial additional capital and/or deliver a replacement guarantee by a creditworthy entity, which could include us, to stabilize the property and prevent additional defaults to lenders with existing liens on the property. In addition, our investments in senior loans may be effectively subordinated to the extent we borrow under a warehouse line (which can be in the form of a repurchase facility) or similar facility and pledge the senior loan as collateral. Under these arrangements, the lender has a right to repayment of the borrowed amount before we can collect on the value of our loan, and therefore if the value of the pledged senior loan decreases below the amount we have borrowed, we could experience significant losses.
The CRE loans that we originate or acquire may be non-recourse loans, and the assets securing these loans may not be sufficient to protect us from a partial or complete loss if the borrower defaults on the loan, which could materially and adversely affect us.
Most CRE loans represent non-recourse obligations of the borrower, with the exception of certain limited purpose guarantees such as customary non-recourse carve-outs for certain “bad acts” by a borrower, environmental indemnities and, in some cases, completion guarantees, carry guarantees and limited payment guarantees. Consequently, we will not typically have recourse (or will have very limited recourse for specified purposes) against the assets of the borrower or its sponsor other than our recourse to specified loan collateral. In the event of a borrower default under one or more of our loans, we will bear a risk of loss to the extent of any deficiency between the value of the specified collateral and the unpaid principal balance on our loan, absent recoveries to us under any applicable guarantees, which could materially and adversely affect us. In addition, we may incur substantial costs and delays in realizing the value of such collateral. Further, although a loan may provide for limited recourse to a principal, parent or other affiliate of the borrower, there is no assurance that we will be able to recover our deficiency from any such party or that its assets would be sufficient to pay any otherwise recoverable claim. In the event of the bankruptcy of a borrower, the loans to that borrower will be deemed to be secured only to the extent of the value of any underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the loan or lien securing the loan could be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession.
We may be subject to additional risks associated with CRE loan participations.
Our CRE loans may be held in the form of participation interests or co-lender arrangements in which we share the loan rights, obligations and benefits with other lenders. With respect to participation interests, we may require the consent of these parties to exercise our rights under the loans, including rights with respect to amendment of loan documentation, enforcement proceedings upon a default and the institution of, and control over, foreclosure proceedings. In circumstances where we hold a minority interest, we may be become bound to actions of the majority to which we otherwise would object. We may be adversely affected by this lack of control with respect to these interests.
If we originate or acquire CRE loans or CRE-related assets secured by liens on facilities that are subject to a ground lease and the ground lease is terminated unexpectedly, our interests in the loans or assets could be materially and adversely affected.
A ground lease is a lease of land, usually on a long-term basis, that does not include buildings or other improvements on the land. Normally, any real property improvements made by the lessee during the term of the lease will revert to the landowner at the end of the lease term. We may originate or acquire CRE loans or CRE-related assets secured by liens on facilities that are subject to a ground lease, and, if the ground lease were to expire or terminate unexpectedly, due to the borrower’s default on the ground lease, our interests in the loans could be materially and adversely affected. Additionally, any rent payments that the borrower may be obligated to make pursuant to the terms of such ground lease would reduce cash flows available to the borrower from the property, which may in turn impair the borrower’s ability to repay the borrower’s obligations to us.
Any distressed loans or other investments we make, or investments that later become non-performing, may subject us to losses and other risks relating to bankruptcy proceedings, which could materially and adversely affect us.
Our loans and other investments may include distressed investments (for example, investments in defaulted, out-of-favor or distressed bank loans and debt securities), or certain of our investments may become non-performing following our origination or acquisition thereof. Certain of our investments may include properties that typically are highly leveraged, with significant burdens on cash flow and, therefore, involve a high degree of financial risk. During an economic downturn or recession, loans or securities of financially or operationally troubled borrowers or issuers are more likely to go into default than loans or securities of other borrowers or issuers not experiencing such difficulties. Loans or securities of financially or operationally troubled issuers are also typically less liquid and more volatile than loans or securities of borrowers or issuers not experiencing such difficulties. The market prices of such securities are subject to erratic and abrupt market movements and the spread between bid and asked prices may be greater than normally expected. Investment in the loans or securities of financially or operationally troubled borrowers or issuers involves a high degree of credit and market risk.
In certain limited cases (for example, in connection with a workout, restructuring or foreclosure proceeding involving one or more of our investments), the success of our investment strategy will depend, in part, on our ability to effectuate loan modifications and/or restructure and improve the operations of our borrowers. The activity of identifying and implementing successful restructuring programs and operating improvements entails a high degree of uncertainty. There can be no assurance that we will be able to identify and implement successful restructuring programs and improvements with respect to any distressed loans or other investments we may have from time to time.
These financial difficulties may never be overcome and may cause borrowers to become subject to bankruptcy or other similar administrative proceedings. There is a possibility that we may incur substantial or total losses on our loans or other investments and, in certain circumstances, become subject to certain additional potential liabilities that may exceed the value of our original investment therein. For example, under certain circumstances, a lender that has inappropriately exercised control over the management and policies of a debtor may have its claims subordinated or disallowed or may be found liable for damages suffered by parties as a result of such actions. In any reorganization or liquidation proceeding relating to our loans or other investments, we may lose our entire investment, may be required to accept cash or securities with a value less than its original investment and/or may be required to accept different terms, including payment over an extended period of time. In addition, under certain circumstances, payments to we may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, bankruptcy laws and similar laws applicable to administrative proceedings may delay our ability to realize on collateral for loan positions held by us, may adversely affect the economic terms and priority of such loans through doctrines such as equitable subordination or may result in a restructuring of the debt through principles such as the “cramdown” provisions of the bankruptcy laws. Any of the foregoing results could materially and adversely affect us.
There may be circumstances in which our investments could be subordinated to claims of other creditors, or we could be subject to lender liability claims.
If one of our borrowers were to go bankrupt, depending on the facts and circumstances, a bankruptcy court might re-characterize our investment and subordinate all or a portion of our claim to that of other creditors. In addition, we could be subject to lender liability claims if we are deemed to be too involved in a borrower’s business or exercise control over such borrower. For example, we could become subject to a lender’s liability claim, if, among other things, we actually render significant managerial assistance to a borrower to which we have made a debt investment.
As a debt investor, we are often not in a position to exert influence on borrowers, and the shareholders and management of such borrowers may make decisions that could decrease the value of investments in such borrower.
As a debt investor, we are subject to the risk that a borrower may make business decisions with which we disagree and the shareholders and management of such company may take risks or otherwise act in ways that do not serve our interests. As a result, a borrower may make decisions that could decrease the value of our investment in such borrower.
Insurance proceeds on a property may not cover all losses, which could result in the corresponding non-performance of or loss on our investment related to such property.
There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might result in insurance proceeds insufficient to repair or replace an asset if it is damaged or destroyed. Under these circumstances, the borrower’s receipt of insurance proceeds with respect to a property relating to one of our investments might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the loss of anticipated cash flow from, and the asset value of, the affected asset and the value of our investment related to such property.
Prepayment rates may adversely affect the yield on our loans and the value of our portfolio of assets.
The value of our assets may be affected by prepayment rates on loans. In periods of declining interest rates, prepayment rates on loans will generally increase. If interest rates decline, the proceeds of prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. In periods of increasing interest rates and/or credit spreads, prepayment rates on loans will generally decrease, which could impact our liquidity, or increase our potential exposure to loan non-performance. In addition, if we originate or acquire mortgage-related securities or a pool of mortgage securities, we anticipate that the underlying mortgages will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to par value, when borrowers prepay their loans faster than expected, the corresponding prepayments on the asset may reduce the expected yield on such securities because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their loans slower than expected, the decrease in corresponding prepayments on the asset may reduce the expected yield on such securities because we will not be able to accrete the related discount as quickly as originally anticipated. In addition, as a result of the risk of prepayment, the market value of the prepaid assets may benefit less than other fixed income securities from declining interest rates.
Prepayment rates on loans may be affected by a number of factors including, but not limited to, the then-current level of interest rates, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the loans, possible changes in tax laws, other opportunities for investment, and other economic, social, geographic, demographic and legal factors and other factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks.
CRE valuation is inherently subjective and uncertain.
The valuation of CRE assets and therefore the valuation of any underlying collateral relating to loans and other investments made by us is inherently subjective and uncertain due to, among other factors, the individual nature of each property, its location, the expected future cash flows from that particular property, future market conditions, changing demand for various types of real estate and the valuation methodology adopted. In addition, where we invest in construction loans, initial assessments will assume completion of the project. As a result, the valuations of the CRE assets against which we will make loans and other investments are subject to a large degree of uncertainty, which has increased due to the current market volatility, and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt or equity capital availability in the CRE markets.
Our investments expose us to risks associated with debt-oriented real estate investments generally.
We seek to invest primarily in debt and debt-like preferred equity in or relating to real estate assets. Any deterioration of real estate fundamentals generally, and in the Southern U.S. in particular, could negatively impact our performance by making it more difficult for our borrowers to satisfy their debt payment obligations to us, increasing the default risk applicable to borrowers, and/or making it relatively more difficult for us to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of our borrowers and may include economic and/or market fluctuations, changes in environmental, zoning and other laws, casualty or condemnation losses, regulatory limitations on rents, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand, fluctuations in real estate fundamentals (including average occupancy and room rates for hotel properties), energy supply shortages, various uninsured or uninsurable risks, natural disasters, outbreaks of pandemics or contagious diseases, terrorism, acts of war, changes in government regulations (such as rent control, moratoriums against tenant evictions or foreclosures or regulation of greenhouse gas emissions), political and legislative uncertainty, changes in real property tax rates and operating expenses, changes in interest rates, changes in monetary policy, changes in consumer spending, currency exchange rates changes in the availability of debt financing and/or mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, negative developments in the economy that depress travel activity, demand and/or real estate values generally and other factors that are beyond our control.
Recent concerns about the real estate market, rising interest rates, inflation, energy costs and geopolitical issues have contributed to increased volatility and diminished expectations for the economy and markets going forward. We cannot predict the degree to which economic conditions generally, and the conditions for CRE debt investing in particular, will improve or decline. Declines in the performance of relevant regional and global economies or in the CRE debt market could have a material adverse effect on us.
We may invest in derivative instruments, which would subject us to increased risk of loss.
Subject to qualifying and maintaining our qualification as a REIT, we may invest in derivative instruments. Derivative instruments, especially when purchased in large amounts, may not be liquid in all circumstances, so that in volatile markets we may not be able to close out a position without incurring a loss. The prices of derivative instruments, including swaps, futures, forwards and options, are highly volatile and such instruments may subject us to significant losses. The value of such derivatives also depends upon the price of the underlying instrument or commodity. Such derivatives and other customized instruments also are subject to the risk of non-performance by the relevant counterparty. In addition, actual or implied daily limits on price fluctuations and speculative position limits on the exchanges or over-the-counter markets in which we may conduct our transactions in derivative instruments may prevent prompt liquidation of positions, subjecting us to the potential of greater losses. Derivative instruments that may be purchased or sold by us may include instruments not traded on an exchange. The risk of non-performance by the obligor on such an instrument may be greater and the ease with which we can dispose of or enter into closing transactions with respect to such an instrument may be less than in the case of an exchange-traded instrument. In addition, significant disparities may exist between “bid” and “asked” prices for derivative instruments that are traded over-the-counter and not on an exchange. Such over-the-counter derivatives are also typically not subject to the same type of investor protections or governmental regulation as exchange-traded instruments.
In addition, we may invest in derivative instruments that are neither presently contemplated nor currently available, but which may be developed in the future, to the extent such opportunities are both consistent with our investment objectives and legally permissible. Any such investments may expose us to unique and presently indeterminate risks, the impact of which may not be capable of determination until such instruments are developed and/or we determine to make such an investment.
If the loans that we originate or acquire do not comply with applicable laws, we may be subject to penalties, which could materially and adversely affect us.
Loans that we originate or acquire may be directly or indirectly subject to U.S. federal, state or local governmental laws. Real estate lenders and borrowers may be responsible for compliance with a wide range of laws intended to protect the public interest, including, without limitation, the Truth in Lending, Equal Credit Opportunity, Fair Housing and Americans with Disabilities Acts and local zoning laws (including, but not limited to, zoning laws that allow permitted non-conforming uses). If we or any other person fails to comply with such laws in relation to a loan that we have originated or acquired, legal penalties may be imposed, which could materially and adversely affect us. Additionally, jurisdictions with “one action,” “security first” and/or “antideficiency rules” may limit our ability to foreclose on a real property or to realize on obligations secured by a real property. In the future, new laws may be enacted or imposed by U.S. federal, state or local governmental entities, and such laws could have a material adverse effect on us.
We may not control the servicing of mortgage loans in which we invest and, in such cases, the special servicer may take actions that could adversely affect our interests.
Third parties may service certain of our investments, and their responsibilities will include all services and duties customary to servicing and sub-servicing mortgage loans in a diligent manner consistent with prevailing mortgage loan servicing standards, such as the collection and remittance of payments on our mortgage loans, administration of mortgage escrow accounts, collection of insurance claims and foreclosure. Should a servicer experience financial or operational difficulties, it may not be able to perform these services or these services may be curtailed, including any obligation to advance payments of amounts due from delinquent loan obligors. For example, typically a servicer’s obligation to make advances on behalf of a delinquent loan obligor is limited to the extent that it does not expect to recover the advances from the ultimate disposition of the collateral pledged to secure the loan. In addition, as with any external service provider, we are subject to the risks associated with inadequate or untimely services for other reasons such as fraud, negligence, errors, miscalculations or other reasons. The ability of a servicer to effectively service our loans may be critical to our success. The failure of a servicer to effectively service our loans could materially and adversely affect us.
Liability relating to environmental matters may impact the value of our loans or of properties that we may acquire upon foreclosure of the properties underlying our investments.
To the extent we take title to any of the properties underlying our investments, we may be subject to environmental liabilities arising from the foreclosed properties. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of hazardous substances on a property may adversely affect our ability to sell the property, and we may incur substantial remediation costs. As a result, the discovery of material environmental liabilities attached to those properties could materially and adversely affect us.
In addition, the presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our loans becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the relevant loan held by us and could materially and adversely affect us.
Climate change has the potential to impact the properties underlying our investments.
Currently, it is not possible to predict how legislation or new regulations that may be adopted to address greenhouse gas, or GHG, emissions will impact CRE properties. However, any such future laws and regulations imposing reporting obligations or limitations on GHG emissions or additional taxation of energy use could require the owners of properties to make significant expenditures to attain and maintain compliance. Any such increased costs could impact the financial condition of our borrowers and their ability to meet their loan obligations to us. Consequently, any new legislative or regulatory initiatives related to climate change could adversely affect our business.
We also face business trend-related climate risks. Investors are increasingly taking into account Environmental, Social, and Governance factors, including climate risks, in determining whether to invest in companies or properties. Additionally, our reputation and investor relationships could be damaged as a result of our involvement with certain industries or assets associated with activities perceived to be causing or exacerbating climate change, as well as any decisions we make to continue to conduct or change its activities in response to considerations relating to climate change.
The physical impact of climate change could also have a material adverse effect on the properties underlying our investments. Physical effects of climate change such as increases in temperature, sea levels, the severity of weather events and the frequency of natural disasters, such as hurricanes, tropical storms, tornadoes, wildfires, floods and earthquakes, among other effects, could damage the properties underlying our investments. The costs of remediating or repairing such damage, or of investments made in advance of such weather events to minimize potential damage, could be considerable. Additionally, such actual or threatened climate change related damage could increase the cost of, or make unavailable, insurance on favorable terms on the properties underlying our investments. Such repair, remediation or insurance expenses could reduce the net operating income of the properties underlying our investments which may in turn impair borrowers’ ability to repay their obligations to us.
Subject to the approval of our Board (which must include a majority of our independent directors), the SUNS Manager may change our investment strategies or guidelines, financing strategies or leverage policies without the consent of our shareholders.
Subject to the approval of our Board (which must include a majority of our independent directors), the SUNS Manager may change our investment strategies or guidelines, financing strategies or leverage policies with respect to loans, originations, acquisitions, growth, operations, indebtedness, capitalization and distributions at any time without the consent of our shareholders, which could result in a portfolio with a different risk profile than that of our Existing Portfolio or of a portfolio comprised of our target loans. A change in our investment strategy may increase our exposure to interest rate risk, default risk and commercial real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making loans in asset categories different from those described in this information statement. Any changes to our investment guidelines will require an amendment to our management agreement with SUNS Manager. Such amendments or other material information regarding such strategies and policies will be disclosed through the filing of current or periodic reports with the SEC. These changes could adversely affect our financial condition, results of operations, the market price of our equity and our ability to make distributions to our shareholders.
Changes in laws or regulations governing our operations, including laws and regulations governing REITs, or those of our competitors, or changes in the interpretation thereof, or newly enacted laws or regulations, could result in increased competition for our target assets, require changes to our business practices and collectively could adversely impact our revenues and impose additional costs on us, which could materially and adversely affect us.
The laws and regulations governing REITs by state and federal governments and our operations or those of our competitors, as well as their interpretation, may change from time to time, and new laws and regulations may be enacted. We may be required to adopt or suspend certain business practices as a result of any changes, which could impose additional costs on us, which could materially and adversely affect us. For example, as a result of the COVID-19 pandemic, some government entities instituted moratoria on business activities, construction, evictions and foreclosures and rent cancellation. These measures and future measures of this kind may adversely affect us or our borrowers. Furthermore, if “regulatory capital” or “capital adequacy” requirements—whether under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Basel III, or other regulatory action—are further strengthened or expanded with respect to lenders that provide us with debt financing, or were to be imposed on us directly, they or we may be required to limit or increase the cost of financing they provide to us or that we provide to others. Among other things, this could potentially increase our financing costs, reduce our ability to originate or acquire loans and reduce our liquidity or require us to sell assets at an inopportune time or price.
In addition, various laws and regulations currently exist that restrict the investment activities of banks and certain other financial institutions but do not apply to us, which we believe creates opportunities for us to originate loans and participate in certain other investments that are not available or attractive to these more regulated institutions. However, proposals for legislation that would change how the financial services industry is regulated are continually being introduced in the U.S. Congress and in state legislatures. Federal financial regulatory agencies may adopt regulations and amendments intended to effect regulatory reforms including reforms to certain Dodd-Frank-related regulations. Prospective investors should be aware that changes in the regulatory and business landscape as a result of the Dodd-Frank Act and as a result of other current or future legislation and regulation may decrease the restrictions on banks and other financial institutions and allow them to compete with us for investment opportunities that were previously not available or attractive to, or otherwise pursued by, them, which could have a material adverse impact on us.
Over the last several years, there also has been an increase in regulatory attention to the extension of credit outside of the traditional banking sector, raising the possibility that some portion of the non-bank financial sector will become subject to new regulation. Increased regulation of non-bank lending could negatively impact our results of operations, cash flows and financial condition, impose additional costs on us or otherwise materially and adversely affect us.
State licensing requirements may cause us to incur expenses, and our failure to be properly licensed may have a material adverse effect on us.
Some jurisdictions require non-bank companies to hold licenses to conduct lending activities. State licensing statutes vary from state to state and may prescribe or impose: various recordkeeping requirements; restrictions on loan origination and servicing practices, including limits on finance charges and the type, amount and manner of charging fees; disclosure requirements; requirements that licensees submit to periodic examination; surety bond and minimum specified net worth requirements; periodic financial reporting requirements; notification requirements for changes in principal officers, stock ownership or corporate control; restrictions on advertising; and requirements that loan forms be submitted for review. If required, obtaining and maintaining state licenses will cause us to incur expenses and failure to be properly licensed under state law or otherwise may have a material adverse effect on us.
We will depend on SUNS Manager to develop appropriate systems and procedures to control operational risk.
Following the Spin-Off, we will depend on SUNS Manager and its affiliates to develop the appropriate systems and procedures to control operational risk. Operational risks arising from mistakes made in the confirmation or settlement of transactions, from transactions not being properly booked, evaluated or accounted for or other similar disruption in our operations may cause us to suffer financial losses, the disruption of our business, liability to third parties, regulatory intervention or damage to our reputation. We will rely heavily on SUNS Manager’s financial, accounting and other data processing systems. The ability of our systems to accommodate transactions could also constrain our ability to properly manage its portfolio. Generally, SUNS Manager will not be liable for losses incurred due to the occurrence of any such errors.
We may not be able to obtain or maintain required licenses and authorizations to conduct our business and may fail to comply with various state and federal laws and regulations applicable to our business.
In general, lending is a highly regulated industry in the United States and we are required to comply with, among other statutes and regulations, certain provisions of the Equal Credit Opportunity Act of 1974 (the “Equal Credit Opportunity Act”) that are applicable to commercial loans, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), regulations promulgated by the Office of Foreign Asset Control, various laws, rules and regulations related to the U.S. federal and state securities laws and regulations. In addition, certain states have adopted laws or regulations that may, among other requirements, require licensing of lenders and financiers, prescribe disclosures of certain contractual terms, impose limitations on interest rates and other charges, and limit or prohibit certain collection practices and creditor remedies.
There is no guarantee that we will be able to obtain, maintain or renew any required licenses or authorizations, which vary state-to-state, to conduct our business or that we would not experience significant delays in obtaining these licenses and authorizations. As a result, we could be delayed in conducting certain business if we were first required to obtain certain licenses or authorizations or if renewals thereof were delayed. Furthermore, once licenses are issued and authorizations are obtained, we are required to comply with various information reporting and other regulatory requirements to maintain those licenses and authorizations, and there is no assurance that we will be able to satisfy those requirements or other regulatory requirements applicable to our business on an ongoing basis, which may restrict our business and could expose us to penalties or other claims.
Any failure to obtain, maintain or renew required licenses and authorizations or failure to comply with regulatory requirements that are applicable to our business could result in material fines and disruption to our business and could have a material adverse effect on our business, financial condition, operating results and our ability to make distributions to our shareholders.
We may be subject to claims by third parties asserting that we have caused our or SUNS Manager’s directors, officers, employees, consultants or advisors to breach the terms of their non-competition or non-solicitation agreement.
Many of our, SUNS Manager’s and SUNS Manager’s affiliates’ directors, officers, employees, consultants and advisors are currently or were previously employed at business development companies and other investment vehicles, including our potential competitors. Although we try to ensure that our, SUNS Manager’s and SUNS Manager’s affiliates’ directors, officers, employees, consultants and advisors do not inadvertently violate their non-competition or non-solicitation agreements with third parties in their work for us, we may in the future be subject to claims that we have caused such individuals to breach the terms of such agreements.
If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable personnel and our business, financial condition, liquidity, results of operations and ability to make distributions to its equity holders may be adversely affected. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and could be a distraction to management. In addition, any litigation or threat thereof may adversely affect the ability of us, SUNS Manager and affiliates of SUNS Manager to hire future employees or contract with third parties.
COVID-19, or the future outbreak of any other highly infectious or contagious diseases, could materially and adversely impact or cause disruption to our borrowers and their operations, and in turn our ability to continue to execute our business plan.
COVID-19, or the future outbreak of any other highly infectious or contagious diseases, has had and could in the future have material and adverse effects on our borrowers and their operations, as well as on our performance, financial condition, results of operations and cash flows due to, among other factors:
•a complete or partial closure of, or other operational issues at, one or more of our borrowers’ locations resulting from government or such company’s actions;
•difficulty accessing equity and debt capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions that may affect our access to capital necessary to fund business operations and our borrowers’ ability to fund their business operations and meet their obligations to us;
•delays in construction at the properties of our borrowers, which may adversely impact their ability to commence operations and generate revenues from projects; and
•the potential negative impact on the health of our personnel, particularly if a significant number of them are impacted, resulting in a deterioration in our ability to ensure business continuity during a disruption.
The extent to which COVID-19 or future public health crises ultimately impacts our operations and those of our borrowers will depend on numerous factors that are beyond our control, which are highly uncertain and cannot be predicted at this time. COVID-19 and future public health crises present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.
The outcome of the 2024 presidential election could materially and adversely impact or cause disruption to our borrowers and their operations, and in turn our ability to continue to execute our business plan.
2024 is a presidential election year and changes in federal policy, including tax policies, and at regulatory agencies occur over time through policy and personnel changes following elections. Such policy changes often lead to changes involving the level of oversight and focus on certain industries and corporate entities. The nature, timing, economic and political effects of potential changes to the current legal and regulatory frameworks affecting the CRE industry remain uncertain. As a result, the outcome of the 2024 presidential election could materially and adversely impact or cause disruption to our borrowers and their operations, and in turn our ability to continue to execute our business plan.
Risks Related to Sources of Financing Our Business
Our growth depends on external sources of capital, which may not be available on favorable terms or at all.
We intend to grow by expanding our portfolio of investments, which we intend to finance primarily through newly-issued equity or debt. We may not be in a position to take advantage of attractive investment opportunities for growth if we are unable, due to global or regional economic uncertainty, changes in the state or federal regulatory environment relating to our business, our own operating or financial performance or otherwise, to access capital markets on a timely basis and on favorable terms or at all. In addition, U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gain and certain non-cash income, and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of such taxable income. Because we intend to grow our business, this limitation may require us to raise additional equity or incur debt at a time when it may be disadvantageous to do so.
Our access to capital will depend upon a number of factors over which we have little or no control, including, but not limited to:
•general economic or market conditions;
•the market’s view of the quality of our assets;
•the market’s perception of our growth potential;
•the current regulatory environment with respect to our business; and
•our current and potential future earnings and cash distributions.
If general economic instability or downturn leads to an inability to borrow at attractive rates or at all, our ability to obtain capital to finance our investments could be negatively impacted. To date, we have been unable to obtain outside debt financing on terms and conditions better or equivalent to our current, affiliated debt financing. If debt financing with competitive rates continues to be unavailable to us on acceptable terms, our growth may be limited and our levered return on the debt investments we make may be lower.
If we are unable to obtain capital on terms and conditions that we find acceptable, we likely will have to reduce the investments we make. In addition, our ability to refinance all or any debt we may incur in the future, on acceptable terms or at all, is subject to all of the above factors, and will also be affected by our future financial position, results of operations and cash flows, which additional factors are also subject to significant uncertainties, and therefore we may be unable to refinance any debt we may incur in the future, as it matures, on acceptable terms or at all. All of these events would have a material adverse effect on our business, financial condition, liquidity and results of operations.
For our borrowed money, the potential for gain or loss on amounts invested in us will be magnified and may increase the risk of investing in us.
We intend to use borrowings, also known as leverage, to finance the acquisition of a portion of our investments. The use of leverage increases the volatility of investments by magnifying the potential for gain or loss on invested equity capital. If we use leverage to partially finance our investments, through borrowing from banks and other lenders, you will experience increased risks of investing in shares of our common stock. If the value of our assets increases, leverage would cause the net asset value attributable to our common stock to increase more sharply than it would have had we not leveraged. Conversely, if the value of our assets decreases, leverage would cause net asset value to decline more sharply than it otherwise would have had we not used leverage. Similarly, any increase in our income in excess of interest payable on the borrowed funds would cause our net income to increase more than it would without the leverage, while any decrease in our income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to make distributions to our stockholders. Our ability to execute our strategy using leverage depends on various conditions in the financing markets that are beyond our control, including liquidity and credit spreads.
Global economic, political and market conditions could have a significant adverse effect on our business, financial condition, liquidity and results of operations, including a negative impact on our ability to access the debt markets on favorable terms.
Downgrades by rating agencies to the U.S. government’s credit rating or concerns about its credit and deficit levels in general could cause interest rates and borrowing costs to rise, which may negatively impact both the perception of credit risk associated with our portfolio and our ability to access the debt markets on favorable terms. In addition, a decreased U.S. government credit rating could create broader financial turmoil and uncertainty, which may weigh heavily on our financial performance and the value of our equity. Additionally, concerns regarding a potential increase in inflation would likely cause interest rates and borrowing costs to rise.
Deterioration in the economic conditions in the Eurozone and globally, including instability in financial markets, may pose a risk to our business. In recent years, financial markets have been affected at times by a number of global macroeconomic and political events, including the following: large sovereign debts and fiscal deficits of several countries in Europe and in emerging markets jurisdictions, levels of non-performing loans on the balance sheets of European banks, the potential effect of any European country leaving the Eurozone, the effect of the United Kingdom leaving the European Union, and market volatility and loss of investor confidence driven by political events. Market and economic disruptions have affected, and may in the future affect, consumer confidence levels and spending, personal bankruptcy rates, levels of incurrence and default on consumer debt and home prices, among other factors. We cannot assure you that market disruptions in Europe, including the increased cost of funding for certain governments and financial institutions, will not impact the global economy, and we cannot assure you that assistance packages will be available, or if available, be sufficient to stabilize countries and markets in Europe or elsewhere affected by a financial crisis. To the extent uncertainty regarding any economic recovery in Europe negatively impacts consumer confidence and consumer credit factors, our business, financial condition and results of operations could be significantly and adversely affected.
The Chinese capital markets have also experienced periods of instability over the past several years. These market and economic disruptions, have affected, and may in the future affect, the U.S. capital markets, which could adversely affect our business, financial condition or results of operations.
The current global financial market situation, as well as various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Additionally, the U.S. government’s credit and deficit concerns, the European sovereign debt crisis, the potential trade war with China, relations between Russia and Ukraine and the Israel-Hamas conflict could cause interest rates to be volatile, which may negatively impact our ability to access the debt markets on favorable terms.

We may incur significant debt, which may subject us to restrictive covenants and increased risk of loss and may reduce cash available for distributions to our shareholders, and our governing documents contain no limit on the amount of debt we may incur.
Subject to market conditions and availability, we may incur significant debt through bank credit facilities (including term loans and revolving facilities), public and private debt issuances and derivative instruments, in addition to transaction or asset specific funding arrangements. The percentage of leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders, debt restrictions contained in those financing arrangements and the lenders’ and rating agencies’ estimate of the stability of our portfolio’s cash flow. Our governing documents contain no limit on the amount of debt we may incur, and we may significantly increase the amount of leverage we utilize at any time without approval of our shareholders. Leverage can enhance our potential returns but can also exacerbate our losses. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including, but not limited to, the risks that:
•our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt we incur or we may fail to comply with all of the other covenants contained in such debt, which is likely to result in (i) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (ii) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements, and/or (iii) the loss of some or all of our assets to foreclosure or sale;
•we may be unable to borrow additional funds as needed or on favorable terms, or at all;
•to the extent we borrow debt that bears interest at variable rates, increases in interest rates could materially increase our interest expense;
•our default under any loan with cross-default provisions could result in a default on other indebtedness;
•incurring debt may increase our vulnerability to adverse economic and industry conditions with no assurance that loan yields will increase with higher financing costs;
•we may be required to dedicate a substantial portion of our cash flow from operations to payments on the debt we may incur, thereby reducing funds available for operations, future business opportunities, shareholder distributions, including distributions currently contemplated or necessary to satisfy the requirements for REIT qualification, or other purposes; and
•we are not able to refinance debt that matures prior to the loan it was used to finance on favorable terms, or at all.
There can be no assurance that a leveraging strategy will be successful. If any one of these events were to occur, our financial condition, results of operations, cash flow, and our ability to make distributions to our shareholders could be materially and adversely affected.
Monetary policy actions by the United States Federal Reserve could adversely impact both our borrowers and our financial condition.
We, as well as our borrowers, are affected by the fiscal and monetary policies of the United States Government and its agencies, including the policies of the Federal Reserve, which regulates the supply of money and credit in the United States. In an effort to combat rising inflation levels, the Federal Reserve steadily began increasing the target federal funds rate in the first quarter of 2022 and announced that it would continue to do so in 2023. The Federal Funds Target Rate increased by 5.25 percentage points between March 2022 and December 2023. Changes in the federal funds rate as well as the other policies of the Federal Reserve affect interest rates, which have a significant impact on the demand for debt capital. Changes in fiscal and monetary policies are beyond our control, are difficult to predict and could materially adversely affect us and our borrowers.
Any lending facilities will impose restrictive covenants.
Any lending facilities which we enter would be expected to contain, customary negative covenants and other financial and operating covenants that, among other things, may affect our ability to incur additional debt, make certain investments or acquisitions, reduce liquidity below certain levels, make distributions to our shareholders, redeem debt or equity securities and impact our flexibility to determine our operating policies and investment strategies. For example, such loan documents would typically be expected to contain negative covenants that would limit, among other things, our ability to repurchase our equity, distribute more than a certain amount of our net income or funds from operations to our shareholders, employ leverage beyond certain amounts, sell assets, engage in mergers or consolidations, grant liens, and enter into transactions with affiliates. If we fail to meet or satisfy any such covenants, we would likely be in default under these agreements, and the lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. We could also become subject to cross-default and acceleration rights and, with respect to collateralized debt, the posting of additional collateral and foreclosure rights upon default. Further, such restrictions could also make it difficult for us to satisfy the qualification requirements necessary to maintain our status as a REIT.
Interest rate fluctuations could increase our financing costs, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.
Our primary interest rate exposures will relate to the financing cost of our debt. To the extent that our financing costs will be determined by reference to floating rates, the amount of such costs will depend on a variety of factors, including, without limitation, (i) for collateralized debt, the value and liquidity of the collateral, and for non-collateralized debt, our credit, (ii) the level and movement of interest rates, and (iii) general market conditions and liquidity. In a period of rising interest rates, our interest expense on floating-rate debt would increase, while any additional interest income we earn on our floating-rate investments may not compensate for such increase in interest expense.
At the same time, the interest income we earn on our fixed-rate investments would not change and the market value of our fixed-rate investments would decrease. Similarly, in a period of declining interest rates, our interest income on floating-rate investments would decrease, while any decrease in the interest we are charged on our floating-rate debt may not compensate for such decrease in interest income and interest we are charged on our fixed-rate debt would not change. Any such scenario could materially and adversely affect us.
Any bank credit facilities that we may use in the future to finance our operations may require us to provide collateral or pay down debt.
We may utilize bank credit facilities (including term loans and revolving facilities) to finance our investments if they become available on acceptable terms. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all. If we cannot meet these requirements, lenders could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from it, which could materially and adversely affect our financial condition and ability to implement our investment strategy. In addition, if a lender files for bankruptcy or becomes insolvent, our loans may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of such loans. Such an event could restrict our access to bank credit facilities and increase our cost of capital. The providers of bank credit facilities may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to obtain leverage as fully as we would choose, which could reduce the return on our investments. If we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate rapidly.
In addition, there can be no assurance that we will be able to obtain bank credit facilities on favorable terms, or at all. Banks and other financial institutions may be reluctant to enter into lending transactions with us.
Adoption of the Basel III standards and other proposed supplementary regulatory standards may negatively impact our access to financing or affect the terms of our future financing arrangements.
In response to various financial crises and the volatility of financial markets, the Basel Committee on Banking Supervision (the “Basel Committee”) adopted the Basel III standards several years ago to reform, among other things, bank capital adequacy, stress testing, and market liquidity risk. United States regulators have elected to implement substantially all of the Basel III standards and have even implemented rules requiring enhanced supplementary leverage ratio standards, which impose capital requirements more stringent than those of the Basel III standards for the most systematically significant banking organizations in the United States. Adoption and implementation of the Basel III standards and the supplemental regulatory standards adopted by United States regulators may negatively impact our access to financing or affect the terms of our future financing arrangements due to an increase in capital requirements for, and constraints on, the financial institutions from which we may borrow.
Moreover, in January 2019, the Basel Committee published its revised capital requirements for market risk, known as

Fundamental Review of the Trading Book (“FRTB”), which are expected to generally result in higher global capital requirements for banks that could, in turn, reduce liquidity and increase financing and hedging costs. United States federal bank regulatory agencies released a formal FRTB proposal in July 2023. Under the proposal, large banks would begin transitioning to the new framework on July 1, 2025, with full compliance starting July 1, 2028. The impact of FRTB will not be known until after any resulting rules are finalized and implemented by the United States federal bank regulatory agencies.
Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses, which could adversely affect cash available for distribution to our stockholders.
Subject to qualifying and maintaining our qualification as a REIT, we may enter into interest rate swap agreements or pursue other interest rate hedging strategies. Our hedging activity will vary in scope based on the level of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:
•interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;
•available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;
•the duration of the hedge may not match the duration of the related liability or asset;
•our hedging opportunities may be limited by the treatment of hedging transactions, and income from hedging transactions, under the rules determining REIT qualification;
•the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;
•the party owing money in the hedging transaction may default on its obligation to pay; and
•we may purchase a hedge that turns out not to be necessary, i.e. , a hedge that is out of the money.
Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.
We are subject to counterparty risk associated with our hedging activities.
We are subject to credit risk with respect to the counterparties to derivative contracts (whether a clearing corporation in the case of exchange-traded instruments or another third party in the case of over-the-counter instruments). If a counterparty becomes bankrupt or otherwise fails to perform its obligations under a derivative contract due to financial difficulties, we may experience significant delays in obtaining any recovery under the derivative contract in a dissolution, assignment for the benefit of creditors, liquidation, winding-up, bankruptcy, or other analogous proceeding. In addition, in the event of the insolvency of a counterparty to a derivative transaction, the derivative transaction would typically be terminated at its fair market value. If we are owed this fair market value in the termination of the derivative transaction and its claim is unsecured, we will be treated as a general creditor of such counterparty, and will not have any claim with respect to the underlying security. We may obtain only a limited recovery or may obtain no recovery in such circumstances. Counterparty risk with respect to certain exchange-traded and over-the-counter derivatives may be further complicated by recently enacted U.S. financial reform legislation.

Risks Related to the Separation and Distribution
We have no recent history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly-traded company and may not be a reliable indicator of our future results.
The historical information about SUNS in this information statement refers to the Spin-Off Business as operated by us as a wholly-owned subsidiary and integrated with AFC Gamma and managed by AFCG Manager. Our historical financial information included in this information statement is derived from AFC Gamma’s accounting records and is presented on a standalone basis as if the Spin-Off Business has been conducted independently from AFC Gamma. Additionally, the pro forma financial information included in this information statement is derived from our historical financial information and (i) gives effect to the Separation and (ii) reflects SUNS’ anticipated post-Separation capital structure. Accordingly, the historical and pro forma financial information does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly-traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:
•Generally, our working capital requirements and capital for our general corporate purposes, including capital expenditures and acquisitions, have historically been satisfied as part of the corporate-wide cash management policies of AFC Gamma. Following the completion of the Distribution, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and may be more costly.
•Prior to the Distribution, the Spin-Off Business has been operated by us as a wholly-owned subsidiary of AFC Gamma and as part of its broader corporate organization, rather than as an independent company. AFC Gamma, AFCG Manager or one of their respective affiliates performed various corporate functions for us, such as legal, treasury, accounting, auditing, human resources, investor relations, and finance. Our historical and pro forma financial results reflect allocations of corporate expenses from AFC Gamma for such functions, which may be less than the expenses we would have incurred had we operated as a separate, publicly-traded company.
•Currently, our business is integrated with the other businesses of AFC Gamma. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships, as well as the management fee to AFCG Manager. While we have sought to minimize the impact on SUNS when separating these arrangements, the execution of the management agreement with SUNS Manager and the administrative services agreement between SUNS Manager and TCG Services, there is no guarantee these arrangements will continue to capture these benefits in the future.
•After the completion of the Distribution, the cost of capital for our business may be higher than AFC Gamma’s cost of capital prior to the Distribution.
Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from AFC Gamma. For additional information about the past financial performance of our business and the basis of presentation of the historical financial statements and the unaudited pro forma financial statements of our business, see “Unaudited Pro Forma Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this information statement.
Following the Separation, our financial profile will change, and we will be a smaller, less diversified company than AFC Gamma prior to the Separation.
The Separation will result in each of AFC Gamma and SUNS being smaller, less diversified companies with more limited businesses concentrated in their respective industries. As a result, AFC Gamma and we may be more vulnerable to changing market conditions, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the diversification of our revenues, costs, and cash flows will diminish as a standalone company, such that our results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and our ability to fund capital expenditures and investments may be diminished.
We may not achieve some or all of the expected benefits of the Separation and Distribution, and the Separation and Distribution may materially adversely affect our business.
We may not be able to achieve the full strategic and financial benefits expected to result from the Separation and

Distribution, or such benefits may be delayed or not occur at all. The Separation and Distribution is expected to provide the following benefits, among others: (1) enabling each company’s management to more effectively pursue its own distinct investment priorities and strategies; (2) permitting AFC Gamma to allocate its financial resources to meet the unique needs of its business, which will allow it to specialize on its distinct strategic priorities and to more effectively pursue its own distinct capital allocation and portfolio management strategies; (3) allowing each company to more effectively articulate a clear investment thesis to attract a long-term investor base suited to our business and providing investors with a distinct and targeted investment opportunity; and (4) enhancing access to financing to support the Spin-Off Business, which will no longer be subject to the current regulatory environment with respect to lending to cannabis industry operators.
We may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (1) following the Separation and Distribution, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of AFC Gamma because our business will be less diversified than AFC Gamma’s business prior to the completion of the Separation; (2) the Separation and Distribution will demand management’s time and effort, which may divert management’s attention from operating and growing our business; (3) the Separation may require us to pay costs that could be substantial and material to our financial resources, including accounting, tax, legal and other professional services costs, recruiting costs, and tax costs; and (4) after the Separation and Distribution, we cannot predict the trading prices of SUNS Common Stock or know whether the combined trading prices of the AFCG Common Stock and SUNS Common Stock will be less than, equal to or greater than the market value of AFCG Common Stock prior to the Separation and Distribution. If we fail to achieve some or all of the benefits expected to result from the Separation, or if such benefits are delayed, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.
AFC Gamma’s plan to separate into two publicly-traded companies is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect our business.
The Separation and Distribution is subject to the satisfaction of certain conditions (or waiver by AFC Gamma in its sole and absolute discretion), including final approval by AFC Gamma’s Board of Directors of the final terms of the Separation and Distribution. Furthermore, unanticipated developments or changes, including changes in the law, the macroeconomic environment, competitive conditions of AFC Gamma’s markets could delay or prevent the completion of the proposed Separation and Distribution, or cause the Separation and Distribution to occur on terms or conditions that are different or less favorable than expected.
The process of completing the proposed Separation and Distribution has been and is expected to continue to be time-consuming and involves significant costs and expenses. The costs may be significantly higher than what we currently anticipate and may not yield a discernible benefit if the Separation and Distribution is not completed or is not well-executed, or the expected benefits of the Separation and Distribution are not realized.
Until the Distribution occurs, AFC Gamma will have sole discretion to change the terms of the Separation and Distribution in ways that may be unfavorable to us.
Completion of the Separation and Distribution remains subject to the satisfaction or waiver of certain conditions, some of which are in the sole and absolute discretion of AFC Gamma, including final approval by the Board of Directors of AFC Gamma. Additionally, AFC Gamma has the sole and absolute discretion to change certain terms of the Separation and Distribution, which changes could be unfavorable to us. In addition, AFC Gamma may decide at any time prior to the completion of the Separation and Distribution not to proceed with the Separation and Distribution.
Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject as a standalone, publicly-traded company following the Distribution.
Prior to the Distribution, we believe that our reporting and control systems have been appropriate for those of a subsidiary of a public company. However, we have not been directly subject to the reporting and other requirements of the Exchange Act. As a result of the Distribution, we will be directly subject to reporting and other obligations under the Exchange Act. These reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources. Our expected Chief Financial Officer and expected Chief Accounting Officer, Brandon Hetzel, is expected to also remain the Chief Financial Officer and Chief Accounting Officer of AFC Gamma. His financial reporting staff that he will manage is expected to also spend time supporting both companies. As a result, it may be more challenging for us to comply with the various financial reporting requirements generally and in a timely manner. Further, Mr. Hetzel and his financial reporting staff will not be our employees and, instead, will be employees of SUNS Manager, TCG Services or their affiliates. As a result, he and the staff members may provide services to additional entities that are affiliated with the SUNS Manager, which will further divert resources Mr. Hetzel and his financial reporting staff could provide to us. We may not have sufficient time following the Separation to meet these obligations by the applicable deadlines.
If we are unable to implement our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could result in adverse regulatory consequences and/or loss of investor confidence, which could limit SUNS’ ability to access the global capital markets and could have a material adverse effect on our business, financial condition, results of operations, cash flows or the market price of SUNS securities.
In connection with the separation into two public companies, each of AFC Gamma and SUNS will indemnify each other for certain liabilities. If we are required to pay under these indemnities to AFC Gamma, our financial results could be negatively impacted. In addition, the AFC Gamma indemnities may not be sufficient to hold us harmless from the full amount of liabilities for which AFC Gamma will be allocated responsibility, and AFC Gamma may not be able to satisfy its indemnification obligations in the future.
Pursuant to the separation and distribution agreement and certain other agreements between AFC Gamma and SUNS, each party will agree to indemnify the other for certain liabilities. Third parties could also seek to hold us responsible for any of the liabilities that AFC Gamma has agreed to retain. Any amounts we are required to pay pursuant to these indemnification obligations and other liabilities could require us to divert cash that would otherwise have been used in furtherance of our operating business. Further, the indemnities from AFC Gamma for our benefit may not be sufficient to protect us against the full amount of such liabilities, and AFC Gamma may not be able to fully satisfy its indemnification obligations.
Moreover, even if we ultimately succeed in recovering from AFC Gamma any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, results of operations and financial condition.
The terms we will receive in our agreements with AFC Gamma and its subsidiaries involve potential conflicts of interest and could be less beneficial than the terms we may have otherwise received from unaffiliated third parties.
The agreements we will enter into with AFC Gamma in connection with the Separation were prepared in the context of the Separation while we were still a wholly-owned subsidiary of AFC Gamma. Accordingly, during the period in which the terms of those agreements were prepared, we did not have an independent Board of Directors or a management team that was independent of AFC Gamma. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. For example, the allocation of assets, liabilities, rights, indemnification and other obligations between AFC Gamma and us under the separation and distribution agreement may have been different if agreed to by two unaffiliated parties.
After the Separation and Distribution, some of our directors and officers may have actual or potential conflicts of interest because of their equity ownership in AFC Gamma.
Because of their current or former positions with AFC Gamma, following the Separation and Distribution, some of our directors and executive officers may own shares of AFCG Common Stock, and the individual holdings may be significant for some of these individuals compared to their total assets. This ownership may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for AFC Gamma or us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between AFC Gamma and us regarding the terms of the agreements governing the Separation and the relationship thereafter between the companies.
The distribution of SUNS Common Stock will not qualify for tax-free treatment and may be taxable to you as a dividend.
The distribution of SUNS Common Stock will not qualify for tax-free treatment. An amount equal to the fair market value of the SUNS Common Stock received by you on the distribution date (plus any cash received in connection with, or at or around the time of, the Distribution) will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of AFC Gamma, with the excess treated first as a non-taxable return of capital to the extent of your tax basis in SUNS Common Stock and then as capital gain. There can be no assurances that AFC Gamma or SUNS will make cash distributions in an amount sufficient to satisfy any tax liability resulting from the Distribution. In that case, you may be required to satisfy that tax liability from other funds.
Additionally, AFC Gamma’s current earnings and profits are measured as of the end of the tax year and are generally allocated to all distributions made during such tax year on a pro rata basis. As a result, AFC Gamma expects that a proportionate part of AFC Gamma’s current earnings and profits for the entire taxable year of the Separation and Distribution, as well as any accumulated earnings and profits for previous taxable years, will be allocated to the Distribution. That proportionate part will be treated as dividend income to you even if you have not held AFC Gamma stock for the entire taxable year of AFC Gamma in which the Separation and Distribution occurs. Thus, if you did not hold your AFCG Common Stock for the entire taxable year of AFC Gamma in which the Spin-Off occurs, you may be allocated current or accumulated earnings and profits of AFC Gamma derived from periods during which you did not own AFCG Common Stock.
AFC Gamma or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to non-U.S. Holders (as defined below), and there can be no assurances that cash distributions from AFC Gamma or SUNS will be sufficient to satisfy that withholding tax liability. In such case, with respect to non-U.S. holders, AFC Gamma or other withholding agent may be required or permitted to satisfy any withholding tax liability by selling a portion of the SUNS Common Stock otherwise distributable to the applicable holder, by withholding from other property held in the non-U.S. holder’s account with the withholding agent or otherwise. In addition, because AFC Gamma will not be able to advise shareholders of the amount of its earnings and profits allocable to the Distribution until after the end of 2024, the applicable withholding agent may withhold an amount with respect to the Distribution that is substantially more than the non-U.S. Holder’s ultimate withholding tax liability. Non-U.S. Holders may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amounts withheld exceeded the holder's U.S. tax liability for the year in which the Distribution occurred.
Your tax basis in shares of AFC Gamma held at the time of the distribution will be reduced (but not below zero) if the fair market value of SUNS Common Stock distributed by AFC Gamma to you in the distribution (plus any cash received in connection with, or at or around the time of, the Distribution) exceeds your ratable share of AFC Gamma’s current and accumulated earnings and profits. Your holding period for your AFCG Common Stock will not be affected by the distribution.
Although AFC Gamma will be ascribing a value to our shares in the Distribution for tax purposes, this valuation is not binding on the Internal Revenue Service or any other tax authority. These taxing authorities could ascribe a higher valuation to our shares, particularly if SUNS Common Stock trades at prices significantly above the value ascribed to the shares by AFC Gamma in the period following the Separation and Distribution. Such a higher valuation may cause a larger reduction in the tax basis of your AFCG Common Stock or may cause you to recognize additional dividend or capital gain income. You should consult your own tax advisor as to the particular tax consequences of the distribution to you.
Risks Related to Our Organization and Structure
Provisions in our charter (our “Charter”) and our bylaws (our “Bylaws”) may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our shareholders, and may prevent attempts by our shareholders to replace or remove our current management.
Our Charter and our Bylaws contain provisions that may have the effect of delaying or preventing a change in control of us or changes in our management. Our Charter and Bylaws include, among others, provisions that:
•authorize our Board, without your approval, to cause us to issue additional shares of SUNS Common Stock or to raise capital through the creation and issuance of shares of our preferred stock, par value $0.01 per share (“SUNS Preferred Stock”), debt securities convertible into common stock, options, warrants and other rights, on terms and for consideration as our Board in its sole discretion may determine;
•authorize “blank check” preferred stock, which could be issued by our Board without shareholder approval, subject to certain specified limitations, and may contain voting, liquidation, dividend and other rights senior to SUNS Common Stock;
•establish a classified Board such that not all members of the Board are elected at each annual meeting of shareholders, which may delay the ability of our shareholders to change the membership of a majority of our Board;
•specify that only our Board, the chairman of our Board, our chief executive officer or president or, upon the written request of shareholders entitled to cast not less than a majority of the votes entitled to be cast, our secretary can call special meetings of our shareholders;
•establish advance notice procedures for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of individuals for election to our Board;
•provide that a majority of directors then in office, even though less than a quorum, may fill any vacancy on our Board, whether resulting from an increase in the number of directors or otherwise, and that any director elected to fill such vacancy shall serve for the remainder of the full term of the class to which such director was elected and until his or her successor is duly elected and qualifies;
•specify that no shareholder is permitted to cumulate votes at any election of directors;
•provide our Board the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws; and
•require supermajority votes of the holders of SUNS Common Stock to amend specified provisions of our Charter.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.
Any provision of our Charter or Bylaws that has the effect of delaying or deterring a change in control could limit your opportunity to receive a premium for your shares of SUNS Common Stock, and could also affect the price that some investors are willing to pay for SUNS Common Stock. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Charter and Bylaws described above.
Our authorized but unissued shares of common stock and preferred stock may prevent a change in control of our Company.
The Charter authorizes us to issue shares of SUNS Common Stock and SUNS Preferred Stock without shareholder approval, subject to certain specified limitations. In addition, subject to certain voting rights specifically provided in our Charter or by state statute, our Board may, without shareholder approval, amend the Charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of SUNS Common Stock and SUNS Preferred Stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our Board may, subject to certain specified limitations, establish a class or series of shares of SUNS Common Stock and SUNS Preferred Stock that could delay or prevent a merger, third-party tender offer, change of control or similar transaction or a change in incumbent management that might involve a premium price for shares of SUNS Common Stock or otherwise be in the best interests of our shareholders.
The Maryland General Corporation Law prohibits certain business combinations, which may make it more difficult for us to be acquired.
We are a Maryland corporation and subject to the Maryland General Corporation Law (“MGCL”). Under the MGCL, “business combinations” between a Maryland corporation and an “interested shareholder” or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as: (a) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the then-outstanding voting stock of a corporation; or (b) an affiliate or associate of a corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding stock of such corporation.
A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the expiration of the five-year period described above, any business combination between a Maryland corporation and an interested shareholder must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of the then-outstanding shares of voting stock of such corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of such corporation, other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected, or held by an affiliate or associate of the interested shareholder.
These supermajority vote requirements do not apply if the corporation’s common shareholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares. The MGCL also permits various exemptions from these provisions, including business combinations that are exempted by the board of directors before the time that the interested shareholder becomes an interested shareholder.
In addition, under the MGCL, holders of our “control shares” (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares. Our Bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our capital stock. There can be no assurance that this exemption will not be amended or eliminated at any time in the future.
The Charter contains provisions that make removal of our directors difficult, which could make it difficult for our shareholders to effect changes to management.
The Charter provides that a director may only be removed for cause upon the affirmative vote of holders of a majority of the votes entitled to be cast generally in the election of directors. This requirement makes it more difficult to change our management by removing and replacing directors and may prevent a change of control that is in the best interests of our shareholders.
Our Bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders and provide that claims relating to causes of action under the Securities Act may only be brought in federal district courts, which could limit shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees, if any, and could discourage lawsuits against us and our directors, officers and employees, if any.
Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our shareholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our Charter or Bylaws or (e) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act.
These exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers, or employees, if any, which may discourage such lawsuits against us and our directors, officers, and employees, if any. Alternatively, if a court were to find the choice of forum provisions contained in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and operating results. For example, under Section 22 of the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, there is uncertainty as to whether a court would enforce our exclusive forum provisions. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.
Ownership limitations contained in the Charter may restrict change of control or business combination opportunities in which our shareholders might receive a premium for their shares.
In order for us to qualify as a REIT, for each taxable year after our first REIT taxable year, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any taxable year (other than the first year for which an election to be a REIT has been made). “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To preserve our REIT qualification, the Charter includes ownership limits based on the value and number of outstanding shares of our capital stock. Subject to certain exceptions, (i) no person, other than a Qualified Institutional Investor (as defined in our Charter) or an Excepted Holder (as defined in our charter), shall beneficially own or constructively own shares of our capital stock in excess of the aggregate stock ownership limit set forth in our Charter, (ii) no Qualified Institutional Investor, other than an Excepted Holder, shall beneficially own or constructively own shares of our capital stock in excess of the aggregate stock ownership limit applicable to Qualified Institutional Investor as set forth in our Charter and (iii) no Excepted Holder shall beneficially own or constructively own shares of our capital stock in excess of the stock ownership limit applicable to such Excepted Holder. Leonard M. Tannenbaum is an Excepted Holder and may maintain an equity interest up to 29.9% in value or number of shares, whichever is more restrictive, of our Company. These ownership limitations could have the effect of discouraging a takeover or other transaction in which our shareholders might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.
Maintenance of our exemption from registration under the Investment Company Act may impose significant limits on our operations. Your investment return in SUNS Common Stock may be reduced if we are required to register as an investment company under the Investment Company Act.
We intend to conduct our operations so that we will be exempt from the provisions of the Investment Company Act pursuant to an exemption contained in 3(c)(5) thereunder. The Investment Company Act provides certain protection to investors and imposes certain restrictions on registered investment companies (including, for example, limitations on the ability of registered investment companies to incur leverage), none of which will be applicable to us.
We classify our assets for purposes of our 3(c)(5)(C) exemption based upon no-action positions taken by the SEC staff and interpretive guidance provided by the SEC and its staff. These no-action positions are based on specific factual situations that may be substantially different from the factual situations we may face. No assurance can be given that the SEC or its staff will concur with our classification of our assets. In addition, the SEC or its staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act. If we are required to reclassify our assets, we may no longer be in compliance with the exemption from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.
A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain compliance with the applicable exemption under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.
A failure by us to maintain this exemption would require us to significantly restructure our investment strategy. For example, because affiliate transactions are generally prohibited under the Investment Company Act, we would not be able to enter into transactions with any of our affiliates if we are required to register as an investment company, which could have a material adverse effect on our ability to operate the business and pay distributions. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of such entity and liquidate its business.
Rapid and steep declines in the values of our commercial real estate-related investments may make it more difficult for us to maintain our qualification as a REIT or exemption from the Investment Company Act.
If the market value or income potential of commercial real estate-related investments declines as a result of increased interest rates or other factors, we may need to increase our commercial real estate loans and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exemption from the Investment Company Act. If the decline in commercial real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.
Our rights and the rights of our shareholders to recover on claims against our directors and officers are limited, which could reduce our and our shareholders’ recovery against them if they negligently cause us to incur losses.
The MGCL provides that a director has no liability in such capacity if the director performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director who performs his or her duties in accordance with the foregoing standards should not be liable to us or any other person for failure to discharge his or her obligations as a director.
The Charter permits us, and the Bylaws require us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable costs, fees and expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. With the approval of our Board, we may provide such indemnification and advance for expenses to any individual who served a predecessor of our Company in any of the capacities described above and any employee or agent of our Company or a predecessor of our Company, including SUNS Manager and its affiliates. In addition to the indemnification provided by the Charter and Bylaws, we have entered into indemnification agreements to indemnify, and advance certain fees, costs and expenses to, our directors and officers, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements.
While we do not currently do so, we are permitted, to the fullest extent permitted by law, to purchase and maintain insurance on behalf of any of our directors, officers, employees and agents, including SUNS Manager and its affiliates, against any liability asserted against such person. Alternatively, we may in the future establish a sinking fund to contribute a specified amount of cash on a monthly basis towards insuring such persons against liability. Any such insurance or sinking fund may result in us having to expend significant funds, which will reduce the available cash for distribution to our shareholders. Additionally, while we do not have directors and officers insurance, regardless of whether we have a sinking fund, we may also have to expend significant funds to cover our commitments to indemnify our directors and officers.
Risks Related to Our Relationship with SUNS Manager and its Affiliates
Our future success depends on SUNS Manager and its key personnel and investment professionals. We may not find a suitable replacement for SUNS Manager if the Management Agreement is terminated or if such key personnel or investment professionals leave the employment of SUNS Manager or otherwise become unavailable to us.
We rely on the resources of SUNS Manager to manage our day-to-day operations, as we do not separately employ any personnel. We rely completely on SUNS Manager to provide us with investment advisory services and general management services. All of our executive officers also serve as officers or employees of SUNS Manager. SUNS Manager has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success depends to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers, key personnel and investment professionals of SUNS Manager as well as the information and deal flow generated by such individuals. The officers, key personnel and investment professionals of SUNS Manager source, evaluate, negotiate, close and monitor our loans; therefore, our success depends on their continued service. The departure of any of the officers, key personnel and investment professionals of SUNS Manager could have a material adverse effect on our business.
SUNS Manager is not obligated to dedicate any specific personnel exclusively to us. None of our officers are obligated to dedicate any specific portion of their time to our business. Each of them may have significant responsibilities for other investment vehicles managed by affiliates of SUNS Manager. As a result, these individuals may not always be able to devote sufficient time to the management of our business. Further, when there are turbulent conditions in the commercial real estate markets or distress in the credit markets, the attention of SUNS Manager’s personnel and our executive officers and the resources of SUNS Manager may also be required by other investment vehicles managed by affiliates of SUNS Manager.
SUNS Manager may also enter into services agreements with affiliates pursuant to which SUNS Manager may rely on the resources of such affiliates to support our operations. We can give no assurances that these affiliates will be able to perform their obligations to SUNS Manager under any such services agreement that is ultimately entered into. This could, in turn, have a material adverse effect on our business, financial condition and results of operations, and our ability to pay dividends to our stockholders.
In addition, we offer no assurance that SUNS Manager will remain our manager or that we will continue to have access to SUNS Manager’s officers, key personnel and investment professionals due to the termination of the Management Agreement, SUNS Manager being acquired, SUNS Manager being internalized by another client of SUNS Manager, or due to other circumstances. Currently, we are managed by our Board and its officers and by SUNS Manager, as provided for under the Management Agreement. The current term of the Management Agreement will expire on the third anniversary of the effective date of the agreement, and will be automatically renewed for one-year terms thereafter unless otherwise terminated. Furthermore, SUNS Manager may decline to renew the Management Agreement with 180 days’ written notice prior to the expiration of the renewal term. If the Management Agreement is terminated and we are unable to find a suitable replacement for SUNS Manager, we may not be able to execute our investment strategy.
Our growth depends on the ability of SUNS Manager to make loans on favorable terms that satisfy our investment strategy and otherwise generate attractive risk-adjusted returns initially and consistently from time to time.
Our ability to achieve our investment objectives depends on our ability to grow, which depends, in turn, on the management and investment teams of SUNS Manager and their ability to identify and to make loans on favorable terms in accordance with our investment strategy as well as on our access to financing on acceptable terms. The demands on the time of the professional staff of SUNS Manager will increase as our portfolio grows and the management of our Existing Portfolio may divert SUNS Manager’s attention from future potential loans or otherwise slow our rate of investment. SUNS Manager may be unable to successfully and efficiently integrate new loans into our Existing Portfolio or otherwise effectively manage our assets or our future growth effectively. We cannot assure you that SUNS Manager will be able to hire, train, supervise, manage and retain new officers and employees to manage future growth effectively, and any such failure could have a material adverse effect on our business. The failure to consummate loans on advantageous terms without substantial expense or delay would impede our growth, would negatively affect our results of operations and our ability to generate cash flow and make distributions to our shareholders, and could cause the value of SUNS Common Stock to decline.
There are various conflicts of interest in our relationship with SUNS Manager that could result in decisions that are not in the best interests of our shareholders.
We are subject to conflicts of interest arising out of our relationship with SUNS Manager and its affiliates. We are managed by SUNS Manager and our executive officers are employees of SUNS Manager or one or more of its affiliates. Additionally, our executive officers, including many of our employees, may be employed by or operate other investment vehicles. There is no guarantee that the policies and procedures adopted by us, the terms and conditions of the Management Agreement or the policies and procedures adopted by SUNS Manager and its affiliates, will enable us to identify, adequately address or mitigate these conflicts of interest.
Some examples of conflicts of interest that may arise by virtue of our relationship with SUNS Manager include:
Manager’s advisory activities. SUNS Manager and its affiliates may sponsor or manage other investment vehicles that have investment objectives that compete or overlap with, and may from time to time invest in, our target asset classes. Currently, an affiliate of SUNS Manager sponsors and manages SRT, a private vehicle that intends to elect to be treated as a REIT, with an investment strategy to provide capital solutions, including loans, to CRE markets in the Southern U.S., similar to SUNS. Consequently, we, on the one hand, and these other investment vehicles, including SRT, on the other hand, may from time to time pursue the same or similar loan opportunities. To the extent such other investment vehicles seek to acquire the same target assets as us, the scope of opportunities otherwise available to us may be adversely affected and/or reduced. SUNS Manager or its affiliates may also give advice to such other investment vehicles that may differ from the advice given to us even though their investment objectives may be the same or similar to ours. In addition to being led by Brian Sedrish, our expected Chief Executive Officer, SRT is managed by an affiliate of Mr. and Mrs. Tannenbaum and Mr. Sedrish. Additionally, our investment committee and the investment committee of SRT is expected to both include Mr. Tannenbaum and Mr. Sedrish. As a result, we and SUNS Manager must dedicate a high level of attention to minimizing potential conflicts and other potential issues with respect to the selection of our investments. As described below, we have developed a robust allocation policy designed to address these potential issues.
Allocation of loans. SUNS Manager and its affiliates endeavor to allocate loan opportunities in a fair and equitable manner, subject to their internal policies. The internal policies of SUNS Manager and its affiliates, which may be amended without our consent, are intended to enable us to share equitably with any other investment vehicles that are managed by SUNS Manager or affiliates of SUNS Manager. In general, loan opportunities are allocated taking into consideration various factors, including, among others, the relevant investment vehicles’ available capital, their investment objectives or strategies, their risk profiles and their existing or prior positions in a borrower or particular loan, their potential conflicts of interest, the nature of the opportunity and market conditions, certain regulatory considerations as well as the rotation of loan opportunities. Nevertheless, it is possible that we may not be given the opportunity to participate in certain loans made by investment vehicles managed by SUNS Manager or affiliates of SUNS Manager. In addition, there may be conflicts in the allocation of loan opportunities among us and the investment vehicles managed by SUNS Manager or affiliates of SUNS Manager.
The allocation policy of SUNS Manager addresses the allocation of investment and disposition opportunities among SUNS and other clients which may include, among others, private funds, real estate investment trusts, separately managed accounts, collateralized loan obligation issuers and small business investment companies and entities regulated under the Investment Company Act (collectively, the “Funds”) advised by SUNS Manager or its affiliates. The policy recognizes that because of commonality and/or overlap of investment objectives and policies among the Funds, investment and/or disposition opportunities that are attractive to SUNS may be attractive to one or more other Funds. Under the allocation policy, which applies to investment advisers affiliated with SUNS Manager, each Fund’s investment committee is responsible for evaluating whether a particular investment opportunity is appropriate at that time for such Fund. If a Fund’s investment committee determines that such investment opportunity is appropriate for such Fund, the investment committee is then responsible for determining the appropriate size of the opportunity to be pursued for such Fund. In making this two-part assessment, the investment committee may consider a variety of factors, including without limitation (i) compliance with governing documents, (ii) compliance with applicable regulations, such as the Investment Company Act and REIT compliance, and (iii) portfolio management considerations, including available capital, investment strategies; hold size target ranges; risk profile, asset class, geographic location and other diversification and concentration parameters; target returns; and supply or demand for an investment at a given price level, among other considerations.
If multiple Funds determine that an investment is appropriate for each such Fund, such Fund shall be allocated the amount of the investment that it is seeking, as determined by the criteria set forth above. If in such circumstances it is not possible to fully satisfy the size of the investment sought by all such Funds, the opportunity will generally be allocated pro rata in proportion to the level of investment originally sought on behalf of such Fund. SUNS Manager will conduct ongoing monitoring for compliance with such policy.
Co-investments. Other investment vehicles managed by SUNS Manager or affiliates of SUNS Manager may co-invest with us or hold positions in a loan where we have also invested, including by means of splitting commitments, participating in loans or other means of syndicating loans. Such loans may raise potential conflicts of interest between us and such other investment vehicles. To the extent such investment vehicles seek to acquire the same target assets as us, subject to the internal policies of SUNS Manager and its affiliates described above, the scope of opportunities otherwise available to us may be adversely affected and/or reduced. In such circumstances, the size of the investment opportunity in loans otherwise available to us may be less than it would otherwise have been, and we may participate in such opportunities on different and potentially less favorable economic terms than such other parties if SUNS Manager deems such participation as being otherwise in our best interests. Furthermore, when such other investment vehicles have interests or requirements that do not align with our interests, including differing liquidity needs or desired investment horizons, conflicts may arise in the manner in which any voting or control rights are exercised with respect to the relevant borrower, potentially resulting in an adverse impact on us. If we participate in a co-investment with an investment vehicle managed by SUNS Manager or an affiliate of SUNS Manager and such vehicle fails to fund a future advance on a loan, we may be required to, or we may elect to, cover such advance and invest additional funds. In addition, if we and such other investment vehicles invest in different classes or types of debt, equity or other investments relating to the same borrower, actions may be taken by such other investment vehicles that are adverse to our interests, including, but not limited to, during a work-out, restructuring or insolvency proceeding or similar matter occurring with respect to such loan. Subject to applicable internal policies of SUNS Manager and its affiliates, SUNS Manager and/or its affiliates may also from time to time serve as administrative agent to all lenders of such co-invested loans. In such a case, there may arise potential conflicts of interest between us, such other investment vehicles and/or such affiliated administrative agent.
Investments into investment vehicles managed by SUNS Manager or affiliates of SUNS Manager and their borrowers. We may invest in, acquire, sell assets to or provide financing to investment vehicles managed by SUNS Manager or affiliates of SUNS Manager and their borrowers or purchase assets from, sell assets to, or arrange financing from any such investment vehicles and their borrowers. Any such transactions will require approval by a majority of our independent directors. There can be no assurance that any procedural protections will be sufficient to ensure that these transactions will be made on terms that will be at least as favorable to us as those that would have been obtained in an arm’s-length transaction.
Fees and expenses. We will be responsible for certain fees and expenses as determined by SUNS Manager, including due diligence costs, legal, accounting and financial advisor fees and related costs, incurred in connection with evaluating and consummating loan opportunities, regardless of whether such loans are ultimately consummated by the parties thereto.
The ability of SUNS Manager and its officers and employees to engage in other business activities may reduce the time SUNS Manager spends managing our business and may result in certain conflicts of interest.
Certain of our officers and directors and the officers and other personnel of SUNS Manager also serve or may serve as officers, directors or partners of certain affiliates of SUNS Manager, as well as investment vehicles sponsored by such affiliates, including investment vehicles or managed accounts not yet established, whether managed or sponsored by affiliates or SUNS Manager. For example, our expected Chief Executive Officer, Brian Sedrish also serves as Chief Executive Officer of SRT, and is expected to be the Chief Executive Officer for other entities focused on CRE that are affiliated with SUNS Manager. Additionally, our expected Chief Financial Officer, Brandon Hetzel, is expected to continue to serve as the Chief Financial Officer of AFC Gamma and other entities affiliated with SUNS Manager. Accordingly, the ability of SUNS Manager and its officers and employees to engage in other business activities may reduce the time SUNS Manager spends managing our business. These activities could be viewed as creating a conflict of interest insofar as the time and effort of the professional staff of SUNS Manager and its officers and employees will not be devoted exclusively to our business; instead it will be allocated between our business and the management of these other investment vehicles.
In the course of our investing activities, we will pay Base Management Fees to SUNS Manager and will reimburse SUNS Manager for certain expenses it incurs. As a result, investors in SUNS Common Stock will invest on a “gross” basis and receive any distributions on a “net” basis after expenses, resulting in, among other things, a lower rate of return than one might achieve through direct loans. As a result of this arrangement, SUNS Manager’s interests may be less aligned with our interests.
Our Management Agreement with SUNS Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if they had been negotiated with an unaffiliated third party, and the manner of determining the Base Management Fees may not provide sufficient incentive to SUNS Manager to maximize risk-adjusted returns for our portfolio since it is based on the book value of our equity per annum and not on our performance.
We will rely completely on SUNS Manager to provide us with investment advisory services and general management services. Our executive officers also serve as officers or employees of SUNS Manager. Our Management Agreement was negotiated between related parties and their terms, including fees payable, may not be as favorable to us as if they had been negotiated with an unaffiliated third party. Our Management Agreement with SUNS Manager will be executed concurrently with the completion of the Spin-Off.
We will pay SUNS Manager substantial Base Management Fees regardless of the performance of our portfolio. Pursuant to the terms of our Management Agreement, SUNS Manager will receive Base Management Fees that are calculated and payable quarterly in arrears in cash, in an amount equal to 0.375% of our Equity (as defined below), subject to certain adjustments, less 50% of the aggregate amount of any Outside Fees, including any agency fees relating to our loans, but excluding the Incentive Compensation and any diligence fees paid to and earned by SUNS Manager and paid by third parties in connection with SUNS Manager’s due diligence of potential loans. Such Base Management Fees will be calculated and payable quarterly in arrears in cash, subject to certain adjustments. SUNS Manager’s entitlement to the Base Management Fees, which are not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking loans that provide attractive risk-adjusted returns for our portfolio. Further, the Base Management Fee structure gives SUNS Manager the incentive to maximize the book value of our equity raised by the issuance of new equity securities or the retention of existing equity value, regardless of the effect of these actions on existing shareholders. In other words, the Base Management Fee structure will reward SUNS Manager primarily based on the size of our equity raised and not necessarily on our financial returns to shareholders. This in turn could hurt both our ability to make distributions to our shareholders and the market price of SUNS Common Stock.
The initial term of our Management Agreement will expire on the third anniversary of the effective date of the agreement, and will be automatically renewed for one-year terms thereafter unless otherwise terminated. Furthermore, SUNS Manager may decline to renew either Management Agreement with 180 days’ written notice prior to the expiration of the renewal term. If our Management Agreement is terminated and we are unable to find a suitable replacement for SUNS Manager, we may not be able to continue to execute our investment strategy.
Terminating our Management Agreement for unsatisfactory performance of SUNS Manager or electing not to renew the Management Agreement may be difficult and terminating our Management Agreement in certain circumstances requires payment of a substantial termination fee.
Terminating our Management Agreement without cause is difficult and costly. Our independent directors and the Audit and Valuation Committee of our Board will review SUNS Manager’s performance and the applicable Base Management Fees and Incentive Compensation at least annually. Upon 180 days’ written notice prior to the expiration of any renewal term, our Management Agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors, based upon unsatisfactory performance by SUNS Manager that is materially detrimental to us. The Management Agreement provides that upon any termination as described in the foregoing, we will pay SUNS Manager a Termination Fee equal to three times the sum of the annual Base Management Fees and annual Incentive Compensation received from us during the 12-month period immediately preceding the most recently completed fiscal quarter prior to such termination. This provision increases the cost to us of terminating the Management Agreement and adversely affects our ability to terminate SUNS Manager without cause.
Even if we terminate our Management Agreement for cause, we may be required to continue to retain SUNS Manager for 30 days following the occurrence of events giving rise to a for-cause termination.
While we have the right to terminate our Management Agreement for cause without paying a Termination Fee, we must provide 30 days’ notice to SUNS Manager in advance of any such termination, including in the event of SUNS Manager’s fraud, misappropriation of funds, embezzlement or bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties. As a result, we would be forced to continue to pay SUNS Manager during such 30-day period and we may not be able to find a suitable replacement for SUNS Manager during this period or, if we were able to find a suitable replacement, we may be required to compensate the new manager while continuing to pay our terminated Manager during this 30-day period (or such longer period in the case of potential remedy or cure), unless SUNS Manager waives the notice requirement. This could have an adverse effect on our business and operations, which could adversely affect our operating results and our ability to make distributions to our shareholders.
The Incentive Compensation payable to SUNS Manager under the Management Agreement may cause SUNS Manager to select riskier loans to increase its Incentive Compensation.
In addition to the Base Management Fees, SUNS Manager is entitled to receive Incentive Compensation under our Management Agreement. Under our Management Agreement, we pay Incentive Compensation to SUNS Manager based upon our achievement of targeted levels of Core Earnings. “Core Earnings” is generally defined in our Management Agreement as, for a given period, the net income (loss) computed in accordance with Generally Accepted Accounting Principles (“GAAP”), excluding (i) non-cash equity compensation expense, (ii) the Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Core Earnings does not exclude, in the case of loans with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, and (v) one-time events pursuant to changes in GAAP and certain non-cash charges after discussions between SUNS Manager and our independent directors and after approval by a majority of such independent directors.
In evaluating loans and other management strategies, the opportunity to earn Incentive Compensation based on Core Earnings and realized profits, as applicable, may lead SUNS Manager to place undue emphasis on the maximization of Core Earnings and realized profits at the expense of other criteria, such as preservation of capital, in order to achieve higher Incentive Compensation. Loans with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our portfolio.
SUNS Manager manages our portfolio in accordance with very broad investment guidelines and our Board does not approve each loan and financing decision made by SUNS Manager, which may result in us making riskier loans than those currently comprising our Existing Portfolio.
While our Board periodically reviews our portfolios, it does not review all proposed investments. In addition, in conducting periodic reviews, such directors may rely primarily on information provided to them by SUNS Manager. Our Investment Guidelines may be changed from time to time upon recommendation by SUNS Manager and approval by a majority of our

Board (which must include a majority of the independent directors of our Board) and SUNS Manager. Furthermore, SUNS Manager may use complex strategies and loans entered into by SUNS Manager that may be difficult or impossible to unwind by the time they are reviewed by our Board. SUNS Manager has great latitude in determining the types of loans that are proper for us, which could result in loan returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. In addition, SUNS Manager is not subject to any limits or proportions with respect to the mix of target investments that we make or that we may in the future acquire other than as necessary to maintain our exemption from registration under the Investment Company Act and our qualification as a REIT. Decisions made and loans entered into by SUNS Manager may not fully reflect your best interests.
SUNS Manager may change its investment process, or elect not to follow it, without the consent of our shareholders and at any time, which may adversely affect our loans.
SUNS Manager may change its investment process without the consent of our shareholders and at any time. In addition, there can be no assurance that SUNS Manager will follow its investment process in relation to the identification and underwriting of prospective loans. Changes in SUNS Manager’s investment process may result in inferior, among other things, due diligence and underwriting standards, which may adversely affect the performance of our portfolio.
We do not have a policy that expressly prohibits our directors, managers, officers, shareholders or affiliates, as applicable, from engaging for their own account in business activities of the types conducted by us.
We do not have a policy that expressly prohibits our directors, officers, shareholders or affiliates from engaging for their own account in business activities of the types conducted by us. For example, certain of our officers and directors and employees of SUNS Manager also have a relationship with our borrowers or other clients as part of their outside business activities. In addition, our Management Agreement has limited restrictions on SUNS Manager’s and its affiliates’ respective ability to engage in additional management or loan opportunities, which could result in SUNS Manager or its affiliates engaging in management and investment activities that compete with us, and our conflict of interest policies acknowledge that such activities shall not be deemed a conflict of interest.
SUNS Manager is expected to be subject to extensive regulation as an investment adviser, which could adversely affect its ability to manage our business.
SUNS Manager intends to apply to be an investment adviser under the Advisers Act. As a result, SUNS Manager and its affiliates, as applicable, are expected to be subject to regulation as an investment adviser by various regulatory authorities that are charged with protecting the interests of its clients. Instances of criminal activity and fraud by participants in the investment management industry and disclosures of trading and other abuses by participants in the financial services industry have led the United States Government and regulators to increase the rules and regulations governing, and oversight of, the United States financial system. This activity resulted in changes to the laws and regulations governing the investment management industry and more aggressive enforcement of the existing laws and regulations. SUNS Manager could be subject to civil liability, criminal liability, or sanction, including revocation of its registration as an investment adviser (if relevant), revocation of the licenses of its employees, censures, fines, or temporary suspension or permanent bar from conducting business, if it is found to have violated any of these laws or regulations. Any such liability or sanction could adversely affect the ability of SUNS Manager and any of its applicable affiliates to manage their respective business. Additionally, SUNS Manager and any of its applicable affiliates must continually address conflicts between their respective interests and those of their respective clients, including us. In addition, the SEC and other regulators have increased their scrutiny of potential conflicts of interest. SUNS Manager has procedures and controls that we believe are reasonably designed to address these issues. However, appropriately dealing with conflicts of interest is complex and difficult and if SUNS Manager or any of its applicable affiliates fail, or appears to fail, to deal appropriately with conflicts of interest, such entity could face litigation or regulatory proceedings or penalties, any of which could adversely affect such entity’s ability to manage our business.
While we believe that we benefit from SUNS Manager’s key personnel and investment professionals expertise and experience, (i) we may not replicate the historical performance of SUNS Manager’s key personnel and investment professionals or that of SUNS Manager’s affiliates, (ii) we and SUNS Manager have not previously managed a REIT vehicle or any investment vehicle focused solely on providing loans for commercial real estate industry operators and (iii) we can provide no assurance that, in certain circumstances, their prior experience will not cause reputational harm for us.
We believe that we will benefit from the extensive and diverse expertise and significant financing industry experience of the key personnel and investment professionals of SUNS Manager and its affiliates. However, investors should understand that we and SUNS Manager are recently formed entities that have limited prior operating history upon which to evaluate our and SUNS Manager’s likely performance and we and SUNS Manager have not previously managed a REIT vehicle or any investment vehicle focused solely on providing loans for commercial real estate industry operators.
Additionally, in connection with their prior experience, certain of SUNS Manager’s key personnel and its affiliates and our officers and directors have been named defendants in litigation or other legal proceedings involving their managed entities. For example, in 2015, Fifth Street Finance Corporation (“FSC”) and Fifth Street Asset Management (“Fifth Street”) and certain officers and directors of FSC and Fifth Street, including Mr. Tannenbaum and Alexander Frank, one of our expected directors, were named as defendants in actions alleging violations of Sections 10(b) and 20(a) of the Exchange Act regarding statements about the value of FSC’s assets and Fifth Street and certain officers and directors, including Mr. Tannenbaum and Mr. Frank, were named as defendants in actions alleging that the defendants breached their fiduciary duties by causing FSC to enter into an unfair Investment Advisory Agreement with Fifth Street and engaging in a scheme designed to artificially inflate FSC’s assets. In addition, in 2018, Fifth Street Management, LLC (“FSM”), during a time in which Mr. Tannenbaum was an affiliate, was subject to a cease and desist order from the SEC (the “Order”) relating to allegations of improper allocation of expenses to clients and failures relating to its review of a client’s valuation model. The Order was limited to FSM and no individual or FSM affiliated entity was subject to the Order at any time. Additionally, each of these matters have been resolved with no admission of wrongdoing by any party and the dismissals of all claims against each of the named individuals but we cannot provide assurance that these prior legal proceedings or future legal proceedings involving us, SUNS Manager, SUNS Manager’s key personnel or investment professionals or its affiliates or our officers or directors will not cause reputational harm for us.
In addition to other analytical tools, SUNS Manager may utilize financial models to evaluate loan opportunities, the accuracy and effectiveness of which cannot be guaranteed.
In addition to other analytical tools, SUNS Manager may utilize financial models to evaluate loan opportunities, the accuracy and effectiveness of which cannot be guaranteed. In all cases, financial models are only estimates of future results which are based upon assumptions made at the time that the projections are developed. There can be no assurance that SUNS Manager’s projected results will be attained and actual results may vary significantly from the projections. General economic and industry-specific conditions, which are not predictable, can have an adverse impact on the reliability of projections.
SUNS Manager’s and its affiliates’ liability is limited under the Management Agreement, and we have agreed to indemnify SUNS Manager against certain liabilities. As a result, we could experience poor performance or losses for which SUNS Manager and its affiliates would not be liable.
Pursuant to the Management Agreement, SUNS Manager does not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our Board in following or declining to follow its advice or recommendations. Under the terms of the Management Agreement, SUNS Manager, its affiliates, and any of their respective members, shareholders, managers, partners, trustees, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to SUNS Manager (collectively, the “Manager Parties”) will not be liable to us for acts or omissions performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the relevant Management Agreement. In addition, we have agreed to indemnify the Manager Parties with respect to all losses, damages, liabilities, demands, charges and claims of any nature whatsoever, and any and all expenses, costs and fees related thereto, arising from acts or omissions of the Manager Parties not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement. We have also entered into indemnification agreements with the members of the Investment Committee of SUNS Manager to indemnify and advance certain fees, costs and expenses to such individuals, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements. These protections may lead SUNS Manager to act in a riskier manner when acting on our behalf than it would when acting for its own account.
Risks Related to Our Taxation as a REIT
Failure to qualify as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our shareholders.
We intend to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. We believe that our organization and current and proposed method of operation will enable us to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code, and regulations promulgated by the U.S. Treasury

Department thereunder (“Treasury Regulations”) as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the U.S. tax laws or the application of the U.S. tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.
If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our shareholders because:
•we would not be allowed a deduction for distributions paid to shareholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;
•we could be subject to increased state and local taxes; and
•unless we are entitled to relief under statutory provisions, we would not be able to re-elect to be taxed as a REIT for four taxable years following the year in which we were disqualified.
In addition, if we fail to qualify as a REIT, we will no longer be required to make the distributions necessary to remain qualified as a REIT for U.S. federal income tax purposes. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it could adversely affect the value of SUNS Common Stock.
Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.
Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, in order to meet the REIT qualification requirements or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold certain assets through one or more to-be-formed taxable REIT subsidiaries that will be subject to corporate-level income tax at regular rates. In addition, if we lend money to a taxable REIT subsidiary (including loans to partnerships or limited liability companies in which a taxable REIT subsidiary owns an interest), the taxable REIT subsidiary may be unable to deduct all or a portion of the interest paid to us, which could result in an increased corporate-level tax liability. Any of these taxes would decrease cash available for distribution to our shareholders.
REIT distribution requirements could adversely affect our ability to execute our business plan and liquidity and may force us to borrow funds during unfavorable market conditions.
In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. In addition, we may need to reserve cash to satisfy our REIT distribution requirements, even though attractive lending opportunities may otherwise be available. To qualify as a REIT, we must distribute to our shareholders at least 90% of our net taxable income each year, without regard to the deduction for dividends paid and excluding capital gains and certain non-cash income. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our taxable income, including any net capital gain. We intend to make distributions to our shareholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments.
The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain our REIT status. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. To address and/or mitigate some of these issues, we may make taxable distributions that are in part paid in cash and in part paid in our equity. In such cases, our shareholders may have tax liabilities from such distributions in excess of the cash they receive. The treatment of such taxable stock distributions is not entirely clear, and it is possible the taxable stock distribution will not count towards our distribution requirement, in which case adverse consequences could apply.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or to liquidate otherwise attractive loans.
To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets and the amounts we distribute to our shareholders. In order to meet these tests, we may be required to forego loans that we might otherwise make or liquidate loans we might otherwise continue to hold. Thus, compliance with the REIT requirements may hinder our performance by limiting our ability to make and/or maintain ownership of certain otherwise attractive loans.
Temporary investment of available capital in short-term securities and income from such investment generally will allow us to satisfy various REIT income and asset qualifications, but only during the one-year period beginning on the date we receive such capital. If we are unable to invest a sufficient amount of such capital in qualifying commercial real estate assets within such one-year period, we could fail to satisfy the gross income tests and/or we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents. If we fail to satisfy such income test, unless we are entitled to relief under certain provisions of the Code, we could fail to qualify as a REIT.
The tax on prohibited transactions will limit our ability to engage in certain loans involving the sale or other disposition of property or that would otherwise subject us to a 100% penalty tax.
A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business. Although we do not intend to hold a significant amount of assets as inventory or primarily for sale to customers in the ordinary course of our business, the characterization of an asset sale as a prohibited transaction depends on the particular facts and circumstances. The Code provides a safe harbor that, if met, allows a REIT to avoid being treated as engaged in a prohibited transaction. We may sell certain assets in transactions that do not meet all of the requirements of such safe harbor if we believe the transaction would nevertheless not be a prohibited transaction based on an analysis of all of the relevant facts and circumstances. If the IRS were to successfully argue that such a sale was in fact a prohibited transaction, we would be subject to a 100% penalty tax with respect to such sale. In addition, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales, even though the sales might otherwise be beneficial to us.
Legislative, regulatory or administrative tax changes related to REITs could materially and adversely affect our business.
At any time, the U.S. federal income tax laws or Treasury Regulations governing REITs, or the administrative interpretations of those laws or regulations, may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.
Dividends payable by REITs generally do not qualify for reduced tax rates applicable to qualified dividend income.
The maximum U.S. federal income tax rate for certain qualified dividends payable to individual U.S. Holders is 20%. Dividends payable by REITs, however, are generally not qualified dividends and therefore are not eligible for taxation at the reduced rates. However, to the extent such dividends are attributable to certain dividends that we receive from a taxable REIT subsidiary or to income from a prior year that was retained by us and subject to corporate tax, such dividends generally will be eligible for the reduced rates that apply to qualified dividend income. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our equity. However, through the 2025 tax year, individual U.S. Holders may be entitled to claim a deduction in determining their taxable income of 20% of ordinary REIT dividends (dividends other than capital gain dividends and dividends attributable to qualified dividend income received by us, if any), which temporarily reduces the effective tax rate on these dividends to a maximum federal income tax rate of 29.6% for those years. If we fail to qualify as a REIT, such dividends will no longer be ordinary REIT dividends and shareholders may not claim this deduction with respect to dividends paid by us. Shareholders are urged to consult tax advisers regarding the effect of this change on the effective tax rate with respect to REIT dividends.

If we were considered to have actually or constructively paid a “preferential dividend” to certain of our shareholders, our status as a REIT could be adversely affected.
In order to qualify as a REIT, we must annually distribute to our shareholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain and certain non-cash income. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends,” unless we are a “publicly offered REIT,” which we expect to become upon the consummation of the transactions described herein. A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the IRS’s position regarding whether certain arrangements that REITs have with their shareholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment program inadvertently causing a greater than 5% discount on the price of such stock purchased). There is no de minimis exception with respect to preferential dividends; therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend prior to becoming a publicly offered REIT, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure.
The ability of our Board to revoke our REIT election without shareholder approval may cause adverse consequences to our shareholders.
The Charter provides that our Board may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if our Board determines that it is no longer in our best interest to attempt to, or continue to, qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our net taxable income, and we generally would no longer be required to distribute any of our net taxable income to our shareholders, which may have adverse consequences on the total return to our shareholders.
Complying with REIT requirements may limit our ability to hedge our operational risks effectively and may cause us to incur tax liabilities.
The REIT provisions of the Code may limit our ability to hedge risks relating to our operations. Any income from a hedging transaction that we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests.
To the extent the business interest deductions of our subsidiaries, if any, are deferred or disallowed, our taxable income may exceed our cash available for distributions to shareholders.
Code Section 163(j) limits the deductibility of “business interest” for both individuals and corporations. Certain real property trades or businesses are permitted to elect out of this limitation, but we do not expect it to be available to us. To the extent our interest deductions or those of our subsidiaries, if any, are deferred or disallowed under Code Section 163(j) or any other provision of law, our taxable income may exceed our cash available for distribution to our shareholders. As a result, there is a risk that we may have taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized.
Risks Related to SUNS Common Stock
We cannot be certain that an active trading market for SUNS Common Stock will develop or be sustained after the Distribution and, following the Distribution, our stock price may fluctuate significantly.
A public market for SUNS Common Stock does not currently exist. We cannot guarantee that an active trading market will develop or be sustained for SUNS Common Stock after the Distribution, nor can we predict the prices at which shares of SUNS Common Stock may trade after the Distribution. Similarly, we cannot predict the effect of the Distribution on the trading prices of SUNS Common Stock or whether the combined trading prices of the AFCG Common Stock and SUNS Common Stock will equal or exceed what the trading price of AFCG Common Stock would have been in absence of the Separation and Distribution.

Until the market has fully evaluated our business as a standalone entity, the prices at which shares of SUNS Common Stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. The increased volatility of our stock price following the Distribution may have a material adverse effect on our business, financial condition and results of operations. The market price of SUNS Common Stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:
•actual or anticipated fluctuations in our operating results;
•changes in earnings estimated by securities analysts or our ability to meet those estimates;
•the operating and stock price performance of comparable companies;
•changes to the regulatory and legal environment under which we operate; and
•domestic and worldwide economic conditions.
The market price for SUNS Common Stock may be volatile, which could contribute to the loss of all or part of your investment.
The trading price of SUNS Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Some of the factors that could negatively affect or result in fluctuations in the market price of SUNS Common Stock include:
•our actual or projected operating results, financial condition, cash flows and liquidity or changes in business strategy or prospects;
•changes in governmental policies, regulations or laws;
•loss of a major funding source or inability to obtain new favorable funding sources in the future;
•equity issuances by us, or share resales by our shareholders, or the perception that such issuances or resales may occur;
•actual, anticipated or perceived accounting or internal control problems;
•publication of research reports about us or the commercial real estate industry;
•our value of the properties securing our loans;
•changes in market valuations of similar companies;
•adverse market reaction to any increased indebtedness we may incur in the future;
•additions to or departures of the executive officers or key personnel supporting or assisting us from SUNS Manager or its affiliates, including SUNS Manager’s investment professionals;    speculation in the press or investment community about us or other similar companies;
•our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;
•increases in market interest rates, which may lead investors to demand a higher distribution yield for SUNS Common Stock (if we have begun to make distributions to our shareholders) and which could cause the cost of our interest expenses on our debt to increase;
•failure to qualify or maintain our qualification as a REIT or exemption from the Investment Company Act;
•price and volume fluctuations in the stock market generally; and
•general market and economic conditions, including the state of the credit and capital markets.
Any of the factors listed above could materially adversely affect your investment in SUNS Common Stock, and SUNS Common Stock may trade at prices significantly below the public offering price, which could contribute to a loss of all or part of your investment. In such circumstances the trading price of SUNS Common Stock may not recover and may experience a further decline.
In addition, broad market and industry factors could materially adversely affect the market price of SUNS Common Stock, irrespective of our operating performance. The stock market in general, and Nasdaq and the market for REITs have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of ours, may not be predictable. A loss of investor confidence in the market for finance companies or the stocks of other companies which investors perceive to be similar to us, the opportunities in the finance market or the stock market in general, could depress our stock price regardless of our business, financial condition, results of operations or growth prospects.
The value of our equity securities could be materially and adversely affected by our level of cash distributions.
The value of the equity securities of a company whose principal business is similar to ours is based primarily upon investors’ perception of its growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the market value of its underlying assets. For that reason, our equity may be valued at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the price at which our equity could trade. Our failure to meet investors’ expectations with regard to future earnings and cash distributions likely would materially and adversely affect the valuation of our equity.
Future offerings of debt securities, which would rank senior to SUNS Common Stock upon a bankruptcy liquidation, and future offerings of equity securities that may be senior to SUNS Common Stock for the purposes of dividend and liquidating distributions, may adversely affect the value of our capital stock.
In the future, we intend to attempt to increase our capital resources by making offerings of debt or equity securities. We expect the principal amount of the loans we originate to increase and that we will need to raise additional equity and/or debt funds to increase our liquidity in the near future. Upon bankruptcy or liquidation, holders of our debt securities, lenders with respect to any of our borrowings and holders of SUNS Preferred Stock, if any, will receive a distribution of our available assets prior to the holders of SUNS Common Stock. Equity offerings by us may dilute the holdings of our existing shareholders or reduce the valuation of SUNS Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control.
We may in the future pay distributions from sources other than our cash flow from operations, including borrowings, offering proceeds or the sale of assets, which means we will have less funds available for investments or less income-producing assets and your overall return may be reduced.
We may in the future pay distributions from sources other than from our cash flow from operations. We intend to fund the payment of regular distributions to our shareholders entirely from cash flow from our operations. However, we may from time to time not generate sufficient cash flow from operations to fully fund distributions to shareholders. Therefore, if we choose to pay a distribution, we may choose to use cash flows from financing activities, including borrowings (including borrowings secured by our assets) and net proceeds of this or a prior offering, from the sale of assets or from other sources to fund distributions to our shareholders.
To the extent that we fund distributions from sources other than cash flows from operations, including borrowings, offering proceeds or proceeds from asset sales, the value of your investment will decline, and such distributions may constitute a return of capital and we may have fewer funds available for the funding of loans or less income-producing assets and your overall return may be reduced. Further, to the extent distributions exceed our earnings and profits, a shareholder’s basis in our stock will be reduced and, to the extent distributions exceed a shareholder’s basis, the shareholder will be required to recognize capital gain.
There is a risk that shareholders may not receive distributions or that such dividends may not grow over time.
We intend to make to make regular quarterly distributions to our shareholders, consistent with our intention to qualify as a REIT for U.S. federal income tax purposes. However, any future determination to actually pay dividends will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant. We therefore cannot assure our shareholders that we will achieve investment results and other circumstances that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions.

As one of our significant shareholders and a significant beneficial owner of SUNS Manager, Leonard M. Tannenbaum, can exert significant influence over our corporate actions and important corporate matters.
Our founder, Executive Chairman, Leonard M. Tannenbaum, beneficially owns approximately 25.0% of AFCG Common Stock as of March 26, 2024. Based on Mr. Tannenbaum current beneficial ownership of AFC Gamma equity, Mr. Tannenbaum is expected to beneficially own 18.1% of our common stock immediately following the Spin-Off. Mr. Tannenbaum also owns 75.0% of the outstanding equity of SUNS Manager. Similarly, Robyn Tannenbaum, our expected President, owns 10.0% of SUNS Manager as of March 26, 2024.
Mr. Tannenbaum and, to a lesser extent, Mrs. Tannenbaum could therefore exert substantial influence over our corporate matters, such as electing directors and approving material mergers, acquisitions, strategic partnerships or other business combination transactions, as applicable. This concentration of ownership may discourage, delay or prevent a change in control which could have the dual effect of depriving our shareholders from an opportunity to receive a premium for their equity as part of a sale of SUNS and otherwise reducing the price of such equity.
We will be an “emerging growth company” and a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make shares of SUNS Common Stock less attractive to investors.
We will be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.
We could remain an “emerging growth company” for up to five years from the date of the consummation of the Separation and Distribution, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of SUNS Common Stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.
Similarly, as a “smaller reporting company” under federal securities laws, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may be a smaller reporting company even after we are no longer an emerging growth company.
We cannot predict if investors will find SUNS Common Stock less attractive because we will rely on these exemptions. If some investors find SUNS Common Stock less attractive as a result, there may be a less active trading market for SUNS Common Stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company and/or smaller reporting company, as applicable.
We will incur significant costs as a result of being a public company, and such costs may increase when we cease to be an emerging growth company and/or smaller reporting company.
As a public company, we will incur significant legal, accounting, insurance and other expenses that we have not previously incurred, including costs associated with public company reporting requirements of the Exchange Act, Sarbanes-Oxley, the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations may significantly increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. As a result, our executive officers’

attention may be diverted from other business concerns, which could adversely affect our business and results of operations. Furthermore, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect compliance with these public reporting requirements and associated rules and regulations to increase expenses, particularly after we are no longer an emerging growth company nor a smaller reporting company, although we are currently unable to estimate these costs with any degree of certainty. We could be an emerging growth company for up to five full fiscal years, although circumstances could cause us to lose that status earlier as discussed above, which could result in our incurring additional costs applicable to public companies that are not emerging growth companies. We may be a smaller reporting company even after we are no longer an emerging growth company.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.
General Risk Factors
Ineffective internal controls could impact our business and operating results.
Our internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business and operating results could be harmed and the reliability of our financial statements could be compromised.
We rely on information technology in our operations, and security breaches and other disruptions in our systems could compromise our information and expose us to liability, which would cause our business and reputation to suffer.
In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our borrowers and business partners, including personally identifiable information of our borrowers and employees, if any, on our networks. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems or those of our borrowers for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation, damage to business relationships and regulatory fines and penalties. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. Although we intend to implement processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, such measures will not guarantee that a cyber-incident will not occur and/or that our financial results, operations or confidential information will not be negatively impacted by such an incident. In addition, cybersecurity has become a top priority for regulators around the world, and some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. If we fail to comply with the relevant laws and regulations, we could suffer financial losses, a disruption of our business, liability to investors, regulatory intervention or reputational damage.
Future sales of our capital stock or other securities convertible into our capital stock could cause the value of SUNS Common Stock to decline and could result in dilution of your shares of SUNS Common Stock.
Our Board is authorized, without your approval, to cause us to issue additional shares of SUNS Common Stock or to raise capital through the creation and issuance of SUNS Preferred Stock, debt securities convertible into common stock, options, warrants and other rights, on terms and for consideration as our Board in its sole discretion may determine.
Sales of substantial amounts of our capital stock or other securities convertible into our capital stock could cause the valuation of our capital stock to decrease significantly. We cannot predict the effect, if any, of future sales of our equity, or the availability of our equity for future sales, on the value of our equity. Sales of substantial amounts of our equity by any large shareholder, or the perception that such sales could occur, may adversely affect the valuation of our equity.
If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would materially adversely affect our business and the trading price of SUNS Common Stock.
Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. When we lose our status both as an emerging growth company and a smaller reporting company, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Any testing by us conducted in connection with Sarbanes-Oxley, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could materially adversely affect the trading price of SUNS Common Stock.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
We are subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.
These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make any related party transaction disclosures. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

THE SEPARATION AND DISTRIBUTION
General
The Separation and the resulting Spin-Off will be implemented in two steps. First, AFC Gamma will contribute, and SUNS will accept and assume, all the assets, liabilities and business related to the Spin-Off Business, to the extent such assets, liabilities and business are not already held at SUNS. Then, AFC Gamma will distribute all of the outstanding shares of SUNS Common Stock on the Distribution Date to AFC Gamma’s shareholders as of the Record Date on a pro rata basis. AFC Gamma and SUNS expect that $115 million of assets in the aggregate will either be contributed to SUNS in the Contribution or be held by SUNS immediately following the Contribution. SUNS intends to provide financing for up to $115 million in aggregate principal amount of loans prior to the Separation. To the extent the aggregate principal amount of SUNS’ loan portfolio to be contributed or held by SUNS plus cash held by SUNS is less than $115 million immediately prior to the Separation, AFC Gamma will contribute to SUNS in cash in the amount that represents the difference between $115 million and the aggregate principal amount of SUNS’ loan portfolio and cash as part of the Contribution.
The Distribution of SUNS Common Stock is expected to take place on or about [_______], 2024, the Distribution Date. On the Distribution Date, each holder of AFCG Common Stock will receive one share of SUNS Common Stock for every three shares of AFCG Common Stock held as of the Record Date, as described below. You will not be required to make any payment, surrender or exchange your AFCG Common Stock or take any other action to receive your shares of SUNS common stock to which you are entitled on the Distribution Date.
The Distribution of SUNS Common Stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. We cannot provide any assurances that the Distribution will be completed. For a more detailed description of these conditions, see the section “The Separation—Conditions to the Distribution.” We cannot provide any assurances that AFC Gamma will complete the Separation and Distribution.
Reasons for the Separation
We currently operate the Spin-Off Business and are currently a wholly-owned subsidiary of AFC Gamma. We will hold the Spin-Off Business following the Spin-Off.
Following a strategic review, it was determined that separating the Spin-Off Business from AFC Gamma’s current business operations would be in the best interests of AFC Gamma and its shareholders and that the Separation would create two companies with attributes that best position each company for long-term success, including the following:
•enabling each company’s management to more effectively pursue its own distinct investment priorities and strategies;
•permitting AFC Gamma to allocate its financial resources to meet the unique needs of its business, which will allow us to specialize on its distinct strategic priorities and to more effectively pursue its distinct capital allocation and portfolio management strategies;
•allowing each company to more effectively articulate a clear investment thesis to attract a long-term investor base suited to their business and providing investors with a distinct and targeted investment opportunity; and
•enhancing access to financing to support the Spin-Off Business, which will no longer be subject to the current regulatory environment with respect to lending to cannabis industry operators.
Neither we, nor AFC Gamma, can assure you that, following the Separation, any of the benefits described above or otherwise in this information statement will be realized to the extent anticipated or at all. For more information, see “Risk Factors.”
The Number of Shares You Will Receive
On the Distribution Date, you will receive one share of SUNS Common Stock for every three shares of AFCG Common Stock held as of the Record Date, as well as a cash payment in lieu of fractional shares. The Distribution will generally be taxable to shareholders for U.S. federal income tax purposes as described under “Material U.S. Federal Income Tax Consequences.”

Treatment of Fractional Shares
Continental Stock Transfer & Trust Company, acting as the distribution agent, will not distribute any fractional shares of SUNS Common Stock to AFC Gamma shareholders. AFC Gamma shareholders who would otherwise be entitled to a fractional share of SUNS Common Stock (after aggregating all fractional shares of SUNS Common Stock that otherwise would be received by such holder), will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the volume weighted average closing trading price of a share of SUNS Common Stock for the five consecutive trading days ending five trading days immediately after the date the Distribution is effected. Recipients of cash in lieu of fractional shares will not be entitled to any minimum sale price for the fractional shares or to any interest on the payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient shareholders for U.S. federal income tax purposes as described under “Material U.S. Federal Income Tax Consequences.”
Treatment of the AFC Gamma Preferred Stock
Prior to the completion of the Spin-Off, AFC Gamma intends to redeem all outstanding shares of the AFC Gamma Preferred Stock for cash at a price per share of AFC Gamma Preferred Stock of $1,000 plus all accrued and unpaid dividends thereon to and including the date fixed for redemption. Currently there are 125 shares of AFC Gamma Preferred Stock outstanding.
Treatment of Guarantees
In connection with the Spin-Off, AFC Gamma will have SUNS removed as guarantor of, or obligor for, any of AFC Gamma’s liabilities, including with respect to those guarantees and obligations pursuant to AFC Gamma’s indenture and credit facilities.
When and How You Will Receive the Distribution of SUNS Shares
AFC Gamma will distribute the shares of SUNS Common Stock on [_______], 2024, the Distribution Date, to holders of record as of the Record Date. AFC Gamma’s transfer agent and registrar, Continental Stock Transfer & Trust Company, will serve as transfer agent and registrar for SUNS Common Stock and as distribution agent in connection with the Distribution.
If you own AFCG Common Stock as of the Record Date, the shares of SUNS Common Stock that you are entitled to receive in connection with the Distribution will be issued electronically, as of the Distribution Date, to your account as follows:
•Registered Shareholders. If you own your shares of AFC Gamma stock directly, either in book-entry form through an account at Continental Stock Transfer & Trust Company and/or if you hold paper stock certificates, you will receive your shares of SUNS Common Stock by way of direct registration in book-entry form. Registration in book-entry form is a method of recording stock ownership when no physical paper stock certificates are distributed to shareholders, as is the case in connection with the Distribution.
On or shortly following the Distribution Date, the Distribution Agent will mail to you a direct registration account statement that reflects the number of shares of SUNS Common Stock that have been registered in book-entry form in your name. Shareholders having any questions concerning the mechanics of having shares of SUNS Common Stock registered in book-entry form may contact Continental Stock Transfer & Trust Company at the address set forth under “Questions and Answers About the Separation and Distribution” in this information statement; and
•Beneficial Shareholders. Many AFC Gamma shareholders hold their shares of AFCG Common Stock beneficially through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your AFCG Common Stock through a bank or brokerage firm, your bank or brokerage firm will credit your account with the shares of SUNS Common Stock that you are entitled to receive in connection with the Distribution. If you have any questions concerning the mechanics of having shares of common stock held in “street name,” we encourage you to contact your bank or brokerage firm.
Treatment of Outstanding AFC Gamma Equity Compensation Awards
Effective as of the Distribution Date, then outstanding stock options and restricted stock awards previously granted under the AFC Gamma Stock Incentive Plan shall be treated as follows. Outstanding stock options granted under the Stock Incentive Plan shall remain outstanding after the Spin-Off and will remain exercisable for shares of AFC Gamma common stock. However, the number of shares subject to and exercise price of each outstanding option will be equitably adjusted pursuant to the terms of the Stock Incentive Plan so that option holders retain the same intrinsic value with respect to their options before and after the Spin-Off and after giving effect to the Distribution. Outstanding AFC Gamma stock options will otherwise remain subject to the same vesting and other terms that applied before the Spin-Off.
Effective as the Distribution Date, then outstanding restricted stock awards granted under the Stock Incentive Plan shall remain outstanding after the Spin-Off and will remain restricted stock awards with respect to AFC Gamma common stock. Outstanding shares of restricted stock will remain outstanding without any adjustment and will otherwise remain subject to the same vesting and other terms that applied before the Spin-Off. In connection with the Spin-Off, holders of outstanding restricted stock awards will receive the same per share distribution of shares of SUNS Common Stock as other stockholders. However, any shares of SUNS Common Stock received in respect of outstanding restricted stock awards will remain subject to the same vesting and other conditions that apply to the underlying shares of AFC Gamma restricted stock.
Results of the Separation and Distribution
After the Separation and Distribution, we will be a separate publicly-traded company. Immediately following the Separation and Distribution, we will have approximately 6.9 million shares of SUNS Common Stock outstanding. The Distribution will not affect the number of outstanding shares of AFCG Common Stock or any rights of AFC Gamma shareholders. However, following the Record Date, the equity value of AFC Gamma will no longer reflect the value of the Spin-Off Business. Although AFC Gamma believes that our separation from AFC Gamma offers its shareholders the greatest long-term value, there can be no assurance that the combined trading prices of the AFCG Common Stock and SUNS Common Stock will equal or exceed what the trading price of AFCG Common Stock would have been in absence of the Separation and Distribution.
Regulatory Approvals
We must complete the necessary registration under the federal securities laws of SUNS Common Stock to be issued in connection with the Distribution. We must also complete the applicable listing requirements on Nasdaq for such shares. Other than these requirements, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Distribution.
Additionally, SUNS Manager must complete the necessary registration under the Advisers Act.
Appraisal Rights
No AFC Gamma shareholder will have any appraisal rights in connection with the Separation and Distribution.
Listing and Trading of SUNS Common Stock
As of the date of this information statement, there is no public market for SUNS Common Stock. We intend to apply for the listing of SUNS Common Stock on the Nasdaq Capital Market under the symbol “SUNS”.
The shares of SUNS Common Stock distributed to AFC Gamma shareholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Separation and Distribution include individuals who control, are controlled by, or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our expected directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of SUNS Common Stock only pursuant to an effective registration statement under the Securities Act of 1933, or the “Securities Act,” or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.
Conditions to the Distribution
We expect the Distribution will be effective on or about [_______], 2024, the Distribution Date, provided that, among other conditions described in the separation and distribution agreement, the following conditions will have been satisfied or waived by AFC Gamma in its sole discretion:
•the AFC Gamma Board of Directors will have approved the Distribution and will not have abandoned the

Distribution or terminated the separation and distribution agreement at any time prior to the consummation of the Distribution;
•the SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act; no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect; no proceedings for such purpose will be pending before or threatened by the SEC; and this information statement, or a notice of internet availability thereof, will have been mailed to the holders of AFCG Common Stock as of the Record Date;
•all actions and filings necessary or appropriate under applicable federal, state “blue sky,” or foreign securities laws and the rules and regulations thereunder will have been taken and, when applicable, become effective or been accepted;
•SUNS Common Stock to be delivered in connection with the Distribution will have been approved for listing on Nasdaq, subject to official notice of issuance;
•each of the ancillary agreements contemplated by the separation and distribution agreement will have been duly executed and delivered by the parties thereto;
•no applicable law will have been adopted, promulgated, or issued, and be in effect, that prohibits the consummation of the Distribution or any of the transactions contemplated by the separation and distribution agreement; and
•no events or developments shall have occurred or exist that, in the sole and absolute judgment of the AFC Gamma Board of Directors, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of AFC Gamma or its shareholders.
The fulfillment of these conditions will not create any obligations on AFC Gamma’s part to effect the Separation, and the AFC Gamma Board of Directors has reserved the right, in its sole discretion, to abandon, modify, or change the terms of the Separation, including by accelerating or delaying the timing of the consummation of all or part of the Distribution, at any time prior to the Distribution Date.
No Restrictions on Corporate Opportunities
As discussed in further detail in the separation and distribution agreement, following the Spin-Off, in the event that AFC Gamma or any director or officer of AFC Gamma acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both AFC Gamma and SUNS, neither AFC Gamma nor any director or officer of AFC Gamma, shall have any duty to communicate or present such corporate opportunity to SUNS and shall not be liable to SUNS or to SUNS’ shareholders for breach of any fiduciary duty as a shareholder of SUNS or an officer or director thereof by reason of the fact that AFC Gamma pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to SUNS.
In the event that SUNS or any director or officer of SUNS acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both AFC Gamma and SUNS, neither SUNS nor any director or officer of SUNS shall have any duty to communicate or present such corporate opportunity to AFC Gamma and shall not be liable to AFC Gamma or to AFC Gamma’s shareholders for breach of any fiduciary duty as a shareholder of AFC Gamma or an officer or director thereof by reason of the fact that SUNS pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to AFC Gamma.
Conflicts of Interest
We expect that numerous conflicts of interest will exist after the Separation and Distribution based upon the numerous arrangements and/or agreements between the parties. For example, our expected Chief Executive Officer, Brian Sedrish also serves as Chief Executive Officer of SRT, a private vehicle that intends to elect to be treated as a REIT with an investment strategy to provide capital solutions to CRE markets in the Southern U.S., similar to SUNS, and SUNS Manager and its affiliates are not precluded from providing services to or managing a business with the same investment strategies as us.
Agreements with AFC Gamma
In connection with the Separation, we will enter into a separation and distribution agreement and several other agreements with AFC Gamma to effect the Separation and provide a framework for our relationship with AFC Gamma after the Separation. These agreements will govern the relationship between our company, on the one hand, and AFC Gamma and its subsidiaries, on the other hand, subsequent to the Separation (including with respect to administrative services and tax matters).
In addition to the separation and distribution agreement (which will contain many of the key provisions related to our Separation from AFC Gamma and the distribution of our shares of common stock to AFC Gamma shareholders), we will also enter into a Tax Matters Agreement.
The forms of the principal agreements described below have been filed as exhibits to the registration statement of which this information statement forms a part. The following descriptions of these agreements are summaries of the material terms of these agreements.
Separation and Distribution Agreement
The separation and distribution agreement will govern the overall terms of the Separation and Distribution. First, AFC Gamma will either contribute, and SUNS will accept and assume, all the assets, liabilities and business related to the Spin-Off Business, to the extent such assets, liabilities and business are not already held at SUNS, or SUNS will hold the assets immediately following the Contribution. Then, on or prior to the Distribution Date, AFC Gamma will deliver all of the issued and outstanding shares of SUNS Common Stock on the Distribution Date to the distribution agent. On or as soon as practicable following the Distribution Date, the distribution agent will electronically deliver the shares of SUNS Common Stock to AFC Gamma shareholders based on the distribution ratio. The AFC Gamma’s Board may, in its sole and absolute discretion, at any time until the Distribution, decide to abandon or modify the Distribution and to terminate the separation and distribution agreement.
The separation and distribution agreement will also specify those conditions that must be satisfied or waived by AFC Gamma prior to the completion of the Separation, which are described further in “—Conditions to the Distribution.”
We and AFC Gamma will each agree to indemnify the other and each of the other’s current and former directors, officers, and employees, and each of the heirs, executors, administrators, successors, and assigns of any of them, against certain liabilities incurred in connection with the Separation and Distribution and our and AFC Gamma’s respective businesses. The amount of either AFC Gamma or our indemnification obligations will be reduced by any net insurance proceeds the party being indemnified receives. The separation and distribution agreement will also establish procedures for handling claims subject to indemnification and related matters, including with respect to the release of pre-distribution claims.
Tax Matters Agreement
In connection with the Separation, we and AFC Gamma intend to enter into a tax matters agreement that will contain arrangements with respect to certain tax matters and will govern the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business and taxes incurred as a result of the Separation and the Distribution. The tax matters arrangement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests, and assistance and cooperation on tax matters.
The tax matters agreement will govern the rights and obligations that we and AFC Gamma will have after the Separation with respect to taxes for both pre- and post-closing periods. Under the tax matters arrangement, we will be responsible for (i) any of our taxes for all periods prior to and after the Distribution and (ii) any taxes of the AFC Gamma group for periods prior to the Distribution to the extent attributable to the commercial real estate lending business. AFC Gamma generally will be responsible for any of the taxes of the AFC Gamma group other than taxes for which we are responsible. In addition, AFC Gamma will be responsible for its taxes arising as a result of the Separation and Distribution. Notwithstanding the foregoing, sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar taxes imposed on the Distribution shall be borne fifty percent (50%) by us and fifty percent (50%) by AFC Gamma. SUNS shall be entitled to any refund (and any interest thereon received from the applicable tax authority) of taxes for which SUNS is responsible for under the tax matters agreement and AFC Gamma shall be entitled to any refund (and any interest thereon received from the applicable tax authority) of taxes for which AFC Gamma is responsible for under the tax matters agreement.
Each of AFC Gamma and SUNS will indemnify each other against any taxes allocated to such party under the tax matters agreement and related out-of-pocket costs and expenses.

Administrative Services Agreement
SUNS Manager intends to enter into an administrative services agreement with TCG Services, a wholly-owned entity of the Tannenbaum Capital Group and an affiliate of SUNS Manager and Leonard Tannenbaum, our expected Executive Chairman, and Robyn Tannenbaum, our expected President, that will set forth the terms on which TCG Services will provide to us certain administrative services, including providing personnel, office facilities, information technology and other equipment and legal, accounting, human resources, clerical, bookkeeping and record keeping services at such facilities and other services that will be necessary or useful for us.
Reason for Furnishing this Information Statement
This information statement is being furnished solely to provide information to AFC Gamma shareholders who are entitled to receive shares of SUNS Common Stock in connection with the Distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold, or sell any of our securities. We believe the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither AFC Gamma nor we undertake any obligation to update such information except in the normal course of our respective public disclosure obligations.

DISTRIBUTION POLICY
Following the completion of the Separation and Distribution, we intend to make regular quarterly distributions to our shareholders, consistent with our intention to qualify as a REIT for U.S. federal income tax purposes. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains and certain non-cash income, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. As a result, in order to satisfy the requirements for us to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to our shareholders out of assets legally available therefor.
Any future determination to actually pay dividends or other distributions will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements, the annual distribution requirements under the REIT provisions of the Code, our REIT taxable income and other factors that our Board deems relevant. Under the MGCL, we generally may only pay a dividend or other distribution if, after giving effect to the distribution, we would be able to pay our indebtedness as it becomes due in the usual course of business and our total assets exceed our total liabilities.
To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may be required to fund distributions from working capital or through equity, equity-related or debt financings or, in certain circumstances, asset sales, as to which our ability to consummate loans in a timely manner on favorable terms, or at all, cannot be assured, or we may make a portion of the Required Distribution in the form of a taxable stock distribution or distribution of debt securities.

CAPITALIZATION
The following table sets forth our capitalization as of March 31, 2024, on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in our Unaudited Pro Forma Financial Information. The information below is not necessarily indicative of what our capitalization would have been had the Separation and Distribution been completed as of March 31, 2024. In addition, it is not indicative of our future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and the related notes included elsewhere in this information statement.

	March 31, 2024
Capitalization:	Historical	Pro Forma
Cash and cash equivalents	$348,286	$67,951,319

Shareholder's equity
Common stock	$1	$68,890
Additional paid-in capital	45,399,999	114,931,110
Accumulated earnings (deficit)	1,996,967	—
Total shareholder's equity	47,396,967	115,000,000
Total capitalization	$47,396,967	$115,000,000

UNAUDITED PRO FORMA FINANCIAL STATEMENTS
The Unaudited Pro Forma Financial Information presented below has been derived from SUNS’ historical financial statements included in this information statement. While the historical financial statements reflect the past financial results of the Spin-Off Business, this pro forma information gives effect to the separation of that business into a separate publicly-traded company. The pro forma adjustments to reflect the Separation and Distribution include:
•the separation of the assets and liabilities related to the Spin-Off Business pursuant to the separation and distribution agreement;
•the incremental costs we expect to incur as an autonomous entity
•the anticipated post-Separation and Distribution capital structure, including the issuance of 6,889,031 shares of SUNS Common Stock to AFC Gamma and the distribution of approximately 100% of our issued and outstanding shares of common stock on the Distribution Date by AFC Gamma in connection with the Distribution; and
•the impact of, and transactions contemplated by, the separation and distribution agreement and the tax matters agreement.
The pro forma adjustments are based on available information and assumptions our management believes are reasonable; however, such adjustments are subject to change as the costs of operating as a standalone company are determined. In addition, such adjustments are estimates and may not prove to be accurate. The Unaudited Pro Forma Financial Information has been derived from our Historical Financial Statements included in this information statement and includes certain adjustments to give effect to events that are directly attributable to the Separation and Distribution and related transaction agreements and factually supportable. As a stand-alone public company, we expect to incur additional recurring costs of being a stand-alone public company. The significant assumptions involved in determining our estimates of recurring costs of being a stand-alone public company include, but not limited to, costs to perform financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit and investor relations activities.
The Unaudited Pro Forma Statement of Operations for the three months ended March 31, 2024 and for the period from August 28, 2023 to December 31, 2023 have been prepared as though the Distribution occurred on the date of formation, August 28, 2023. The Unaudited Pro Forma Balance Sheet as of March 31, 2024 has been prepared as though the distribution occurred on March 31, 2024. The Unaudited Pro Forma Financial Information is for illustrative purposes only, and does not reflect what our financial position and results of operations would have been had the distribution occurred on the dates indicated and is not necessarily indicative of our future financial position and future results of operations.
The Unaudited Pro Forma Financial Information should be read in conjunction with our historical financial information, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement. The Unaudited Pro Forma Financial Information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Special Note Regarding Forward-Looking Statements” included elsewhere in this information statement.

SUNRISE REALTY TRUST, INC.
UNAUDITED PRO FORMA BALANCE SHEET
AS OF MARCH 31, 2024

	Historical	Transaction Accounting Adjustments		Pro Forma

Assets
Loans held for investment at carrying value, net	$46,428,238	$—		$46,428,238
Interest receivable	838,558	—		838,558
Cash and cash equivalents	348,286	67,603,033	[A]	67,951,319
Total assets	$47,615,082	$67,603,033		$115,218,115

Liabilities
Accounts payable and other liabilities	$173,050	$—		$173,050
Due to affiliate	45,065	—		45,065
Total liabilities	218,115	—		218,115
Commitments and contingencies

Shareholders' equity
Common stock, par value $0.01 per share, 50,000,000 shares authorized and 100 shares issued and outstanding	1	68,889	[B]	68,890
Additional paid-in capital	45,399,999	69,531,111	[C]	114,931,110
Accumulated earnings (deficit)	1,996,967	(1,996,967)	[D]	—
Total shareholders' equity	47,396,967	67,603,033		115,000,000

Total liabilities and shareholders' equity	$47,615,082	$67,603,033		$115,218,115
See accompanying notes to the unaudited pro forma financial information

SUNRISE REALTY TRUST, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2024

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma

Revenue
Interest income	$2,026,306	$—		$1,099,515	[F1][G1]	$3,125,821
Net interest income	2,026,306	—		1,099,515		3,125,821
Expenses
Management and incentive fees	—	—		502,361	[H1]	502,361
General and administrative expenses	543	—		—		543
Professional fees	263,418	—		—		263,418
Total expenses	263,961	—		502,361		766,322

Net income	$1,762,345	$—		$597,154		$2,359,499

Pro forma earnings per share
Basic and diluted			[E]			$0.34

Pro forma weighted average shares outstanding:
Basic and diluted weighted average shares outstanding			[E]			6,889,031
See accompanying notes to the unaudited pro forma financial information

SUNRISE REALTY TRUST, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 28, 2023 (DATE OF FORMATION) TO DECEMBER 31, 2023

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma

Revenue
Interest income	$244,742	$—		$3,340,101	[F2][G2]	$3,584,843
Net interest income	244,742	—		3,340,101		3,584,843
Expenses
Management fees	—	—		590,618	[H2]	590,618
General and administrative expenses	120	—		—		120
Professional fees	10,000	—		—		10,000
Total expenses	10,120	—		590,618		600,738

Net income	$234,622	$—		$2,749,483		$2,984,105

Pro Forma earnings per share
Basic and diluted			[E]			$0.44

Pro Forma weighted average shares outstanding:
Basic and diluted weighted average shares outstanding			[E]			6,819,232
See accompanying notes to the unaudited pro forma financial information

SUNRISE REALTY TRUST, INC.
NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION
For further information regarding the historical Financial Statements, please refer to the audited Financial Statements included in this Information Statement. The Unaudited Pro Forma Balance Sheet as of March 31, 2024 and Unaudited Pro Forma Statement of Operations for the three months ended March 31, 2024 and for the period from August 28, 2023 (date of formation) to December 31, 2023 include adjustments related to the following:
Transaction Accounting Adjustments:
[A]Reflects the Contribution as a result of the anticipated post-Separation and post-Distribution capital structure. As of the date of the Distribution, the Contribution will be adjusted to reflect the anticipated distribution of all shares of SUNS's Common Stock held by AFCG as of March 31, 2024 to SUNS’ shareholders. Prior to the Distribution, AFC Gamma will complete the Contribution, pursuant to which, AFC Gamma and SUNS expect that $115 million of assets will consist of loans prior to the Separation, to the extent such assets, liabilities and business are not already held at SUNS. To the extent the aggregate principal amount of SUNS’ loan portfolio to be contributed or held by SUNS plus cash held by SUNS is less than $115 million immediately prior to the Separation, AFC Gamma will contribute to SUNS in cash in the amount that represents the difference between $115 million and the aggregate principal amount of SUNS’ loan portfolio and cash as part of the Contribution.
[B]The common stock account reflects an adjustment for the par value of the anticipated 6,889,031 shares of common stock, at par value of $0.01 per share, expected to be issued upon Distribution.
[C]Represents the anticipated issuance of 6,889,031 shares of common stock as of March 31, 2024, at par value of $0.01, in connection with the Spin-Off and Distribution.
[D]Reflects the reclassification of AFC Gamma’s net investment in SUNS to additional paid-in capital pursuant to the anticipated post-Separation and post-Distribution capital structure.
[E]Reflects the AFC Gamma Contribution impact as a result of the anticipated post-separation and post-distribution capital structure. To reflect AFC Gamma shares outstanding on the Distribution date after accounting for the exchange ratio.
Autonomous Entity Adjustments:
[F1]Reflects the interest earned on cash for the period from August 28, 2023 (date of formation) to December 31, 2023 and for the three months ended March 31, 2024 as if the cash had earned interest at the same rate and same proportion of cash savings accounts and short-term treasuries as compared to actual operations for the period from August 28, 2023 (date of formation) to December 31, 2023 and for the three months ended March 31, 2024. The proportion of cash savings accounts and short-term treasuries was determined by calculating the average of AFCG’s historical monthly composition of cash accounts and applying the same proportion to SUNS’ pro forma cash balance for the period from August 28, 2023 to December 31, 2023 and for the three months ended March 31, 2024.
For the three months ended March 31, 2024, we used the average rate of AFCG’s historical monthly interest rates on cash savings accounts for the three months ended March 31, 2024 of 4.5% with an average composition of approximately 57.7% and short-term treasuries of 5.4%, with an average composition of 42.3% for the three months ended March 31, 2024 and applied the average monthly return to SUNS’ pro forma cash balance for the three months ended March 31, 2024. Based on the pro forma cash adjustment as of March 31, 2024 described in tickmark [A] of approximately $67.6 million, we assumed $39.0 million, or 57.7%, was held in cash and $28.6 million, or 42.3%, was held in short-term treasuries. Based on the average historical AFCG rates of 4.5% and 5.3% for cash and short-term treasuries, respectively, this equates to $0.4 million and $0.4 million of cash interest and return on treasuries, respectively.

[F2]For the period from August 28, 2023 (date of formation) to December 31, 2023, we used the average annual rate of AFCG’s historical monthly interest rates on cash savings accounts of 4.3% with an average composition of approximately 53.0% and short-term treasuries of 5.4%, with an average composition of 47.0% for the period from August 28, 2023 to December 31, 2023 and applied the average monthly return to SUNS’ pro forma cash balance for the period from August 28, 2023 to December 31, 2023. Based on the pro forma cash adjustment as of December 31, 2023 of approximately $35.4 million, we assumed $18.8 million, or 53.0%, was held in cash and $16.6 million, or 47.0%, was held in short-term treasuries. Based on the average historical AFCG rates of 4.3% and 5.4% for cash and short-term treasuries, respectively, this equates to $0.1 million and $0.3 million of cash interest and return on treasuries, respectively.
[G1]Reflects the revenue earned as if the two CRE loans we held as of the date of this information statement were held as of August 28, 2023 and earned interest income in accordance with the terms of the loan agreements based on the amount of principal at the time of closing of the loans for the period from August 28, 2023 (date of formation) to December 31, 2023 and for the three months ended March 31, 2024. Our investment of $28.2 million in the loan to CRE Private Company A accrues interest at an annual floating rate of SOFR plus a 15.31% spread, subject to a SOFR floor of 2.42%. We used the 1-month SOFR rate determined at the beginning of each monthly interest period to calculate the earned interest income. Our investment of $20.7 million in the loan to CRE Private Company B accrues interest at an annual fixed rate of 13.00% and has 1.0% original issue discount that is accreted over the life of the loan.
For the three months ended March 31, 2024, the total pro forma interest income adjustment for CRE Private Company A and CRE Private Company B was approximately $0.05 million and $0.23 million, respectively, reflecting the revenue earned as if the loans were held for the entire quarter ended March 31, 2024. During the three months ended March 31, 2024, SUNS funded two loans; one with CRE Private Company A on January 4, 2024 and one with CRE Private Company B on January 31, 2024. The pro forma interest income adjustment is calculated as if the loans were held as of January 1, 2024. As such, an adjustment to interest income earned was calculated for four additional days of interest and thirty additional days of interest with CRE Private Company A and CRE Private Company B, respectively, in accordance with the terms of the loan agreements described above.
[G2]For the period from August 28, 2023 (date of formation) to December 31, 2023, the total pro forma interest income adjustment for CRE Private Company A and CRE Private Company B was approximately $2.0 million and $1.0 million, respectively, reflecting the revenue earned as if the loans were held as of August 28, 2023 (date of formation).
[H1]Reflects management fees earned based on pro forma net income for the period from August 28, 2023 (date of formation) to December 31, 2023 and for the three months ended March 31, 2024. The management and incentive fees are calculated in accordance with the Management Agreement between Sunrise Realty Trust, Inc. and Sunrise Manager LLC, which will be effective following completion of the Spin-Off. The management fee is calculated as 0.375% of our Equity, determined as of the last day of each quarter. Incentive compensation is calculated as the sum of (i) the product of (A) 50% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds the Hurdle Amount, but is less than or equal to 166-2/3% of the Hurdle Amount and (ii) the product of (A) 20% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds 166-2/3% of the Hurdle Amount.
For the three months ended March 31, 2024, the management fee adjustment was approximately $0.4 million and the incentive fee adjustment was approximately $0.1 million.
[H2]The management fee calculation is prorated for the period from August 28, 2023 (date of formation) to September 30, 2023. See “SUNS Manager and SUNS Management Agreement.” No incentive fees were earned based on the hurdle amount. For the period from August 28, 2023 (date of formation) to December 31, 2023, the management fee adjustment was approximately $0.6 million.
Management Adjustments:
We have elected to present management adjustments to the pro forma financial information and included all adjustments that are, in the opinion of management, necessary for a fair statement of such information. Following the Spin-Off, we expect to incur incremental costs as a stand-alone entity in certain of our corporate support functions (e.g., finance, accounting, tax, treasury, information technology, human resources, and legal, among others).
As a stand-alone public company, we expect to incur certain costs in addition to the transaction and autonomous entity adjustments noted above, including costs resulting from recurring and ongoing costs required to operate new functions required for a public company, such as external reporting, internal audit, treasury, investor relations, board of directors and officers, stock administration, and expanding the services of existing functions such as information technology, finance, human resources, legal, tax, facilities, branding, and insurance (the “additional expenses”).
We estimate that we would have incurred approximately $305 thousand of additional expenses for the three months ended March 31, 2024 if the Spin-Off had occurred on January 1, 2024. We expect to incur these costs beginning at Spin-Off.
We estimate that we would have incurred approximately $607 thousand of additional expenses for the period from August 28, 2023 (date of formation) to December 31, 2023 if the Spin-Off had occurred on August 28, 2023. We expect to incur these costs beginning at Spin-Off.
These management adjustments are reflective of the dis-synergies that we expect as a stand-alone public company. We estimated these dis-synergies by assessing the resources and associated one-time and recurring costs that each function (e.g., finance, information technology, human resources, etc.) will require to stand up and operate SUNS as a stand-alone public company.
The dis-synergies have been estimated based on assumptions that our management believes are reasonable. However, actual additional costs that will be incurred could be different from the estimates. These management adjustments include forward-looking information.

For the three months ended March 31, 2024
Unaudited pro forma condensed combined net income(1)	$2,359,499
Management adjustments	(305,186)
Pro forma net income after Management adjustments	$2,054,313

Pro forma basic weighted average shares outstanding after management adjustments(2)	6,889,031
Pro forma basic and diluted earnings per share after management adjustments	$0.30

For the period from August 28, 2023 (date of formation) to December 31, 2023
Unaudited pro forma condensed combined net income(1)	$2,984,105
Management adjustments	(606,525)
Pro forma net income after Management adjustments	$2,377,580

Pro forma basic weighted average shares outstanding after management adjustments(2)	6,819,232
Pro forma basic and diluted earnings per share after management adjustments	$0.35
(1)As shown in the unaudited pro forma statement of operations.
(2)The aforementioned management adjustments are not expected to result in any change to the number of shares or potential common shares to be issued in the Spin-Off. The number of shares will be updated to reflect AFC Gamma shares outstanding on the Distribution date after accounting for the exchange ratio

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) in conjunction with the Historical Financial Statements and corresponding notes and the Unaudited Pro Forma Financial Information and corresponding notes included elsewhere in this information statement. This MD&A contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those projected or implied in the forward-looking statements. Please see “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements.
Overview
The Company. SUNS is a Maryland corporation, that was formed on August 28, 2023, that intends to elect to be treated as a real estate investment trust for federal income tax purposes and that made its first investment in January 2024. It is currently led by the management team and external manager of AFC Gamma. Following the Spin-Off, it will be led by a veteran team of commercial real estate investment professionals to provide capital solutions to commercial real estate markets in the Southern U.S. SUNS’ focus is on originating CRE debt investments and providing capital to high-quality borrowers and sponsors with transitional business plans collateralized by CRE assets with opportunities for near-term value creation, as well as recapitalization opportunities. SUNS intends to create a diversified investment portfolio, targeting investments in senior mortgage loans, mezzanine loans, whole loans, B-notes, CMBS and debt-like preferred equity securities across CRE asset classes. We intend for SUNS’ investment mix to include high quality multi-family, condominiums, retail, office, hospitality, industrial, mixed use and specialty-use real estate. The CRE debt markets today present a significant opportunity to capitalize on market dislocations precipitated by the rapid increase in interest rates since March 2022, declining liquidity and a retrenchment of banks from CRE lending. SUNS believes this declining liquidity presents a once-in-a-decade opportunity for alternative CRE lenders to generate higher returns at reduced leverage levels. Since 2020, COVID-19 has accelerated pre-existing migration patterns and increased CRE demand in the Southern U.S., leading to a supply-demand imbalance which SUNS believes will persist for the foreseeable future. With a sponsor and management team with substantial experience in CRE credit and structured finance, and a specialized skillset in transitional commercial real estate, SUNS intends to pair local insight with an established network across CRE markets to source and execute investments with equity-like returns at debt-like risk levels.
The Proposed Separation. The Separation and Distribution will occur through a pro rata distribution to AFC Gamma’s shareholders of all of the outstanding shares of common stock of SUNS, a wholly owned subsidiary of AFC Gamma, that currently holds a portion of and will hold, upon the completion of the Separation, the Spin-Off Business, which includes the assets and liabilities associated with AFC Gamma’s commercial real estate lending business. In connection with the Distribution, each AFC Gamma shareholder will receive one share of SUNS Common Stock for every three shares of AFCG Common Stock held as of the close of business on [_____], 2024, the Record Date for the Distribution.
The Separation is subject to a number of conditions, including, but not limited to: final approval by AFC Gamma Board of Directors; the SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act; and no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect; this information statement having been made available to AFC Gamma’s shareholders; Nasdaq will have approved the listing of SUNS Common Stock, subject to official notice of issuance; and no events or developments shall have occurred or exist that, in the sole and absolute judgment of the AFC Gamma Board of Directors, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of AFC Gamma or its shareholders.
SUNS will enter into a separation and distribution agreement and several other agreements with AFC Gamma to provide a framework for our relationship with AFC Gamma after the Separation and Distribution. These agreements will provide for the allocation between AFC Gamma and SUNS of the assets, liabilities and obligations (including, among others, investments, property and tax-related assets and liabilities) of AFC Gamma and its subsidiaries attributable to periods prior to, at and after the Separation and will govern the relationship between us and AFC Gamma subsequent to the completion of the Separation. In addition to the separation and distribution agreement, the other principal agreement to be entered into with AFC Gamma is a tax matters agreement.
AFC Gamma may, at any time and for any reason until the Separation and Distribution is complete, abandon the separation plan or modify its terms.

Basis of Presentation. The historical financial statements of SUNS are prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In accordance with GAAP, certain situations require management to make estimates based on judgments and assumptions, which may affect the reported amounts of assets and liabilities or contingent liabilities at the date of the financial statements. They also may affect the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates upon subsequent resolution of identified matters. The historical financial statements of SUNS are prepared from AFC Gamma’s historical accounting records and are presented on a standalone basis as if the Spin-Off Business has been conducted independently from AFC Gamma.
Developments During the First Quarter March 31, 2024:
Spin-Off
On February 22, 2024, AFC Gamma announced that its Board unanimously approved a plan to spin-off its commercial real estate portfolio into an independent, publicly traded REIT.
During the three months ended March 31, 2024, SUNS incurred approximately $0.2 million related to spin-off costs recorded within professional fees in the unaudited interim statements of operations.
Updates to Our Loan Portfolio During the First Quarter March 31, 2024
In January 2024, SUNS and SRT, an affiliate of AFC Gamma and SUNS, purchased an aggregate of approximately $56.4 million in loan commitments in a secured mezzanine loan facility (“Loan A”), of which approximately $28.2 million has been funded by SUNS and another approximately $28.2 million has been funded by SRT. SUNS and SRT are each 50.0% syndicate lenders in the secured mezzanine loan facility. Approximately $16.9 million was established as reserves, for the payment of interest and other costs and expenses, which is fully funded and held by the Agent on the loan. The lenders have a right to convert the mezzanine loan to a first priority mortgage loan after the repayment of the existing senior loan and subject to certain other terms and conditions. The secured mezzanine loan bears interest at an annual rate of Secured Overnight Financing Rate (“SOFR”) plus a 15.31% spread, subject to a SOFR floor of 2.42%. At the end of February 2024, SUNS and SRT entered into an amendment to the secured mezzanine loan, which among other things, (1) extended the maturity date to May 31, 2024 and (2) amended the SOFR floor from 2.42% to 4.00%.
In January 2024, SRT entered into a secured mezzanine loan facility (“Loan B”) consisting of an aggregate of approximately $56.4 million in loan commitments, of which approximately $20.7 million of principal was funded by SUNS as a result of our participation interest in the loan and another approximately $20.7 million of principal was funded by SRT. The secured mezzanine loan commitments were issued by SUNS and SRT at a discount of 1.0% for a net funding amount of approximately $20.4 million each, respectively. The $56.4 million of total commitments includes $15.0 million of unfunded commitments which was established to be drawn to pay interest on the secured mezzanine loan, of which SUNS is responsible for $7.5 million. The $15.0 million of unfunded commitments are anticipated to be drawn over the life of the loan. SUNS and SRT are each 50.0% syndicate lenders in the secured mezzanine loan facility. The secured mezzanine loan bears interest at an annual fixed rate of 13.00% and matures in May 2027, which the borrower may extend, at its option and subject to meeting certain terms and conditions, to May 2028. The mezzanine loan facility is secured by a security interest in all of the equity interests held by the borrower in its wholly-owned subsidiary.
Recent Developments
None.
Results of Operations
The discussion of the operations includes our operations for the period from our formation on August 28, 2023 through December 31, 2023 and for the three months ended March 31, 2024. Since we were formed on August 28, 2023, we do not have results of operations reported for the three months ended March 31, 2023 or for the year ended December 31, 2022; and therefore have no period to compare results for the three months ended March 31, 2024 and for the period ended December 31, 2023.

Our net income allocable to our common shareholders for the three months ended March 31, 2024, was approximately $1.8 million, comprised of interest income earned on CRE Private Company A and CRE Private Company B of approximately $2.0 million and $0.1 million related to interest earned on bank deposits. Operating expenses were approximately $0.3 million, mainly relating to approximately $0.2 million in spin-off costs incurred recorded within professional fees in the unaudited interim statements of operations.
Our net income allocable to our common shareholders for the period ended December 31, 2023, was approximately $0.2 million, comprised of interest income related to interest earned on bank deposits and approximately $10.1 thousand of operating expenses.
Liquidity and Capital Resources
Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our shareholders and meet other general business needs. We use significant cash to purchase our target investments, repay principal and interest on our borrowings, make distributions to our shareholders and fund our operations.
Our primary sources of cash generally consist of the net proceeds of future debt or equity offerings, payments of principal and interest we receive on our portfolio of assets and cash generated from our operating results.
As of March 31, 2024, all of our cash was unrestricted and totaled approximately $0.3 million.
Other Credit Facilities, Warehouse Facilities and Repurchase Agreements
In the future, we may also use other sources of financing to fund the origination or acquisition of our target investments, including other credit facilities and other secured and unsecured forms of borrowing. These financings may be collateralized or non-collateralized and may involve one or more lenders. We expect that these facilities will typically have maturities ranging from three to five years and may accrue interest at either fixed or floating rates.
Capital Markets
We may seek to raise further equity capital and issue debt securities in order to fund our future investments in loans.
Cash Flows
Three months ended March 31, 2024
The following table sets forth changes in cash and cash equivalents for the three months ended March 31, 2024:

For the three months ended March 31, 2024
Net income	$1,762,345
Adjustments to reconcile net income to net cash provided by (used in) operating activities and changes in operating assets and liabilities	(644,537)
Net cash provided by (used in) operating activities	1,117,808
Net cash provided by (used in) investing activities	(46,414,144)
Net cash provided by (used in) financing activities	14,400,000
Change in cash and cash equivalents	$(30,896,336)
Net Cash Provided by (Used in) Operating Activities
Net cash provided by operating activities during the three months ended March 31, 2024 was approximately $1.1 million, driven by net income of approximately $1.8 million, partially offset by a decrease from interest receivable of approximately ($0.8) million.
Net Cash Provided by (Used in) Investing Activities
Net cash used in investing activities during the three months ended March 31, 2024 was approximately $(46.4) million, driven by an increase in issuance and fundings of loans of approximately ($48.9) million, partially offset by principal repayments of approximately $2.5 million.
Net Cash Provided by (Used in) Financing Activities
Net cash used in financing activities during the three months ended March 31, 2024 was $14.4 million, driven by AFCG contributions of $17.0 million, partially offset by distributions of ($2.6) million.
Period from August 28, 2023 (date of formation) to December 31, 2023
The following table sets forth changes in cash and cash equivalents for the period from August 28, 2023 (date of formation) to December 31, 2023:

For the period from August 28, 2023 (date of formation) to December 31, 2023
Net income	$234,622
Adjustments to reconcile net income to net cash provided by (used in) operating activities and changes in operating assets and liabilities	10,000
Net cash provided by (used in) operating activities	244,622
Net cash provided by (used in) investing activities	—
Net cash provided by (used in) financing activities	31,000,000
Change in cash and cash equivalents	$31,244,622
Net Cash Provided by (Used in) Operating Activities
Net cash provided by operating activities for the period from August 28, 2023 (date of formation) to December 31, 2023 was approximately $244.6 thousand, driven by interest income earned from bank deposits.
Net Cash Provided by (Used in) Financing Activities
Net cash used in financing activities for the period from August 28, 2023 (date of formation) to December 31, 2023 was $31.0 million, driven by AFCG contributions.
Contractual Obligations, Other Commitments, and Off-Balance Sheet Arrangements
We may enter into certain contracts that may contain a variety of indemnification obligations. The maximum potential future payment amounts we could be required to pay under these indemnification obligations may be unlimited.
Off-balance sheet commitments consist of unfunded commitments on delayed draw loans. Other than as set forth in this report, we do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, special purpose entities or variable interest entities, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intend to provide additional funding to any such entities.
Critical Accounting Policies and Estimates
Our financial statements are prepared in accordance with GAAP which requires the use of estimates and assumptions that involve the exercise of judgment as to future uncertainties. In accordance with SEC guidance, the following discussion addresses the accounting policies that we believe apply to us based on the nature of our initial operations. Our most critical accounting policies involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments used to prepare our financial statements are based upon reasonable assumptions given the information available to us at that time. Those accounting policies and estimates that we believe are most critical to an investor’s understanding of our financial results and condition and require complex management judgment are discussed below.
Loans Held for Investment
We originate commercial real estate debt and related instruments generally to be held for investment. Loans held for investment are carried at cost, net of unamortized loan original issue discount and origination costs and other original issue discounts (the “carrying value”). Although we generally hold our target investments as long-term loans, we may occasionally classify some of our loans as held for sale. Loans held for sale are carried at fair value, with changes in fair value recorded through earnings.
Loans are generally collateralized by real estate, equipment, and/or other assets of borrowers to the extent permitted by applicable laws and the regulations governing such borrowers. The extent of any credit deterioration associated with the performance and/or value of the underlying collateral property and the financial and operating capability of the borrower could impact the expected amounts received. We monitor performance of our loans held for investment portfolio under the following methodology: (i) borrower review, which analyzes the borrower’s ability to execute on its original business plan, reviews its financial condition, assesses pending litigation and considers its general level of responsiveness and cooperation; (ii) economic review, which considers underlying collateral (i.e., leasing performance, unit sales and cash flow of the collateral and its ability to cover debt service, as well as the residual loan balance at maturity); (iii) property review, which considers current environmental risks, changes in insurance costs or coverage, current site visibility, capital expenditures and market perception; and (iv) market review, which analyzes the collateral from a supply and demand perspective of similar property types, as well as from a capital markets perspective.
We accrete or amortize any discounts or premiums on loans held for investment over the life of the related loan held for investment utilizing the effective interest method.
ASC 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) expands the application of fair value accounting. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosure of fair value measurements. ASC 820-10 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. ASC 820-10 assumes that the loan is sold in its principal market to market participants or, in the absence of a principal market, the most advantageous market, which may be a hypothetical market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820-10, if we elected the ASC 825-10 fair value option, we would consider its principal market as the market in which we exit our investments with the greatest volume and level of activity. ASC 820-10 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. In accordance with ASC 820-10, these inputs are summarized in the three broad levels listed below:
•Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access.
•Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
•Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
If inputs used to measure fair value fall into different levels of the fair value hierarchy, a loan’s level is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the loan. This includes loans that are valued using “bid” and “ask” prices obtained from independent third-party pricing services or directly from brokers.
Financial instruments with readily available quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value. As such, we obtain and analyze readily available market quotations provided by pricing vendors and brokers for all of our loans for which quotations are available. In determining the fair value of a particular loan, pricing vendors and brokers use observable market information, including both binding and non-binding indicative quotations.
GAAP requires disclosure of fair value information about financial and nonfinancial assets and liabilities, whether or not recognized in the financial statements, for which it is practical to estimate the value. In cases where quoted market prices are not available, fair values are based upon the application of discount rates to estimated future cash flows using market yields, or other valuation methodologies. Any changes to the valuation methodology will be reviewed by our management to ensure the changes are appropriate. The methods used may produce a fair value calculation that is not indicative of net realizable value or reflective of future fair values. Furthermore, while we anticipate that the valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial and nonfinancial assets and liabilities could result in a different estimate of fair value at the reporting date. We use inputs that are current as of the measurement date, which may fall within periods of market dislocation, during which price transparency may be reduced.
Current Expected Credit Loss Reserve (“CECL”)
We estimate our CECL Reserve using a model that considers multiple datapoints and methodologies that may include discounted cash flows (“DCF”) and other inputs which may include the risk rating of the loan, how recently the loan was originated compared to the measurement date, and expected prepayment if applicable. Calculation of the CECL Reserve requires loan specific data, which may include fixed charge coverage ratio, loan-to-value, property type and geographic location. Estimating the CECL Reserve also requires significant judgment with respect to various factors, including but not limited to the expected timing of loan repayments and our current and future view of the macroeconomic environment. We may consider loan-specific qualitative factors on certain loans to estimate our CECL Reserve, which may include (i) whether cash from the borrower’s operations is sufficient to cover the debt service requirements currently and into the future, (ii) the ability of the borrower to refinance the loan and (iii) the liquidation value of collateral. For loans where we have deemed the borrower/sponsor to be experiencing financial difficulty, we may elect to apply a practical expedient in which the fair value of the underlying collateral is compared to the amortized cost of the loan in determining a specific CECL allowance.
Revenue Recognition
Interest income from loans is accrued based on the outstanding principal amount and the contractual terms of each loan. Revenue from OID is also recognized in interest income from loans over the initial loan term as a yield adjustment using the effective interest method. Management places loans on non-accrual status when principal or interest payments are past due 30 days or more or when full recovery of interest and principal is doubtful. Accrued and unpaid interest is generally reversed against interest income in the period the loan is placed on non-accrual status. Interest payments received on non-accrual loans are generally recognized on a cash basis and may be recognized as income or applied to principal depending upon management’s judgment regarding the borrower’s ability to make pending principal and interest payments. Non-accrual loans are restored to accrual status when past due principal and interest are paid and, in management’s judgment, are likely to remain current. We may make exceptions to placing a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection. Delayed draw loans earn interest or unused fees on the undrawn portion of the loan, which is recognized as interest income in the period earned. Other fees, including prepayment fees and exit fees, are also recognized as interest income when received. Any such fees will be generated in connection with our investments and recognized as earned in accordance with GAAP.
Payment-in-Kind Interest
We have loans in our portfolio that contain payment-in-kind (“PIK”) provisions. The PIK interest computed at the contractual rate specified in each applicable agreement is accrued and added to the principal balance of the loan and recorded as interest income. The PIK interest added to the principal balance is typically amortized and paid in accordance with the loan agreements.
In cases where the loans do not amortize, the PIK interest is collected upon repayment of the outstanding principal. To maintain our status as a REIT, this non-cash source of income is included in taxable income and will increase the dividend paid to shareholders for the year earned, even though the Company has not yet collected the cash.
Income Taxes
Historically, we were a wholly-owned subsidiary of AFCG, and were a disregarded entity for tax purposes. As such, we did not file a tax return. Our entire share of taxable income or loss is included in the tax return of the AFCG. We are now a Maryland corporation and will elect to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 2024. We believe we have qualified, and our method of operation will enable us to continue to qualify, as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on us satisfying numerous asset, income and distribution tests which depend, in part, on our operating results.
To continue to qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute annually to our shareholders at least 90% of our REIT taxable income prior to the deduction for dividends paid and excluding our net capital gain. To the extent that we distribute less than 100% of our REIT taxable income in any tax year (taking into account any distributions made in a subsequent tax year under Sections 857(b)(9) or 858 of the Code), we will pay tax at regular corporate rates on that undistributed portion. Furthermore, if we distribute less than the sum of 1) 85% of our ordinary income for the calendar year, 2) 95% of our capital gain net income for the calendar year, and 3) any Required Distributions to our shareholders during any calendar year (including any distributions declared by the last day of the calendar year but paid in the subsequent year), then we are required to pay a non-deductible excise tax equal to 4% of any shortfall between the Required Distribution and the amount that was actually distributed. Any of these taxes would decrease cash available for distribution to our shareholders. The 90% distribution requirement does not require the distribution of net capital gains. However, if we elect to retain any of our net capital gain for any tax year, we must notify our shareholders and pay tax at regular corporate rates on the retained net capital gain. The shareholders must include their proportionate share of the retained net capital gain in their taxable income for the tax year, and they will be deemed to have paid the REIT’s tax on their proportionate share of the retained capital gain. Furthermore, such retained capital gain may be subject to the nondeductible 4% excise tax. If it is determined that our estimated current year taxable income (including net capital gain) will be in excess of estimated dividend distributions (including capital gains dividends) for the current year from such income, we accrue excise tax on a portion of the estimated excess taxable income as such taxable income is earned. The annual expense is calculated in accordance with applicable tax regulations. Excise tax expense is included in the line item income tax expense.
FASB ASC Topic 740, Income Taxes (“ASC 740”), prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We have analyzed our various federal and state filing positions and believe that our income tax filing positions and deductions are well documented and supported as of December 31, 2023. Based on our evaluation, there is no reserve for any uncertain income tax positions. Accrued interest and penalties, if any, are included within other liabilities in the balance sheet.
JOBS Act
The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards.
We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of SUNS Common Stock pursuant to an effective registration statement under the Securities Act, (b) in which we have total annual revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which generally means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period.
Recent Accounting Pronouncements
In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, early adoption is permitted. The amendments should be applied retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. The Company is currently evaluating the impact of the update on the Company’s future financial statements.
In December 2023, the FASB issued ASU 2023-09—Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 improves the transparency of income tax disclosures related to rate reconciliation and income taxes. ASU 2023-07 is effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments should be applied prospectively, however retrospective application is permitted. The Company is currently evaluating the impact of the update on the Company’s future financial statements.
Quantitative and Qualitative Disclosures about Market Risk
Changes in Fair Value of Our Assets
We generally hold our target investments as long-term loans; however, we may occasionally classify some of our loans as held for sale. We may carry our loans held for sale at fair value or loans held for investment at carrying value on our balance sheet.
We evaluate our loans on a quarterly basis and fair value is determined by our Board through its independent Audit and Valuation Committee. We use an independent third-party valuation firm to provide input in the valuation of all of our unquoted investments, which we consider along with other various subjective and objective factors in making our evaluations.
Our loans are typically valued using a yield analysis, which is typically performed for non-credit impaired loans to borrowers. Alternative valuation methodologies may be used as appropriate, and can include a market analysis, income analysis, or recovery analysis. To determine fair value using a yield analysis, a current price is imputed for the loan based upon an assessment of the expected market yield for a similarly structured loan with a similar level of risk. In the yield analysis, we consider the current contractual interest rate, the maturity and other terms of the loan relative to risk of the borrower and the specific loan. A key determinant of risk, among other things, is the leverage through the loan relative to the enterprise value of the borrower. As loans held by us are substantially illiquid with no active transaction market, we depend on primary market data, including newly funded loans, as well as secondary market data with respect to high-yield debt instruments and syndicated loans, as inputs in determining the appropriate market yield, as applicable. Changes in market yields, recovery rates, and revenue multiples may change the fair value of certain of our loans. Generally, an increase in market yields may result in a decrease in the fair value of certain of our loans, while a decrease in revenue multiples and recovery rates may result in a decrease in the fair value of certain of our loans; however, this is mitigated to the extent our loans bear interest at a floating rate.
Due to the inherent uncertainty of determining the fair value of loans that do not have a readily available market value, the fair value of our loans may fluctuate from period to period. Additionally, the fair value of our loans may differ significantly from the values that would have been used had a ready market existed for such loans and may differ materially from the values that we may ultimately realize. Further, such loans are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If we were required to liquidate our investment in a loan in a forced or liquidation sale, we could realize significantly less than the value at which we had recorded such loan investment.
Changes in Market Interest Rates and Effect on Net Interest Income
Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We are subject to interest rate risk in connection with our assets and our potential future financing obligations.
Our operating results depend in large part on differences between the income earned on our assets and our cost of borrowing. The cost of our borrowings generally will be based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase (a) while the yields earned on our leveraged fixed-rate loan assets will remain static, and (b) at a faster pace than the yields earned on our leveraged floating-rate loan assets, which could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our target investments. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.
We are exposed to market risks in the ordinary course of our business. These risks primarily relate to fluctuations in interest rates. Our loans are typically valued using a yield analysis, which is typically performed for non-credit impaired loans to borrowers. Alternative valuation methodologies may be used as appropriate, and can include a market analysis, income analysis, or recovery analysis. Changes in market yields, revenue multiples, and recovery rates may change the fair value of certain of our loans. Generally, an increase in market yields may result in a decrease in the fair value of certain of our loans, while a decrease in revenue multiples and recovery rates may result in a decrease in the fair value of certain of our loans; however, this is mitigated to the extent our loans bear interest at a floating rate.
Interest Rate Cap Risk
We originate both fixed and floating rate loans and going forward, we intend to have the majority of our loans by aggregate commitments accrue at floating rates. These are assets in which the loans may be subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the asset’s interest yield may change during any given period. However, our borrowing costs pursuant to our financing agreements may not be subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our floating-rate assets would effectively be limited. In addition, floating-rate assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of cash income from such assets in an amount that is less than the amount that we would need to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.
Interest Rate Mismatch Risk
We may fund a portion of our origination of loans, or of loans that we may in the future acquire, with borrowings that are based on various benchmarks, while the interest rates on these assets may be fixed or indexed to SOFR, U.S. prime rate, or another index rate. Accordingly, any increase in an index rate will generally result in an increase in our borrowing costs that would not be matched by fixed-rate interest earnings and may not be matched by a corresponding increase in floating-rate interest earnings. Any such interest rate mismatch could adversely affect our profitability, which may negatively impact distributions to our shareholders.
Our analysis of risks is based on our manager’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of decisions by our Manager and our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results.
Credit Risk
We are subject to varying degrees of credit risk in connection with our loans and interest receivable. Our Manager seeks to mitigate this risk by seeking to originate loans, and may in the future acquire loans, of higher quality at appropriate prices given anticipated and unanticipated losses, by employing a comprehensive review and selection process and by proactively monitoring originated and acquired loans. Nevertheless, unanticipated credit losses could occur that could adversely impact our operating results.
We expect to be subject to varying degrees of credit risk in connection with holding our portfolio of loans. We will have exposure to credit risk on our commercial real estate loans and other targeted types of loans. Our Manager will seek to manage credit risk by performing deep credit fundamental analysis of potential assets and through the use of non-recourse financing, when and where available and appropriate.
Credit risk will also be addressed through our Manager’s ongoing review, and loans will be monitored for variance from expected prepayments, defaults, severities, losses and cash flow on a quarterly basis.
Our Investment Guidelines are not subject to any limits or proportions with respect to the mix of target investments that we make or that we may in the future acquire other than as necessary to maintain our exemption from registration under the Investment Company Act and our qualification as a REIT. Our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our capital that will be invested in any individual target investment at any given time.
Real Estate Risk
Commercial real estate loans are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loan or loans, as the case may be, which could also cause us to suffer losses.

BUSINESS
Overview
SUNS is a Maryland corporation that intends to elect to be treated as a real estate investment trust for federal income tax purposes and that made its first investment in January 2024. It is currently led by the management team and external manager of AFC Gamma. Following the Spin-Off, it will be led by a veteran team of commercial real estate investment professionals to provide capital solutions to commercial real estate markets in the Southern U.S. SUNS’ focus is on originating CRE debt investments and providing capital to high-quality borrowers and sponsors with transitional business plans collateralized by CRE assets with opportunities for near-term value creation, as well as recapitalization opportunities. SUNS intends to create a diversified investment portfolio, targeting investments in senior mortgage loans, mezzanine loans, whole loans, B-notes, CMBS and debt-like preferred equity securities across CRE asset classes. We intend for SUNS’ investment mix to include high quality multi-family, condominiums, retail, office, hospitality, industrial, mixed use and specialty-use real estate. The CRE debt markets today present a significant opportunity to capitalize on market dislocations precipitated by the rapid increase in interest rates since March 2022, declining liquidity and a retrenchment of banks from CRE lending. SUNS believes this declining liquidity presents a once-in-a-decade opportunity for alternative CRE lenders to generate higher returns at reduced leverage levels. Since 2020, COVID-19 has accelerated pre-existing migration patterns and increased CRE demand in the Southern U.S., leading to a supply-demand imbalance which SUNS believes will persist for the foreseeable future. With a sponsor and management team with substantial experience in CRE credit and structured finance, and a specialized skillset in transitional commercial real estate, SUNS intends to pair local insight with an established network across CRE markets to source and execute investments with equity-like returns at debt-like risk levels.
Organizational Chart Pre-Spin-Off and Post-Spin-Off
Set forth below is an organizational diagram detailing our corporate structure before and after the spin-off.

Pre Spin-Off

Owned by Leonard Tannenbaum 75%, Robyn Tannenbaum 10%, Bernard Berman 2.95%1 and Daniel Neville 1.55%2
Castleground Holdings LLC
Delaware limited liability company
(“Castleground”)
AFCG Manager
AFC Gamma
Common Shareholders
Management Agreement3
AFC Gamma
Preferred Shareholders
AFC GAMMA
Owned by Leonard Tannenbaum 85.3%, Robyn Tannenbaum 0.9%, Brian Sedrish 1.7%, and other non-affiliated holders
SRT4
Owned by Leonard Tannenbaum 80% and Brian Sedrish 20%
SRT Agent LLC5
AFCG TRS1, LLC
Delaware limited liability company
(“TRS1”)
SUNRISE
REALTY TRUST

1. Bernard Berman is a member of AFC Gamma's Investment Committee, and has a 2.95% membership interest in certain income of AFCG Manager.
2. Daniel Neville has a 1.55% membership interest in certain income of AFCG Manager.
3. Represents contractual relationship between AFC Gamma and AFCG Manager pursuant to a management agreement.
4. Brian Sedrish is the chief executive officer, a member of the investment committee, and a board member of SRT. Len Tannenbaum is a member of the investment committee and a board member of SRT. Robyn Tannenbaum is the Head of Capital Markets of SRT.
5. Serves as the agent for certain loans of SUNS.

Target Investments and Portfolio
We seek to invest in transitional CRE assets located in the Southern U.S., including ground-up development and recapitalization transactions, with an emphasis on direct origination of loans with borrowers. We expect that our investments will typically have the following characteristics:
•target deal size of $20 million to $250 million;
•investment hold size of $20 million to $100 million;
•secured by CRE assets, including transitional or construction projects, across diverse property types;
•located primarily within markets in the Southern U.S. benefiting from economic tailwinds with growth potential;
•interest rates that are determined periodically on the basis of a floating base lending rate (e.g., SOFR) plus a credit spread;
•no more than approximately 75% loan-to-value on an individual investment basis and no more than approximately 70% loan-to-value across the portfolio, in each case, at the time of origination or acquisition;
•duration of approximately 3-5 years;
•origination fees and/or exit fees;
•significant downside protections; and
•experienced borrowers and well-capitalized sponsors with high quality business plans.
The allocation of capital among our target assets will depend on prevailing market conditions at the time we invest and may change over time in response to changes in prevailing market conditions, including with respect to interest rates and general economic and credit market conditions as well as local economic conditions in markets where we are active.
Southern U.S.
SUNS investments will primarily be concentrated in those states/districts that SUNS considers to be part of the Southern U.S. Those states/districts include AL, AK, DE, FL, GA, KY, LA, MD, MS, NC, OK, SC, TN, TX, VA, WV and D.C. Within its targeted geographic region, SUNS expects that the following states, which are and are expected to continue exhibiting above average population and employment growth, will represent a greater share of the overall geographic exposure: GA, FL, NC, SC, TN and TX.

Commercial Real Estate Sub-Industries
With respect to investment type, the specific commercial real estate sub-industries that SUNS intends to primarily invest in include multi-family, condominiums, retail, office, hospitality, industrial, mixed use and specialty-use real estate.
Credit Quality
SUNS intends for its investment mix to include high quality multi-family, condominiums, retail, office, hospitality, industrial, mixed use and specialty-use real estate. We believe that AFCG Manager’s current and SUNS Manager’s expected rigorous investment process on behalf of us will enable us to make investments with potential for value creation as we seek to provide capital to strong sponsors with readily executable business plans while endeavoring to implement significant downside protections.
Current and Prospective Portfolio
We intend to maintain a direct origination platform, produce a large universe of opportunities through multiple sourcing channels, then select the most attractive investments for comprehensive due diligence. As of May 1, 2024, our portfolio consisted of loans to two different borrowers.
In January 2024, we and SRT, an affiliate of AFC Gamma and ours, purchased an aggregate of approximately $56.4 million in loan commitments in a secured mezzanine loan facility, of which approximately $28.2 million of principal has been funded by us (“Loan A”) and another approximately $28.2 million of principal has been funded by SRT. We and SRT are each 50.0% syndicate lenders in the secured mezzanine loan facility. Approximately $16.9 million was established as reserves, for the payment of interest and other costs and expenses, which is fully funded and held by an affiliated agent on the loan. The lenders have a right to convert the mezzanine loan to a first priority mortgage loan after the repayment of the existing senior loan and subject to certain other terms and conditions. The secured mezzanine loan bears interest at an annual rate of SOFR plus a 15.31% spread, subject to a SOFR floor of 2.42%. At the end of February 2024, we and SRT entered into an amendment to the secured mezzanine loan, which among other things, (1) extended the maturity date to May 31, 2024 and (2) amended the SOFR floor from 2.42% to 4.00%. The property securing the loan is a mixed-use (for-sale residential, retail and hotel) project located in Houston, Texas. A portion of the proceeds are being used to facilitate the completion of construction.
In January 2024, SRT entered into a secured mezzanine loan facility consisting of an aggregate of approximately $56.4 million in loan commitments, of which approximately $20.7 million of principal was funded by us as a result of our participation interest in the loan (“Loan B”) and another approximately $20.7 million of principal was funded by SRT. The secured mezzanine loan commitments were issued by us and SRT at a discount of 1.0% for a net funding amount of approximately $20.4 million each, respectively. The $56.4 million of total commitments includes $15.0 million of unfunded commitments which was established to be drawn to pay interest on the secured mezzanine loan, of which we are responsible for $7.5 million. The $15.0 million of unfunded commitments are anticipated to be drawn over the life of the loan. We and SRT are each 50.0% syndicate lenders in the secured mezzanine loan facility. The secured mezzanine loan bears interest at an annual fixed rate of 13.00% and matures in May 2027, which the borrower may extend, at its option and subject to meeting certain terms and conditions, to May 2028. The mezzanine loan facility is secured by a security interest in all of the equity interests held by the borrower in its wholly-owned subsidiary. The property securing the loan is a 424-unit multifamily (with a component of ground-floor retail) project that is under construction and is located in Sarasota, Florida. A portion of the proceeds are being used to facilitate the completion of construction.
We have one executed non-binding term sheet for a secured loan facility consisting of an aggregate of approximately $90.0 million in loan commitments, of which we expect to fund approximately $45.0 million in principal amount, with the remainder to be funded by a co-investor affiliate (“Loan C”). The property securing the loan is the development site and related condominium project located in Fort Lauderdale, Florida. The proceeds are expected to be used to commence and facilitate construction.
As of May 1, 2024, we had a potentially actionable pipeline of 40 commercial real estate deals under review by AFCG Manager totaling $815 million in aggregate commitments, and have signed a non-binding term sheet for Loan C. We are in varying stages of our review and have not completed our due diligence process with respect to these deals. As a result, there can be no assurance that we will move forward with any of these potential investments.
Underwriting and Investment Process
We believe that AFCG Manager’s current and SUNS Manager’s expected rigorous investment process on behalf of us will enable us to make investments with potential for value creation as it seeks to provide capital to strong sponsors with readily executable business plans while endeavoring to implement significant downside protections. Our investment process includes, but is not limited, to the origination, underwriting, investment committee review, legal documentation and post-closing steps outlined below.

Origination	Underwriting	Investment Committee	Legal Documentation and Post-Closing
•Direct origination platform works to create enhanced yields by originating and structuring investments, as well as implementing enhanced controls
•Platform drives increased deal flow, which provides for improved deal selectivity
•Allows for specific portfolio construction and a focus on higher quality investment opportunities

•Disciplined underwriting process leads to a highly selective approach
•Underwriting team focuses on collateral and sponsor analysis, business plan review and exit strategy
•Other tools that we frequently use to verify data, include but are not limited to: appraisals, comparable analyses, environmental reports, site visits, and background checks

•Focused on managing credit risk through comprehensive investment review process
•The investment committee must approve each investment before commitment papers are issued
•Members of the investment committee are expected to include: Leonard M. Tannenbaum and Brian Sedrish

•Investment team works alongside external counsel to negotiate creditor agreements and other applicable agreements
•Emphasis is placed on financial covenants and a limitation of actions that may be adverse to lenders
•Portfolio is proactively managed to monitor ongoing performance and loan covenant compliance

We require a significant amount of information from each of our borrowers and on any guarantors, typically including: ownership structure charts; the borrower’s and related entities’ governing documents; a list of judgments, liens, and criminal convictions against key personnel/management; a list of pending or threatened claims/litigation by or against the borrower or its guarantor(s) including the status of any claim; information about other liabilities, including loans, foreclosures and bankruptcies; lending and banking references; recent certificates of good standing for all loan party entities; and other background information such as Google, credit and Lexis/Nexis searches. We also conduct financial due diligence on borrowers including, but not limited to, reviewing: audited or certified annual financial statements for the previous year, including monthly financial statements (where available); a detailed operating budget for the forward looking year; a list of any non-recurring/extraordinary revenues or expenses for current and prior fiscal years; details of corporate overhead or other corporate eliminations; balance sheet, within 30 days of closing; the last three (3) months of bank deposits; a capitalization table; proof of insurance policies; and resumes and net worth of key personnel/management. Additionally, we conduct extensive due diligence on properties owned or leased by its borrowers and any related guarantors.
Human Capital
We are currently a wholly-owned subsidiary of AFC Gamma. AFC Gamma and its subsidiaries are externally-managed by AFCG Manager and do not have any employees. Our officers also serve as officers or employees of AFCG Manager and/or its affiliates. Following the Spin-Off we expect we will be externally managed by SUNS Manager. SUNS Manager’s employees have extensive financing capabilities and experience in originating, underwriting and managing real estate and cash flow financings. We believe our relationship with SUNS Manager will provide us with a robust relationship network of commercial real estate owners, operators and related businesses as well as significant back-office personnel to assist in origination and management of loans.
SUNS Manager’s employees will be valuable assets to our operations, and we believe each person will be an integrated member of the team and is meaningful to our continued success. SUNS Manager’s team meets regularly as a full team where each member will be encouraged to actively participate in a wide range of topics relating to our operations.
We believe that SUNS Manager’s ability to attract, develop, engage and retain key personnel is essential to our operations. While we are a young company, we believe SUNS Manager provides a committed team of employees with substantial experience in each aspect of our operations, including cash flow and real estate lending, construction and real estate development, portfolio management, corporate finance and capital markets.

Administrative Services Agreement
SUNS Manager intends to enter into an administrative services agreement with TCG Services, a wholly-owned entity of the Tannenbaum Capital Group and an affiliate of SUNS Manager and Leonard Tannenbaum, our expected Executive Chairman, and Robyn Tannenbaum, our expected President, that will set forth the terms on which TCG Services will provide to us certain administrative services, including providing personnel, office facilities, information technology and other equipment and legal, accounting, human resources, clerical, bookkeeping and record keeping services at such facilities and other services that will be necessary or useful for us.
Conflicts of Interest
We expect that numerous conflicts of interest will exist after the Separation and Distribution based upon the numerous arrangements and/or agreements between the parties. For example, our expected Chief Executive Officer, Brian Sedrish also serves as Chief Executive Officer of SRT, a private vehicle that intends to elect to be treated as a REIT with an investment strategy to provide capital solutions to CRE markets in the Southern U.S., similar to SUNS, and SUNS Manager and its affiliates are not precluded from providing services to or managing a business with the same investment strategies as us. For more information, see “Risk Factors—There are various conflicts of interest in our relationship with SUNS Manager that could result in decisions that are not in the best interests of our shareholders.”
Legal Proceedings
From time to time, we may become involved in litigation or other legal proceedings relating to claims arising from the ordinary course of business. Furthermore, third-parties may try to seek to impose liability on us in connection with our loans. As of April 1, 2024, we were not subject to any material legal proceedings.
Headquarters
We currently maintain our executive offices at 525 Okeechobee Blvd., Suite 1650, West Palm Beach, FL 33401.
Emerging Growth Company
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. We will continue to be an emerging growth company until the earliest to occur of the following:
•the last day of the fiscal year with at least $1.235 billion in annual revenue;
•the last day of the fiscal year in which we are deemed to be a large accelerated filer, which generally means that we have been public for at least 12 months, have filed at least one annual report, and the market value of SUNS Common Stock that is held by non-affiliates exceeds $700 million as of the last day of our then-most recently completed second fiscal quarter; or
•the date on which we have issued more than $1 billion of non-convertible debt during the prior three-year period.
Until we cease to be an emerging growth company, we plan to take advantage of reduced reporting requirements generally unavailable to other public companies. Those provisions allow us to do the following:
•provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation;
•not provide an auditor attestation of our internal control over financial reporting as required under Sarbanes-Oxley; and
•not hold a nonbinding advisory vote on executive compensation.
We have elected to adopt the reduced disclosure requirements described above for purposes of this information statement. In addition, for so long as we qualify as an emerging growth company, we expect to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports we will file with the SEC and proxy statements that we use to solicit proxies from our shareholders. As a result of these elections, the information that we provide in this information statement may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find SUNS Common Stock less attractive as a result of these elections, which may result in a less active trading market for SUNS Common Stock and higher volatility in our stock price.
In addition, the JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to take advantage of the extended transition period that allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

MANAGEMENT
We operate under the direction of our Board, which is responsible for directing the management of our business and affairs. Our Board has plans to retain SUNS Manager to manage our loans and day-to-day operations, subject to the terms of our Management Agreement and the supervision of our Board. We do not have any employees. Our loans are currently sourced and overseen by AFCG Manager and will be sourced and overseen by the members of SUNS Manager’s team, which consists of more than fifteen investment and other professionals who are employees of SUNS Manager and/or its affiliates and certain of whom are also our officers. Four directors and three officers currently serve AFC Gamma in such capacities. This section describes our expected directors and executive officers, and expected corporate governance policies, following the completion of the Distribution.
Directors and Executive Officers
The following table sets forth certain information concerning our expected directors and our executive officers, upon the completion of the Distribution, who, alongside SUNS Manager, will assist in our day-to-day operations following the Spin-Off:

Directors and Executive Officers	Age	Position/Title
Alexander Frank	66	Lead Independent Director
Leonard M. Tannenbaum	52	Executive Chairman
Brian Sedrish	50	Chief Executive Officer and Director
Jodi Hanson Bond	53	Independent Director
James Fagan	65	Independent Director
Brandon Hetzel	38	Chief Financial Officer and Treasurer
Robyn Tannenbaum	38	President
Alexander Frank – Lead Independent Director. Mr. Frank will serve as our lead independent director upon the completion of the Spin-Off. Mr. Frank has more than 30 years of experience in financial and operational infrastructure. He previously worked at Fifth Street, which he joined in September 2011 and during his tenure through September 2017, he held various positions and was responsible for the operations of the company during his tenure from 2011 to 2017. Since retiring in September 2017, Mr. Frank has served as a board member at Fifth Street. He was the Chief Operating Officer and Chief Financial Officer of Fifth Street from the time of its initial public offering in 2014 to its sale to Oaktree in 2017. From September 2008 to March 2011, he served as a Managing Director and Chief Financial Officer of Chilton Investment Company LLC, a global investment management firm. Prior to that, Mr. Frank spent over 22 years at Morgan Stanley, having served as global head of institutional operations, global corporate controller and chief financial officer of U.S. broker/dealer operations and global treasurer. In his roles, he oversaw various securities infrastructure services, creating efficiencies throughout the organization, and managed all aspects of the internal and external financial control and reporting functions. Mr. Frank began his career in audit and tax accounting at Arthur Andersen LLP before joining Morgan Stanley in 1985. He received an M.B.A. from the University of Michigan and a B.A. from Dartmouth College. Mr. Frank brings to our board of directors (the “Board”) a deep knowledge of financial management. He provides our Board with key insights to the financial markets, capital raising activities, and the management of a large, complex business.
Leonard M. Tannenbaum – Executive Chairman. Mr. Tannenbaum has served as our sole director since February 2024. Upon the completion of the Spin-Off, he will serve as our Executive Chairman. Mr. Tannenbaum is responsible for our overall management and, in his capacity as a principal of SUNS Manager, leads the Investment Committee, which is responsible for overseeing investment processes including origination, credit underwriting, risk analysis and loan approvals. Mr. Tannenbaum has extensive leadership experience, including his experience as the founder of Fifth Street, and its Chief Executive Officer from its inception in 1998 until October 2017 when substantially all of its assets were sold to Oaktree Capital Management (“Oaktree”). Prior to such sale to Oaktree, Fifth Street had a core focus on disciplined credit investing across multiple economic cycles, and issued billions of dollars in public equity, private capital and public debt securities. Fifth Street made flexible investments across capital structures to growing middle market companies, primarily in conjunction with private equity sponsors. It managed approximately $5 billion of assets across multiple private investment vehicles and two publicly-traded business development companies. Fifth Street is expected to be dissolved and liquidated in the first half of 2021 and since its asset sale to Oaktree, it has had no revenue generating operations and makes no investments. Mr. Tannenbaum has a controlling interest in Fifth Street Subsequent to the sale to Oaktree in 2017, Mr. Tannenbaum founded Tannenbaum Family Office, a single family office and one of our affiliates that is focused on allocating capital across various strategies including credit (from the Tannenbaum Strategic Credit Fund, a $100.0 million fund), equities and commercial real estate. Mr. Tannenbaum graduated from The Wharton School of the University of Pennsylvania, where he received a B.S. in economics. Subsequent to his undergraduate degree from the University of Pennsylvania, he received an MBA in Finance from The Wharton School as part of the submatriculation program. He is also a holder of the Chartered Financial Analyst designation and is a member of The Wharton Graduate Executive Board. Mr. Tannenbaum brings extensive financing industry and leadership experience to our Board. He provides our Board with critical understanding of our business and knowledge of how to craft and execute on our business and strategic plans. He is the founder, and a substantial shareholder, of our Company. Mr. Tannenbaum is married to the Company’s President, Robyn Tannenbaum.
Brian Sedrish – Chief Executive Officer and Director. Mr. Sedrish will serve as our Chief Executive Officer and Director upon the completion of the Spin-Off. Mr. Sedrish has served as the Chief Executive Officer of SRT since September 2023. Mr. Sedrish previously worked as a Managing Director and Portfolio Manager at Related Fund Management from 2013 to 2023. Mr. Sedrish also worked as the Head of Commercial Real Estate Acquisitions Special Situations for Deutsche Bank. Mr. Sedrish has over 20 years of leadership experience within real estate private equity, focusing on institutional commercial real estate opportunities. Mr. Sedrish received his B.A. from University of Michigan, his M.B.A from Northwestern University and his M.P.A from Harvard University. Mr. Sedrish brings extensive commercial real estate industry and leadership experience to our Board. He provides our Board with a deep understanding of commercial real estate, financial markets, private equity and deal experience, with critical knowledge of how to execute on our business and strategic plans.
Jodi Hanson Bond – Independent Director. Ms. Bond will serve as an independent director upon the completion of the Spin-Off. Since March 2020, Ms. Bond has served as the Chief Executive Officer of Quantum Wave Strategies, LLC and, since August 2020, as the President of DevryBV Sustainable Strategies. From October 2017 to September 2019, Ms. Bond was the Executive Vice President and Head of Government and Industry Relations at Chubb Limited. Previously, Ms. Bond served as an Independent Director at Fifth Street from March 2017 to June 2021. From October 2011 to October 2017, Ms. Bond was the Senior Vice President, International at the U.S. Chamber of Commerce and the President and a member of the Board of Directors for several U.S. Chamber of Commerce subsidiaries, including U.S.-Colombia Business Council, Association of American Chambers of Commerce of Latin America and the Caribbean, Brazil-U.S. Business Council, U.S.-Argentina Business Council, and U.S.-Cuba Business Council. Ms. Bond is also a member of the National Association of Corporate Directors and the Economic Club of Washington. Ms. Bond has been a director of AFC Gamma since 2020 and will resign as a director of AFC Gamma, effective upon the completion of the Spin-Off. Ms. Bond received her M.A. in Government from Johns Hopkins University and her B.A. in Politics from Whitman College. Ms. Bond’s experience as a global business practitioner and her executive leadership positioning for corporate advancement and business strategy development across various countries will bring meaningful insight to our Board.
James Fagan – Independent Director. Mr. Fagan will serve as an independent director upon the completion of the Spin-Off. Mr. Fagan has 40 years of CRE experience having worked and held senior positions with both CBRE Group, Inc. (“CBRE”) and Cushman & Wakefield, Inc. (“C&W”). His responsibilities have included supervising different offices for both CBRE & C&W in the New York metropolitan region, including Connecticut, Long Island, New Jersey and Manhattan. Mr. Fagan has acted as a broker on hundreds of millions dollars’ worth of transactions in both leasing and capital markets arenas. Mr. Fagan also has been a leader in implementing acquisitions and strategic initiatives undertaken by both CBRE and C&W. Mr. Fagan has been a director of AFC Gamma since 2023 and will resign as a director of AFC Gamma, effective upon the completion of the Spin-Off. He is a graduate of the University of Connecticut. Mr. Fagan will bring to our Board extensive commercial real estate industry knowledge and valuable experience with the finance industry.
Brandon Hetzel – Chief Financial Officer and Treasurer. Mr. Hetzel has served as our Chief Financial Officer and Treasurer since February 2024. Prior to joining the Company, Mr. Hetzel served as VP of Finance for a real estate development and asset management company and prior to that spent seven years with PricewaterhouseCoopers where he was a manager in the REIT audit practice. Mr. Hetzel has over fourteen years of real estate and financial management experience focused on real estate and REITs, including multi-family properties, hotels, office buildings, malls, strip centers and condominium development. Mr. Hetzel received a Master of Business Administration, Accounting BSBA and Finance BSBA from the University of Central Florida and is a licensed Certified Public Accountant.
Robyn Tannenbaum – President. Mrs. Tannenbaum has served as our President since February 2024. Mrs. Tannenbaum has over 7 years’ experience focusing on mergers and acquisitions and leveraged loans to healthcare companies. Additionally, she has 5 years of experience as an investor relations professional within the finance industry. Mrs. Tannenbaum formerly served as Head of Investor Relations at Fifth Street from March 2014 to October 2017 and as a Vice President in Healthcare mergers and acquisitions at CIT Group Inc. Subsequent to her time at Fifth Street, from October 2017 through July 2020, she founded and worked at REC Investor Relations, a boutique investor relations and marketing consulting firm advising healthcare and financial services companies. She graduated summa cum laude with a B.S. in Finance, with a concentration in Marketing and a Public Relations minor from Lehigh University. Mrs. Tannenbaum brings deep experience in investor relations within the finance industry, bringing meaningful insight as the Managing Director, Head of Origination and Investor Relations. Mrs. Tannenbaum is married to Mr. Tannenbaum.
Some of our directors and executive officers act, and some of our future directors and executive officers may act, as directors and executive officers of SUNS Manager, its affiliates and other investment vehicles managed by SUNS Manager, as applicable, and such directors and executive officers may own interests in such other entities from time to time.
Board of Directors
Our Board has the responsibility for establishing broad corporate policies and for our overall performance and direction, and generally oversees our day-to-day operations. Our Board monitors and performs an oversight role with respect to our business and affairs, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of certain of our service providers. Among other things, our Board elects our officers and either directly, or by delegation to the Audit and Valuation Committee and/or Compensation Committee, as applicable, reviews and monitors the services and activities performed by our manager and our officers.
Our directors keep informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications with our manager and our executive officers. Our independent directors meet in executive session at which only our independent directors are present at least twice a year or such greater number as required by the rules, regulations and listing standards of the Nasdaq Capital Market. Our Lead Independent Director, Alexander Frank, acts as the presiding independent director and presides at meetings of the independent directors or non-management directors.
Our Board has designated Alexander Frank, one of our independent directors, to serve as Lead Independent Director upon the completion of the Spin-Off. The Lead Independent Director serves as the liaison between management and the independent directors. The Lead Independent Director’s duties include facilitating communication with our Board and presiding over regularly conducted executive sessions of the independent directors. It is the role of the Lead Independent Director to review matters such as our Board meeting agendas, meeting schedule sufficiency and, where appropriate, other information provided to the directors; however, all directors are encouraged to, and in fact do, consult with management on each of the above topics. The Lead Independent Director and each of the other directors communicate regularly with the Executive Chairman and our Chief Executive Officer regarding appropriate agenda topics and other matters related to our Board.
Under the Bylaws, our Board may designate a chairperson to preside over the meetings of our Board and meetings of the shareholders and to perform such other duties as may be assigned to him or her by our Board. We do not have a fixed policy as to whether the chairperson of our Board should be an independent director and we believe that our flexibility to select our chairman and reorganize our leadership structure from time to time is in the best interests of our Company and our shareholders. Following the Spin-Off, Mr. Tannenbaum will serve as the Executive Chairman. We believe that we are best served through our leadership structure with Mr. Tannenbaum serving as an Executive Chairman combined with Alexander Frank serving as Lead Independent Director. We believe that Mr. Tannenbaum’s extensive finance industry and leadership experience and critical understanding of our business and knowledge of how to craft and execute on our business and strategic plans qualifies him to serve as the Executive Chairman, and his relationship with our SUNS Manager provides an effective bridge between our Board and SUNS Manager, thus ensuring an open dialogue between our Board and SUNS Manager and that both groups act with a common purpose.
We believe that the leadership structure of our Board must be evaluated on a case by case basis and that our existing Board leadership structure provides sufficient independent oversight over our manager. In addition, we believe that the current governance structure, when combined with the functioning of the independent director component of our Board and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs. However, we re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.
Classification of Directors
Our Board, upon the completion of the Distribution, will consist of five directors, classified into three classes serving staggered three-year terms, as follows:
•Class I, consisting of Leonard Tannenbaum and Alexander Frank, with current terms expiring at the annual meeting of shareholders to be held in 2025;
•Class II, consisting of Brian Sedrish and James Fagan, with initial terms expiring at the annual meeting of shareholders to be held in 2026; and
•Class III, consisting of Jodi Hanson Bond, with initial terms expiring at the annual meeting of shareholders to be held in 2027.
At each annual meeting of shareholders, at least one class of directors will be elected to succeed the class whose terms are then expiring and each director will hold office for the term for which he or she is elected and until his or her successor is duly elected and qualifies. At any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of the votes entitled to be cast at such meeting on any matter constitutes a quorum. A plurality of the votes cast at a meeting of shareholders duly called and at which a quorum is present is sufficient to elect a director.
Although a majority of our entire Board may establish, increase or decrease the number of directors, the number thereof shall never be less than the minimum number required by the MGCL (which is one), nor more than 11, and a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed only for cause, and then only by the shareholders upon the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors.
Except as may be provided by our Board in setting the terms of any class or series of SUNS Preferred Stock, a vacancy created by an increase in the number of directors or otherwise may be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies.
We believe our Board collectively has the experience, qualifications, attributes and skills to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to board of directors duties, a commitment to representing the best interests of our Company and our shareholders and a dedication to enhancing shareholder value.
Director Independence
Our Board reviews any relationship that each of our directors has with us, either directly or indirectly, that could interfere with exercising independent judgment in carrying out a director’s responsibilities. Our Board has determined that Alexander Frank, Jodi Hanson Bond and James Fagan meet the independence standards as set forth by the rules, regulations and listing standards of the Nasdaq and the applicable rules of the SEC.
Role of Our Board of Directors in Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit and Valuation Committee, Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our Audit and Valuation Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit and Valuation Committee also monitors compliance with legal and regulatory requirements and the review and approval of our related party transactions, in addition to oversight of the performance of our internal audit function (to the extent such function is required by applicable rules and regulations). Because the Audit and Valuation Committee is already charged with approving our related party transactions, our Board has charged the Audit and Valuation Committee with overseeing amounts payable to SUNS Manager pursuant to our Management Agreement and making recommendations to our Board with respect to our Board’s approval of the renewal of our Management Agreement. Our Compensation Committee is generally responsible for discharging the Board’s responsibilities relating to the compensation, if any, of our executive officers and directors, overseeing the expense reimbursement of SUNS Manager and its affiliates for compensation paid by such entities to their respective employees pursuant to our Management Agreement, the administration and implementation of our incentive and equity-based compensation plans, including the 2024 Stock Incentive Plan, and the preparation of reports on or relating to executive compensation required by the rules and regulations of the SEC. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.
SUNS Manager will also establish an Investment Committee for us, the members of which consist of employees of SUNS Manager and/or its affiliates, and which currently includes certain affiliates of SUNS Manager and certain of our officers. The Investment Committee works in conjunction with our Board to manage our credit risk through a comprehensive investment review process.
In addition, our Board and the Audit and Valuation Committee will meet regularly with SUNS Manager and consider the feedback SUNS Manager provides concerning the risks related to our enterprise, business, operations and strategies. SUNS Manager will regularly report to our Board and the Audit and Valuation Committee on our portfolio and the risks related thereto, asset impairments, leverage position, affiliate payments (including payments made and expenses reimbursed pursuant to the terms of the Management Agreement), compliance with applicable covenants under the agreements governing our indebtedness, compliance with our qualification as a REIT and compliance with our exemption from registration as investment company under the Investment Company Act. Members of our Board are routinely in contact with AFCG Manager and our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our Board or the Audit and Valuation Committee and the risks associated with such matters.
We believe that the extent of our Board’s (and its committees’) role in risk oversight complements the Board’s leadership structure because it allows our independent directors, through the two fully independent Board committees, executive sessions with the independent auditors, and otherwise, to exercise oversight of risk without any conflict that might discourage critical review.
We believe that a board of directors’ role in risk oversight must be evaluated on a case by case basis and that our Board’s role in risk oversight is appropriate. However, we re-examine the manner in which our Board administers its oversight function on an ongoing basis to ensure that it continues to meet our needs.
Committees of the Board of Directors
Our Board has three committees: the Audit and Valuation Committee, Compensation Committee and the Nominating and Corporate Governance Committee, each of which meets the Nasdaq independence standards and other governance requirements for such a committee. The principal functions of each committee are briefly described below. Additionally, our Board may from time to time establish other committees to facilitate our Board’s oversight of management of our business and affairs. The charters of the Audit and Valuation Committee, Compensation Committee and the Nominating and Corporate Governance Committee are available on our website at www.afcgamma.com/investors. The information on, or otherwise accessible through, our website does not constitute a part of this information statement.
Audit and Valuation Committee. The Audit and Valuation Committee charter defines the Audit and Valuation Committee’s principal functions, including oversight related to:
•the integrity of our financial statements;
•the qualifications and independence of any independent registered public accounting firm engaged by us;
•the performance of our internal audit function (to the extent such function is required by applicable rules and regulations) and any independent registered public accounting firm;
•the determination of the fair value of assets that are not publicly-traded or for which current market values are not readily available; and
•the entry and monitoring of related party transactions.
The Audit and Valuation Committee assists our Board in its management of our Company. In particular, the Audit and Valuation Committee (i) serves as an independent party to monitor our financial reporting processes and internal control system; (ii) discusses the audit conducted by our independent registered public accounting firm; (iii) provides an open avenue of communication among our independent registered public accounting firm, our management and our Board; and (iv) serves as an independent party to review, approve and monitor our related party transactions. The members of the

Audit and Valuation Committee are appointed by our Board to serve in accordance with the Bylaws and at the discretion of our Board and may be removed or replaced by our Board at any time.
The Audit and Valuation Committee consists of no fewer than three directors. Except as may otherwise be permitted by the rules of Nasdaq and the SEC, each member of the Audit and Valuation Committee shall, in the determination of our Board be (1) an “independent director” that (a) satisfies the independence and other requirements established by Nasdaq and (b) meets the independence requirements of Section 10A of the Exchange Act, and SEC Rule 10A-3(b)(1) under the Exchange Act and (2) financially literate, as determined by our Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit and Valuation Committee. In addition, the Audit and Valuation Committee shall at all times include at least one member who has accounting or related financial management expertise, as our Board’s interprets such qualification in its business judgment.
The responsibilities of the Audit and Valuation Committee include, but are not limited to, appointment, compensation, retention and oversight of any independent registered public accounting firm engaged by us, discuss and review guidelines and policies with respect to risk assessment and risk management, review the adequacy of our internal audit function (to the extent such function is required by applicable rules and regulations), assist in performing oversight responsibilities for the internal control systems and disclosure procedures, recommend to our Board whether the financial statements should be included in reports made available to its shareholders and meet periodically with management to discuss any of the above or any identified issues.
Subject to the provisions of our related person transaction policies and procedures, the Audit and Valuation Committee is also responsible for reviewing and approving our related party transactions, including matters related to our Management Agreement. Because the Audit and Valuation Committee is already charged with approving our related party transactions, our Board has charged the Audit and Valuation Committee with overseeing amounts payable to SUNS Manager pursuant to our Management Agreement and making recommendations to our Board with respect to our Board’s approval of the renewal of our Management Agreement. The Audit and Valuation Committee and our Board must approve any renewal of our Management Agreement.
Upon the completion of the Spin-Off, our Audit and Valuation Committee will consist of three members, Alexander Frank, Jodi Hanson Bond and James Fagan, with Mr. Frank serving as chairperson. Our Board has affirmatively determined that Mr. Frank, Ms. Bond and Mr. Fagan each meet the definition of “independent director” based on the Nasdaq independence standards, and satisfy the independence requirements of Rule 10A-3 of the Exchange Act. Our Board has also determined that (i) Mr. Frank qualifies as an “audit committee financial expert” under SEC rules and regulations and (ii) each member of the Audit and Valuation Committee is “financially literate” as the term is defined by Nasdaq listing standards.
Compensation Committee. The Compensation Committee charter defines the Compensation Committee’s principal functions, including:
•discharging the Board’s responsibilities relating to the compensation, if any, of our executive officers and directors;
•overseeing the expense reimbursement of SUNS Manager and its affiliates for compensation paid by such entities to their respective employees pursuant to our Management Agreement;
•administering and implementing our incentive and equity-based compensation plans, including the 2024 Stock Incentive Plan; and
•preparing reports on or relating to executive compensation required by the rules and regulations of the SEC.
The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of compensation matters and the sole authority to approve the fees and other retention terms of such compensation consultants. The Compensation Committee, with input from its compensation consultant, if any, and SUNS Manager, discusses and considers potential risks that arise from our compensation practices, policies and programs.
The Compensation Committee consists of no fewer than three directors. Except as may otherwise be permitted by the rules of Nasdaq, each member of the Compensation Committee shall, in the determination of our Board be an “independent director” that satisfies the independence and other requirements established by Nasdaq. The members of the Compensation Committee shall also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act. Upon the completion of the Spin-Off, our Compensation Committee will consist of three members, James Fagan, Jodi Hanson Bond and Alexander Frank, with Mr. Fagan serving as chairperson. Our Board has affirmatively determined that all directors who serve on the Compensation Committee are independent under Nasdaq rules and qualify as non-employee directors within the meaning of Rule 16b-3 promulgated under the Exchange Act.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee charter defines the Nominating and Corporate Governance Committee’s principal functions, including:
•identifying individuals to become members of the Board, consistent with the procedures and selection criteria established by the Nominating and Corporate Governance Committee;
•periodically reviewing the size and composition of the Board and recommending to the Board such modifications to its size and/or composition as are determined by the Nominating and Corporate Governance Committee to be necessary or desirable;
•recommending to the Board the director nominees for the next annual meeting of shareholders;
•recommending to the Board individuals to fill vacant Board positions;
•recommending to the Board committee appointments and chairpersons;
•developing and recommending to the Board a set of corporate governance principles, a Code of Business Conduct and Ethics and related corporation policies, practices and procedures;
•periodically reviewing and recommending to the Board updates to our corporate governance principles, Code of Business Conduct and Ethics and related corporation policies, practices and procedures;
•monitoring the Corporation’s compliance with applicable corporate governance requirements; and
•overseeing an annual evaluation of the Board, its committees and individual directors.
The Nominating and Corporate Governance Committee consists of no fewer than three directors. Except as may otherwise be permitted by the rules of Nasdaq, each member of the Nominating and Corporate Governance Committee shall, in the determination of our Board be an “independent director” that satisfies the independence and other requirements established by Nasdaq.
Upon the completion of the Spin-Off, our Nominating and Corporate Governance Committee will consist of three members, Jodi Hanson, James Fagan and Alexander Frank, with Ms. Bond serving as chairperson. Our Board has affirmatively determined that all directors who serve on the Nominating and Corporate Governance Committee are independent under Nasdaq rules.
Other Committees. Our Board may appoint from among its member one or more other committees, composed of one or more directors, to serve at the pleasure of our Board from time to time.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that seeks to identify and mitigate conflicts of interest between us and our employees, if any, directors and officers. However, we cannot assure you that these policies or the conduct of our business in accordance with applicable provisions of law will always be successful in eliminating or minimizing the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of our shareholders. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•compliance with applicable laws, rules and regulations;
•prompt internal reporting of violations of the code of business conduct and ethics or applicable laws to appropriate persons identified in the code;
•accountability for adherence to the code of business conduct and ethics;

•the protection of our legitimate interests, including its assets and corporate opportunities; and
•confidentiality of information entrusted to directors, officers and employees, if any, by us and our borrowers.
Any waiver of the code of business conduct and ethics for our directors or executive officers must be approved by our Board, and any such waiver shall be promptly disclosed as required by law and Nasdaq regulations.
Limitations on Liabilities and Indemnification of Directors and Officers
To the maximum extent permitted by Maryland law in effect from time to time, our Charter authorizes us to obligate ourselves, and our Bylaws obligate us, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or
•any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, commercial real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.
The Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.
We plan to enter into indemnification agreements with our directors and officers that provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements. We do not currently carry directors’ and officers’ insurance. However, we may in the future maintain such insurance or establish a sinking fund to contribute a specified amount of cash on a monthly basis towards insuring our directors and officers against liability. See “Certain Provisions of Maryland Law and Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability” for additional information regarding the limitations on liabilities and indemnification of our directors and officers.
Compensation Committee Interlocks and Insider Participation
One of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, our officer or employee.
Compensation of Our Directors
Following the completion of the Spin-Off, we expect to pay each of our directors an annual retainer of $50,000 in cash in equal quarterly payments of $12,500. Each director will be entitled to reimbursement of reasonable expenses associated with attending board meetings. However, we do not expect to pay our directors any fees for attending individual board or committee meetings. The Audit and Valuation Committee chairperson will receive an additional $10,000 annual retainer in cash in equal quarterly payments of $2,500. The Compensation Committee chairperson will receive an additional $5,000 annual retainer in cash in equal quarterly payments of $1,250. The Nominating and Corporate Governance Committee chairperson will receive an additional $5,000 annual retainer in cash in equal quarterly payments of $1,250. Directors must attend at least 75% of all meetings of the Board and all committees on which the director sits (including separate meetings of non-management directors or independent directors) in any specified fiscal year in order to be eligible to receive director compensation. If a director is also one of our executive officers, we will not pay any compensation to such person for services rendered as a director. Additionally, our directors are entitled to receive awards under our 2024 Stock Incentive Plan. For additional information regarding our 2024 Stock Incentive Plan, see “— 2024 Stock Incentive Plan.”
Compensation of Our Executive Officers
As a wholly-owned subsidiary of AFC Gamma, we do not have any employees nor do we intend to hire any employees who will be compensated directly by us. Our loans are sourced and overseen by the members of AFCG’s senior team, which currently consists of over 15 investment and other professionals who are employees of AFCG Manager and/or its affiliates. Each of our executive officers, including each executive officer who serves as a director, is employed by AFCG Manager and/or its affiliates and receives compensation for his or her services, including services performed on our behalf, from AFCG’s Manager and/or its affiliates, as applicable, except we may award equity-based incentive awards for our executive officers under our 2024 Stock Incentive Plan. Our current executive officers are Brian Sedrish and Brandon Hetzel and our current director is Leonard M. Tannenbaum. Following the completion of the Spin-Off, we will not hire employees who will be compensated directly by us. Each of our executive officers, including each executive officer who serves as a director, will be employed by SUNS Manager and/or its affiliates and will receive compensation for his or her services, including services performed on our behalf, from SUNS Manager and/or its affiliates, as applicable, except we may award equity-based incentive awards for our executive officers under our 2024 Stock Incentive Plan. Instead, we expect to pay SUNS Manager the fees described under “Management Compensation” and we will indirectly bear the costs of the compensation paid to certain of our executive officers through expense reimbursements we pay to SUNS Manager or its affiliates, as applicable. Pursuant to our Management Agreement, we will reimburse SUNS Manager or its affiliates, as applicable, for our fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) subject to review by the Compensation Committee of our Board, SUNS Manager’s personnel serving as our Chief Executive Officer (except when the Chief Executive Officer serves as a member of the Investment Committee prior to the consummation of an internalization transaction of SUNS Manager by us), Chief Legal Counsel, Chief Financial Officer, Chief Marketing Officer, Managing Director and any of our other officers based on the percentage of his or her time spent devoted to our affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of SUNS Manager and its affiliates who spend all or a portion of their time managing our affairs, with the allocable share of the compensation of such personnel described in this clause (ii) being as reasonably determined by SUNS Manager to appropriately reflect the amount of time spent devoted by such personnel to our affairs. The service by any personnel of SUNS Manager and its affiliates as a member of the Investment Committee will not, by itself, be dispositive in the determination as to whether such personnel is deemed “investment personnel” of SUNS Manager and its affiliates for purposes of expense reimbursement. We do not currently, nor do we intend to, pay any compensation directly to our officers, except we may award equity-based incentive awards for our officers under our 2024 Stock Incentive Plan. Our executive officers are entitled to receive awards in the future under our 2024 Stock Incentive Plan. For additional information regarding fees paid to SUNS Manager and our reimbursement obligations related to compensation of our executive officers, see “Management Compensation.” For additional information regarding our 2024 Stock Incentive Plan, see “2024 Stock Incentive Plan.”
2024 Stock Incentive Plan
Our Board has, with the approval of our shareholders, adopted the 2024 Stock Incentive Plan to promote the success of our Company and the interests of our shareholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives. Equity-based awards are also intended to further align the interests of award recipients and our shareholders. Included below is a summary of some of the key terms of the 2024 Stock Incentive Plan.
All vested options granted under the 2024 Stock Incentive Plan outstanding at our Separation and Distribution became exercisable at the consummation of our Separation and Distribution. Options will have an ordinary term of seven years, which term will be subject to earlier termination in the event that an option holder’s employment or service terminates.
The options to be granted to our directors under the 2024 Stock Incentive Plan will immediately vest at the time of such grant and the options granted to any other person under the 2024 Stock Incentive Plan will vest over a four-year period with approximately 33% vesting on each of the second, third and fourth anniversaries of the vesting commencement date. The allocation of the 2024 Stock Incentive Plan will be as determined by the Administrator (defined below).
Administration. The Compensation Committee has been appointed as the initial administrator of the 2024 Stock Incentive Plan. The Compensation Committee may delegate some or all of its authority with respect to the 2024 Stock Incentive Plan to another committee of directors, and certain limited authority to grant awards to employees, if any, may be delegated to one or more of our officers. The appropriate acting body, be it our Board, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to herein as the “Administrator.” The Administrator has broad authority under the 2024 Stock Incentive Plan, including the authority to grant awards to participants it selects and to determine the terms and conditions of all awards.
Eligibility. Persons eligible to receive awards under the 2024 Stock Incentive Plan include our officers or employees, if any, or officers and employees of our subsidiaries, if any, our directors, and certain directors and consultants and our other service providers.

Authorized Shares. The current maximum number of shares of SUNS Common Stock that may be delivered pursuant to awards under the 2024 Stock Incentive Plan (the “Share Limit”) equals 8% of the expected outstanding shares of SUNS Common Stock or 551,122 shares of SUNS Common Stock. The Share Limit will automatically increase (i) upon the sale and consummation of any offering of SUNS Common Stock (each such sale and offering, an “Equity Offering”), in an amount equal to ten percent (10.0%) of the total number of shares of common stock sold by us in connection with such Equity Offering and (ii) if on the last day of our fiscal year, the Share Limit has not increased during such fiscal year by an aggregate amount equal to or greater than two percent (2.0%) of the total number of shares of common stock outstanding on the first day of such fiscal year (the “Minimum Annual Increase”), then in an amount equal to the difference between the Minimum Annual Increase and the aggregate amount in which the Share Limit increased during such fiscal year, effective as of the last day of such fiscal year. Notwithstanding the foregoing, our Board may act prior to the sale and consummation of the applicable Equity Offering or the last day of such fiscal year, as applicable, to provide that an increase in the Share Limit will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence. Shares that are subject to or underlie awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2024 Stock Incentive Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2024 Stock Incentive Plan. Shares that are exchanged by a participant or withheld by us as full or partial payment in connection with any award granted under the 2024 Stock Incentive Plan, as well as any shares exchanged by a participant or withheld by us to satisfy tax withholding obligations related to any award granted under the 2024 Stock Incentive Plan, will not be counted against the Share Limit and will again be available for subsequent awards under the 2024 Stock Incentive Plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2024 Stock Incentive Plan.
Types of Awards. The 2024 Stock Incentive Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses, stock units and other forms of awards granted or denominated in SUNS Common Stock or units of SUNS Common Stock. The 2024 Stock Incentive Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash. We currently intend to grant stock options to participants in the 2024 Stock Incentive Plan, but we may also grant any other type of award available under the 2024 Stock Incentive Plan in the future.
A stock option is the right to purchase shares of SUNS Common Stock at a future date at a specified price per share (the “Exercise Price”). The per share Exercise Price of an option generally may not be less than the fair market value of a share of SUNS Common Stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Options generally may not be transferred to third parties for value and do not include dividend equivalent rights.
Change in Control. Upon the occurrence of a change in control event, each then-outstanding award granted under the 2024 Stock Incentive Plan will terminate, subject to any provision that has been made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of any award. The Administrator also has broad authority to provide for the accelerated vesting of outstanding awards in connection with a change in control event.
Transfer Restrictions. Subject to certain exceptions contained in the 2024 Stock Incentive Plan, awards under the 2024 Stock Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient.
Adjustments. As is customary in incentive plans of this nature, the Share Limit and the number and kind of shares available under the 2024 Stock Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets and periods under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, conversions, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the shareholders.
Tax Withholding. Participants in the 2024 Stock Incentive Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting or other tax event for other awards. Subject to approval by the Administrator, participants may elect to have any applicable tax withholding obligations satisfied by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or vesting of other awards, or through the delivery of previously acquired shares owned by the participant.

No Limit on Other Authority. The 2024 Stock Incentive Plan does not limit the authority of our Board or any committee to grant awards or authorize any other compensation, with or without reference to SUNS Common Stock, under any other plan or authority.
Termination of or Changes to the 2024 Stock Incentive Plan. Our Board may amend or terminate the 2024 Stock Incentive Plan at any time and in any manner. Shareholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by our Board. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the 2024 Stock Incentive Plan.

SUNS MANAGER AND SUNS MANAGEMENT AGREEMENT
General
We are currently externally managed and advised by AFC Manager, as a wholly-owned subsidiary of AFC Gamma. Following the Spin-Off, we will be externally managed and advised by SUNS Manager, an investment advisor which intends to register as an investment adviser under the Advisers Act and an affiliate of Mr. Tannenbaum and Mrs. Tannenbaum. Each of our officers is an employee of SUNS Manager and/or its affiliates, and certain of our officers are members of its Investment Committee. The executive offices of SUNS Manager are located at 525 Okeechobee Blvd., Suite 1650, West Palm Beach, FL 33401 and the telephone number of SUNS Manager’s executive offices is (561) 530-3315.
Manager
We have entered into a Management Agreement with SUNS Manager for its services in managing our loans and day-to-day operations and to otherwise perform services for us as discussed below, which will become effective concurrently with the completion of the Spin-Off. Following the completion of the Spin-Off, under the Management Agreement, SUNS Manager has contractual responsibilities to us, including to provide us with a management team, who will be our executive officers, and the Investment Committee.
Management
Following the completion of the Spin-Off, we will be managed by our Board and our executive officers and by SUNS Manager, as provided for under our Management Agreement, which is summarized below.
Pursuant to our Management Agreement, SUNS Manager will manage our loans and our day-to-day operations, subject at all times to the further terms and conditions set forth in our Management Agreement and such further limitations or parameters as may be imposed from time to time by our Board. SUNS Manager will use its commercially reasonable efforts to perform its duties under our Management Agreement.
In connection with its management and operation of our business activities, SUNS Manager may retain, at our sole cost and expense, such services of persons and firms as SUNS Manager deems necessary or advisable. In addition, subject to the approval of our Board (which shall not be unreasonably withheld), SUNS Manager may enter into one or more sub-advisory agreements with other investment managers (each, a “Sub-Manager”) pursuant to which SUNS Manager may obtain the services of such Sub-Manager(s) to assist SUNS Manager in providing the investment advisory services required to be provided by SUNS Manager under our Management Agreement. Any compensation payable to a Sub-Manager will be the responsibility of SUNS Manager.
SUNS Manager shall be responsible for preparing, or causing to be prepared, at our sole cost and expense: (i) any reports and other information relating to any proposed or consummated loan as may be reasonably requested; (ii) all reports, financial or otherwise, with respect to us, reasonably required by our Board; (iii) all materials and data necessary to complete such reports and other materials, including an annual audit of our books of accounts by a nationally recognized independent accounting firm; and (iv) regular reports for our Board to enable our Board to review our acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the policies approved by our Board.

Indemnification and Liability
Our Management Agreement provides for customary indemnification of SUNS Manager and its affiliates, and certain of our and their respective members, shareholders, managers, partners, trustees, personnel, officers, directors, employees, consultants and Sub-Managers, as applicable. Additionally, we have entered into indemnification agreements with the members of the Investment Committee provided by SUNS Manager that provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law. We have also entered into indemnification agreements with the members of the Investment Committee of SUNS Manager for indemnification and advance of expenses to the maximum extent permitted by Maryland law. Neither we nor SUNS Manager currently carry directors’ and officers’ insurance. The Management Agreement also provides that SUNS Manager, its affiliates, and any of their respective members, shareholders, managers, partners, trustees, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to SUNS Manager (collectively, the “Manager Parties”) will not be liable to us for acts or omissions performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the relevant Management Agreement.
Term
The initial term of our Management Agreement shall continue until the third anniversary of the effective date of the agreement. After the initial term, our Management Agreement shall automatically renew each year for an additional one-year period, unless we or SUNS Manager elect not to renew. We may decline to renew our Management Agreement upon 180 days prior written notice and the affirmative vote of at least two-thirds of our independent directors that there has been unsatisfactory performance by SUNS Manager that is materially detrimental to us taken as a whole. In such event, we shall pay SUNS Manager a termination fee (the “Termination Fee”) equal to three times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Compensation, in each case, earned by SUNS Manager during the 12-month period immediately preceding the most recently completed fiscal quarter. SUNS Manager may decline to renew our Management Agreement upon 180 days prior written notice and without payment of any termination fee by either party. We and SUNS Manager have agreed that it is both of our intention that if our Management Agreement is not terminated prior to our equity equaling or exceeding $1,000,000,000, then we and SUNS Manager (or the equity owners of SUNS Manager) shall contemplate effecting an Internalization Transaction (as defined below) upon our equity equaling or exceeding $1,000,000,000 pursuant to our Management Agreement.
Termination for Cause
We may terminate our Management Agreement effective upon 30 days’ prior written notice, without payment of any termination fee, if (i) SUNS Manager, its agents or its assignees breach any material provision of our Management Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if SUNS Manager takes steps to cure such breach within 30 days of the written notice); (ii) there is a commencement of any proceeding relating to SUNS Manager’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or SUNS Manager authorizing or filing a voluntary bankruptcy petition; (iii) any SUNS Manager change of control occurs that a majority of the independent directors determines is materially detrimental to us taken as a whole; (iv) SUNS Manager is dissolved; or (v) SUNS Manager commits fraud against us, misappropriates or embezzles our funds, or acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the Management Agreement; provided, however, that if any of the actions or omissions described in this clause (v) are caused by an employee, personnel and/or officer of SUNS Manager or one of its affiliates and SUNS Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of SUNS Manager’s actual knowledge of its commission or omission, we shall not have the right to terminate our Management Agreement.
SUNS Manager may terminate our Management Agreement effective upon 60 days’ prior written notice in the event that we default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. We are required to pay to SUNS Manager the Termination Fee if our Management Agreement is terminated pursuant to the preceding sentence. Additionally, SUNS Manager may terminate our Management Agreement if we are required to register as an investment company under the Investment Company Act, in which case we shall not be required to pay a termination fee.

Internalization of SUNS Manager
Upon the date on which our equity equals or exceeds $1,000,000,000 (such date, the “Internalization Trigger Date”), SUNS Manager shall provide us with a written offer for an internalization transaction in which SUNS Manager will contribute all of its assets to us, or in the alternative, the equity owners of SUNS Manager will contribute 100% of the outstanding equity interest in SUNS Manager to us (such transaction an “Internalization Transaction”). The initial offer price will be as determined by SUNS Manager and set forth in any such initial written offer. Upon receipt of SUNS Manager’s initial offer, a special committee of our Board consisting solely of our independent directors (the “Internalization Committee”) may accept SUNS Manager’s proposal or submit a counter offer. If an Internalization Transaction is not consummated pursuant to SUNS Manager’s initial offer or SUNS Manager’s counter offer, SUNS Manager and we agree to enter into good faith negotiations for the consummation of an Internalization Transaction with an offer price to be agreed. Notwithstanding the foregoing, if an Internalization Transaction has not been consummated prior to the end of the three month anniversary of the Internalization Trigger Date, then on the last day of such term, we shall have the right, but not the obligation, to consummate an Internalization Transaction, effective as of the last day of such term, at an internalization price (the “Internalization Price”) equal to five times the sum of (i) the average annual Base Management Fee, (ii) the average annual Incentive Compensation and (iii) and the aggregate amount of Outside Fees less the Base Management Fee Rebate, in each case, earned by SUNS Manager during the 12-month period immediately preceding the most recently completed fiscal quarter.
At the time of consummation of an Internalization Transaction, all assets of SUNS Manager or 100% of the equity interest in SUNS Manager shall be conveyed to and acquired by us in exchange for the consideration to be paid for the Internalization Transaction. Consummation of any Internalization Transaction agreed to between us and SUNS Manager is conditioned upon the satisfaction of the following conditions: (i) our receipt of a fairness opinion from a nationally-recognized investment banking firm to the effect that the consideration to be paid by us for the assets and equity of SUNS Manager is fair, from a financial point of view, to our shareholders who are not affiliated with SUNS Manager or its affiliates; (ii) the approval of the acquisition by the Internalization Committee; and (iii) the approval of our shareholders holding a majority of the votes cast on such Internalization Transaction proposal at a meeting of shareholders duly called and at which a quorum is present, any of which conditions may be waived by us, in our sole discretion.
The price to be paid to SUNS Manager in any Internalization Transaction may be payable in cash, shares of SUNS Common Stock or a combination at the discretion of the Internalization Committee. The value of SUNS Common Stock paid as partial or full consideration of any Internalization Transaction shall be calculated based on the volume-weighted average of the closing market price of SUNS Common Stock for the ten consecutive trading days immediately preceding the date with respect to which value must be determined; provided, however, that if SUNS Common Stock is not traded on a securities exchange at the time of closing of any such Internalization Transaction, then the number of shares of common stock shall be determined by agreement between our Board and SUNS Manager or, in the absence of such agreement, the Internalization Price shall be paid in cash.
Investment Guidelines
We have adopted investment guidelines (the “Investment Guidelines”) which require us and SUNS Manager to abide by certain investment strategies which include, but are not limited to: (i) not making loans that would cause us to fail to qualify as a REIT, or that would cause us to be regulated as an investment company under the Investment Company Act; (ii) not making investments that would cause us to violate any law, rule or regulation of any governmental body or any securities exchange or that would otherwise not be permitted by our governing documents; (iii) requiring the approval of the Investment Committee for all loans made by us; and (iv) until appropriate loans that align with our overall investment strategy are identified, permitting SUNS Manager to invest our available cash in interest-bearing, short-term investments, including money market accounts or funds, commercial mortgage backed securities and corporate bonds, subject to the requirements for our qualification as a REIT.
Our Investment Guidelines may only be amended, restated, modified, supplemented or waived pursuant to the approval of (i) a majority of our entire Board (which must include a majority of our independent directors) and (ii) SUNS Manager.
Investment Committee
Pursuant to our Management Agreement, SUNS Manager will establish an Investment Committee for us, the members of which consist of employees of SUNS Manager and/or its affiliates and which currently includes certain of SUNS Manager’s affiliates and certain of our officers. The Investment Committee has the following responsibilities: (i) reviewing loan opportunities for us presented to it by senior investment professionals of SUNS Manager and (ii) reviewing our loan portfolios for compliance with the Investment Guidelines established pursuant to our Management Agreement at least on a quarterly basis, or more frequently as necessary. All our loans require the approval of the Investment Committee.
Upon completion of the Spin-Off, the members of the Investment Committee will consist of Mr. Tannenbaum and Mr. Sedrish. Any action to be taken by the Investment Committee requires the approval of a majority of the members of the Investment Committee; provided that during any time that the Investment Committee is comprised of less than four (4) members, any action by the Investment Committee shall require unanimous approval of all members of the Investment Committee.
Manager Succession Plan
The members of SUNS Manager have delegated the management of the business and affairs of SUNS Manager to Leonard M. Tannenbaum, as managing member (the “Managing Member”). Pursuant to SUNS Manager’s operating agreement, the Managing Member will hold office until such Managing Member resigns or is removed pursuant to SUNS Manager’s operating agreement. The Managing Member shall be automatically removed as such in the event of his or her (i) death, insanity, permanent physical or mental disability, (ii) withdrawal as a member of SUNS Manager in accordance with SUNS Manager’s operating agreement or (iii) the forfeiture of the Managing Member’s interest in SUNS Manager in accordance with SUNS Manager’s operating agreement.
For so long as we remain externally managed, upon the resignation or removal of Leonard M. Tannenbaum as the Managing Member, the members of SUNS Manager will appoint Robyn Tannenbaum as the Managing Member.
Co-Investments
Certain investment opportunities in loans, which may be suitable for us, may also be suitable for other accounts, private funds, pooled investment vehicles or other entities managed or advised, directly or indirectly, by SUNS Manager, Mr. Tannenbaum, Mrs. Tannenbaum, Mr. Sedrish or any of their or our respective affiliates or entities in which any such person is an executive. and, subject to compliance with the Manager COI Policy (as defined below) and our code of business conduct and ethics, SUNS Manager may allocate such loans and participate in such loans as SUNS Manager deems reasonable under the circumstances in good faith.
Allocation Policy
SUNS Manager and its affiliates endeavor to allocate loan opportunities in a fair and equitable manner, subject to their internal policies. The internal policies of SUNS Manager and its affiliates, which may be amended without our consent, are intended to enable us to share equitably with any other investment vehicles that are managed by SUNS Manager or affiliates of SUNS Manager, such as AFC Gamma and SRT. In general, loan opportunities are allocated taking into consideration various factors, including, among others, the relevant investment vehicles’ available capital, their investment objectives or strategies, their risk profiles and their existing or prior positions in a borrower or particular loan, their potential conflicts of interest, the nature of the opportunity and market conditions, certain regulatory considerations as well as the rotation of loan opportunities. Nevertheless, it is possible that we may not be given the opportunity to participate in certain loans made by investment vehicles managed by SUNS Manager or affiliates of SUNS Manager. In addition, there may be conflicts in the allocation of loan opportunities among us and the investment vehicles managed by SUNS Manager or affiliates of SUNS Manager.
The allocation policy of SUNS Manager addresses the allocation of investment and disposition opportunities among SUNS and other clients which may include, among others, private funds, real estate investment trusts, separately managed accounts, collateralized loan obligation issuers and small business investment companies and entities regulated under the Investment Company Act (collectively, the “Funds”) advised by SUNS Manager or its affiliates, such as AFC Gamma and SRT. The policy recognizes that because of commonality and/or overlap of investment objectives and policies among the Funds, investment and/or disposition opportunities that are attractive to SUNS may be attractive to one or more other Funds. Under the allocation policy, which applies to investment advisers affiliated with SUNS Manager, each Fund’s investment committee is responsible for evaluating whether a particular investment opportunity is appropriate at that time for such Fund. If a Fund’s investment committee determines that such investment opportunity is appropriate for such Fund, the investment committee is then responsible for determining the appropriate size of the opportunity to be pursued for such Fund. In making this two-part assessment, the investment committee may consider a variety of factors, including without limitation (i) compliance with governing documents, (ii) compliance with applicable regulations, such as the Investment Company Act and REIT compliance, and (iii) portfolio management considerations, including available capital, investment strategies; hold size target ranges; risk profile, asset class, geographic location and other diversification and concentration parameters; target returns; and supply or demand for an investment at a given price level, among other considerations.

If multiple Funds determine that an investment is appropriate for each such Fund, such Fund shall be allocated the amount of the investment that it is seeking, as determined by the criteria set forth above. If in such circumstances it is not possible to fully satisfy the size of the investment sought by all such Funds, the opportunity will generally be allocated pro rata in proportion to the level of investment originally sought on behalf of such Fund. SUNS Manager will conduct ongoing monitoring for compliance with such policy.
Manager Biographical Information
Biographical information of the management team expected to be provided by SUNS Manager, who we are expected to serve as our executive officers, and the members of the Investment Committee is included above under “Management—Directors and Executive Officers.”

MANAGEMENT COMPENSATION
SUNS Manager will manage our day-to-day affairs. The following table summarizes all of the compensation, fees and expense reimbursement that we will pay to SUNS Manager under our Management Agreement, which we expect to become effective immediately following the Spin-Off:

Type	Description	Payment
Base Management Fees
An amount equal to 0.375% of our Equity (as defined below), determined as of the last day of each quarter. The Base Management Fees are reduced by the Base Management Fee Rebate. Under no circumstances will the Base Management Fee be less than zero. Our Equity, for purposes of calculating the Base Management Fees, could be greater than or less than the amount of shareholders’ equity shown on our financial statements. The Base Management Fees are payable independent of the performance of our portfolio.
For additional information, see “—Base Management Fees.”
Quarterly in arrears in cash.

Base Management Fee Rebate
An amount equal to 50% of the aggregate amount of any other fees earned and paid to SUNS Manager during the applicable quarter resulting from the investment advisory services and general management services rendered by SUNS Manager to us under our Management Agreement, including any agency fees relating to our loans, but excluding the Incentive Compensation and any diligence fees paid to and earned by SUNS Manager and paid by third parties in connection with SUNS Manager’s due diligence of potential loans.
For additional information, see “—Base Management Fees.”
Reduces the Base Management Fees on a quarterly basis.

Incentive Compensation
An amount with respect to each fiscal quarter (or portion thereof that our Management Agreement is in effect) based upon our achievement of targeted levels of Core Earnings. No Incentive Compensation is payable with respect to any fiscal quarter unless our Core Earnings for such quarter exceed the amount equal to the product of (i) 2% and (ii) Adjusted Capital (as defined below) as of the last day of the immediately preceding fiscal quarter (such amount, the “Hurdle Amount”). The Incentive Compensation for any fiscal quarter will otherwise be calculated as the sum of (i) the product of (A) 50% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds the Hurdle Amount, but is less than or equal to 166-2/3% of the Hurdle Amount and (ii) the product of (A) 20% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds 166-2/3% of the Hurdle Amount. Such compensation is subject to Clawback Obligations (as defined below), if any.
For additional information, see “—Incentive Compensation” and “—Incentive Compensation-Incentive Compensation Clawback.”
Quarterly in arrears in cash.

Expense Reimbursement
We pay all of our costs and expenses and reimburse SUNS Manager or its affiliates for expenses of SUNS Manager and its affiliates paid or incurred on our behalf, excepting only those expenses that are specifically the responsibility of SUNS Manager pursuant to our Management Agreement. Pursuant to our Management Agreement, we reimburse SUNS Manager or its affiliates, as applicable, for our fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) subject to review by the Compensation Committee of our Board, SUNS Manager’s personnel serving as our Chief Executive Officer (except when the Chief Executive Officer serves as a member of the Investment Committee prior to the consummation of an internalization transaction of SUNS Manager by us), General Counsel, Chief Compliance Officer, Chief Financial Officer, Chief Marketing Officer, Managing Director and any of our other officers, based on the percentage of his or her time spent devoted to our affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its affiliates who spend all or a portion of their time managing our affairs, with the allocable share of the compensation of such personnel described in this clause (ii) being as reasonably determined by SUNS Manager to appropriately reflect the amount of time spent devoted by such personnel to our affairs. The service by any personnel of SUNS Manager and its affiliates as a member of the Investment Committee will not, by itself, be dispositive in the determination as to whether such personnel is deemed “investment personnel” of SUNS Manager and its affiliates for purposes of expense reimbursement. Prior to the consummation of our Separation and Distribution, we were not obligated to reimburse SUNS Manager or its affiliates, as applicable, for any compensation paid to Mr. Tannenbaum or Mrs. Tannenbaum. For the 2024 fiscal year, we anticipate that SUNS Manager will seek reimbursement for our allocable share of Mrs. Tannenbaum’s compensation.
For additional information, see “—Expense Reimbursement.”
Monthly in cash.

Termination Fee
Equal to three times the sum of (i) the annual Base Management Fee and (ii) the annual Incentive Compensation, in each case, earned by SUNS Manager during the 12-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination. Such fee shall be payable upon termination of our Management Agreement in the event that (i) we decline to renew our Management Agreement, without cause, upon 180 days prior written notice and the affirmative vote of at least two-thirds of our independent directors that there has been unsatisfactory performance by SUNS Manager that is materially detrimental to us taken as a whole, or (ii) our Management Agreement is terminated by SUNS Manager (effective upon 60 days’ prior written notice) based upon our default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default continuing for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.
For additional information, see “—Termination Fee.”
Upon specified termination in cash.
General
Under our Management Agreement, we will pay a Base Management Fee and Incentive Compensation to SUNS Manager. Pursuant to our Management Agreement, we will also be obligated to reimburse SUNS Manager or its affiliates for certain expenses of SUNS Manager and its affiliates paid or incurred on our behalf. We may also grant equity-based awards and incentives to SUNS Manager and other eligible awardees under our 2024 Stock Incentive Plan from time to time.

Base Management Fees
Our Management Agreement states that the Base Management Fees (i) amount to 0.375% of our Equity, determined as of the last day of each quarter, and (ii) will be reduced by only 50% of the aggregate amount of any Outside Fees, including any agency fees relating to our loans, but excluding the Incentive Compensation and any diligence fees paid to and earned by SUNS Manager and paid by third parties in connection with SUNS Manager’s due diligence of potential loans. Under no circumstances will the Base Management Fees be less than zero. Our Equity, for purposes of calculating the Base Management Fees, could be greater than or less than the amount of shareholders’ equity shown on our financial statements. The Base Management Fees are payable independent of the performance of our portfolio.
For purposes of computing the Base Management Fees, “Equity” means, as of any date (i) the sum of (A) the net proceeds from all of our issuances of equity securities since our inception through such date (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (B) our retained earnings at the end of the most recently completed fiscal quarter determined in accordance with GAAP (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (ii) (A) any amount that we have paid to repurchase SUNS Common Stock since our inception through such date, (B) any unrealized gains and losses and other non-cash items that have impacted shareholders’ equity as reported in our financial statements prepared in accordance with GAAP through such date; and (C) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, through such date, in each case as determined after discussions between SUNS Manager and our independent directors and approval by a majority of our independent directors.
Incentive Compensation
In addition to the Base Management Fees, SUNS Manager receives incentive compensation (“Incentive Compensation” or “Incentive Fees”) with respect to each fiscal quarter (or portion thereof that our Management Agreement is in effect) based upon our achievement of targeted levels of Core Earnings (as defined below). To the extent earned by SUNS Manager, the Incentive Compensation will be payable to SUNS Manager quarterly in arrears in cash.
No Incentive Compensation is payable with respect to any fiscal quarter unless our Core Earnings for such quarter exceed the amount equal to the product of (i) 2% and (ii) the Adjusted Capital as of the last day of the immediately preceding fiscal quarter (the “Hurdle Amount”). The Incentive Compensation for any fiscal quarter will otherwise be calculated as the sum of (i) the product (the “Catch-Up Amount”) of (A) 50% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds the Hurdle Amount, but is less than or equal to 166-2/3% of the Hurdle Amount and (ii) the product (the “Excess Earnings Amount”) of (A) 20% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds 166-2/3% of the Hurdle Amount.
For the purposes of computing Incentive Compensation:
•“Adjusted Capital” means the sum of (i) cumulative gross proceeds generated from issuances of the shares of our capital stock (including any distribution reinvestment plan), less (ii) distributions to our investors that represent a return of capital and amounts paid for share repurchases pursuant to any share repurchase program.
•“Core Earnings” means, for a given period, the net income (loss) for such period, computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case as determined after discussions between SUNS Manager and our independent directors and approval by a majority of our independent directors. For the avoidance of doubt, Core Earnings shall not exclude under clause (iv) above, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash.
The calculation methodology for computing Incentive Compensation will look through any derivatives or swaps as if we owned the reference assets directly. Therefore, net interest, if any, associated with a derivative or swap (which represents the difference between (i) the interest income and fees received in respect of the reference assets of such derivative or swap and (ii) the interest expense paid by us to the derivative or swap counterparty) will be included in the calculation of Core Earnings for purposes of the Incentive Compensation.

Incentive Compensation Clawback
Once Incentive Compensation is earned and paid to SUNS Manager, it is not refundable, notwithstanding any losses incurred by us in subsequent periods, except that if our aggregate Core Earnings for any fiscal year do not exceed the amount equal to the product of (i) 8.0% and (ii) our Adjusted Capital as of the last day of the immediately preceding fiscal year (such amount, the “Annual Hurdle Amount”), SUNS Manager will be obligated to pay us (such obligation to pay, the “Clawback Obligation”) an amount equal to the aggregate Incentive Compensation that was earned and paid to SUNS Manager during such fiscal year (such amount, the “Clawback Amount”); provided that under no circumstances will the Clawback Amount be more than the amount to which the Annual Hurdle Amount exceeds our aggregate Core Earnings for the specified fiscal year. The Clawback Obligation is determined on an annual basis and any Incentive Compensation earned during a specified fiscal year will not be subject to the Clawback Obligation with respect to the Incentive Compensation earned during any prior or subsequent fiscal year.
The aggregate Core Earnings, Annual Hurdle Amount, Clawback Amount and any components thereof for the initial and final fiscal years that our Management Agreement is in effect will be prorated based on the number of days during the initial and final fiscal years, respectively, that our Management Agreement is in effect, to the extent applicable.
Incentive Compensation Illustration
The following illustration sets forth a simplified graphical representation of the calculation of our quarterly Incentive Compensation in accordance with our Management Agreement without consideration to any Clawback Obligation.
Quarterly Incentive Fee on Core Earnings
Core Earnings (expressed as a percentage of Adjusted Capital as of the last day of the immediately preceding fiscal quarter)
Percentage of Core Earnings allocated to the Incentive Fee on income
Incentive Compensation Example
The following table sets forth a simplified, hypothetical example of a quarterly Incentive Compensation calculation in accordance with our Management Agreement without consideration to any Clawback Obligation. Our actual results may differ materially from the following example.
This example of a quarterly Incentive Compensation calculation assumes the following:
•Adjusted Capital as of the last day of the immediately preceding fiscal quarter of $100 million; and
•Core Earnings before the Incentive Compensation for the specified quarter representing a quarterly yield of 15.0% on Adjusted Capital as of the last day of the immediately preceding fiscal quarter.
Under these assumptions, the hypothetical quarterly Incentive Compensation payable to SUNS Manager would be $0.75 million as calculated below:

		Illustrative Amount	Calculation
1.	What are the Core Earnings?	$3,750,000	Assumed to be a 3.75% quarterly or 15.0% per annum return on Adjusted Capital as of the last day of the immediately preceding fiscal quarter ($100.0 million).

2.	What is the Hurdle Amount?	$2,000,000	The hurdle rate (2.0% quarterly or 8.0% per annum) multiplied by Adjusted Capital as of the last day of the immediately preceding fiscal quarter ($100.0 million).

3.	What is the Catch-Up Amount?	$666,667
The catch-up incentive rate (50.0%) multiplied by the amount that Core Earnings ($3.8 million) exceeds the Hurdle Amount ($2 million), but is less than or equal to 166-2/3% of the Hurdle Amount (approximately $3.3 million).

4.	What is the Excess Earnings Amount?	$83,333	The excess earnings incentive rate (20%) multiplied by the amount of Core Earnings ($3.8 million) that exceeds 166-2/3% of the Hurdle Amount (approximately $3.3 million).

5.	What is the Incentive Compensation?	$750,000	The sum of the Catch-Up Amount (approximately $666,667) and the Excess Earnings Amount (approximately $83,333).
The foregoing is solely a hypothetical example of a quarterly Incentive Compensation that we could pay to SUNS Manager for a given fiscal quarter and is based on the simplified assumptions described above.
Non-GAAP Metrics Used in Hypothetical Example
As used in this information statement, we use hypothetical Equity, Adjusted Capital, Catch-up Amount and Excess Earnings Amount only as measures in the calculation of the financial metrics that we are required to calculate under the terms of the Management Agreement. All of the adjustments made in our calculation of these metrics are adjustments that were made in calculating our performance for purposes of the required financial metrics under the Management Agreement, and are presented in a manner consistent with the reporting of the metrics to SUNS Manager. Additionally, the terms Equity, Adjusted Capital, Core Earnings, Catch-up Amount and Excess Earnings Amount are not defined under GAAP and are not measures of shareholder equity, capitalization, operating income or operating performance presented in accordance with GAAP. Our Equity, Adjusted Capital, Core Earnings, Catch-up Amount and Excess Earnings Amount have limitations as analytical tools, and when assessing our shareholder equity, capitalization, operating income and operating performance, you should not consider Equity, Adjusted Capital, Core Earnings, Catch-up Amount and Excess Earnings Amount in isolation, or as a substitute for shareholder equity, capitalization and operating income or other income statement data prepared in accordance with GAAP. Additionally, other companies may calculate Equity, Adjusted Capital, Core Earnings, Catch-up Amount and Excess Earnings Amount differently than we do, limiting their usefulness as comparative measures.
Further, we note that, as presented in the above table, Adjusted Capital, Core Earnings, Catch-up Amount and Excess Earnings Amount are hypothetical non-GAAP financial measures and reconciliation of those numbers to the most directly comparable financial measure prepared in accordance with GAAP are not provided in this information statement as they are derived from our actual historical financials and are meant to serve as an illustrative tool to assist the investor in understanding how SUNS Manager’s fees would be calculated based on hypothetical assumptions pursuant to the terms of the Management Agreement.
Expense Reimbursement
We pay all of our costs and expenses and reimburse SUNS Manager and/or its affiliates for expenses of SUNS Manager and/or its affiliates paid or incurred on our behalf, excepting only those expenses that are specifically the responsibility of SUNS Manager pursuant to our Management Agreement. Pursuant to our Management Agreement, we reimburse SUNS Manager and/or its affiliates, as applicable, for our fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) subject to review by the Compensation Committee of our Board, personnel of SUNS Manager and/or its affiliates, as applicable, serving as our Chief Executive

Officer (except when the Chief Executive Officer serves as a member of the Investment Committee prior to the consummation of an internalization transaction of SUNS Manager by us), General Counsel, Chief Compliance Officer, Chief Financial Officer, Chief Marketing Officer, Managing Director and any of our other officers based on the percentage of his or her time spent devoted to our affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of SUNS Manager and/or its affiliates who spend all or a portion of their time managing our affairs, with the allocable share of the compensation of such personnel described in this clause (ii) being as reasonably determined by SUNS Manager to appropriately reflect the amount of time spent devoted by such personnel to our affairs. The service by any personnel of SUNS Manager and its affiliates as a member of the Investment Committee will not, by itself, be dispositive in the determination as to whether such personnel is deemed “investment personnel” of SUNS Manager and its affiliates for purposes of expense reimbursement.
Costs and expenses paid or incurred by SUNS Manager on our behalf are reimbursed monthly in cash to SUNS Manager and are made regardless of whether any cash distributions are made to our shareholders. For additional information regarding the expense reimbursement of compensation paid to our executive officers, see “Management—Compensation of Our Executive Officers.”
Termination Fee
Upon termination of our Management Agreement, a Termination Fee will be payable to SUNS Manager by us in cash in the event that (i) we decline to renew our Management Agreement, without cause, upon 180 days prior written notice and the affirmative vote of at least two-thirds of our independent directors that there has been unsatisfactory performance by SUNS Manager that is materially detrimental to us taken as a whole, or (ii) our Management Agreement is terminated by SUNS Manager (effective upon 60 days’ prior written notice) based upon our default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default continuing for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Termination Fee equals three times the sum of (i) the annual Base Management Fee and (ii) the annual Incentive Compensation, in each case, earned by SUNS Manager during the 12-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination.
Grants of Equity Compensation to SUNS Manager
Pursuant to the 2024 Stock Incentive Plan, we may grant equity-based awards and incentives to employees or executive officers of SUNS Manager and other eligible awardees under the 2024 Stock Incentive Plan from time to time. These equity-based awards under our 2024 Stock Incentive Plan create incentives to improve long-term stock price performance and focus on long-term business objectives, create substantial retention incentives for award recipients and enhance our ability to pay compensation based on our overall performance, each of which further align the interests of SUNS Manager and the other eligible awardees with our shareholders. For additional information regarding our 2024 Stock Incentive Plan, see “Management—2024 Stock Incentive Plan.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Person Transactions Policy
The Company will have a written related person transaction policy regarding the review and approval or ratification of related person transactions.
The purpose of this policy will be to describe the procedures used to identify, review, approve, disapprove, ratify and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (x) we were, are, or will be a participant, (y) the aggregate amount involved will or may be expected to exceed $120,000 and (z) a related person had, has, or will have a direct or indirect material interest. For purposes of this policy, a related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, an executive officer, director or director nominee of ours, (ii) any person who is the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position with significant decision making influence, or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.
Under this policy, the Audit and Valuation Committee will be responsible for reviewing, approving or ratifying each related person transaction or proposed transaction, subject to certain exceptions. No director will participate in any discussion or approval of a related person transaction for which he or she, or any of his or her immediate family members, is a related person or may otherwise have a potential or actual conflict of interest with us, except that the director will be counted for purposes of a quorum and will provide all information concerning the related person transaction as may be reasonably requested by other members of the Audit and Valuation Committee. In the event our Chief Financial Officer determines that it is impractical or undesirable to wait until the next Audit and Valuation Committee meeting to review a related person transaction, the chairperson of the Audit and Valuation Committee may act on behalf of the Audit and Valuation Committee to review and approve or ratify such related person transaction. In addition, our Board has delegated to the chairperson of the Audit and Valuation Committee the authority to pre-approve or ratify (as applicable) any related person transaction in which he or she, or any of his or her immediate family members, is not a related person or does not otherwise have a potential or actual conflict of interest, in each case, for purposes of such related person transaction. In determining whether to approve or ratify a related person transaction, the Audit and Valuation Committee or its chairperson, as applicable, will consider all relevant facts and circumstances of the related person transaction available to it and will approve only those related person transactions that are, under all of the circumstances, fair as to us, as the Audit and Valuation Committee or its chairperson, as applicable, determines in good faith.
These policies may not be successful in eliminating the influence of conflicts of interest or related person transactions. If they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.
Conflicts of Interest Policy
SUNS Manager has adopted a Conflicts of Interest Policy (the “Manager COI Policy”), which sets out SUNS Manager’s conflict of interest policies and procedures relating to its investment advisory activities and is to be used as a guide for compliance with applicable legal standards, the federal securities laws, and SUNS Manager’s policies. In its capacity as investment manager to us and other entities, SUNS Manager acts as a fiduciary and thus owes us and them a series of duties, including a general duty to act at all times in their best interest and avoid actual and apparent conflicts of interest. SUNS Manager is currently an investment adviser under the Advisers Act. The Manager COI Policy sets forth guidelines and best practices to ensure SUNS Manager complies with all legal and regulatory requirements.
SUNS Manager’s Chief Compliance Officer has overall responsibility for implementing and monitoring the Manager COI Policy and, when applicable, SUNS Manager’s overall compliance program, including ensuring the effectiveness of the policies and procedures contained in the Manager COI Policy. SUNS Manager’s Chief Compliance Officer may delegate certain responsibilities, including, without limitation, the granting or withholding of any consents or pre-approvals required by the Manager COI Policy, or the making of other determinations pursuant to the Manager COI Policy, to one or more of SUNS Manager’s partners, members, owners, principals, directors, officers, supervisors and employees, and any other person who provides investment advice on behalf of SUNS Manager and is subject to the supervision and control of our manager (collectively, “Covered Persons”), in each case acting under the supervision of SUNS Manager’s Chief Compliance Officer (or under the supervision of another person designated by SUNS Manager’s Chief Compliance Officer), but shall retain overall responsibility for SUNS Manager’s compliance program. In the event that SUNS Manager’s Chief Compliance Officer personally is required to obtain any consents, pre-approvals or other determinations pursuant to the Manager COI Policy that would, with respect to any other Covered Person, be made by SUNS Manager’s

Chief Compliance Officer himself, then in such cases SUNS Manager’s Chief Financial Officer shall be responsible for granting or making any such consents, pre-approvals or other determinations with respect to SUNS Manager’s Chief Compliance Officer.
Pursuant to our Management Agreement, SUNS Manager has also agreed to (i) use reasonable efforts to avoid any potential conflicts of interest, (ii) disclose the nature and source of any material conflict of interest to our Board and the Audit and Valuation Committee of our Board before undertaking a transaction on our behalf and (iii) require the persons who provide services to us to comply with our code of business conduct and ethics, which includes our conflict of interest policy, in the performance of such services or such comparable policies as shall in substance hold such persons to at least the standards of conduct set forth in our code of business conduct and ethics.
Additionally, we separately maintain a conflict of interest policy governing the handling of actual or apparent conflicts of interest between personal and professional relationships of our officers, employees (if any) and directors (collectively, “SUNS Covered Persons”), including in the case where an SUNS Covered Person may have a relationship with our borrowers or other clients. Pursuant to our conflict of interest policy, in such circumstances where an SUNS Covered Person’s outside business activities include an investment in or management role at one of our borrowers or other clients, such SUNS Covered Person shall not participate in any decision making processes that will give rise to a potential or actual conflict of interest unless approved by the Audit and Valuation Committee of our Board. An SUNS Covered Person may seek approval for making an investment in or engaging in outside activity with a borrower by sending a written request to our legal department describing the nature of the investment or the outside activity, the time commitment involved, the parties for whom such SUNS Covered Person will be working with or associated with, and other relevant particulars of such activity. Requests to engage in such investment and outside activity will be reviewed and approved by our legal department on a case-by-case basis. The investment in or management role at a borrower or a client that is approved pursuant to our conflict of interest policy does not alone, without participating in any decision making processes that will give rise to a conflict of interest, constitute a “conflict of interest” for purposes of our conflict of interest policy.
Related Party Transactions since Inception
See “Business—Organizational Chart Pre-Spin-Off and Post-Spin-Off” for an organizational diagram detailing our corporate structure before and after the Spin-Off, which describe the various relationships between the expected directors, officers and significant stockholders of SUNS and other affiliated entities.
In January 2024, we and SRT, an affiliate of AFC Gamma and ours, purchased an aggregate of approximately $56.4 million in loan commitments in a secured mezzanine loan facility, of which approximately $28.2 million of principal has been funded by us (“Loan A”) and another approximately $28.2 million of principal has been funded by SRT. We and SRT are each 50.0% syndicate lenders in the secured mezzanine loan facility. Approximately $16.9 million was established as reserves, for the payment of interest and other costs and expenses, which is fully funded and held by an affiliated agent on the loan. The lenders have a right to convert the mezzanine loan to a first priority mortgage loan after the repayment of the existing senior loan and subject to certain other terms and conditions. The secured mezzanine loan bears interest at an annual rate of SOFR plus a 15.31% spread, subject to a SOFR floor of 2.42%. At the end of February 2024, we and SRT entered into an amendment to the secured mezzanine loan, which among other things, (1) extended the maturity date to May 31, 2024 and (2) amended the SOFR floor from 2.42% to 4.00%. A wholly-owned subsidiary of SRT, Southern Realty Trust Holdings LLC, serves as the agent of of this loan. Fees paid to the agent by the borrower are customary and are de minimis.
In January 2024, SRT entered into a secured mezzanine loan facility consisting of an aggregate of approximately $56.4 million in loan commitments, of which approximately $20.7 million of principal was funded by us as a result of our participation interest in the loan (“Loan B”) and another approximately $20.7 million of principal was funded by SRT. The secured mezzanine loan commitments were issued by us and SRT at a discount of 1.0% for a net funding amount of approximately $20.4 million each, respectively. The $56.4 million of total commitments includes $15.0 million of unfunded commitments which was established to be drawn to pay interest on the secured mezzanine loan, of which we are responsible for $7.5 million. The $15.0 million of unfunded commitments are anticipated to be drawn over the life of the loan. We and SRT are each 50.0% syndicate lenders in the secured mezzanine loan facility. The secured mezzanine loan bears interest at an annual fixed rate of 13.00% and matures in May 2027, which the borrower may extend, at its option and subject to meeting certain terms and conditions, to May 2028. The mezzanine loan facility is secured by a security interest in all of the equity interests held by the borrower in its wholly-owned subsidiary. SRT Agent LLC serves as the agent of of this loan. Fees paid to the agent by the borrower are customary and are de minimis.
Each of the secured mezzanine loans described in detail above were syndicated by SRT, a fund led by Brian Sedrish, our expected Chief Executive Officer, and owned and controlled by Leonard Tannenbaum, our expected Executive Chairman and AFC Gamma’s Executive Chairman and Chief Investment Officer. Mr Tannenbaum also holds 25.0% shares of AFCG Common Stock as of March 26, 2024.
The Separation from AFC Gamma
In connection with the Separation and Distribution, we will enter into a separation and distribution agreement and several other agreements with AFC Gamma to effect the Separation and provide a framework for our relationship with AFC Gamma and its subsidiaries after the Separation. These agreements will provide for the allocation between us, on the one hand, and AFC Gamma and its subsidiaries on the other hand, of the assets, liabilities and obligations associated with the Spin-Off Business, on the one hand, and AFC Gamma other current businesses, on the other hand, and will govern the relationship between our company, on the one hand, and AFC Gamma and its subsidiaries, on the other hand, subsequent to the Separation and Distribution (including with respect to transition services, employee matters and tax matters). See “The Separation and Distribution—Agreements with AFC Gamma” for more information regarding these agreements.
Tax Matters Agreement
In connection with the Separation, we and AFC Gamma intend to enter into a tax matters agreement that will contain certain tax matters arrangements and will govern the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business and taxes incurred as a result of the Separation and the Distribution. The tax matters agreement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests, and assistance and cooperation on tax matters.
The tax matters agreement will govern the rights and obligations that we and AFC Gamma will have after the Separation with respect to taxes for both pre-and post-closing periods. Under the tax matters agreement, we will be responsible for (i) any of our taxes for all periods prior to and after the Distribution and (ii) any taxes of the AFC Gamma group for periods prior to the Distribution to the extent attributable to the commercial real estate lending business. AFC Gamma generally will be responsible for any of the taxes of the AFC Gamma group other than taxes for which we are responsible. In addition, AFC Gamma will be responsible for its taxes arising as a result of the Separation and Distribution. Notwithstanding the foregoing, sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar taxes imposed on the Distribution shall be borne fifty percent (50%) by us and fifty percent (50%) by AFC Gamma.
Each of AFC Gamma and SUNS will indemnify each other against any taxes allocated to such party under the tax matters agreement and related out-of-pocket costs and expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of the date of this Information Statement, AFC Gamma beneficially owns all of the outstanding shares of SUNS Common Stock. Immediately following the Separation and Distribution, SUNS expects to have outstanding an aggregate of 6,889,031 shares of SUNS Common Stock and AFC Gamma will own no shares of SUNS Common Stock.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities.
The following table shows the ownership of SUNS Common Stock expected to be beneficially owned by our expected directors, named executive officers, our expected directors and current executive officers as a group and our 5% shareholders immediately following the completion of the Distribution, as of March 26, 2024 and giving effect to the distribution ratio of one share of SUNS Common Stock for every three shares of AFCG Common Stock. We also assumed the issuance of 100 shares of SUNS Common Stock to AFC Gamma prior to the Separation and Distribution. Unless otherwise indicated, SUNS believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
We have deemed shares of AFC Gamma Common Stock subject to restricted stock that currently are vested, but for which shares of common stock have not been issued, or restricted stock that will vest within 60 days of March 26, 2024, to be outstanding and to be beneficially owned by the person holding the restricted stock for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SUNS, 525 Okeechobee Blvd., Suite 1650, West Palm Beach, FL 33401.

Name of Beneficial Owner(1)	Shares of SUNS Common Stock Beneficially Owned After Separation and Distribution	Percentage of SUNS Common Stock Beneficially Owned After Separation and Distribution
Expected 5% Shareholders
Leonard M. Tannenbaum	1,248,212	18.1%
Blackrock, Inc.(2)	471,711	6.9%

Expected Named Executive Officers and Directors
Leonard M. Tannenbaum	1,248,212	18.1%
Brian Sedrish(3)	—	—
Robyn Tannenbaum	21,959	*
Brandon Hetzel	7,538	*
Jodi Hanson Bond	4,417	*
James Fagan(4)	9,653	*
Alexander C. Frank	2,976	*

All executive officers and directors as a group (7 persons)	1,294,755	18.8%
5% shareholders other than executive officers and directors
*Represents beneficial ownership of less than one percent.
(1)Unless otherwise indicated, the address of each of the beneficial owners identified is 525 Okeechobee Blvd., Suite 1650, West Palm Beach, FL 33401.
(2)Beneficial and percentage ownership information is as of December 31, 2023 and is based on information reported on a Schedule 13G filed by Blackrock, Inc. with the SEC on January 26, 2024 with respect to the shares of AFC Gamma. The schedule indicates that Blackrock, Inc. has sole voting power over 1,415,134 shares of AFC Gamma Common Stock and sole dispositive power over 1,392,894 shares of AFC Gamma common stock. The business address of Blackrock, Inc. is 50 Hudson Yards, New York, New York 10001.
(3)Currently owns no shares of AFC Gamma. SUNS expects to provide Mr. Sedrish an equity award grant following the completion of the Spin-Off.
(4)Includes (i) 813 shares of SUNS Common Stock and (ii) 8,840 shares of SUNS Common Stock held by Civic Reserve LLC, which is wholly owned by Mr. Fagan and his spouse.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
The following is a summary description of the material U.S. federal income tax aspects of the Separation and Distribution to the holders of AFCG Common Stock, our election to be taxed as a REIT, and the ownership and disposition of SUNS Common Stock. This summary is not intended as a complete description of all of the tax consequences of the Separation and Distribution, such election or ownership and disposition of SUNS Common Stock and does not discuss tax consequences under the laws of state, local or foreign governments or any other jurisdiction or the potential application of the Medicare contribution tax or the alternative minimum tax or U.S. federal gift and estate tax laws. Moreover, the tax treatment of a shareholder may vary, depending upon his, her or its particular situation. In this regard, special rules not discussed in this summary may apply to some of our shareholders, including, but not limited to, U.S. expatriates and former citizens or long-term residents of the United States; persons subject to the alternative minimum tax; persons holding AFCG Common Stock or SUNS Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction; banks, insurance companies and other financial institutions; brokers, dealers or traders in securities; “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax; partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein); persons that acquired AFCG Common Stock through the exercise of an option or otherwise as compensation; traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes; tax-exempt organizations or governmental organizations; persons subject to special tax accounting rules as a result of any item of gross income being taken into account in an applicable financial statement; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; mutual funds, regulated investment companies (RICs) or real estate investment trusts (REITs); tax-qualified retirement plans; and “qualified foreign pension funds” as defined in Section 897(l)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and entities all of the interests of which are held by qualified foreign pension funds.
In addition, this summary applies only to shares which are held as capital assets. If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, entities treated as partnerships for U.S. federal income tax purposes (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.
THIS SECTION IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING. YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU REGARDING THE SEPARATION AND DISTRIBUTION OR THE PURCHASE, OWNERSHIP AND SALE OF SUNS COMMON STOCK DESCRIBED BY THIS STATEMENT. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR REGARDING THE IMPACT OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.
The following discussion is based on currently existing provisions of the Code, existing, proposed and temporary treasury regulations promulgated under the Code and current administrative rulings and court decisions. All of the foregoing are subject to change, which may or may not be retroactive, and any of these changes could affect the validity of the following discussion.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of AFCG Common Stock or SUNS Common Stock, as applicable, that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States,
•a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,
•an estate, the income of which is subject to U.S. federal income tax regardless of its source, or
•an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 770 1(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “non-U.S. Holder” is any beneficial owner of AFCG Common Stock or SUNS Common Stock, as applicable, who or that is neither a U.S. Holder nor an entity classified as a partnership for U.S. federal income tax purposes.
Each shareholder is urged to consult his, her or its own tax advisor as to the particular tax consequences to him, her or it of the Separation and Distribution described herein, including the applicability and effect of any state, local or foreign tax laws, and the possible effects of changes in applicable tax laws.
Tax Consequences of the Separation and Distribution
For U.S. federal income tax purposes, the distribution by AFC Gamma of the shares of SUNS Common Stock will not be eligible for treatment as a tax-free distribution. Accordingly, each holder of AFCG Common Stock who receives shares of SUNS Common Stock in the Distribution generally will be treated as if such shareholder received a taxable distribution in an amount equal to the sum of the fair market value of SUNS Common Stock received and a cash payment in lieu of any fractional shares. Subject to the discussion of capital gain dividends below, such distribution will result in: (a) a dividend to the extent of such shareholder’s ratable share of AFC Gamma’s current and accumulated earnings and profits; then (b) a reduction in such shareholder’s basis in AFCG Common Stock (but not below zero) to the extent the amount received exceeds the amount referenced in clause (a); and then (c) gain from the sale or exchange of AFCG Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (a) and (b). Each shareholder’s basis in his, her or its SUNS Common Stock will be equal to the fair market value of such stock at the time of the Distribution. A shareholder’s holding period for such shares will begin on the Distribution Date and a shareholder’s holding period in its AFCG Common Stock will not be affected by the Distribution.
AFC Gamma’s current earnings and profits are measured as of the end of the tax year and are generally allocated to all distributions made during such tax year on a pro rata basis. As a result, a proportionate part of AFC Gamma’s current earnings and profits for the entire taxable year of the Distribution, as well as any accumulated earnings and profits for previous taxable years, will be allocated to the Distribution. Subject to the discussion of capital gain dividends below, that proportionate part of current earnings and profits for the taxable year (as well as accumulated earnings and profits for previous taxable years) will be treated as dividend income to a holder even if the holder has not held AFCG Common Stock for the entire taxable year of AFC Gamma in which the Distribution occurs. Thus, a shareholder may be allocated current or accumulated earnings and profits of AFC Gamma derived from periods during which the holder did not own AFCG Common Stock. In addition, although AFC Gamma intends to make an additional cash distribution in connection with the Distribution, there can be no assurances that AFC Gamma or SUNS will make cash distributions in an amount sufficient to satisfy any tax liability resulting from the Distribution. In that case, you may be required to satisfy that tax liability from other funds. AFC Gamma will not be able to advise shareholders of the amount of its earnings and profits allocable to the Distribution until after the end of 2024.
Although AFC Gamma will be ascribing a value for tax purposes to shares of SUNS Common Stock it distributes, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to such shares, particularly if such shares trade at prices significantly above the value ascribed to them by AFC Gamma in the period following the Distribution. Such a higher valuation may increase the amount of the Distribution for tax purposes, which may cause a larger reduction in the tax basis of a shareholder’s shares of AFCG Common Stock or may cause a shareholder to recognize additional dividend or capital gain income.
Tax Treatment of the Distribution to U.S. Holders
Ordinary Distributions. The portion of the Distribution received by a U.S. Holder that is payable out of AFC Gamma's current or accumulated earnings and profits and that is not designated by AFC Gamma as a capital gain dividend will generally be taken into account by such U.S. Holder as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends paid by AFC Gamma are not eligible for taxation at the preferential income tax rates for qualified dividends received by U.S. Holders that are individuals, trusts and estates from taxable C corporations (other than ordinary dividends attributable to dividends from taxable corporations, such as TRSs and to income upon which we have paid corporate income tax). However, for taxable ending before January 1, 2026, shareholders that are individuals, trusts or estates generally may deduct up to 20% of “qualified REIT dividends” (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations.
Non-Dividend Distributions. A distribution to AFC Gamma's U.S. Holders in excess of AFC Gamma's current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distribution does not exceed the adjusted basis of the holder's AFCG Common Stock in respect of which the distribution was made. Rather, the distribution will reduce the adjusted basis of the U.S. Holder’s AFCG Common Stock. To the extent that such distribution exceeds the adjusted basis of a U.S. Holder's AFCG Common Stock, the holder generally must include such distribution in income as long-term capital gain, or short-term capital gain if the holder's AFCG Common Stock has been held for one year or less.
Capital Gain Dividends. A distribution that AFC Gamma designates as a capital gain dividend will generally be taxed to U.S. Holders as long-term capital gain, to the extent that such distribution does not exceed AFC Gamma's actual net capital gain for the taxable year, without regard to the period for which the holder that receives such distribution has held its AFCG Common Stock. Corporate U.S. Holders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of U.S. Holders that are individuals, trusts and estates, and ordinary income rates in the case of shareholders that are corporations.
Tax Treatment of the Distribution to Non-U.S. Holders
The following discussion describes the U.S. federal income tax consequences to a non-U.S. Holder of AFCG Common Stock upon the receipt of SUNS Common Stock in the Distribution.
Ordinary Dividends. The portion of the Distribution amount received by a non-U.S. Holder that is (1) payable out of AFC Gamma's current and accumulated earnings and profits, (2) not properly designated by AFC Gamma as a capital gain dividend and (3) not effectively connected with a U.S. trade or business of the non-U.S. Holder, will be treated as a dividend that is subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. In cases where the dividend income from a non-U.S. Holder's investment in AFCG Common Stock is, or is treated as, effectively connected with the non-U.S. Holder's conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. shareholder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. Holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. Holder. The income may also be subject to the 30% (or such lower rate as may be specified by an applicable income tax treaty) branch profits tax in the case of a non-U.S. Holder that is a corporation.
Non-Dividend Distributions. If any portion of the distribution of the SUNS Common Stock and cash payment in lieu of any fractional shares of a non-U.S. Holder is treated as gain from the sale or exchange of AFCG Common Stock, such gain will not be subject to U.S. federal income tax, unless (a) the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States in which case it will be subject to the tax treatment described above (and, if required by an applicable income tax treaty, the non-U.S. shareholder maintains a permanent establishment in the United States to which such dividends are attributable); (b) the non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during 2024 and certain other requirements are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. Holder (provided that the non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses); or (c) AFC Gamma is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the Distribution Date or the period that the non-U.S. Holder held AFCG Common Stock, and, in the case where shares of AFCG Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of AFCG Common Stock at any time during the shorter of the five-year period ending on the Distribution Date or the period that the non-U.S. Holder held AFCG Common Stock, in which case such gain will be subject to tax at generally applicable U.S. federal income tax rates.
Capital Gain Dividends. Except with respect to “qualified shareholders” and “qualified foreign pension funds,” for any year in which we qualify as a REIT, a Non-U.S. Holder will incur tax on distributions by us that are attributable to gain from its sale or exchange of USRPIs under special provisions of the U.S. federal income tax laws known as FIRPTA. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. Holder that is a corporation. A distribution is not a USRPI capital gain dividend if AFC Gamma held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. Holder that are attributable to dispositions of AFC Gamma's assets other than USRPIs are not subject to U.S. federal income tax, unless (1) the gain is effectively connected with the non-U.S. Holder's U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. shareholder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. Holder would be subject to the same treatment as U.S. Holders with respect to such gain, or (2) the non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other requirements are met, in which case the non-U.S. Holder will incur a 30% tax on its capital gains.

Withholding of Amounts Distributable to Non-U.S. Holders in the Distribution. If withholding is required on any amounts otherwise distributable to a non-U.S. Holder in the Distribution, the applicable withholding agents would collect the amount required to be withheld by converting to cash for remittance to the IRS a sufficient portion of SUNS Common Stock that such non-U.S. Holder would otherwise receive or would withhold from other property held in the non-U.S. Holder's account with the withholding agent, and such holder may bear brokerage or other costs for this withholding procedure. In addition, because, as noted above, AFC Gamma will not be able to advise shareholders of the amount of its earnings and profits allocable to the Distribution until after the end of 2024, the applicable withholding agent may withhold an amount with respect to the Distribution that is substantially more than the non-U.S. Holder’s ultimate withholding tax liability. Non-U.S. Holders may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amounts withheld exceeded the holder's U.S. tax liability for the year in which the Distribution occurred.
Moreover, Sections 1471 through 1474 of the Code, and Treasury regulations promulgated thereunder (“FATCA”), generally provide that a 30% withholding tax may be imposed on payments of U.S. source income, such as U.S. dividends, to certain non-U.S. entities. In general, no such withholding will be required with respect to a U.S. Holder or non-U.S. Holder that timely provides the information reporting and certifications required on a valid IRS Form W-9 or applicable IRS Form W-8, respectively. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications and obligations of FATCA.
United States information reporting requirements and backup withholding may apply with respect to all or a portion of the Distribution (including cash payment in lieu of fractional shares) and dividends paid on, and proceeds from the taxable sale, exchange or other disposition of, SUNS Common Stock unless the shareholder: (a) is a corporation or non-U.S. Holder or comes within certain other exempt categories, and, when required, demonstrates these facts (including by providing any applicable IRS form); or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules (generally on IRS Form W-9). A shareholder who does not supply us with his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the shareholder’s U.S. federal income tax liability. shareholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a shareholder, the amount of dividends paid with respect to the shareholder’s shares will be reported annually to the IRS and to the shareholder.
Shareholders should consult their own tax advisors as to the particular tax consequences of the Separation and Distribution to them.
Classification and Taxation as a REIT
We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2024. We intend to operate in a manner that will enable us to qualify as a REIT.
We have not received, and do not intend to seek, any rulings from the IRS regarding our status as a REIT or our satisfaction of the REIT requirements. The IRS may challenge our status as a REIT, and a court could sustain any such challenge. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of the ownership of our shares, and the percentage of our taxable income that we distribute. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify as a REIT.”
So long as we qualify for taxation as a REIT, we generally are not subject to U.S. federal income tax on the portion of our taxable income or capital gain that is distributed to s annually as long as we qualify as a REIT. This treatment substantially eliminates the “double taxation” (i.e., at both the corporate and shareholder levels) that typically results from investment in a corporation.
Notwithstanding our qualification as a REIT, we will be subject to U.S. federal income tax as follows:
•we will be taxed at normal corporate rates on any undistributed net income (including undistributed net capital gains);
•if we fail to satisfy either the 75% or the 95% gross income tests (discussed below), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of (1) the amount by which we fail the 75% test and (2) the amount by which we fail the 95% test, in either case, multiplied by a fraction intended to reflect our profitability;
•if we should fail to satisfy the asset tests or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax;
•we will be subject to a tax of 100% on net income from any “prohibited transaction”;
•we will be subject to tax, at the highest corporate rate, on net income from (1) the sale or other disposition of “foreclosure property” (generally, property acquired by us through foreclosure or after a default on a loan secured by the property or a lease of the property and for which an election is in effect) that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property;
•if we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain income for the year and (3) any undistributed taxable income from prior years (the “Required Distribution”), we will be subject to a 4% excise tax on the excess of the Required Distribution over the sum of (a) the amounts actually distributed plus (b) the amounts with respect to which certain taxes are imposed on us;
•if we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during a five-year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain generally will be subject to tax at the highest regular corporate rate;
•if we fail to qualify for taxation as a REIT because we failed to distribute by the end of the relevant year any earnings and profits we inherited from a taxable C corporation during the year (e.g., by tax-free merger or tax-free liquidation), and the failure is not due to fraud with intent to evade tax, we generally may retain our REIT status by paying a special distribution, but we will be required to pay an interest charge on 50% of the amount of undistributed non-REIT earnings and profits;
•a 100% tax may be imposed on certain transactions between us and our taxable REIT subsidiaries (“TRSs”) that do not reflect arm’s length terms;
•we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to satisfy the record keeping requirements intended to monitor our compliance with rules relating to the ownership of SUNS Common Stock, as described below in “—Requirements for Qualification—Organizational Requirements”;
•certain of our subsidiaries, if any, may be subchapter C corporations, the earnings of which could be subject to federal corporate income tax; and
•we and our subsidiaries, if any, may be subject to a variety of taxes, including state, local and foreign income taxes, property taxes and other taxes on our assets and operations and could also be subject to tax in situations and on transactions not presently contemplated.
We will use the calendar year both for U.S. federal income tax purposes and for financial reporting purposes.
Requirements for Qualification. To qualify as a REIT for U.S. federal income tax purposes, we must elect to be treated as a REIT and must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests and (d) annual distribution requirements.
Organizational Requirements. A REIT must be organized as a corporation, trust or association:
(1)that is managed by one or more trustees or directors;
(2)the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT under Sections 856 through 860 of the Code;
(4)that is neither a financial institution nor an insurance company subject to specified provisions of the Code;
(5)the beneficial ownership of which is held by 100 or more persons;
(6)during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, or by application of certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include some entities that would not ordinarily be considered “individuals”); and
(7)that meets other tests, described below, regarding the nature of its income and assets.
The Code provides that conditions (1) through (4) must be met during our entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Charter provides for restrictions regarding transfer of our capital stock, in order to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These transfer restrictions are described in ”Description of Capital Stock—Ownership Limitations and Exceptions” and “—Transfer Restrictions”.
We will be treated as having satisfied condition (6) above if we comply with the regulatory requirements to request information from our shareholders holding a significant percentage of our stock regarding their actual ownership of SUNS Common Stock, and we do not know, or in exercising reasonable diligence would not have known, that we failed to satisfy this condition. If we fail to comply with these regulatory requirements for any taxable year we will be subject to a penalty of $25,000, or $50,000 if such failure was intentional. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalties will be imposed. If you fail or refuse to comply with our request for information regarding your actual ownership of SUNS Common Stock, you will be required by the Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.
Gross Income Tests. We must satisfy the following two separate gross income tests each year:
•75% Gross Income Test. At least 75% of our gross income (excluding gross income from prohibited transactions, income from certain hedging transactions and certain foreign currency gains) must consist of income derived directly or indirectly from investments relating to real property or mortgages on real property (generally including rents from real property, dividends from other REITs, gain from the sale or other disposition of real property, and, in some circumstances, interest on mortgages), or some types of temporary investment income.
•95% Gross Income Test. At least 95% of our gross income (excluding gross income from prohibited transactions, income from certain hedging transactions and certain foreign currency gains) must consist of items that satisfy the 75% gross income test and certain other items, including dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of these types of income).
Interest income that we receive will satisfy the 75% gross income test (as described above) to the extent that it is derived from a loan that is adequately secured by a mortgage on real property or on interests in real property (including, in the case of a loan secured by both real property and personal property, such personal property if it does not exceed 15% of the total fair market value of all of the property securing the loan). If a loan is secured by both real property and other property (and such other property is not treated as real property as described above), and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan, determined as of (a) the date we agreed to acquire or originate the loan or (b) in the event of a “significant modification,” the date we modified the loan, then a part of the interest income from such loan equal to the percentage amount by which the loan exceeds the value of the real property will not be qualifying income for purposes of the 75% gross income test, but may be qualifying income for purposes of the 95% gross income test.
While we do not currently expect to originate or acquire mezzanine loans, we are not prohibited from doing so. The IRS has provided a safe harbor with respect to the treatment of a mezzanine loan as a loan and therefore as a qualifying asset for purposes of the REIT asset tests, but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a qualifying real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. However, structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans might not be properly treated as qualifying loans for REIT purposes.

If we receive contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, then the income attributable to the participation feature will be treated as gain from the sale of the underlying real property and will satisfy both the 75% and 95% gross income tests provided that the property is not held by the borrower as inventory or dealer property. Interest income that we receive from a loan in which all or a portion of the interest income payable is contingent on the gross receipts or sales of the borrower will generally be qualifying income for purposes of both the 75% and 95% gross income tests.
We may receive fee income in a number of circumstances, including from loans that we originate. Fee income, including prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for us entering or having entered into an agreement to make a loan secured by real property or an interest in real property and the fees are not determined by income and profits of the borrower. Other fees generally are not qualifying income for purposes of either gross income test. Fees earned by any TRSs are not included in computing the 75% and 95% gross income tests, and thus neither assist nor hinder our compliance with these tests.
Prohibited Transactions. Net income from prohibited transactions is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the specific facts and circumstances. The Code provides a safe harbor pursuant to which sales of assets held for at least two years and meeting certain additional requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. We intend to continue to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or primarily for sale to customers and that a sale of any such asset will not be treated as having been in the ordinary course of our business (for purposes of the prohibited transaction rules) either by relying on an appropriate safe harbor or otherwise.
Effect of Subsidiary Entities. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that for purposes of applying the gross income and asset tests the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will remain the same in the hands of the REIT for U.S. federal income tax purposes.
A TRS is a corporation in which we directly or indirectly own stock and that jointly with us elects to be treated as our TRS under Section 856(l) of the Code. If our TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our TRS. A TRS is subject to U.S. federal income tax and state and local income tax, where applicable, as a regular C corporation. Generally, a TRS can engage in activities that, if conducted by us other than through a TRS, could result in the receipt of non-qualified income or the ownership of non-qualified assets. However, several provisions regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, we will be obligated to pay a 100% penalty tax on some payments that we receive or certain other amounts or on certain expenses deducted by the TRS if the economic arrangements among us, our borrowers and/or the TRS are not comparable to similar arrangements among unrelated parties.
We may own interests in one or more TRSs that may receive management fee income and/or hold assets or generate income that could cause us to fail the REIT income or asset tests or subject it to the 100% tax on prohibited transactions. Our TRSs may incur significant amounts of U.S. federal, state and local income taxes and, if doing business or owning property outside of the United States, significant non-U.S. taxes.
Relief Provisions for Failing the 75% or the 95% Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under provisions of the Code. Relief provisions are generally available if:
•following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year; and
•our failure to meet these tests was due to reasonable cause and not willful neglect.
However, it is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “—Taxation,” even if the relief provisions apply, a tax will be imposed with respect to some or all of our excess nonqualifying gross income, reduced by approximated expenses.
Asset Tests. We must satisfy the following five tests relating to the nature of our assets at the close of each quarter of our taxable year:
•at least 75% of the value of our total assets must be represented by real estate assets (including (1) our allocable share of real estate assets held by partnerships in which we own an interest, (2) stock or debt instruments held for not more than one year purchased with the proceeds of our stock offering or long-term (at least five years) debt offering, cash, cash items and government securities, (3) stock in other REITs and (4) certain mortgage-backed securities and loans);
•not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;
•of the investments included in the 25% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets (unless the issuer is a TRS), and we may not own more than 10% of the vote or value of any one issuer’s outstanding securities (unless the issuer is a TRS or we can avail ourselves of the rules relating to certain securities and “straight debt” summarized below);
•not more than 20% of the value of our total assets may be represented by securities of one or more TRS; and
•not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.
The term “securities,” generally includes debt securities issued by a partnership or another REIT. However, “straight debt” securities and certain other obligations, including loans to individuals or estates, certain specified loans to partnerships, certain specified rental agreements and securities issued by REITs are not treated as “securities” for purposes of the “10% value” asset test. “Straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in cash if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors (subject to certain specified exceptions), and (iii) the issuer is either not a corporation or partnership, or the only securities of the issuer held by us, and certain of our TRSs, subject to a de minimis exception, are straight debt and other specified assets.
The above asset tests must be satisfied not only at the end of the quarter in which we acquire securities in the applicable issuer, but also in each quarter we acquire any security or other property. After initially meeting the asset tests at the beginning of any quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets or acquisition of sufficient qualifying assets within 30 days after the close of that quarter. Although we plan to take steps to ensure that we satisfy such steps for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in our overall interest in an issuer. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.
In certain cases, we may avoid disqualification for any taxable year if we fail to satisfy the asset tests after the 30 day cure period. We will be deemed to have met certain of the REIT asset tests if the value of our non-qualifying assets for such tests (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the non-qualifying assets within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered. For violations due to reasonable cause rather than willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT, after the 30 day cure period, by taking steps including (i) the disposition of sufficient assets to meet the asset test within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets, and (iii) disclosing certain information to the IRS. If we fail the asset test and cannot avail ourselves of these relief provisions, we may fail to qualify as a REIT.
Annual Distribution Requirements. We are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (i) the sum of (a) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of specified items of noncash income. Dividends must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular dividend payment after the declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular ordinary and capital gains corporate tax rates, as applicable. We may designate all or a portion of our undistributed net capital gains as being includable in the income of our shareholders as gain from the sale or exchange of a capital asset. If so, the shareholders receive an increase in the basis of their stock in the amount of the income recognized. Shareholders are also to be treated as having paid their proportionate share of the capital gains tax imposed on us on the undistributed amounts and receive a corresponding decrease in the basis of their stock. Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for that year, (2) 95% of our REIT capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the Required Distribution over the sum of (a) the amounts actually distributed and (b) the undistributed amounts on which certain taxes are imposed on us. We intend to make timely distributions sufficient to satisfy all annual distribution requirements.
From time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of those expenses in arriving at our taxable income. Further, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Additionally, we may incur cash expenditures that are not currently deductible for tax purposes. As such, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income. To meet the 90% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income, we may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends (discussed immediately below) or engage in other potentially adverse transactions.
Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being disqualified as a REIT or taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
Record Keeping Requirements. To elect taxation as a REIT under applicable Treasury regulations, we must maintain records and request information from our shareholders designed to disclose the actual ownership of our stock. We intend to comply with these requirements.
Affiliated REITs. If any REIT in which we acquire an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a TRS, as further described above.
Failure to Qualify as a REIT. If we fail to qualify for taxation as a REIT for U.S. federal income tax purposes in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, nor will we be required to make those distributions. If we fail to so qualify and the relief provisions do not apply, to the extent of current and accumulated earnings and profits, all distributions to shareholders who are individual U.S. Holders generally will be taxable at capital gain rates if certain minimum holding period requirements are met, and, subject to specified limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to statutory relief.
We can invoke specified cure provisions for any taxable year in the event we violate a provision of the Code that would otherwise result in our failure to qualify as a REIT. These cure provisions would limit the instances causing our disqualification as a REIT for violations due to reasonable cause, and would instead require the payment of a monetary penalty.
Taxation of U.S. Holders of SUNS Common Stock
Distributions. As long as we qualify as a REIT for U.S. federal income tax purposes, distributions made to our taxable U.S. Holders of SUNS Common Stock will be taxed as follows:
•Distributions out of current or accumulated earnings and profits (and not designated as capital gain dividends)

generally constitute ordinary dividend income to U.S. Holders and will generally not be eligible for the dividends received deduction for corporations or the preferential tax rate for “qualified dividend income” (other than ordinary dividends attributable to dividends from taxable corporations, such as TRSs and to income upon which we have paid corporate income tax). However, for taxable years beginning after December 31, 2017 and ending before January 1, 2026, shareholders that are individuals, trusts or estates generally may deduct up to 20% of “qualified REIT dividends” (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations.
•Distributions in excess of current and accumulated earnings and profits are not taxable to a U.S. Holder to the extent that they do not exceed the adjusted basis of the U.S. Holder’s shares, but rather reduce the adjusted basis of those shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. Holder’s shares, they are to be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less).
•Distributions designated as capital gain dividends constitute long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. Holder has held our stock. Corporate U.S. Holders may be required to treat up to 20% of some capital gain dividends as ordinary income. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% U.S. federal income tax rate for U.S. Holders who are individuals, trusts or estates, to the extent of previously claimed depreciation deductions.
•If we elect to retain and pay income tax on our net long-term capital gain, each holder of SUNS Common Stock would: (1) include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in our income, (2) be deemed to have paid our proportionate share of the tax that we paid on such gain and (3) be allowed a credit for its proportionate share of the tax deemed to have been paid, with an adjustment made to increase the holder’s basis in our stock by the difference between (a) the amount of capital gain included in income and (b) the amount of tax deemed paid by the holder.
•Distributions declared by us in October, November or December of any year payable to a U.S. Holder of record on a specified date in October, November or December will be treated as both paid by us and received by the U.S. Holder on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year.
U.S. Holders may not include in their individual income tax returns any of our net operating losses or capital losses. In determining the extent to which a distribution constitutes a dividend for U.S. federal income tax purposes, our earnings and profits generally will be allocated first to distributions with respect to our preferred stock, if any, prior to allocating any remaining earnings and profits to distributions on SUNS Common Stock. If we have net capital gains and designate some or all of our distributions as capital gain dividends to that extent, although the proper tax treatment of those amounts is not entirely clear, we intend to allocate the capital gain dividends among different classes of stock in proportion to the allocation of earnings and profits as described above.
Distributions Consisting of Stock and Cash. We may make taxable distributions in cash and shares of SUNS Common Stock. With respect to each such distribution, each U.S. Holder must include the sum of the value of the shares of SUNS Common Stock and the amount of cash, if any, received pursuant to the dividend in our gross income as a taxable dividend to the extent that the distribution is made out of our current and accumulated earnings and profits. For this purpose, the amount of the dividend paid in SUNS Common Stock will be equal to the amount of cash that could have been received instead of SUNS Common Stock. A U.S. Holder that receives shares of SUNS Common Stock pursuant to the dividend would have a tax basis in such stock equal to the amount of cash that could have been received instead of such stock as described above, and the holding period in such stock would begin on the day following the payment date for the dividend. Accordingly, a U.S. Holder’s tax liability with respect to such dividend may be significantly greater than the amount of cash it receives.
Tax Rates. The current maximum tax rate applicable to non-corporate taxable U.S. Holders for long-term capital gains, including capital gain dividends, and for certain dividends, has generally been reduced to a maximum of 20%. Short-term capital gains recognized by non-corporate taxpayers are taxed at ordinary income rates (currently up to 37%). Gains recognized by corporate taxpayers (other than tax-exempt taxpayers) are currently subject to U.S. federal income tax at a maximum rate of 37%, whether or not classified as long-term capital gains. The deductibility of capital losses is subject to certain limitations.
In general, dividends paid by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the

REIT’s dividends are attributable either to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate (REIT) level or to dividends properly designated by us as capital gain dividends. In addition, individuals will be subject to a 3.8% surtax on the lesser of (i) their net investment income (including, among other things, dividend and capital gains from the sale or other disposition of stock), or (ii) the excess of their adjusted gross income, increased by any foreign earned income otherwise excluded from adjusted gross income over their applicable “threshold amount.” The applicable threshold amounts include: for married couples filing a joint return (and surviving spouses), $250,000; for a married taxpayer filing an individual return, $125,000; and for single and head-of-household taxpayers, $200,000. Taxable estates and certain trusts are also subject to a 3.8% surtax on the lesser of (i) their undistributed net investment income for the tax year, or (ii) any excess of their adjusted gross income over the dollar amount at which the highest tax bracket for estates and trusts begins for the tax year. U.S. Holders should consult their tax advisors regarding the effect, if any, of this 3.8% surtax on their ownership and disposition of SUNS Common Stock.
Sale, Exchange, Repurchase or Other Disposition of SUNS Common Stock. Upon a sale, repurchase or other taxable disposition of SUNS Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received on the sale or other disposition and such holder’s adjusted tax basis in SUNS Common Stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period for SUNS Common Stock is more than one year. In general, any loss upon a sale or exchange of shares by a U.S. Holder, if such holder has held the shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from us required to be treated by such holder as long-term capital gain. The deductibility of capital losses is subject to a number of limitations.
Backup Withholding and Information Reporting. Information with respect to dividends paid on SUNS Common Stock and proceeds from the sale or other disposition of SUNS Common Stock may be required to be reported to U.S. Holders and to the IRS. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations.
A U.S. Holder may be subject to backup withholding (currently at a rate of 24%) with respect to distributions paid on SUNS Common Stock, or with respect to proceeds received from a sale or other disposition of SUNS Common Stock. Backup withholding will not apply, however, if the U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates such fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules. To establish status as an exempt person, a U.S. Holder will generally be required to provide certification on IRS Form W-9.
U.S. Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures of obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.
Treatment of Tax-Exempt Holders. Distributions on SUNS Common Stock by us to a tax-exempt employee pension trust, or other domestic tax-exempt holder, generally will not constitute unrelated business taxable income (“UBTI”), unless the holder has borrowed to acquire or carry SUNS Common Stock. However, qualified trusts that hold more than 10% (by value) of some REITs may be required to treat a specified percentage of those REITs’ distributions as UBTI. This requirement will apply only if (1) the REIT would not qualify as such for U.S. federal income tax purposes but for the application of a “look-through” exception to the “five or fewer” requirement applicable to shares held by qualified trusts and (2) the REIT is “predominantly held” by “qualified trusts” (as defined below). A REIT is predominantly held if either (1) a single qualified trust holds more than 25% by value of the REIT interests; or (2) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% by value of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less specified associated expenses) of the REIT. A de minimis exception applies in any year in which the ratio set forth in the preceding sentence is less than 5%. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code.
Taxation of Non-U.S. Holders
The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. This section is only a summary of such rules. We urge Non-U.S. Holders to consult their tax advisors to determine the impact of federal, state and local income tax laws on ownership of SUNS Common Stock, including any reporting requirements. The rules below regarding distributions generally apply in the same manner regardless of whether the distribution is made in cash or is a taxable stock dividend.
Distributions Generally. A Non-U.S. Holder who receives a distribution that is not attributable to gain from our sale or exchange of “United States real property interests” within the meaning of Section 897 of the Code (“USRPIs”) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the dividend ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding tax rates generally applicable to dividends do not apply to dividends from REITs (or are not as favorable for REIT dividends as compared to non-REIT dividends). However, if a distribution is treated as effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. Holders are taxed on distributions, unless an applicable income tax treaty provides otherwise, and in the case of a corporate Non-U.S. Holder also may be subject to a branch profits tax at the rate of 30% (or lower treaty rate). In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of SUNS Common Stock.
A Non-U.S. Holder generally will not be subject to U.S. federal income tax on a distribution not attributable to gain from our sale or exchange of a USRPI and in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the Non-U.S. Holder’s adjusted basis in its stock. Instead, the excess portion of such a distribution will reduce the adjusted basis of that stock. A Non-U.S. Holder will be subject to U.S. federal income tax on a distribution that exceeds both our current and accumulated earnings and profits and the Non-U.S. Holder’s adjusted basis in its stock, if the Non-U.S. Holder otherwise would be subject to U.S. federal income tax on gain from the sale or disposition of its stock, as described below. As also discussed below, we may nevertheless withhold on such distributions even if the distributions are not ultimately subject to U.S. federal income tax. A Non-U.S. Holder may file to claim a refund to the extent that withholdings result in tax payments in excess of its U.S. federal income tax liability.
For U.S. federal income tax purposes, we generally plan to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distribution (other than distributions designated as capital gain dividends or distributions of USRPI gain subject to the Foreign Investment in Real Property Act (“FIRPTA”) as discussed below) made to a Non-U.S. Holder unless the Non-U.S. Holder provides us with appropriate documentation:
•evidencing that such Non-U.S. Holder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN or Form W-8BEN-E (in which case we will withhold at the lower treaty rate); or
•claiming that the distribution is income that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, generally an IRS Form W-8ECI (in which case we will not withhold tax).
Additional withholding regulations may require us to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution (other than distributions subject to FIRPTA, as described above, and except to the extent an exemption or a lower rate of withholding applies), to the extent that we do not do so, we will withhold at a rate of 15% on any portion of such a distribution.
Distributions Attributable to the Sale or Exchange of Real Property. Except as discussed below with respect to “qualified shareholders” and “qualified foreign pension funds,” for any year in which we qualify as a REIT, a Non-U.S. Holder will incur tax on distributions by us that are attributable to gain from its sale or exchange of USRPIs under special provisions of the U.S. federal income tax laws known as FIRPTA. The term USRPIs includes interests in real property and shares in corporations at least 50% of whose real estate and business assets consist of interests in U.S. real property. The term USRPI generally does not include interests in loans or other debt securities. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA.
Under FIRPTA, a Non-U.S. Holder is taxed on distributions by us attributable to gain from sales of USRPIs as if the gain were effectively connected with a U.S. trade or business of the Non-U.S. Holder. A Non-U.S. Holder thus would be taxed on such a distribution at regular tax rates applicable to U.S. holders, subject to any applicable alternative minimum tax for non-corporate holders. A corporate Non-U.S. Holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 21% of any distribution that is a distribution attributable to USRPI gain and may be required to withhold 21% of any capital gain dividend (or amounts that could have been designated as a capital gain dividend) not otherwise subject to withholding as a distribution of USRPI gain. A Non-U.S. Holder may receive a credit against its tax liability for the amount we withhold.

Notwithstanding the foregoing, FIRPTA and the 21% withholding tax will not apply to any distribution with respect to any class of our stock that is regularly traded on an established securities market located in the United States (including SUNS Common Stock) if the recipient Non-U.S. Holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of distribution. Instead, any distribution will be treated as an ordinary distribution subject to the rules discussed above. As noted above, we anticipate that SUNS Common Stock will be treated as being regularly traded on an established securities market following the Distribution.
Dispositions of Stock. A Non-U.S. Holder generally will not incur tax under FIRPTA with respect to gain on a disposition of SUNS Common Stock as long we are a “domestically controlled REIT.” A REIT will be a domestically controlled REIT if non-U.S. persons hold, directly or indirectly, less than 50% in value of its stock at all times during the five-year period ending on the date of disposition. For these purposes, a person holding less than 5% of any regularly traded classes of stock of a REIT for five years will be treated as a U.S. person unless the REIT has actual knowledge that such person is not a U.S. person.
Regardless of the extent of our non-U.S. ownership, if SUNS Common Stock is regularly traded on an established securities market, a Non-U.S. Holder will not incur tax under FIRPTA on a disposition of the shares if such non-U.S. Holder owned, actually or constructively, at all times during a specified testing period, 10% or less of the total fair market value of such class of stock. The testing period is the shorter of (1) the period during which the non-U.S. Holder held the shares and (2) the five-year period ending on the disposition date.
If the gain on the sale of SUNS Common Stock were taxed under FIRPTA, a Non-U.S. Holder would be taxed on that gain in the same manner as U.S. holders subject to any applicable alternative minimum tax. Furthermore, a Non-U.S. Holder generally will incur U.S. federal income tax on gain not subject to FIRPTA if:
•the gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder will be subject to the same treatment as U.S. holders with respect to such gain and may be subject to the 30% branch profits tax on its effectively connected earnings and profits, subject to adjustments, in the case of a foreign corporation; or
•the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and meets certain other criteria, in which case the Non-U.S. Holder will incur a 30% tax on his or her capital gains derived from sources within the United States (net of certain losses derived from sources within the United States), unless an applicable income tax treaty provides otherwise.
Qualified Shareholders. To the extent our stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” it will not be treated as a USRPI. Thus, gain from the sale or exchange of SUNS Common Stock (including distributions treated as gain from the sale or exchange of SUNS Common Stock) will not be subject to tax unless such gain is treated as effectively connected with the qualified shareholder’s conduct of a U.S. trade or business. Further, to the extent such treatment applies, any distribution to such shareholder will not be treated as gain recognized from the sale or exchange of a USRPI (and capital gain dividends and non-dividend distributions to such shareholder may be treated as ordinary dividends). For these purposes, a qualified shareholder is generally a Non-U.S. Holder that (1)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges as defined by the treaty, or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the New York Stock Exchange or Nasdaq, (2) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code) and (3) maintains records of persons holding 5% or more of the class of interests described in clauses (1)(A) or (1)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply to the “applicable percentage” of the qualified shareholder’s stock (with the “applicable percentage” generally meaning the percentage of the value of the interests in the qualified shareholder held by applicable investors after applying certain constructive ownership rules). The applicable percentage of the amount realized by a qualified shareholder on the disposition of SUNS Common Stock or with respect to a distribution from us attributable to gain from the sale or exchange of a USRPI will be treated as amounts realized from the disposition of USRPIs. Such treatment shall also apply to applicable investors in respect of distributions treated as a sale or exchange of stock with respect to a qualified shareholder. For these purposes, an “applicable investor” is a person (other than a qualified shareholder) who generally holds an interest in the qualified shareholder and holds more than 10% of our stock (applying certain constructive ownership rules).
Qualified Foreign Pension Funds. For FIRPTA purposes neither a “qualified foreign pension fund” nor any entity all of the interests of which are held by a qualified foreign pension fund (a “qualified controlled entity”) is treated as a Non-U.S. Holder. For these purposes, a “qualified foreign pension fund” is an organization or arrangement (1) created or organized in a foreign country, (2) established by a foreign country (or one or more political subdivisions thereof) or one or more employers to provide retirement or pension benefits to current or former employees (including self-employed individuals) or their designees as a result of, or in consideration for, services rendered, (3) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (4) which is subject to government regulation and with respect to which annual information about its beneficiaries is provided, or is otherwise available, to relevant local tax authorities and (5) with respect to which, under its local laws, (A) contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or (B) taxation of its income is deferred, or such income is excluded from its gross income or taxed at a reduced rate. Distributions received by qualified foreign pension funds and their wholly owned non-U.S. subsidiaries will be taxed as described above at “—Distributions Generally” regardless of whether the distribution is attributable to the sale of a USRPI. Gain of a qualified foreign pension fund or its wholly owned non-U.S. subsidiary treated as gain from the sale or exchange of SUNS Common Stock as well as our capital gain dividends and distributions treated as gain from the sale or exchange of SUNS Common Stock under the rules described above at “—Distributions Generally” will not be subject to tax unless such gain is treated as effectively connected with the qualified foreign pension fund’s (or the subsidiary’s, as applicable) conduct of a U.S. trade or business, in which case the qualified foreign pension fund (or subsidiary) generally will be subject to tax at the graduated rates applicable to, and in the same manner as, U.S. Holders, unless an applicable income tax treaty provides otherwise, and may be subject to the 30% branch profits tax on its effectively connected earnings and profits, subject to adjustments, in the case of a foreign corporation. Proposed Treasury regulations would provide, among other things, that interests in a qualified controlled entity may be held by one or more qualified foreign pension funds directly or indirectly through one or more qualified controlled entities. These regulations are generally proposed to apply after they are finalized; provided that taxpayers may be able to rely on them for transactions occurring on or after December 18, 2015 (and certain provisions of the proposed regulations are proposed to apply with respect to transactions occurring on or after June 6, 2019).
Information Reporting and Backup Withholding. The applicable withholding agent will report to our Non-U.S. Holders and the IRS the amount of dividends treated as paid during each calendar year and the amount of any tax withheld with respect to such payments. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established under the provisions of an applicable income tax treaty or agreement. In addition, a Non-U.S. Holder may be subject to backup withholding with respect to dividends paid on SUNS Common Stock, unless the Non-U.S. Holder certifies that it is not a U.S. person or otherwise establishes an exemption. If the proceeds of a disposition of stock are paid by or through a U.S. office of a broker dealer, the payment is generally subject to U.S. information reporting and to backup withholding unless the disposing Non-U.S. Holder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a foreign office of a foreign broker dealer, unless the payor has actual knowledge that the payee is a United States person. However, if the proceeds from a disposition of stock are paid to or through a foreign office of a U.S. broker dealer or a non-U.S. office of a foreign broker dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a foreign person 50% or more of whose gross income from all sources for a three year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the United States, then (A) backup withholding will apply only if the broker dealer has actual knowledge that the owner is not a Non-U.S. Holder, and (B) information reporting will apply unless the Non-U.S. Holder certifies its non-U.S. status. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.
Other Tax Considerations
FATCA. Sections 1471 to 1474 of the Code (“FATCA”) impose a withholding tax of 30% on certain payments received by foreign financial institutions, their affiliates and certain other foreign entities, unless the payee entity agrees to comply with certain due diligence, reporting and related requirements with respect to its account holders and, in some cases, the owners of its debt and equity securities. Withholding under FATCA applies to certain payments of U.S. source income such as interest and dividends. Accordingly, we may be required to withhold under FATCA on distributions or other payments to investors that fail to comply with the applicable requirements of FATCA or to timely certify as to such compliance. Treasury regulations proposed by the U.S. Treasury Department in December 2018, however, indicate an intent to eliminate the requirement under FATCA of withholding on payments of gross proceeds (other than amounts treated as interest), and the U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Taxable Mortgage Pools and Excess Inclusion Income. An entity, or a portion of an entity, may be classified as a “taxable mortgage pool” (“TMP”), under the Code if:
•substantially all of its assets consist of debt obligations or interests in debt obligations;
•more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;
•the entity has issued debt obligations (liabilities) that have two or more maturities; and
•the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.
Under applicable Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. If financing and securitization arrangements give rise to TMPs, the consequences will be as follows.
A portion of the REIT’s income from the TMP arrangement could be treated as “excess inclusion income.” The REIT’s excess inclusion income must be allocated among its shareholders in proportion to dividends paid. The REIT is required to notify shareholders of the amount of “excess inclusion income” allocated to them. A shareholder’s share of excess inclusion income:
•cannot be offset by any net operating losses otherwise available to the shareholder;
•in the case of a shareholder that is a REIT, a regulated investment company, or a common trust fund or other pass-through entity, is considered excess inclusion income of such entity;
•is subject to tax as UBTI in the hands of most types of shareholders that are otherwise generally exempt from U.S. federal income tax; and
•results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign shareholders.
To the extent that excess inclusion income is allocated to certain shareholders of a REIT that are generally exempt from U.S. federal income tax, but that are not subject to tax on UBTI (e.g., a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the applicable corporate tax rate (currently 21%). In that case, the REIT could reduce distributions to such shareholders by the amount of such tax paid by the REIT attributable to such shareholder’s ownership. Applicable Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect a non-publicly offered REIT’s compliance with its distribution requirements. See “ —Taxation — Requirements for Qualification —Annual Distribution Requirements.”
The manner in which excess inclusion income is calculated, or would be allocated to shareholders, including allocations among shares of different classes of stock, is not clear under current law.
If a subsidiary partnership of ours that we do not wholly own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes and potentially would be subject to U.S. federal corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations and could adversely affect our compliance with those requirements. We intend to avoid any arrangements that would give rise to a TMP that would adversely affect our qualification as a REIT.
Future Changes in Applicable Law. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our shareholders may be enacted, amended or repealed. Changes to the U.S. federal income tax laws and to interpretations of the U.S. federal income tax laws could adversely affect an investment in SUNS Common Stock.
State and Local Taxes. We and our shareholders may be subject to state or local taxation in various jurisdictions, including those in which they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in any securities being offered by this prospectus or a prospectus supplement to this prospectus.

DESCRIPTION OF CAPITAL STOCK
The following summary of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our Charter and Bylaws. Copies of our Charter and Bylaws have been filed with the SEC as exhibits to the registration statement of which this information statement is a part and are incorporated herein by reference. See “Where You Can Find Additional Information.”
General
We have the authority to issue 50,010,000 shares of stock, consisting of 50,000,000 shares of common stock, $0.01 par value per share (“SUNS Common Stock”) and 10,000 shares of preferred stock, $0.01 par value per share (“SUNS Preferred Stock”). As of [_____], 2024, 100 shares of SUNS Common Stock were issued and outstanding and no shares of SUNS Preferred Stock were outstanding. Our Board, with the approval of a majority of the entire Board of Directors and without any action by our shareholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our shareholders generally are not liable for our debts or obligations solely as a result of their status as shareholders.
Common Stock
Our Board of Directors may reclassify any unissued shares of SUNS Common Stock from time to time into one or more classes or series of stock. Subject to certain provisions of, and except as may otherwise be specified in the Charter, and subject to the rights of the holders of SUNS Preferred Stock, if any, and any other class or series of stock hereinafter classified and designated by our Board:
•the holders of SUNS Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring shareholder action, each share entitling the holder thereof to cast one vote on each matter submitted to a vote of shareholders;
•dividends or other distributions may be declared and paid or set apart for payment upon SUNS Common Stock out of any assets or our funds legally available for the payment of distributions, but only when, as, and if, authorized by our Board; and
•upon our voluntary or involuntary liquidation, dissolution or winding up, our net assets legally available for distribution shall, after the payment of or adequate provision for all known debts and liabilities and any preferential rights of the holders of any then-outstanding shares of SUNS Preferred Stock, be distributed pro rata to the holders of SUNS Common Stock.
Preferred Stock
Our Board of Directors will have the authority, without action by our shareholders, to issue up to 10,000 shares of SUNS Preferred Stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of SUNS Common Stock. There are no shares of SUNS Preferred Stock designated or outstanding. It is not possible to state the actual effect of the issuance of any shares of SUNS Preferred Stock upon the rights of holders of SUNS Common Stock until our Board of Directors determines the specific rights of the holders of the SUNS Preferred Stock. However, the effects might include:
•restricting dividends on SUNS Common Stock;
•diluting the voting power of SUNS Common Stock;
•impairing liquidation rights of SUNS Common Stock; or
•delaying or preventing a change in control of us without further action by our shareholders.
The Board of Directors’ authority to issue SUNS Preferred Stock without shareholder approval could make it more difficult for a third-party to acquire control of our company and could discourage such attempt. We have no present plans to issue any shares of SUNS Preferred Stock.

Classified or Reclassified Shares
Prior to the issuance of classified or reclassified shares of any class or series of stock, our Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of our stock; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of the Charter and Bylaws and subject to the express terms of any class or series of our stock outstanding at the time, the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause us to file articles supplementary with the State Department of Assessments and Taxation of Maryland.
Shareholders’ Consent in Lieu of Meeting
The MGCL generally provides that, unless the charter of the corporation authorizes shareholder action by less than unanimous consent, holders of common stock may take action by consent in lieu of a meeting only if it is given by all such shareholders entitled to vote on the matter. The Charter and Bylaws do not provide for action by common shareholders by less than unanimous consent.
Distributions
Our Board of Directors from time to time may authorize and we may pay to our shareholders such dividends or other distributions in cash or other property, including in shares of one class of our stock payable to holders of shares of another class of our stock, as our Board of Directors in its discretion shall determine. See “Distribution Policy” above for a description of our current distribution policy.
Corporate Opportunities
Under the Charter, none of our directors or officers, including any officer or director who also serves as a director, officer or employee of SUNS Manager, or serves on the Investment Committee, shall be obligated, in their capacity as such, to offer us the opportunity to participate in any business or investing activity or venture that falls within our Investment Guidelines (as described above under “SUNS Manager and Our Management Agreement-Investment Guidelines”) that is presented to such person, other than in their capacity as our officer or director.
Ownership Limitations and Exceptions
Subject to certain exceptions as described in the Charter, the following restrictions apply to SUNS Common Stock:
•(i) No person, other than a Qualified Institutional Investor or an Excepted Holder, shall Beneficially Own or Constructively Own shares of our capital stock in excess of the “Aggregate Stock Ownership Limit,” which is defined as 4.9% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of our capital stock, (ii) no Qualified Institutional Investor, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of our capital stock in excess of the “Qualified Institutional Investor Aggregate Stock Ownership Limit” which is defined as 9.8% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of our capital stock and (iii) no Excepted Holder shall Beneficially Own or Constructively Own shares of our capital stock in excess of the Excepted Holder Limit for such Excepted Holder.
•No person shall Beneficially Own or Constructively Own shares of our capital stock to the extent that such Beneficial Ownership or Constructive Ownership of our capital stock would result in us (i) being Closely Held (as defined below) (without regard to whether the ownership interest is held during the last half of a taxable year), or (ii) otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in us owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
•Any transfer of shares of our capital stock that, if effective, would result in our capital stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of our capital stock.
•Any transfer of shares of our capital stock that, if effective, would cause our assets to be deemed “plan assets” within the meaning of Department of Labor regulation 20 C.F.R. 2510.3-101 for purposes of ERISA or Section 4975 of the Code shall be void ab initio, and the intended transferee shall acquire no rights in such shares of our capital stock.
Additionally, our Board, in its sole discretion, may exempt (prospectively or retroactively) a person from the Aggregate Stock Ownership Limit and/or the Qualified Institutional Investor Aggregate Stock Ownership Limit, may qualify a person as a Qualified Institutional Investor, and may establish or increase an Excepted Holder Limit for such person if: (i) our Board of Directors obtains such representations, covenants and undertakings (X) from such person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of our capital stock will be in violation of the provisions of the Charter described in the second bullet above and (Y) as our Board of Directors may deem appropriate in order to conclude that granting the exemption, granting Qualified Institutional Investor status, and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not otherwise cause us to lose our status as a REIT; and (ii) such person agrees that any violation or attempted violation of such representations, covenants or undertakings (or other action that is contrary to the restrictions contained in the Charter) will result in such shares of our capital stock being automatically transferred to a trust in accordance with the Charter.
Our Board of Directors may from time to time increase the Aggregate Stock Ownership Limit and/or the Qualified Institutional Investor Aggregate Stock Ownership Limit for one or more persons and decrease the Aggregate Stock Ownership Limit and/or the Qualified Institutional Investor Aggregate Stock Ownership Limit for all other persons; provided, however, that the decreased Aggregate Stock Ownership Limit and/or Qualified Institutional Investor Aggregate Stock Ownership Limit, as applicable, will not be effective for any person whose percentage of ownership of our capital stock is in excess of such decreased Aggregate Stock Ownership Limit and/or Qualified Institutional Investor Aggregate Stock Ownership Limit, as applicable, until such time as such person’s percentage of ownership of our capital stock equals or falls below the decreased Aggregate Stock Ownership Limit and/or Qualified Institutional Investor Aggregate Stock Ownership Limit, as applicable, but any further acquisition of our capital stock by any such person (other than a person for whom an exemption has been granted pursuant to a provision of the Charter or an Excepted Holder) in excess of such percentage ownership of our capital stock will be in violation of the Aggregate Stock Ownership Limit and/or Qualified Institutional Investor Aggregate Stock Ownership Limit, as applicable; and provided further, that the new Aggregate Stock Ownership Limit and/or Qualified Institutional Investor Aggregate Stock Ownership Limit, as applicable, would not allow five or fewer persons (taking into account all Excepted Holders) to Beneficially Own or Constructively Own more than 49.9% in value of the outstanding shares of our capital stock.
Any person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of our capital stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer described above, or who would have owned shares of our capital stock transferred to the trust as described below, must immediately give us written notice of such event or, in the case of a proposed or attempted transaction, give us at least 15 days prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.
“Beneficial Ownership” shall mean ownership of our capital stock by a person, whether the interest in the shares of our capital stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Owning” and “Beneficially Owned” shall have the correlative meanings.
“Closely Held” shall mean, as of a given date, that we, as of such date, is “closely held” within the meaning of Section 856(a)(6) (without regard to Section 856(h)(2)) of the Code.
“Constructive Ownership” shall mean ownership of our capital stock by a person, whether the interest in the shares of our capital stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owning” and “Constructively Owned” shall have the correlative meanings.
“Excepted Holder” shall mean any of our shareholders for whom an Excepted Holder Limit is created by the Charter or our Board of Directors pursuant to the Charter and shall include Leonard M. Tannenbaum.

“Excepted Holder Limit” shall mean for each Excepted Holder, provided that the affected Excepted Holder agrees to comply with the requirements established by the Charter or our Board of Directors and, subject to adjustment pursuant to certain provisions of the Charter, the percentage limit established for such Excepted Holder by the Charter or our Board. An Excepted Holder Limit has been established permitting Leonard M. Tannenbaum to Beneficially Own or Constructively Own up to 29.9%, in value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock.
“Qualified Institutional Investor” shall mean a person that is registered as an investment company under the Investment Company Act (i) so long as each Individual who Beneficially Owns shares of our capital stock as a result of being a Beneficial Owner of such entity satisfies the Aggregate Stock Ownership Limit and (ii) subject to our Board of Directors qualifying such person as a Qualified Institutional Investor pursuant to the applicable terms of our Charter.
Transfer Restrictions
Under the Charter and Bylaws, if any transfer of shares of our capital stock occurs which, if effective, would result in any person Beneficially Owning or Constructively Owning shares of our capital stock in violation of the restrictions outlined above under “Ownership Limitations and Exceptions”:
•then that number of shares of our capital stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such person to violate the ownership limitations (rounded up to the next whole share) shall be automatically transferred to a trust for the benefit of a charitable beneficiary, as described in the Charter, effective as of the close of business on the business day prior to the date of such transfer, and such person shall acquire no rights in such shares; or
•if the transfer to the trust described in the preceding clause would not be effective for any reason to prevent violation of the Aggregate Stock Ownership Limit, the Qualified Institutional Investor Aggregate Stock Ownership Limit or the Excepted Holder Limit, as applicable, our being Closely Held or our otherwise failing to qualify as a REIT, then the transfer of that number of shares of our capital stock that otherwise would cause any person to violate such provisions of the Charter, shall be void ab initio, and the intended transferee shall acquire no rights in such shares of our capital stock.
•to the extent that, upon a transfer of shares of our capital stock pursuant to the Charter, a violation of any provision of the Charter would nonetheless be continuing (for example, where the ownership of shares of our capital stock by a single trust would violate the 100 shareholder requirement applicable to REITs), then shares of our capital stock shall be transferred to that number of trusts, each having a distinct trustee and a charitable beneficiary or charitable beneficiaries that are distinct from those of each other trust, such that there is no violation of any provisions of the Charter.
•Shares of our capital stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of our capital stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of our capital stock held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon our demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accepts such offer. We may reduce the amount so payable to the prohibited owner by the amount of any distribution that we made to the prohibited owner before it discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our capital stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before it discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares of our capital stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand.
In addition, if our Board of Directors determines that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of our capital stock described above, our Board of Directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of our capital stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of outstanding shares of any class of our capital stock, within 30 days after the end of each taxable year, must give us written notice stating the shareholder’s name and address, the number of shares of each class of our capital stock that the shareholder Beneficially Owns and a description of the manner in which the shares are held. Each such owner must provide us such additional information as we may request in order to determine the effect, if any, of the shareholder’s Beneficial Ownership on our status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit, the Qualified Institutional Investor Aggregate Stock Ownership Limit and each Excepted Holder Limit. In addition, each person who is a Beneficial Owner or Constructive Owner of shares of our capital stock and each person (including the shareholder of record) who is holding shares of our capital stock for a Beneficial Owner or Constructive Owner must, on request, provide to us such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit, the Qualified Institutional Investor Aggregate Stock Ownership Limit and each Excepted Holder Limit.
Any certificates representing shares of our capital stock will bear a legend referring to the restrictions on ownership and transfer described above.
These restrictions on ownership and transfer of our capital stock will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.
The restrictions on ownership and transfer of our capital stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for SUNS Common Stock or otherwise be in the best interests of our shareholders.
Other Rights
Holders of shares of SUNS Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any other securities of our Company.
Transfer Agent and Registrar
The transfer agent and registrar for SUNS Common Stock is Continental Stock Transfer & Trust Company.
Listing
We intend to apply to list SUNS Common Stock on the Nasdaq Capital Market under the symbol “SUNS.”

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS
The following summary of the terms of our stock and of certain provisions of Maryland law does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our Charter and Bylaws. Copies of our Charter and Bylaws have been filed with the SEC as exhibits to the registration statement of which this information statement is a part and are incorporated herein by reference. See “Where You Can Find Additional Information.”
Board of Directors
The Charter and Bylaws provide that our number of directors initially shall be five, which number may be increased or decreased only by our Board pursuant to the Bylaws, but shall never be less than the minimum number required by the MGCL (which is one), nor more than 11. The directors (other than any director elected solely by holders of one or more classes or series of SUNS Preferred Stock) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by our Board, one class (“Class I”) to hold office initially for a term expiring at the next succeeding annual meeting of shareholders, another class (“Class II”) to hold office initially for a term expiring at the second succeeding annual meeting of shareholders and another class (“Class III”) to hold office initially for a term expiring at the third succeeding annual meeting of shareholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the shareholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualify, or until their earlier removal or resignation.
Vacancies. Under the Charter, except as may be provided by our Board in setting the terms of any class or series of SUNS Preferred Stock, any and all vacancies on our Board may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which such vacancy occurred and until a successor is elected and qualifies.
Voting. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of our Board, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or the Bylaws.
Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of SUNS Preferred Stock to elect or remove one or more directors, any director, or our entire Board, may be removed from office at any time, but only for cause and then only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. For the purpose of this provision, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.
Election of Directors. Except as may otherwise be provided in the Charter with respect to holders of any class or series of SUNS Preferred Stock, a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a director. Holders of shares of SUNS Common Stock have no right to cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of SUNS Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.
REIT Qualification
We intend to elect and qualify for U.S. federal income tax treatment as a REIT, and our Board shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve our status as a REIT; however, if our Board determines that it is no longer in our best interests to attempt to, or continue to, qualify as a REIT, our Board may revoke or otherwise terminate our REIT election pursuant to Section 856(g) of the Code. Our Board, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in the Charter is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to the provisions of the Charter.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested shareholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the corporation’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. A corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
Pursuant to the statute, our Board has adopted a resolution exempting any business combination with Leonard M. Tannenbaum, or any of his affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and Leonard M. Tannenbaum or any of his affiliates. As a result, Leonard M. Tannenbaum or any of his affiliates may be able to enter into business combinations with us that may not be in the best interests of our shareholders, without compliance with the supermajority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of our Company and increase the difficulty of consummating any offer.
Control Share Acquisitions
The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from shares entitled to vote on the matter.
“Control shares” are voting shares of stock that, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:
•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.
Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem for fair value any or all of the control shares (except those for which voting rights have previously been approved). Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of shareholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or acquisitions approved or exempted by the charter or bylaws of the corporation. The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our capital stock. This provision may be amended or eliminated at any time in the future by our Board.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:
•a classified board of directors;
•a two-thirds vote requirement for removing a director;
•a requirement that the number of directors be fixed only by vote of the board of directors;
•a requirement that a vacancy on the board of directors be filled only by a vote of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and
•a majority requirement for the calling of a shareholder-requested special meeting of shareholders.
Pursuant to Subtitle 8, we have provided that vacancies on our Board may be filled only by the remaining directors and that directors elected by the Board to fill vacancies will serve for the remainder of the full term of the class in which the vacancy occurred. Through provisions in the Charter and Bylaws unrelated to Subtitle 8, we already (i) have a classified Board of Directors, (ii) vest in our Board the exclusive power to fix the number of directorships and (iii) require, unless called by our Board, chairman of our Board, our chief executive officer or our president, the written request of shareholders entitled to cast a majority of all of the votes entitled to be cast at such a meeting to call a special meeting.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The Charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires us (unless the Charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:
•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and
•a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.
The Charter authorizes us to obligate ourselves, and our Bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or
•any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.
The Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.
In addition to the indemnification provided by the Charter and Bylaws, we have entered into indemnification agreements with our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling our Company for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We do not currently carry directors’ and officers’ insurance. However, we may in the future maintain such insurance or establish a sinking fund to contribute a specified amount of cash on a monthly basis towards insuring our directors and officers against liability.
Advance Notice of Director Nominations and New Business
The Bylaws provide that, with respect to an annual meeting of our shareholders, nominations of individuals for election to our Board and the proposal of other business to be considered by our shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board or (iii) by any shareholder who was a shareholder of record at the record date set by the Board for determining shareholders entitled to vote at the meeting, at the time of giving the notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other proposed business and has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of the Bylaws.
With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board may be made only (i) by or at the direction of our Board or (ii) if the meeting has been called for the purpose of electing directors, by any shareholder who was a shareholder of record at the record date set by the Board for determining shareholders entitled to vote at the meeting, at the time of giving the notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of the Bylaws.
The advance notice procedures of the Bylaws provide that, to be timely, a shareholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to our secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for our preceding year’s annual meeting.
In the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the close of business on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.
Meetings of Shareholders
Under the Bylaws, annual meetings of shareholders will be held each year at a date, time and place determined by our Board. Special meetings of shareholders may be called by our Board, chairman of our Board, our chief executive officer or our president. Additionally, subject to the provisions of the Bylaws, special meetings of the shareholders must be called by our secretary upon the written request of shareholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such meeting.
Amendments to the Charter and Bylaws
Under the MGCL, a Maryland corporation generally may not amend its charter unless declared advisable by the board of directors and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Except for those amendments permitted to be made without shareholder approval under Maryland law or the Charter, the Charter generally may be amended only if the amendment is first declared advisable by our Board and thereafter approved by the affirmative vote of shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Any amendment to the Charter related to the removal of directors or the amendment provision in the Charter related thereto requires the affirmative vote of shareholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.
Our Board has the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.
Transactions Outside the Ordinary Course of Business
Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert to, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our Charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.
Dissolution of SUNS
The dissolution of our Company must be declared advisable by a majority of the entire Board and approved by our shareholders by the affirmative vote of a majority of all of the votes entitled to be cast on the matter.
Effects of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The restrictions on ownership and transfer of our stock discussed under the caption “Description of Capital Stock-Ownership Limitations and Exceptions” prevent (i) any person, other than a Qualified Institutional Investor or an Excepted Holder, from Beneficially Owning or Constructively Owning more than 4.9% (in value or by number of shares, whichever is more restrictive) of the aggregate outstanding shares of our capital stock and (ii) any Qualified Institutional Investor, other than an Excepted Holder, from Beneficially Owning or Constructively Owning more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate outstanding shares of our capital stock, in each case, without the approval of our Board. These provisions as well as the business combination provisions of the MGCL may delay, defer or prevent a change in control. Likewise, if the provision in the Bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to certain provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.
Further, our Board has the power to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly classified shares, as discussed under the captions “Description of Capital Stock

—Common Stock” and “—Classified or Reclassified Shares,” and could authorize the issuance of shares of a class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control. These actions may be taken without the approval of holders of SUNS Common Stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our Board to classify or reclassify unissued shares of stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.
The Charter and Bylaws also provide that the number of directors may be established only by a majority of the entire Board, which prevents our shareholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of the Bylaws discussed above under the captions “-Meetings of Shareholders” and “-Advance Notice of Director Nominations and New Business” require shareholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our Board and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a shareholder proponent’s interest in our Company and adequate time to consider shareholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our shareholders to remove incumbent directors or fill vacancies on our Board with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for outstanding shares of SUNS Common Stock or otherwise be in the best interest of our shareholders.
Exclusive Forum for Certain Litigation
Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our shareholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our Charter or Bylaws or (e) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act. Although our Bylaws contain the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.
Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form 10 with the SEC with respect to the shares of SUNS Common Stock being distributed as contemplated by this information statement. This information statement is a part of and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and SUNS Common Stock, please refer to the registration statement, including its exhibits and schedules. While statements made in this information statement relating to any contract or other document include the material provisions of such contracts or other documents, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on or connected to any website referenced in this information statement is not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.
As a result of the Distribution, we will become subject to the information and reporting requirements of the Exchange Act, and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.
We intend to furnish holders of SUNS Common Stock with annual reports containing financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.
You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

SUNRISE REALTY TRUST, INC.
INDEX TO FINANCIAL STATEMENTS
AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024 (UNAUDITED)
AS OF AND FOR THE PERIOD FROM AUGUST 28, 2023 (DATE OF FORMATION) TO DECEMBER 31, 2023 (AUDITED)

SUNRISE REALTY TRUST, INC.
BALANCE SHEETS

	As of
	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Loans held for investment at carrying value, net	$46,428,238	$—
Interest receivable	838,558	—
Cash and cash equivalents	348,286	31,244,622
Total assets	$47,615,082	$31,244,622

Liabilities
Accounts payable and other liabilities	$173,050	$10,000
Due to affiliate	45,065	—
Total liabilities	218,115	10,000
Commitments and contingencies (Note 8)

Shareholder's equity
Member's equity	—	31,234,622
Preferred stock, par value $0.01 per share, 10,000 and 0 shares authorized at March 31, 2024 and December 31, 2023 and 0 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	—	—
Common stock, par value $0.01 per share, 50,000,000 and 0 shares authorized at March 31, 2024 and December 31, 2023 and 100 and 0 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	1	—
Additional paid-in capital	45,399,999	—
Accumulated earnings (deficit)	1,996,967	—
Total shareholder's equity	47,396,967	31,234,622

Total liabilities and shareholder's equity	$47,615,082	$31,244,622
See accompanying notes to the financial statements

SUNRISE REALTY TRUST, INC.
STATEMENT OF OPERATIONS
(unaudited)

Three months ended March 31, 2024
Revenue
Interest income	$2,026,306
Net interest income	2,026,306
Expenses
General and administrative expenses	543
Professional fees	263,418
Total expenses	263,961

Net income	$1,762,345

Earnings per common share:
Basic and diluted earnings per common share (in dollars per share)	$17,623

Weighted average number of common shares outstanding:
Basic and diluted weighted average shares of common stock outstanding (in shares)	100
See accompanying notes to the financial statements

SUNRISE REALTY TRUST, INC.
STATEMENT OF SHAREHOLDER’S EQUITY
(unaudited)

	Three months ended March 31, 2024
	Member's Equity	Preferred Stock	Common Stock		Additional Paid-In Capital	Accumulated Earnings (Deficit)	Total Shareholder's Equity
			Shares	Amount
Balance at December 31, 2023	$31,234,622	$—	—	$—	$—	$—	$31,234,622
Capital contributions	—	—	—	—	17,000,000	—	17,000,000
Distributions	—	—	—	—	(2,600,000)	—	(2,600,000)
Effect of corporate conversion on member's equity	(31,234,622)	—	100	1	30,999,999	234,622	—
Net income	—	—	—	—	—	1,762,345	1,762,345
Balance at March 31, 2024	$—	$—	100	$1	$45,399,999	$1,996,967	$47,396,967
See accompanying notes to the financial statements

SUNRISE REALTY TRUST, INC.
STATEMENT OF CASH FLOWS

Three months ended March 31, 2024
Cash flows from operating activities:
Net income	$1,762,345

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Accretion of deferred loan original issue discount and other discounts	(14,094)

Changes in operating assets and liabilities
Interest receivable	(838,558)
Accounts payable and other liabilities	208,115
Net cash provided by (used in) operating activities	1,117,808

Cash flows from investing activities:
Issuance of and fundings on loans	(48,859,181)
Principal repayment of loans	2,445,037
Net cash provided by (used in) investing activities	(46,414,144)

Cash flows from financing activities:
Proceeds from capital contributions	17,000,000
Distributions	(2,600,000)
Net cash provided by (used in) financing activities	14,400,000

Net increase (decrease) in cash and cash equivalents	(30,896,336)
Cash and cash equivalents, beginning of period	31,244,622
Cash and cash equivalents, end of period	$348,286

Supplemental disclosure of non-cash activity:
OID withheld from funding of loans	$281,888
See accompanying notes to the financial statements

SUNRISE REALTY TRUST, INC.
NOTES TO THE FINANCIAL STATEMENTS
As of March 31, 2024
1.ORGANIZATION
Sunrise Realty Trust, Inc. (the “Company” or “SUNS”) (f/k/a CRE South LLC) was formed on August 28, 2023 and converted from a Delaware limited liability company to a Maryland corporation in February 2024. SUNS is a wholly-owned subsidiary of AFC Gamma, Inc. (“AFCG”) and is an institutional lender to the commercial real estate sector.
SUNS is currently led by AFC Management, LLC (“AFCG’s Manager”), the management team and external manager of AFCG, to provide capital solutions to commercial real estate markets in the Southern U.S. SUNS’ focus is on originating commercial real estate (“CRE”) debt investments and providing capital to high-quality borrowers and sponsors with transitional business plans collateralized by CRE assets with opportunities for near-term value creation, as well as recapitalization opportunities. SUNS intends to create a diversified investment portfolio, targeting investments in senior mortgage loans, mezzanine loans, whole loans, B-notes, CMBS and debt-like preferred equity securities across CRE asset classes. SUNS intends for its investment mix to include high quality multi-family, condominiums, retail, office, hospitality, industrial, mixed use and specialty-use real estate.
2.SIGNIFICANT ACCOUNTING POLICIES
The accompanying unaudited interim financial statements should be read in conjunction with the audited financial statements and results of operations included in the Company’s financial statements for the period from August 28, 2023 (date of formation) to December 31, 2023.
Refer to Note 2 to the Company’s financial statements for a description of the Company’s significant accounting policies. The Company has included disclosures below regarding basis of presentation and other accounting policies that (i) are required to be disclosed quarterly, (ii) have material changes or (iii) the Company views as critical as of the date of this report.
Basis of Presentation
The accompanying unaudited interim financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates in the Preparation of Financial Statements
The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenue and expenses during the period. Accordingly, actual results could differ materially from those estimates under different assumptions and conditions.
Investments in Loans
The Company originates CRE debt and related instruments generally to be held for investment.
The Company accretes or amortizes any discounts or premiums on loans held for investment over the life of the related loan held for investment utilizing the effective interest method.
Loans are generally collateralized by real estate, equipment, and/or other assets of borrowers to the extent permitted by applicable laws and the regulations governing such borrowers. The extent of any credit deterioration associated with the performance and/or value of the underlying collateral property and the financial and operating capability of the borrower could impact the expected amounts received. The Company monitors performance of its portfolio of loans held for investment under the following methodology: (i) borrower review, which analyzes the borrower’s ability to execute on its original business plan, reviews its financial condition, assesses pending litigation and considers its general level of responsiveness and cooperation; (ii) economic review, which considers underlying collateral (i.e., leasing performance, unit sales and cash flow of the collateral and its ability to cover debt service, as well as the residual loan balance at maturity); (iii) property review, which considers current environmental risks, changes in insurance costs or coverage, current site visibility, capital expenditures and market perception; and (iv) market review, which analyzes the collateral from a supply and demand perspective of similar property types, as well as from a capital markets perspective.

The Company may make modifications to loans, including loans that are in default. Loan terms that may be modified include interest rates, required prepayments, maturity dates, covenants, principal amounts and other loan terms. The terms and conditions of each modification vary based on individual circumstances and will be determined on a case-by-case basis. AFCG’s Manager monitors and evaluates each of the Company’s loans held for investment and has maintained regular communications with borrowers.
Investments in loans held at carrying value are carried at cost, net of unamortized loan original issue discount and origination costs and other original issue discounts (the “carrying value”) in the Company’s balance sheets.
Fair Value Measurements
The Company follows ASC 820-10, Fair Value Measurements Overall (“ASC 820-10”), which expands the application of fair value accounting. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosure of fair value measurements. ASC 820-10 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. ASC 820-10 requires the Company to assume that the transaction is sold in its principal market to market participants or, in the absence of a principal market, the most advantageous market, which may be a hypothetical market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820-10, if the Company elects the ASC 825-10 fair value option, the Company would consider its principal market as the market in which the Company exits its loans with the greatest volume and level of activity. ASC 820-10 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. In accordance with ASC 820-10, these inputs are summarized in the three broad levels listed below:
•Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.
•Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
•Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
If inputs used to measure fair value fall into different levels of the fair value hierarchy, a loan’s level is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the loan. This includes loans that are valued using “bid” and “ask” prices obtained from independent third-party pricing services or directly from brokers.
Financial instruments with readily available quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value. As such, the Company obtains and analyzes readily available market quotations provided by pricing vendors and brokers for all of the Company’s loans for which quotations are available. In determining the fair value of a particular loan, pricing vendors and brokers use observable market information, including both binding and non-binding indicative quotations.
GAAP requires disclosure of fair value information about financial and nonfinancial assets and liabilities, whether or not recognized in the financial statements, for which it is practical to estimate the value. In cases where quoted market prices are not available, fair values are based upon the application of discount rates to estimated future cash flows using market yields, or other valuation methodologies. Any changes to the valuation methodology will be reviewed by the Company’s management to ensure the changes are appropriate. The methods used may produce a fair value calculation that is not indicative of net realizable value or reflective of future fair values. Furthermore, while the Company anticipates that the valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial and nonfinancial assets and liabilities could result in a different estimate of fair value at the reporting date. The Company uses inputs that are current as of the measurement date, which may fall within periods of market dislocation, during which price transparency may be reduced.
Current Expected Credit Losses
Upon formation, the Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326), which requires a methodology that reflects current expected credit losses (“CECL”) on both the outstanding balances and unfunded commitments on loans held for investment and requires consideration of a broader range of historical experience adjusted for current conditions and reasonable and supportable forecast information to derive credit loss estimates (the “CECL Reserve”). Subsequent period increases and decreases to expected credit losses impact earnings and are recorded within the provision for current expected credit losses in the Company’s statements of operations. The CECL Reserve related to outstanding balances on loans held for investment required under Topic 326 is a valuation account that is deducted from the amortized cost basis of the Company’s loans held at carrying value and loans receivable at carrying value in the Company’s balance sheets. The CECL Reserve related to unfunded commitments on loans held at carrying value is recorded within the current expected credit loss reserve financial statement line in the Company’s balance sheets. The Company has elected not to measure an allowance for credit losses for accrued interest receivable.
The Company estimates its current expected credit losses (“CECL”) on both the outstanding balances and unfunded commitments on loans held for investment and requires consideration of a broader range of historical experience adjusted for current conditions and reasonable and supportable forecast information to inform the “CECL Reserve” using a model that considers multiple datapoints and methodologies that may include discounted cash flows (“DCF”) and other inputs which may include the risk rating of the loan, how recently the loan was originated compared to the measurement date, and expected prepayment if applicable. Calculation of the CECL Reserve requires loan specific data, which may include fixed charge coverage ratio, loan-to-value, property type and geographic location. Estimating the CECL Reserve also requires significant judgment with respect to various factors, including but not limited to the expected timing of loan repayments and the Company’s current and future view of the macroeconomic environment. The Company may consider loan-specific qualitative factors on certain loans to estimate its CECL Reserve, which may include (i) whether cash from the borrower’s operations is sufficient to cover the debt service requirements currently and into the future, (ii) the ability of the borrower to refinance the loan and (iii) the liquidation value of collateral. For loans where the Company has deemed the borrower/sponsor to be experiencing financial difficulty, the Company may elect to apply a practical expedient in which the fair value of the underlying collateral is compared to the amortized cost of the loan in determining a specific CECL allowance.
Payment-in-Kind Interest
The Company may have loans in its portfolio that contain payment-in-kind (“PIK”) provisions. The PIK interest computed at the contractual rate specified in each applicable agreement is accrued and added to the principal balance of the loan monthly in arrears and recorded as interest income. The PIK income added to the principal balance is generally collected upon repayment of the outstanding principal. To maintain the Company’s anticipated status as a REIT, this non-cash source of income is included in taxable income and will increase the dividend paid to shareholders for the year earned, even though the Company has not yet collected the cash
Revenue Recognition
Interest income from loans is accrued based on the outstanding principal amount and the contractual terms of each loan. For loans, origination fees, direct loan origination costs, and other discounts (in aggregate the “Original Issue Discount” or “OID”) are also recognized in interest income from loans over the initial loan term as a yield adjustment using the effective interest method. Management places loans on non-accrual status when principal or interest payments are past due 30 days or more or when full recovery of interest and principal is doubtful. Accrued and unpaid interest is generally reversed against interest income in the period the loan is placed on non-accrual status. Interest payments received on non-accrual loans are generally recognized on a cash basis and may be recognized as income or applied to principal depending upon management’s judgment regarding the borrower’s ability to make pending principal and interest payments. Non-accrual loans are restored to accrual status when past due principal and interest are paid and, in management’s judgment, are likely to remain current. The Company may make exceptions to placing a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection. Delayed draw loans earn interest or unused fees on the undrawn portion of the loan, which is recognized as interest income in the period earned. Other fees, including prepayment fees and exit fees, are recognized as interest income when received.
Earnings per Share
The Company calculates basic earnings (loss) per share by dividing net income (loss) allocable to common shareholders for the period by the weighted average shares of common stock outstanding for that period after consideration of the earnings (loss) allocated to the Company’s restricted stock, which are participating securities as defined in GAAP. Diluted earnings (loss) per share takes into effect any dilutive instruments, such as stock options, restricted stock, restricted stock units (“RSUs”) and convertible debt, except when doing so would be anti-dilutive.

Recent Accounting Pronouncements
In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, early adoption is permitted. The amendments should be applied retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. The Company is currently evaluating the impact of the update on the Company’s future financial statements.
In December 2023, the FASB issued ASU 2023-09—Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 improves the transparency of income tax disclosures related to rate reconciliation and income taxes. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments should be applied prospectively, however retrospective application is permitted. The Company is currently evaluating the impact of the update on the Company’s future financial statements.
3.SHAREHOLDER’S EQUITY
Conversion
On February 20, 2024, the Company completed a corporate conversion, converting from a Delaware limited liability company to a Maryland corporation. Pursuant to the certificate of incorporation effected in connection with the corporate conversion, the Company’s authorized capital stock consists of 50,000,000 shares of voting common stock, par value $0.01 per share, and 10,000 shares of preferred stock, par value $0.01 per share.
Preferred Stock
As of March 31, 2024 and December 31, 2023, the Company authorized 10,000 and zero preferred shares, respectively, of which none were issued of the preferred shares designated as preferred stock, $0.01 par value per share (“SUNS Preferred Stock”). The Company’s Board of Directors will have the authority, without action by our shareholders, to issue up to 10,000 shares of SUNS Preferred Stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of SUNS Common Stock. There are no shares of SUNS Preferred Stock designated or outstanding as of March 31, 2024 and December 31, 2023, respectively.
Common Stock
As of March 31, 2024 and December 31, 2023, the Company authorized 50,000,000 and zero common shares, respectively, and issued 100 and zero of the common shares, respectively, designated as common stock, $0.01 par value per share (“SUNS Common Stock”).
4.EARNINGS PER SHARE
The following information sets forth the computations of basic and diluted weighted average earnings per common share for the three months ended March 31, 2024:

Three months ended March 31, 2024
Net income attributable to common shareholders	$1,762,345
Divided by:
Basic and diluted weighted average shares of common stock outstanding	100
Basic and diluted weighted average earnings per common share	$17,623
5.LOANS HELD FOR INVESTMENT AT CARRYING VALUE
As of March 31, 2024 and December 31, 2023, the Company’s portfolio included two and zero loans held at carrying value, respectively. As of March 31, 2024 and December 31, 2023 the aggregate originated commitment under these loans was approximately $56.4 million and zero, respectively, and outstanding principal was approximately $46.7 million and zero, respectively. During the three months ended March 31, 2024, the Company funded approximately $49.1 million of new loans and additional principal and had approximately $2.4 million of principal repayments of loans held at carrying value. As of March 31, 2024 and December 31, 2023, 50% and zero of the Company’s loans held at carrying value had floating interest rates, respectively. As of March 31, 2024, the floating benchmark rate included one-month Secured Overnight Financing Rate (“SOFR”) subject to a floor of 4.0% and quoted at 5.3%.
The Company had zero loans held at carrying value as of December 31, 2023. The following table summarizes the Company’s loans held at carrying value as of March 31, 2024:

	As of March 31, 2024
	Outstanding Principal(1)	Original Issue Discount	Carrying Value(1)	Weighted Average Remaining Life (Years)(2)

Subordinate debt	46,696,032	(267,794)	$46,428,238	1.5
Total loans held at carrying value	$46,696,032	$(267,794)	$46,428,238	1.5
(1)The difference between the Carrying Value and the Outstanding Principal amount of the loans consists of unaccreted OID and loan origination costs.
(2)Weighted average remaining life is calculated based on the carrying value of the loans as of March 31, 2024.
The following table presents changes in loans held at carrying value as of and for the three months ended March 31, 2024:

	Principal	Original Issue Discount	Carrying Value

Total loans held at carrying value at December 31, 2023	$—	$—	$—
New fundings	49,141,069	(281,888)	48,859,181
Accretion of original issue discount	—	14,094	14,094
Loan repayments	(2,445,037)	—	(2,445,037)
Total loans held at carrying value at March 31, 2024	$46,696,032	$(267,794)	$46,428,238
A more detailed listing of the Company’s loans held at carrying value portfolio based on information available as of March 31, 2024 is as follows:

	Collateral Location	Collateral Type	Outstanding Principal(1)	Original Issue Discount	Carrying Value(1)	Interest Rate		Maturity Date(2)	Payment Terms(3)

Private Co. A	TX	Mixed-use	$25,779,522	$—	$25,779,522	20.6%	(4)	5/31/2024	I/O
Private Co. B	FL	Multifamily	20,916,510	(267,794)	20,648,716	13.0%	(5)	5/12/2027	I/O
Total loans held at carrying value			$46,696,032	$(267,794)	$46,428,238
(1)The difference between the Carrying Value and the Outstanding Principal amount of the loans consists of unaccreted OID and loan origination costs.
(2)Certain loans are subject to contractual extension options and may be subject to performance based or other conditions as stipulated in the loan agreement. Actual maturities may differ from contractual maturities stated herein as certain borrowers may have the right to prepay with or without paying a prepayment penalty. The Company may also extend contractual maturities and amend other terms of the loans in connection with loan modifications.
(3)I/O = interest-only, P/I = principal and interest. P/I loans may include interest-only periods for a portion of the loan term.
(4)Base interest rate of 15.31% plus SOFR (SOFR floor of 4.0%).
(5)Base interest rate of 13.0%.
6.CURRENT EXPECTED CREDIT LOSSES
As of March 31, 2024 and December 31, 2023, the Company’s CECL Reserve on its loans held at carrying value was zero. As the loans were originated during the same period as the measurement date, the Company considers the origination price to approximate the fair value of the loans. As of December 31, 2023, the Company had no loans held at carrying value.
The Company continuously evaluates the credit quality of each loan by assessing the risk factors of each loan and assigning a risk rating based on a variety of factors. Risk factors include property type, geographic and local market dynamics, physical condition, projected cash flow, loan structure and exit plan, loan-to-value ratio, fixed charge coverage ratio, project sponsorship, and other factors deemed necessary. Based on a 5-point scale, the Company’s loans are rated “1” through “5,” from less risk to greater risk, which ratings are defined as follows:

Rating	Definition
1	Very Low Risk — Materially exceeds performance metrics included in original or current credit underwriting and business plan
2	Low Risk — Collateral and business performance exceeds substantially all performance metrics included in original or current credit underwriting and business plan
3	Medium Risk — Collateral and business performance meets, or is on track to meet underwriting expectations; business plan is met or can reasonably be achieved
4	High Risk/ Potential for Loss — Collateral performance falls short of underwriting, material differences from business plans, defaults may exist, or may soon exist absent material improvement. Risk of recovery of interest exists
5	Impaired/ Loss Likely — Performance is significantly worse than underwriting with major variances from business plan observed. Loan covenants or financial milestones have been breached; exit from loan or refinancing is uncertain. Full recovery of principal is unlikely
The risk ratings are primarily based on historical data as well as taking into account future economic conditions.
As of March 31, 2024, the carrying value, excluding the CECL Reserve, of the Company’s loans held at carrying value within each risk rating by year of origination is as follows:

Risk Rating:	2024
1	$—
2	—
3	46,428,238
4	—
5	—
Total	$46,428,238
7.INTEREST RECEIVABLE
As of December 31, 2023, the Company had an interest receivable balance of zero. The following table summarizes the interest receivable of the Company as of March 31, 2024:

As of March 31, 2024
Interest receivable	$700,375
Fee income receivable	138,183
Total interest receivable	$838,558
8.COMMITMENTS AND CONTINGENCIES
As of December 31, 2023, the Company had no commitments to fund various investments. As of March 31, 2024, the Company had the following commitments to fund various investments:

As of March 31, 2024

Total original loan commitments	$56,413,335
Less: drawn commitments	(49,141,069)
Total undrawn commitments	$7,272,266

The Company from time to time may be a party to litigation in the normal course of business. The Company investigates these claims as they arise. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. As of March 31, 2024, the Company is not aware of any legal claims that could materially impact its business, financial condition or results of operations.
9.RELATED PARTY TRANSACTIONS
As a wholly-owned subsidiary of AFCG, the Company is externally managed and advised by AFC Management, LLC, a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and an affiliate of Leonard Tannenbaum, AFCG’s Chief Investment Officer and Executive Chairman, Robyn Tannenbaum, AFCG’s President, and Daniel Neville, AFCG’s Chief Executive Officer. Each of the Company’s officers is employed by AFCG’s Manager and certain of the Company’s officers are members of AFCG’s Investment Committee. AFCG’s Manager is a wholly-owned subsidiary of Castleground Holdings LLC (f/k/a Advanced Flower Capital Management, LLC) (the “Parent Manager”).
Mr. Tannenbaum owns 75.0% of the outstanding equity of the Parent Manager. Similarly, Mrs. Tannenbaum, Mr. Berman, a member of AFCG’s Investment Committee, and Mr. Neville currently own 10.0%, 3.0% and 1.6%, respectively, of the Parent Manager.
Until the completion of the Spin-Off, there is no management fee or incentive fee incurred by the Company.
Due to Affiliate
Amounts due to an affiliate of the Company as of March 31, 2024 and December 31, 2023 were approximately $45.1 thousand and zero, respectively.
10.FAIR VALUE
Fair Value of Financial Instruments
GAAP requires disclosure of fair value information about financial instruments, whether or not recognized at fair value in the balance sheets, for which it is practicable to estimate that value.
The following table details the book value and fair value of the Company’s financial instruments not recognized at fair value in the unaudited interim balance sheets as of March 31, 2024:

	As of March 31, 2024
	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$348,286	$348,286
Loans held for investment at carrying value	$46,428,238	$46,497,325
Estimates of fair value for cash and cash equivalents are measured using observable, quoted market prices, or Level 1 inputs. The Company’s loans held for investment are measured using unobservable inputs, or Level 3 inputs. As the loans were originated during the same period as the measurement date, carrying value approximates the fair value as of March 31, 2024.
11.SUBSEQUENT EVENTS
The Company has evaluated subsequent events through May 20, 2024, the date the financial statements were available to be issued. There were no material subsequent events that required disclosure in these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Sunrise Realty Trust, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Sunrise Realty Trust, Inc. (the “Company”), formerly known as CRE South LLC, as of December 31, 2023, and the related statements of operations, member’s equity, and cash flows for the period from August 28, 2023 (date of formation) through December 31, 2023, and the related notes to the financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period from August 28, 2023 (date of formation) through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the entity's management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Sunrise Realty Trust, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Sunrise Realty Trust, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ CohnReznick LLP
We have served as Sunrise Realty Trust, Inc.’s auditor since 2023.
Baltimore, Maryland
February 21, 2024

SUNRISE REALTY TRUST, INC.
BALANCE SHEET

As of December 31, 2023
Assets
Cash and cash equivalents	$31,244,622
Total assets	$31,244,622

Liabilities
Accounts payable and other liabilities	$10,000
Total liabilities	10,000
Commitments and contingencies (Note 4)

Member's equity	31,234,622

Total liabilities and member's equity	$31,244,622
See accompanying notes to the financial statements

SUNRISE REALTY TRUST, INC.
STATEMENT OF OPERATIONS

For the period from August 28, 2023 (date of formation) to December 31, 2023
Revenue
Interest income	$244,742
Net interest income	244,742
Expenses
General and administrative expenses	120
Professional fees	10,000
Total expenses	10,120

Net income	$234,622
See accompanying notes to the financial statements

SUNRISE REALTY TRUST, INC.
STATEMENT OF MEMBER’S EQUITY

For the period from August 28, 2023 (date of formation) to December 31, 2023
Member's Equity
Balance at August 28, 2023	$—
Capital contributions	31,000,000
Net income	234,622
Balance at December 31, 2023	$31,234,622
See accompanying notes to the financial statements

SUNRISE REALTY TRUST, INC.
STATEMENT OF CASH FLOWS

For the period from August 28, 2023 (date of formation) to December 31, 2023
Cash flows from operating activities:
Net income	$234,622

Adjustments to reconcile net income to net cash provided by (used in) operating activities:

Changes in operating assets and liabilities
Accounts payable and other liabilities	10,000
Net cash provided by (used in) operating activities	244,622

Cash flows from financing activities:
Proceeds from capital contributions	31,000,000
Net cash provided by (used in) financing activities	31,000,000

Net increase (decrease) in cash and cash equivalents	31,244,622
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$31,244,622
See accompanying notes to the financial statements

SUNRISE REALTY TRUST, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2023
1. ORGANIZATION
Sunrise Realty Trust, Inc. (the “Company” or “SUNS”) (f/k/a CRE South LLC) was formed on August 28, 2023 and converted from a Delaware limited liability company to a Maryland corporation in February 2024. SUNS is a wholly-owned subsidiary of AFC Gamma, Inc. (“AFCG”) and is an institutional lender to the commercial real estate sector.
SUNS primarily originates, structures, underwrites, invests in and manages senior secured loans and other types of commercial real estate loans and debt securities. Our objective is to provide attractive risk-adjusted returns over time through cash distributions and capital appreciation primarily by providing loans to real estate developers. Our investment guidelines include (i) first and second lien loans secured by mortgages to commercial real estate owners, operators and related businesses, (ii) the ownership of real property assets, and (iii) mortgage-backed securities.
2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates in the Preparation of Financial Statements
The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenue and expenses during the period. Accordingly, actual results could differ materially from those estimates under different assumptions and conditions.
Cash and Cash Equivalents
Cash and cash equivalents include funds on deposit with financial institutions, including demand deposits with financial institutions. Cash and short-term investments with an original maturity of three months or less when acquired are considered cash and cash equivalents for the purpose of the balance sheets and statements of cash flows.
Concentration of Credit Risks
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with financial institutions, and, at times, cash held exceeds the Federal Deposit Insurance Corporation insured limit. The Company seeks to manage this credit risk by monitoring the financial institutions and their ability to continue in business for the foreseeable future.
Revenue Recognition
Interest income relates to interest income earned from bank deposits. Interest income is recognized from interest bearing bank accounts and revenue is recognized as it is earned.
Income Taxes
SUNS is a wholly-owned subsidiary of AFCG, and is a disregarded entity for tax purposes, and does not file a tax return. The Company’s entire share of taxable income or loss is included in the tax return of AFCG.
Recent Accounting Pronouncements
The Company considered the applicability and impact of all Accounting Standard Updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”). Recently issued ASU’s were assessed and determined either to be not applicable or expected to have minimal impact on the Company’s financial statements.
3. MEMBER’S EQUITY
As of December 31, 2023, AFCG contributed $31.0 million to the Company and there is no outstanding capital commitments as of December 31, 2023.
4. COMMITMENTS AND CONTINGENCIES
The Company from time to time may be a party to litigation in the normal course of business. The Company investigates these claims as they arise. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. As of December 31, 2023, the Company is not aware of any legal claims that could materially impact its business, financial condition or results of operations.
5. SUBSEQUENT EVENTS
The Company has evaluated subsequent events through February 21, 2024, the date the financial statements were available to be issued. There were no material subsequent events, other than those described below, that required disclosure in these financial statements.
In January 2024, the Company and an affiliate entered into a secured mezzanine loan consisting of an aggregate of $56.4 million in loan commitments, of which $28.2 million was funded by the Company and another $28.2 million was provided by an affiliate of the Company. The Company and affiliate are each 50.0% syndicate lenders in the secured mezzanine loan. The secured mezzanine loan bears interest at an annual rate of Secured Overnight Financing Rate (“SOFR”) plus 15.31% spread, subject to a SOFR floor of 2.42%, and matures in January 2025.
In January 2024, the Company and an affiliate entered into a secured mezzanine loan consisting of an aggregate of $56.4 million in loan commitments, of which $20.7 million was funded by the Company and another $20.7 million was provided by an affiliate of the Company. The secured mezzanine loan was purchased by the Company and affiliate at a discount of 1.0% for a purchase price of approximately $20.4 million each, respectively. Approximately $15.0 million was established as an unfunded commitment, available to be drawn to pay interest on the secured mezzanine loan, of which the Company is responsible for $7.5 million. The Company and affiliate are each 50.0% syndicate lenders in the secured mezzanine loan. The secured mezzanine loan bears interest at an annual fixed rate of 13.00% and matures in May 2027.